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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 4, 2019.

Registration No. 333-229674

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	36-3161078 (IRS Employer Identification Number)

8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7483
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Nicholas J. Chulos
Executive Vice President, General Counsel and Corporate Secretary
Steven C. Babinski
Senior Vice President and Assistant General Counsel
First Midwest Bancorp, Inc.
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7260
(708) 831-7229
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John J. Martin William C. Hermann Chapman and Cutler LLP 111 West Monroe Street Chicago, Illinois 60603 (312) 845-3000	Peter J. Haleas Chairman of the Board of Directors Bridgeview Bancorp, Inc. 7940 South Harlem Avenue Bridgeview, Illinois 60455 (708) 594-7400	James M. Kane John T. Blatchford Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601 (312) 609-7500

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

             If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

             If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

             If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01	4,728,587 shares(1)	N/A	$82,197,644(2)	$9,963(3)(4)

(1)
Represents the estimated maximum number of shares of common stock of the registrant to be issued upon completion of the merger described in the proxy statement/prospectus contained herein. This number is based upon the product of (x) 17,089,218, which represents the shares of common stock, par value $0.10 per share, of Bridgeview Bancorp, Inc. outstanding or deemed to be outstanding as of February 14, 2019, multiplied by (y) 0.2767, which is the number of shares of the registrant's common stock to be issued per share of Bridgeview Bancorp, Inc. common stock under the Agreement and Plan of Merger, dated as of December 6, 2018, between Bridgeview Bancorp, Inc. and First Midwest Bancorp, Inc., which is attached to the proxy statement/prospectus as Appendix A. Under certain circumstances as described herein, First Midwest Bancorp, Inc. could issue a larger or smaller number of shares, the exact number of which is not determinable at this time. Such additional indeterminable number of shares are also hereby registered.

(2)
Pursuant to Rule 457(f)(2) and (3), and solely for the purpose of calculating the registration fee, the proposed maximum offering price was computed on the basis of $82,197,643.80, which is the result of (i) $112,787,344, which is the product of the maximum number of shares of common stock of Bridgeview Bancorp, Inc. that may be received by the registrant pursuant to the merger (17,089,218 shares) multiplied by the book value per share of common stock of Bridgeview Bancorp, Inc. as of September 30, 2018 ($6.60), less (ii) $30,589,700.20, the estimated cash to be paid by the registrant in connection with the transaction.

(3)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by First Midwest Bancorp, Inc. by 0.0001212.

(4)
Previously paid.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to First Midwest Bancorp, Inc.'s common stock to be offered in this transaction has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell, or the solicitation of an offer to buy, in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 4, 2019

April 5, 2019

Dear Stockholders of Bridgeview Bancorp, Inc.:

        On December 6, 2018, First Midwest Bancorp, Inc. ("First Midwest") and Bridgeview Bancorp, Inc. ("Bridgeview") entered into an Agreement and Plan of Merger ("merger agreement") that provides for the combination of our two companies. Bridgeview will hold a special meeting of its stockholders at which holders of shares of Bridgeview voting common stock will be asked to vote to approve the merger agreement and the transactions contemplated thereby, as described in the accompanying proxy statement/prospectus.

        Under the merger agreement, Bridgeview will merge with and into First Midwest, with First Midwest being the surviving company (the "merger"). Following the merger at such time as First Midwest may determine, Bridgeview Bank Group, an Illinois state chartered bank and a wholly owned subsidiary of Bridgeview, will merge with and into First Midwest Bank, an Illinois state chartered bank and a wholly owned subsidiary of First Midwest, with First Midwest Bank being the surviving bank (the "bank merger"). Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.

        Upon completion of the merger, each holder of shares of Bridgeview common stock will receive 0.2767 of a share (the "exchange ratio") of First Midwest common stock in exchange for each share of Bridgeview common stock held immediately prior to the completion of the merger, plus a fixed amount of cash equal to $1.79, which amount of cash is subject to certain adjustments (as so adjusted, the "cash consideration" and, collectively with the First Midwest common stock issued in the merger, the "merger consideration").

        All unvested Bridgeview restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger, and the holders thereof will be entitled to receive the same merger consideration for the shares of Bridgeview common stock subject to such awards as all other holders of Bridgeview common stock. Additionally, Bridgeview will take all actions necessary to cause the holders of options for Bridgeview common stock to execute agreements prior to the merger to cancel such options in exchange for a lump sum cash payment equal to, on a per share basis, the merger consideration less the exercise price for such options.

        The exchange ratio is not subject to adjustment but the value of the First Midwest common stock to be received by holders of Bridgeview common stock in the merger will fluctuate based on the trading price of First Midwest common stock. The cash consideration of $1.79 per share of Bridgeview common stock is subject to potential increases or decreases based on the occurrence of certain events as provided in the merger agreement. These events and the corresponding adjustments are summarized as follows:

  •
  if any of the specified leases or contracts related to Bridgeview's residential home mortgage business have not been disposed of as of February 28, 2019, the cash consideration will be reduced by a multiple of the amounts remaining under such agreements;

  •
  if there are any outstanding principal balances under any mortgage loans related to Bridgeview's residential home mortgage business remaining as of March 1, 2019 totaling more than $500,000 in the aggregate, the cash consideration will be reduced by all or a portion of the outstanding principal loan balances depending on the aggregate amount of such balances outstanding at that time;

  •
  the cash consideration will be increased or decreased depending on whether or not Bridgeview sells the real property identified in the merger agreement (the "identified real property") prior to the completion of the merger and the price at which it may be sold;

  •
  if Bridgeview sells any of the life insurance contracts identified in the merger agreement prior to the completion of the merger, the cash consideration may be increased or decreased based on whether the life insurance contract is sold for greater or less than its book value determined pursuant to the merger agreement; however, if Bridgeview fails to sell any of the life insurance contracts identified in the merger agreement, an independent insurance consultant will be engaged to solicit three bids for each of the unsold life insurance contracts and the cash consideration will be increased or decreased based on such bids as provided in the merger agreement;

  •
  if Bridgeview sells or otherwise disposes of certain assets identified in the merger agreement (the "identified assets"), the cash consideration will be increased or decreased by the difference between the proceeds of the disposition and the assumed value of each asset as determined pursuant to the merger agreement;

  •
  if Bridgeview is unable to cure or remove any conditions listed on the title of any real property transferred to First Midwest or there are any costs or expenses necessary to address any environmental conditions at any real property transferred to First Midwest, the cash consideration may be reduced; and

  •
  if Bridgeview's adjusted tangible common equity as of its December 31, 2018 fiscal year-end is different than the minimum year-end adjusted tangible common equity identified in the merger agreement, the cash consideration will be increased or decreased based on whether the year-end adjusted tangible common equity is greater or less than the identified minimum year-end adjusted tangible common equity.

        Due to the fact that certain of these adjustments may not be determinable prior to the date of the special meeting, at the time of the vote on the merger agreement at the special meeting, holders of Bridgeview common stock may not know the amount of cash consideration they will receive as part of the merger consideration. Based on information available as of the date of this proxy statement/prospectus, the range of the adjustments to the cash consideration of $1.79 per share of Bridgeview common stock is reasonably expected to result in a decrease of between $0.18 per share of Bridgeview common stock and a decrease of $0.62 per share of Bridgeview common stock.

        First Midwest common stock trades on the Nasdaq Stock Market under the symbol "FMBI." The following table shows the implied value of the merger consideration that would be received by Bridgeview stockholders in exchange for each share of Bridgeview common stock if the per share price of First Midwest common stock was $21.87, which was the closing per share price of First Midwest common stock on the Nasdaq Stock Market on December 6, 2018, the last completed trading day before the announcement of the merger, and if such price was $20.90, which was the closing per share price of First Midwest common stock on the Nasdaq Stock Market on April 2, 2019.

	Closing Price of First Midwest Common Stock on Nasdaq	Exchange Ratio	Cash Consideration Per Bridgeview Common Share*	Total Consideration Per Share of Bridgeview Common Stock*
December 6, 2018	$21.87	0.2767	$1.79	$7.84
April 2, 2019	$20.90	0.2767	$1.79	$7.57

*
The information presented does not reflect the actual value of the merger consideration that will be received by holders of Bridgeview common stock in the merger. This amount assumes no adjustments to the cash consideration of $1.79 per share. The cash consideration is subject to certain adjustments as described above and in the accompanying proxy statement/prospectus. The value of the merger consideration at the closing of the merger will be based partially on the price of First Midwest common stock on the date the merger is completed plus the cash consideration. The information presented above solely illustrates the implied value of the merger consideration based on the price of First Midwest common stock on December 6, 2018 and on April 2, 2019 and the assumed cash consideration of $1.79 per share of Bridgeview common stock (without adjustment).

        Based on the number of shares of Bridgeview common stock and the number of restricted stock awards outstanding on April 2, 2019, we expect that the payment of the merger consideration will require First Midwest to issue approximately 4,728,586 shares of First Midwest common stock in connection with the merger. In addition, based on the number of issued and outstanding shares of First Midwest common stock and Bridgeview common stock as of April 2, 2019, and based on the exchange ratio of 0.2767, holders of shares of Bridgeview common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 4.4% of the issued and outstanding shares of First Midwest common stock immediately following the effectiveness of the merger.

        Bridgeview has three classes of common stock: common stock ("Bridgeview voting common stock"), non-voting common stock ("Bridgeview non-voting common stock"), and Series A non-voting common stock ("Bridgeview Series A non-voting common stock"). Approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the outstanding shares of Bridgeview voting common stock.

        All of the directors and executive officers of Bridgeview, collectively holding an aggregate 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding Bridgeview restricted common stock, or approximately 30% of the outstanding voting shares) and certain other Bridgeview stockholders who collectively own an additional 3,330,586 shares of Bridgeview voting common stock (or approximately 32% of the outstanding voting shares) as of the Bridgeview record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby. Accordingly, the holders of approximately 62% of the outstanding voting shares entitled to vote on the merger have entered into voting agreements with First Midwest to vote in favor of the merger proposal. Each of the holders of Bridgeview Series A non-voting common stock has agreed to waive its rights to, among other things, elect to receive in the merger securities that are comparable in rights and restrictions to the Bridgeview Series A non-voting common stock, and the holders of in excess of a majority of the shares of Bridgeview Series A non-voting common stock have agreed to accept in the merger the conversion of the shares of Bridgeview Series A non-voting common stock into shares of First Midwest common stock, which majority acceptance would satisfy the approval provisions of the Bridgeview Series A non-voting common stock as set forth in Bridgeview's certificate of incorporation, as amended.

        The special meeting of holders of Bridgeview common stock will be held at the offices of Vedder Price P.C., located at 222 North LaSalle Street, Chicago, Illinois 60601 on May 8, 2019, at 12:00 p.m. Central Time.

        Bridgeview's board of directors unanimously recommends that holders of Bridgeview voting common stock vote "FOR" the approval of the merger agreement and the transactions contemplated thereby and "FOR" one or more adjournments of the Bridgeview special meeting, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposals.

        We cannot complete the merger without the approval of the merger agreement and the transactions contemplated thereby by holders of Bridgeview voting common stock. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting of Bridgeview stockholders, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.

        The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger, certain related transactions and agreements and the matters to be presented at the special meeting. We encourage you to read the entire accompanying proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to the section entitled "Risk Factors" in the accompanying proxy statement/prospectus for a discussion of the risks relating to the proposed merger.

        We hope to see you at the special meeting and look forward to the successful completion of the merger.

Sincerely,

Peter J. Haleas Chairman of the Board of Directors Bridgeview Bancorp, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The date of the accompanying proxy statement/prospectus is April     , 2019, and it is first being mailed or otherwise delivered to Bridgeview stockholders on or about April 8, 2019.

7940 South Harlem Avenue
Bridgeview, Illinois 60455

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2019

To the Stockholders of Bridgeview Bancorp, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of the holders of common stock, par value $0.10 per share ("Bridgeview common stock"), of Bridgeview Bancorp, Inc., a Delaware corporation ("Bridgeview"), will be held at the offices of Vedder Price P.C., located at 222 North LaSalle Street, Chicago, Illinois 60601 on May 8, 2019, at 12:00 p.m. Central Time (the "Bridgeview special meeting"), for the purpose of considering and voting upon the following matters:

          1.    Merger Proposal.    Approval by the holders of Bridgeview common stock, $0.10 par value per share ("Bridgeview voting common stock"), of the Agreement and Plan of Merger, dated as of December 6, 2018, a copy of which is attached as Appendix A to the accompanying proxy statement/prospectus (the "merger agreement"), by and between First Midwest Bancorp, Inc. ("First Midwest") and Bridgeview, and the transactions contemplated thereby (the "merger proposal"), including the merger of Bridgeview with and into First Midwest, with First Midwest being the surviving corporation (the "merger");

          2.    Adjournment Proposal.    Approval by the holders of Bridgeview voting common stock of one or more adjournments of the Bridgeview special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the "Bridgeview adjournment proposal"); and

          3.    Other Business.    Transaction of such other business as may properly come before the Bridgeview special meeting and any adjournments or postponements thereof.

        We have fixed the close of business on April 1, 2019, as the record date for determining those stockholders entitled to notice of and to vote at the Bridgeview special meeting and any adjournments of the Bridgeview special meeting. There are three classes of Bridgeview common stock: Bridgeview voting common stock, non-voting common stock, $0.10 par value per share ("Bridgeview non-voting common stock"), and Series A non-voting common stock, $0.10 par value per share ("Bridgeview Series A non-voting common stock"). Only holders of record of Bridgeview voting common stock at the close of business on the record date are entitled to notice of and to vote on the proposals at the Bridgeview special meeting and any adjournments of the Bridgeview special meeting.

        Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Bridgeview voting common stock. As a result, abstentions and broker non-votes will have the same effect as votes against approval of the merger proposal. Approval of the Bridgeview adjournment proposal requires the affirmative vote of a majority of the shares of Bridgeview voting common stock present in person or represented by proxy. Abstentions will have the same effect as votes against approval of the Bridgeview adjournment proposal, and broker non-votes will have no effect on the approval of the Bridgeview adjournment proposal assuming a quorum has been established.

        All of the directors and executive officers of Bridgeview, collectively holding an aggregate 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding restricted Bridgeview voting common stock, or approximately 30% of the outstanding shares of

Bridgeview voting common stock) and certain other Bridgeview stockholders who collectively own an additional 3,330,586 shares of Bridgeview voting common stock (or approximately 32% of the outstanding shares of Bridgeview voting common stock) as of the Bridgeview record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby and the other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. Accordingly, the holders of approximately 62% of the outstanding voting shares entitled to vote on the merger have entered into voting agreements with First Midwest to vote in favor of the merger proposal.

        If you wish to attend the Bridgeview special meeting and your shares are held in the name of a bank, broker, trustee or other nominee, you must bring with you an account statement showing that you owned shares of Bridgeview common stock as of the record date and a "legal proxy" form signed by the bank, broker, trustee or other nominee to confirm your beneficial ownership of the shares.

        Under Delaware law, Bridgeview stockholders who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of Bridgeview common stock as determined by the Delaware Court of Chancery if the merger of Bridgeview with and into First Midwest is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement/prospectus. Bridgeview stockholders who do not vote in favor of the merger proposal and who submit a written demand for such an appraisal prior to the vote on the adoption of the merger proposal and comply with the other Delaware law procedures will not receive the merger consideration.

        Your vote is very important. Whether or not you plan to attend the Bridgeview special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope to ensure that your shares of Bridgeview voting common stock will be represented and voted at the Bridgeview special meeting if you are unable to attend.

        The board of directors of Bridgeview has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Bridgeview and its stockholders and unanimously recommends that holders of Bridgeview voting common stock vote "FOR" the merger proposal and vote "FOR" the Bridgeview adjournment proposal.

        We encourage you to read the entire accompanying proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to the section entitled "Risk Factors" in the accompanying proxy statement/prospectus for a discussion of the risks relating to the proposed merger.

By Order of the Board of Directors,

Peter J. Haleas
Chairman of the Board of Directors

Bridgeview, Illinois
April 5, 2019

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about First Midwest from documents filed with the Securities and Exchange Commission ("SEC") that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Midwest at no cost from the SEC's website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting First Midwest in writing at the address, by telephone, or from the website as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
www.firstmidwest.com
(708) 831-7483

        You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents before the Bridgeview special meeting, you must request them no later than May 2, 2019.

        See the section entitled "Where You Can Find More Information."

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC, constitutes a prospectus of First Midwest under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of First Midwest common stock to be issued to stockholders of Bridgeview as consideration in the merger of Bridgeview with and into First Midwest, as more fully described herein. This proxy statement/prospectus also constitutes a proxy statement for Bridgeview in connection with the solicitation of proxies to be used at the special meeting of stockholders at which holders of Bridgeview voting common stock will be asked to vote to approve the merger agreement and the transactions contemplated thereby, as more fully described herein. In addition, it constitutes a notice of meeting with respect to the special meeting of Bridgeview stockholders.

        You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated April    , 2019, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Bridgeview stockholders nor the issuance by First Midwest of shares of First Midwest common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

EXPERTS		98
OTHER MATTERS		99
WHERE YOU CAN FIND MORE INFORMATION		99
INDEX TO FINANCIAL STATEMENTS		F-1
Appendix A	Agreement and Plan of Merger between Bridgeview Bancorp, Inc. and First Midwest Bancorp, Inc., dated as of December 6, 2018	A-1
Appendix B	Opinion of Sandler O'Neill & Partners, L.P.	B-1
Appendix C	Delaware General Corporation Law, Section 262	C-1

ii

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to carefully read this entire document and the documents referenced herein for a more complete understanding of the merger between First Midwest and Bridgeview. In addition, we incorporate by reference into this document important business and financial information about First Midwest. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information." Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, references in this proxy statement/prospectus to "First Midwest" refer to First Midwest Bancorp, Inc., a Delaware corporation; references to "First Midwest Bank" refer to First Midwest Bank, an Illinois state chartered bank and wholly owned subsidiary of First Midwest; references to "Bridgeview" refer to Bridgeview Bancorp, Inc., a Delaware corporation; references to "Bridgeview Bank" refer to Bridgeview Bank Group, an Illinois state chartered bank and wholly owned subsidiary of Bridgeview; and references to "we," "our" or "us" refer to First Midwest and Bridgeview.

We Propose a Merger of First Midwest and Bridgeview (Page 29)

        We propose that Bridgeview will merge with and into First Midwest, with First Midwest being the surviving company (the "merger"). As a result of the merger, the separate existence of Bridgeview will terminate. Following the merger at such time as First Midwest may determine, Bridgeview's wholly owned bank subsidiary, Bridgeview Bank, will merge with and into First Midwest's wholly owned bank subsidiary, First Midwest Bank, with First Midwest Bank being the surviving bank (the "bank merger"). Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois. We expect to complete the merger and the bank merger in the second quarter of 2019, although delays may occur.

Special Meeting of Bridgeview (Page 23)

        Bridgeview plans to hold its special meeting of stockholders at the offices of Vedder Price P.C., located at 222 North LaSalle Street, Chicago, Illinois 60601 on May 8, 2019, at 12:00 p.m. Central Time (the "Bridgeview special meeting"). Bridgeview has three classes of common stock: common stock, $0.10 par value per share ("Bridgeview voting common stock"), non-voting common stock, $0.10 par value per share ("Bridgeview non-voting common stock"), and Series A non-voting common stock, $0.10 par value per share ("Bridgeview Series A non-voting common stock" and, collectively with Bridgeview non-voting common stock, "Bridgeview non-voting stock"). At the Bridgeview special meeting, holders of Bridgeview voting common stock will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger (the "merger proposal").

        You can vote at the Bridgeview special meeting to approve the merger proposal if you owned Bridgeview voting common stock at the close of business on April 1, 2019 (the "Bridgeview record date"). As of that date, there were 10,525,882 shares of Bridgeview voting common stock outstanding and entitled to vote. A holder of Bridgeview voting common stock can cast one vote for each share of Bridgeview voting common stock owned on that date.

Bridgeview's Board of Directors Unanimously Recommends That Holders of Bridgeview Voting Common Stock Vote "FOR" the Merger Proposal (Page 24)

        Bridgeview's board of directors (i) believes that the Agreement and Plan of Merger, dated as of December 6, 2018, between Bridgeview and First Midwest (the "merger agreement"), and the transactions contemplated thereby are advisable, fair to and in the best interests of Bridgeview and its stockholders, (ii) has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and (iii) unanimously recommends that holders of Bridgeview voting common stock vote "FOR" the merger proposal.

        All of the directors and executive officers of Bridgeview, collectively holding an aggregate 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding Bridgeview restricted common stock, or approximately 30% of the outstanding voting shares) and certain Bridgeview stockholders who collectively own an additional 3,330,586 shares of Bridgeview voting common stock (or approximately 32% of the outstanding voting shares) as of the Bridgeview record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby. Accordingly, the holders of approximately 62% of the outstanding voting shares entitled to vote on the merger have entered into voting agreements with First Midwest to vote in favor of the merger proposal. Each of the holders of Bridgeview Series A non-voting common stock has agreed to waive its rights to, among other things, elect to receive in the merger securities that are comparable in rights and restrictions to the Bridgeview Series A non-voting common stock, and the holders of in excess of a majority of the shares of Bridgeview Series A non-voting common stock have agreed to accept in the merger the conversion of the shares of Bridgeview Series A non-voting common stock into shares of First Midwest common stock, which majority acceptance would satisfy the approval provisions of the Bridgeview Series A non-voting common stock as set forth in Bridgeview's certificate of incorporation, as amended.

Bridgeview Stockholders Will Receive Shares of First Midwest Common Stock in the Merger (Page 61)

        Upon completion of the merger, each holder of shares of Bridgeview voting common stock and Bridgeview non-voting stock (collectively, "Bridgeview common stock"), will receive 0.2767 of a share (the "exchange ratio") of First Midwest common stock, par value $0.01 per share ("First Midwest common stock"), in exchange for each share of Bridgeview common stock held immediately prior to the completion of the merger, plus a fixed amount of cash equal to $1.79, which amount is subject to certain adjustments (the "cash consideration" and, collectively with the First Midwest common stock received, the "merger consideration").

        The exchange ratio is not subject to adjustment but the value of the First Midwest common stock to be received by holders of Bridgeview common stock in the merger will fluctuate based on the trading price of First Midwest common stock. The cash consideration of $1.79 per share of Bridgeview common stock is subject to potential increases or decreases based on the occurrence of certain events as provided in the merger agreement. These events and the corresponding adjustments are summarized as follows:

  •
  if any of the specified leases or contracts related to Bridgeview's residential home mortgage business have not been disposed of as of February 28, 2019, the cash consideration will be reduced by a multiple of the amounts remaining under such agreements;

  •
  if there are any outstanding principal balances under any mortgage loans remaining related to Bridgeview's residential home mortgage business as of March 1, 2019 totaling more than $500,000 in the aggregate, the cash consideration will be reduced by all or a portion of the outstanding principal loan balances depending on the aggregate amount of such balances outstanding at that time;

  •
  the cash consideration will be increased or decreased depending on whether or not Bridgeview sells the real property identified in the merger agreement (the "identified real property") prior to the completion of the merger and the price at which it may be sold;

  •
  if Bridgeview sells any of the life insurance contracts identified in the merger agreement prior to the completion of the merger, the cash consideration may be increased or decreased based on whether the life insurance contract is sold for greater or less than its book value determined pursuant to the merger agreement; however, if Bridgeview fails to sell any of the life insurance contracts identified in the merger agreement, an independent insurance consultant will be engaged to solicit three bids for each of the unsold life insurance contracts and the cash consideration will be increased or decreased based on such bids as provided in the merger agreement;

  •
  if Bridgeview sells or otherwise disposes of certain assets identified in the merger agreement (the "identified assets"), the cash consideration will be increased or decreased by the difference between the proceeds of the disposition and the assumed value of each asset as determined pursuant to the merger agreement;

  •
  if Bridgeview is unable to cure or remove any conditions listed on the title of any real property transferred to First Midwest or there are any costs or expenses necessary to address any environmental conditions at any real property transferred to First Midwest, the cash consideration may be reduced; and

  •
  if Bridgeview's adjusted tangible common equity as of its December 31, 2018 fiscal year-end is different than the minimum year-end adjusted tangible common equity identified in the merger agreement, the cash consideration will be increased or decreased based on whether the year-end adjusted tangible common equity is greater or less than the identified minimum year-end adjusted tangible common equity.

        Due to the fact that certain of these adjustments may not be determinable at the time of the vote on the merger agreement on the date of the special meeting, stockholders of Bridgeview common stock may not know the amount of cash consideration they will receive as part of the merger consideration. Based on information available as of the date of this proxy statement/prospectus, the range of the adjustments to the cash consideration of $1.79 per share of Bridgeview common stock is reasonably expected to result in a decrease of between $0.18 per share of Bridgeview common stock and a decrease of $0.62 per share of Bridgeview common stock.

        Instead of fractional shares of First Midwest common stock, Bridgeview stockholders will receive cash for any fractional shares based on the per share volume weighted average price of the First Midwest common stock on the Nasdaq Stock Market from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the closing date of the merger.

        The following table shows the implied value of the merger consideration that would be received by Bridgeview stockholders in exchange for each share of Bridgeview common stock if the per share price of a share of First Midwest common stock was $21.87, which was the closing per share price of First Midwest common stock on the Nasdaq Stock Market on December 6, 2018, the last completed trading day before the announcement of the merger, and if such price was $20.90, which was the closing per share price of First Midwest common stock on the Nasdaq Stock Market on April 2, 2019.

	Closing Price of First Midwest Common Stock on Nasdaq	Exchange Ratio	Cash Consideration Per Bridgeview Common Share*	Total Consideration Per Share of Bridgeview Common Stock*
December 6, 2018	$21.87	0.2767	$1.79	$7.84
April 2, 2019	$20.90	0.2767	$1.79	$7.57

*
The information presented does not reflect the actual value of the merger consideration that will be received by holders of Bridgeview common stock in the merger. This amount assumes no adjustments to the cash consideration of $1.79 per share. The cash consideration is subject to certain adjustments as described in this proxy statement/prospectus. The value of the merger consideration at the closing of the merger will be based partially on the price of First Midwest common stock on the date the merger is completed plus the cash consideration. The information presented above solely illustrates the implied value of the merger consideration based on the price of First

  Midwest common stock on December 6, 2018 and on April 2, 2019 and the assumed cash consideration of $1.79 per share of Bridgeview common stock (without adjustment).

        All unvested Bridgeview restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger, and the holders thereof will be entitled to receive the same merger consideration for the shares of Bridgeview common stock subject to such awards as all other holders of Bridgeview common stock. Additionally, Bridgeview will take all actions necessary to cause the holders of options for Bridgeview common stock to execute agreements prior to the merger to cancel such options in exchange for a lump sum cash payment equal to, on a per share basis, the merger consideration less the exercise price for such options.

Federal Income Tax Consequences of the Merger (Page 52)

        Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, in the opinion of Chapman and Cutler LLP ("Chapman and Cutler") and Vedder Price P.C. ("Vedder Price"), for United States federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        Provided that the merger qualifies as a reorganization for United States federal income tax purposes, you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Bridgeview common stock for shares of First Midwest common stock and cash. If the sum of the fair market value of the First Midwest common stock and the amount of cash you receive in exchange for your shares of Bridgeview common stock (excluding any cash received in lieu of a fractional share of First Midwest common stock) exceeds the adjusted basis of your shares of Bridgeview common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange (excluding any cash received in lieu of a fractional share of First Midwest common stock). Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Bridgeview common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income. In addition, you generally will recognize gain or loss with respect to cash received in lieu of a fractional share of First Midwest common stock.

        For a complete description of the material United States federal income tax consequences of the transaction, see "The Merger—Material Federal Income Tax Consequences of the Merger." You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Prohibition on Bridgeview Dividends; First Midwest's Dividend Policy Will Continue After the Merger (Pages 66 and 85)

        Bridgeview is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger.

        First Midwest expects to continue its common stock dividend practice after the merger, but this practice is subject to the determination and discretion of First Midwest's board of directors and may change at any time. This determination depends on a variety of factors, including cash requirements, financial condition and earnings, legal and regulatory considerations and other factors. In the first three quarters of 2018, First Midwest declared a quarterly cash dividend of $0.11 per share of First Midwest common stock and in the fourth quarter of 2018 and the first quarter of 2019, First Midwest declared a quarterly cash dividend of $0.12 per share of First Midwest common stock.

        Bridgeview has not declared or paid a dividend in 2018 or 2019.

The Merger Will Be Accounted for as a Purchase (Page 57)

        The merger will be treated as a purchase by First Midwest of Bridgeview under generally accepted accounting principles ("GAAP").

First Midwest's Reasons for the Merger (Page 35)

        For a discussion of the factors considered by First Midwest's board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—First Midwest's Reasons for the Merger."

Bridgeview's Reasons for the Merger (Page 36)

        For a discussion of the factors considered by Bridgeview's board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—Bridgeview's Reasons for the Merger and Recommendation of the Board of Directors of Bridgeview."

Opinion of Bridgeview's Financial Advisor (Page 39)

        On November 29, 2018 and December 6, 2018, Sandler O'Neill & Partners, L.P. ("Sandler") rendered its oral and written opinion, respectively, to the board of directors of Bridgeview that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Bridgeview common stock.

        The full text of the written opinion of Sandler, dated December 6, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Sandler set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Bridgeview stockholders are urged to read the opinion in its entirety. Sandler's written opinion was addressed to the board of directors of Bridgeview (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger and was directed only to the merger consideration in the proposed merger and did not address any other aspect of the merger. Sandler expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Bridgeview or as to the underlying decision by Bridgeview to engage in the merger. The issuance of Sandler's opinion was approved by a fairness opinion committee of Sandler. The opinion does not constitute a recommendation to any Bridgeview stockholders as to how such stockholder should vote with respect to the proposed merger or any other matter.

Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 57)

        Certain directors and executive officers of Bridgeview and/or Bridgeview Bank have interests in the merger other than their interests as stockholders, including:

  •
  To the extent a director or executive officer holds unvested restricted stock awards, upon completion of the merger, such awards will become fully earned and vested per the terms of the Bridgeview Bancorp, Inc. Amended and Restated 2015 Equity Incentive Plan (the "Bridgeview Stock Plan") and the award agreements issued thereunder, and the shares of Bridgeview common stock subject to such awards will be converted into First Midwest common stock and cash, and to the extent a director or officer holds vested or unvested stock options, the options will be cancelled and terminated in exchange for a cash payment as discussed in the "The

    Merger Agreement—Merger Consideration," subject to any required withholding tax. As of the date of the merger agreement, directors and executive officers of Bridgeview and Bridgeview Bank, as a group, held 8,334 unvested restricted stock awards and 2,055,948 vested and 653,550 unvested stock options.

  •
  Bridgeview is party to employment agreements with Peter J. Haleas, Thomas P. Haleas and Bryan Griffin. The employment agreements provide for severance payments and benefits in the event that Bridgeview terminates their employment without just cause or in the event that they terminate with good reason. Good reason includes a reduction in base salary; a material reduction in target bonus opportunity other than an across-the-board reduction ordered by an applicable regulator of Bridgeview; the assignment of duties inconsistent with the senior executive's position, duties, responsibilities or authority; or a requirement for the senior executive to relocate to an office more than 15 miles from the senior executive's current office location. Bridgeview is party to change in control agreements with Peter J. Haleas, Gerald E. Pfeiffer, Bryan Griffin and Nicolas S. Mando (whom we will also refer to both individually and collectively as "change in control senior executive"), which entitles each change in control senior executive to a payment. Both the employment agreements and change in control agreements include restrictive covenants for one year following termination of employment, and to abide by confidentiality provisions indefinitely.

  •
  Thomas P. Haleas's employment will be terminated effective as of the merger, and pursuant to his employment agreement (as amended) with Bridgeview, upon such termination he will become entitled to a severance payment, certain benefits and title to the car utilized by him while employed by Bridgeview. In the event that Gerry Pfeiffer is terminated, he is not entitled to any severance payment other than the change in control payment mentioned above.

  •
  First Midwest has entered into offer letters for employment with Peter J. Haleas and Bryan Griffin contingent upon the merger. In recognition of Peter J. Haleas' agreement to enter into a new confidentiality and restrictive covenant agreement with First Midwest, as a retention incentive, and in lieu of a cash payment, the offer letter provides for receipt of title to the car he utilized while employed by Bridgeview. The offer letters also provide that upon termination of the senior executive's employment with First Midwest, the senior executives will receive the severance payments and benefits described in the executives' employment agreements with Bridgeview. Bryan Griffin's offer letter confirms his continued employment with First Midwest and includes certain compensation and benefits (which are commensurate with other senior level executives) as well as a new confidentiality and restrictive covenant agreement. First Midwest may determine to enter into new offer letters or other new employment arrangements with executive officers of Bridgeview that would be effective upon completion of the merger.

  •
  Bridgeview retained Sandler to serve as its financial advisor in connection with the merger. Pursuant to the engagement letter entered into between Bridgeview and Sandler, as compensation for Sandler's financial advisory services provided to Bridgeview, Bridgeview agreed to pay Sandler a success fee equal to one percent (1.00%) of the purchase consideration if the per share price, as defined in the engagement letter, is less than $10.10, one and fifteen-one hundredths percent (1.15%) of the purchase consideration if the per share price is greater than $10.10 but less than $10.60, one and three-tenths percent (1.30%) of the purchase consideration if the per share price is greater than $10.60 but less than $11.10 and one and forty five-one hundredths percent (1.45%) of the purchase consideration if the per share price is greater than $11.10.

  •
  Pursuant to the terms of the merger agreement, directors and officers of Bridgeview will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger.

        Bridgeview's board of directors was aware of these additional interests and considered them when they adopted the merger agreement and approved the merger. These additional interests of directors and officers are discussed further below in "The Merger—Interests of Certain Persons in the Merger."

Holders of Bridgeview Common Stock Have Dissenters' Rights of Appraisal (Page 78)

        If you are a holder of Bridgeview common stock, you may elect to dissent from the merger and exercise appraisal rights by following the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"). For more information regarding your right to dissent from the merger and exercise appraisal rights, please see "The Merger Agreement—Dissenters' Rights of Appraisal of Holders of Bridgeview Common Stock" on page 78. We have also attached a copy of the relevant provisions of Section 262 of the DGCL as Appendix C to this proxy statement/prospectus.

We Have Agreed When and How Bridgeview Can Consider Third-Party Acquisition Proposals (Page 69)

        We have agreed that Bridgeview will not, and will cause its subsidiaries and its subsidiaries' representatives, agents, advisors and affiliates not to, solicit or encourage proposals from other parties regarding acquiring Bridgeview or its businesses. In addition, we have agreed that Bridgeview will not engage in negotiations with or provide confidential information to a third party regarding acquiring Bridgeview or its businesses. However, if Bridgeview receives an unsolicited acquisition proposal from a third party, Bridgeview can participate in negotiations with and provide confidential information to the third party if, among other steps, Bridgeview's board of directors concludes in good faith that the proposal is superior to First Midwest's merger proposal. Bridgeview's receipt of a superior proposal or participation in such negotiations does not give Bridgeview the right to terminate the merger agreement.

Approval of the Merger Agreement and the Transactions Contemplated Thereby Requires the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of Bridgeview Voting Common Stock (Page 25)

        In order to approve the merger agreement and the transactions contemplated thereby, including the merger, the holders of a majority of the outstanding shares of Bridgeview voting common stock as of the Bridgeview record date of April 1, 2019 must vote in favor of that matter. As of the Bridgeview record date, Bridgeview's directors and executive officers collectively held an aggregate 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding Bridgeview restricted common stock)(or approximately 30% of the outstanding voting shares) entitled to vote at the special meeting. All of the directors and executive officers of Bridgeview and certain other Bridgeview stockholders who collectively own an additional 3,330,586 shares of Bridgeview voting common stock (or approximately 32% of the outstanding voting shares) as of the Bridgeview record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby. Accordingly, the holders of approximately 62% of the outstanding shares entitled to vote on the merger have entered into voting agreements with First Midwest to vote in favor of the merger proposal.

        Under the terms of the Bridgeview Stock Plan and award agreements thereunder, recipients of restricted stock awards are entitled to vote on behalf of the underlying shares of Bridgeview common stock, even while subject to vesting requirements, from the date of grant until such awards are forfeited, whereas holders of stock options do not have voting rights with respect to the shares of Bridgeview common stock underlying the unexercised stock options.

        For a list of the number of shares of Bridgeview common stock held by (i) each director and executive officer of Bridgeview, (ii) all directors and executive officers of Bridgeview as a group, and (iii) significant stockholders of Bridgeview, see "Security Ownership of Certain Bridgeview Beneficial Owners and Management."

Certain Bridgeview Stockholders Have Agreed to Vote Their Shares "FOR" the Merger (Page 83 and Annex 1-B to Appendix A)

        As an inducement to and condition of First Midwest's willingness to enter into the merger agreement, all of the directors and executive officers of Bridgeview and Bridgeview Bank, collectively holding an aggregate 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding Bridgeview restricted common stock)(or approximately 30% of the outstanding voting shares) and certain other individuals or entities who collectively own an additional 3,330,586 shares of Bridgeview voting common stock (or approximately 32% of the outstanding voting shares) as of the Bridgeview record date, entered into voting agreements, pursuant to which, among other things, they agreed to vote all of their shares of Bridgeview voting common stock in favor of approval of the merger agreement and the transactions contemplated thereby and the other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. Accordingly, the holders of approximately 62% of the outstanding shares entitled to vote on the merger have entered into voting agreements with First Midwest to vote in favor of the merger proposal.

We Must Meet Several Conditions to Complete the Merger (Page 73)

        Our obligations to complete the merger depend on a number of conditions being met. These include:

  •
  the approval of the merger agreement and the transactions contemplated thereby by holders of a majority of the shares of Bridgeview voting common stock;

  •
  the approval of the conversion of the Bridgeview Series A non-voting common stock into First Midwest common stock in the merger (the "conversion proposal") by holders of Bridgeview Series A non-voting common stock, which the holders of in excess of a majority of Bridgeview Series A non-voting common stock have agreed to approve;

  •
  the receipt of the required approvals of federal and state regulatory authorities;

  •
  the listing on the Nasdaq Stock Market of the shares of First Midwest common stock to be issued in the merger;

  •
  the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, for the registration of the shares of First Midwest common stock to be issued in the merger;

  •
  the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

  •
  the adjusted tangible common equity of Bridgeview as of its December 31, 2018 fiscal year-end will have been determined;

  •
  as to each of us, the representations and warranties of the other party to the merger agreement being true and correct in all material respects (except for representations and warranties qualified by the words "material" or "Material Adverse Effect," and certain representations and warranties regarding Bridgeview's capitalization, which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and the other party to the merger agreement having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement;

  •
  as to each of us, the receipt of a legal opinion that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. This opinion will be based on customary assumptions and on factual representations made by First Midwest and Bridgeview and will be subject to various limitations;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the receipt of a legal opinion from Bridgeview's outside counsel, Vedder Price, as to certain corporate matters, including Bridgeview's due incorporation and legal standing, the legal status of Bridgeview's capital stock and the due authorization and execution of the merger agreement;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the number of dissenting shares of Bridgeview common stock must not exceed 7.5% of the outstanding shares of Bridgeview common stock;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the receipt by Bridgeview of required third-party approvals;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), Bridgeview's closing adjusted tangible common equity, as defined in the merger agreement, must be greater than or equal to the minimum adjusted tangible common equity, as defined in the merger agreement;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the ten-day average of Bridgeview's consolidated deposits, excluding a deposit account identified in the merger agreement (the "identified deposit account"), as determined pursuant to the merger agreement, must be greater than or equal to $950,000,000 for the ten-day period ending on the day immediately prior to the closing date;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), Bridgeview's closing consolidated total loans (excluding loans held for sale) must be greater than or equal to $750,000,000;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the environmental and title review process of Bridgeview's real property set forth in the merger agreement will be completed in accordance with the provisions of the merger agreement;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the receipt by First Midwest of the resignations, effective as of the effective time of the merger, of each director and officer of Bridgeview determined pursuant to the merger agreement and each director and executive officer of Bridgeview Bank determined pursuant to the merger agreement;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the receipt by First Midwest of a certificate by Bridgeview stating that it and Bridgeview Bank are not and have not been United States real property holding corporations;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), a material adverse effect, as defined in the merger agreement, has not occurred to Bridgeview;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the receipt by First Midwest of a certificate from certain officers of Bridgeview certifying the number of shares of Bridgeview stock outstanding as of the closing date;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), no action, suit, claim or proceeding will be pending against or affecting Bridgeview or First Midwest that is seeking to prohibit or make illegal the consummation of the merger;

  •
  with regard to First Midwest's obligation (but not Bridgeview's), the identified deposit account will have been closed and the extensions of credit identified in the merger agreement will have been sold by Bridgeview prior to the closing date; and

  •
  with regard to First Midwest's obligation (but not Bridgeview's), Plante & Moran, PLLC will have audited Bridgeview's financial statements for the year ended December 31, 2018 and will have delivered to Bridgeview an unqualified opinion on such financial statements and First Midwest will have received a certificate from the officers of Bridgeview dated as of the closing that the foregoing has occurred.

        Where the law permits, either of First Midwest or Bridgeview could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows both parties to waive the tax opinion condition, neither party currently anticipates doing so.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 77)

        The merger and the related transactions require approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and our application for approval has been approved by the Federal Reserve. The bank merger must also be approved by the Illinois Department of Financial and Professional Regulation (the "IDFPR"), and our application for approval has been approved by the IDFPR.

We May Terminate the Merger Agreement (Page 75)

        We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Bridgeview has received approval of the merger agreement and the transactions contemplated thereby by its stockholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

  •
  if there is a continuing breach of the merger agreement by a party, and the breaching party has not cured the breach within 15 days after delivery of written notice to such breaching party, as long as that breach would entitle the non-breaching party not to complete the merger;

  •
  if there is a final denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such governmental authority would not accept the refiling of such application;

  •
  if the merger is not completed on or before the 12-month anniversary of the date of the signing of the merger agreement; or

  •
  if a material adverse effect, as defined in the merger agreement, occurs with respect to the other party.

        In addition, First Midwest may terminate the merger agreement:

  •
  if holders of the requisite Bridgeview voting common stock fail to approve the merger proposal or if holders of Bridgeview Series A non-voting common stock fail to approve the conversion proposal;

  •
  if Bridgeview's board of directors fails to recommend approval of the merger agreement, the conversion proposal and the transactions contemplated thereby, including the merger, to its stockholders, or withdraws or materially and adversely modifies its recommendation;

  •
  if Bridgeview's board of directors recommends an acquisition proposal other than the merger, or if Bridgeview's board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days;

  •
  if Bridgeview has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement;

  •
  if the number of dissenting shares of Bridgeview common stock exceeds 7.5% of the outstanding shares of Bridgeview common stock; or

  •
  if the adjustment amount for any real property as determined pursuant to the merger agreement is greater than $4,000,000.

        Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will each pay one-half of the costs and expenses that we incur in copying, printing and distributing this proxy statement/prospectus and all listing, filing or registration fees, including fees paid for filing the registration statement of which this proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities, except fees paid to counsel, financial advisors and accountants.

        The merger agreement also provides that Bridgeview must pay First Midwest a fee and reimburse expenses in certain situations. In particular, Bridgeview will pay First Midwest a fee of $6,400,000 plus reasonable and documented out-of-pocket expenses incurred by First Midwest in connection with the transactions contemplated by the merger agreement if the merger agreement is terminated and, at or prior to the termination of the merger agreement or the 12-month anniversary of the termination of the merger agreement in certain circumstances set forth in the merger agreement, any of the following occurs:

  •
  Bridgeview's board of directors submits the merger agreement and the transactions contemplated thereby, including the merger, to Bridgeview stockholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

  •
  Bridgeview enters into an agreement to engage in a competing acquisition proposal with any person other than First Midwest or any of First Midwest's subsidiaries;

  •
  Bridgeview authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than First Midwest or its subsidiaries or recommends that Bridgeview stockholders approve or accept such a competing acquisition proposal;

  •
  any person, other than First Midwest or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class or series of Bridgeview common stock;

  •
  Bridgeview fails to convene a stockholder meeting to approve the merger agreement and the transactions contemplated thereby, including the merger, within 45 days of the effectiveness of the registration statement of which this proxy statement/prospectus is a part; or

  •
  Bridgeview breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described below under "The Merger Agreement—Acquisition Proposals by Third Parties."

We May Amend or Waive Merger Agreement Provisions (Page 76)

        At any time before completion of the merger, either First Midwest or Bridgeview may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once holders of Bridgeview voting common stock have approved the merger proposal, no waiver of any condition may be made that would require further approval by Bridgeview stockholders unless that approval is obtained.

        First Midwest may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, by notice to Bridgeview at least five business days prior to the approval of the merger agreement and the transactions contemplated thereby, including the merger, by all requisite votes of the holders of Bridgeview voting common stock, so long as any change does not: (i) change the kind or amount of consideration to be received by Bridgeview stockholders; (ii) adversely affect the tax consequences of the merger to Bridgeview stockholders; (iii) adversely affect the timing of or capability of completion of the merger; or (iv) cause or could not be reasonably expected to cause any of the conditions to complete the merger to be incapable of being satisfied.

        The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any such amendment by the parties must be approved by the board of directors of First Midwest and the board of directors of Bridgeview at any time before or after the approval of the merger agreement and the transactions contemplated thereby by the stockholders of Bridgeview, except that no amendment may be made after the receipt of such approval which requires further approval of the stockholders of Bridgeview unless such further approval is obtained. Notwithstanding the foregoing, First Midwest and Bridgeview may, without approval of their respective boards of directors, make technical changes to the merger agreement, not inconsistent with the purposes of the merger agreement, as may be required to effect or facilitate any required government approvals or acceptance of the merger or of the merger agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the merger agreement.

The Rights of Bridgeview Stockholders Following the Merger Will Be Different (Page 90)

        The rights of First Midwest stockholders are governed by Delaware law and by First Midwest's restated certificate of incorporation and amended and restated by-laws. The rights of Bridgeview stockholders are also governed by Delaware law, and by Bridgeview's certificate of incorporation, as amended, and by-laws. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and First Midwest's restated certificate of incorporation and amended and restated by-laws.

Information About the Companies (Page 87)

  First Midwest Bancorp, Inc.
  8750 West Bryn Mawr Avenue, Suite 1300
  Chicago, Illinois 60631
  (708) 831-7483

        First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with over $15 billion in assets and approximately $11 billion in assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest common stock is traded on the Nasdaq Stock Market under the symbol "FMBI."

  Bridgeview Bancorp, Inc.
  7940 South Harlem Avenue
  Bridgeview, Illinois 60455
  (708) 594-7400

        Bridgeview is a registered bank holding company headquartered in Bridgeview, Illinois with approximately $1.3 billion in total assets, $1.0 billion in deposits and $900 million in total loans as of December 31, 2018. Bridgeview's primary business is operating its wholly-owned subsidiary Bridgeview Bank, an Illinois state chartered bank founded in 1971. Bridgeview Bank provides a full range of commercial and retail banking products and services. Bridgeview Bank operates 13 full-service banking facilities in and around Chicagoland, including locations in Bridgeview, Woodridge, Oswego, several Northern suburbs and in the Edgewater, Garfield Ridge, Lincoln Park, Lincoln Square and Uptown communities in Chicago, Illinois.

        See "Information About the Companies" on page 87 of this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST MIDWEST

        You should read the selected consolidated financial data set forth below in conjunction with First Midwest's Management's Discussion and Analysis of Financial Condition and Results of Operations and the First Midwest consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus. The financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 is derived from First Midwest's audited financial statements. See "Where You Can Find More Information." First Midwest's historical results may not be indicative of First Midwest's future performance.

	As of or for the years ended December 31,
	2018	2017	2016	2015	2014
	(dollars in thousands, except per share information)
Operating Results
Net income	$157,870	$98,387	$92,349	$82,064	$69,306
Net income applicable to common shares	156,558	97,471	91,306	81,182	68,470
Per Common Share Data
Basic earnings per common share	$1.52	$0.96	$1.14	$1.05	$0.92
Diluted earnings per common share	1.52	0.96	1.14	1.05	0.92
Common dividends declared	0.45	0.39	0.36	0.36	0.31
Book value at period end	19.32	18.16	15.46	14.70	14.17
Market price at period end	19.81	24.01	25.23	18.43	17.11
Performance Ratios
Return on average common equity	8.14%	5.32%	7.38%	7.17%	6.56%
Return on average tangible common equity	13.87%	9.44%	10.77%	10.44%	9.32%
Return on average assets	1.07%	0.70%	0.84%	0.85%	0.80%
Tax-equivalent net interest margin(1)	3.90%	3.87%	3.60%	3.68%	3.69%
Non-performing loans to total loans	0.57%	0.68%	0.78%	0.45%	1.07%
Non-performing assets to total loans plus other real estate owned ("OREO")	0.70%	0.89%	1.12%	0.88%	1.64%
Balance Sheet Highlights
Total assets	$15,505,649	$14,077,052	$11,422,555	$9,732,676	$9,445,139
Total loans	11,446,783	10,437,812	8,254,145	7,161,715	6,736,853
Deposits	12,084,112	11,053,325	8,828,603	8,097,738	7,887,758
Senior and subordinated debt	203,808	195,170	194,603	201,208	200,869
Stockholders' equity	2,054,998	1,864,874	1,257,080	1,146,268	1,100,775
Financial Ratios
Allowance for credit losses to total loans(2)	0.90%	0.93%	1.06%	1.05%	1.11%
Net loan charge-offs to average loans, annualized	0.38%	0.21%	0.24%	0.29%	0.52%
First Midwest Regulatory Ratios(3)
Total capital to risk-weighted assets	12.62%	12.15%	12.23%	11.15%	11.23%
Tier 1 capital to risk-weighted assets	10.20%	10.10%	9.90%	10.28%	10.19%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.20%	9.68%	9.39%	9.73%	N/M
Tier 1 capital to average assets	8.90%	8.99%	8.99%	9.40%	9.03%

N/M—Not meaningful.

(1)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate at that time of 35%.

(2)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established as necessary to reflect credit deterioration.

(3)
Basel III Capital Rules became effective for First Midwest on January 1, 2015. These rules revise the risk-based capital requirements and introduce a new capital measure, CET1 to risk-weighted assets. As a result, ratios subsequent to December 31, 2014 are computed using the new rules and prior periods presented are reported using the regulatory guidance applicable at that time.

SELECTED CONSOLIDATED FINANCIAL DATA OF BRIDGEVIEW

        You should read the selected consolidated financial data set forth below in conjunction with Bridgeview's Consolidated Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 is derived from Bridgeview's audited financial statements. Bridgeview's historical results may not be indicative of Bridgeview's future performance.

	As of or for the years ended December 31,
	2018	2017	2016	2015	2014
	(dollars in thousands, except per share information)
Operating Results
Net income (loss)	$(643)	$1,003	$7,473	$858	$39,205
Net income (loss) applicable to common shares	(643)	53	7,473	858	39,205
Per Common Share Data
Basic earnings per common share	(0.04)	$0.00	$0.44	$0.05	$6.99
Diluted earnings per common share	(0.03)	0.00	0.37	0.04	6.99
Common dividends declared	—	—	—	—	—
Book value at period end	6.17	6.26	6.01	5.56	5.26
Performance Ratios
Return on average common equity	(0.61)%	0.96%	7.63%	1.05%	82.00%
Return on average assets	(0.05)%	0.09%	0.67%	0.08%	3.80%
Tax-equivalent net interest margin(1)	3.91%	3.93%	4.00%	3.77%	3.77%
Non-performing loans to total loans	0.39%	0.71%	0.94%	0.50%	4.37%
Non-performing assets to total loans plus OREO	1.27%	1.91%	2.32%	3.44%	6.76%
Balance Sheet Highlights
Total assets	$1,258,769	$1,178,887	$1,099,320	$1,081,301	$1,101,640
Total loans	903,621	880,765	845,946	790,409	783,033
Deposits	1,042,366	987,818	928,364	892,343	963,791
Senior and subordinated debt	97,694	68,589	52,804	82,594	50,915
Stockholders' equity	105,492	106,044	102,168	93,603	69,409
Financial Ratios
Allowance for credit losses to total loans	0.96%	1.07%	1.06%	1.35%	1.68%
Net loan charge-offs to average loans, annualized	0.23%	0.35%	1.48%	0.87%	0.45%
Bridgeview Bank Regulatory Ratios(2)
Total capital to risk-weighted assets	14.26%	14.16%	13.64%	13.11%	9.98%
Tier 1 capital to risk-weighted assets	13.40%	13.23%	12.74%	12.00%	8.72%
CET1 to risk-weighted assets	13.40%	13.23%	12.74%	12.00%	N/M
Tier 1 capital to average assets	9.75%	10.05%	9.46%	9.60%	6.66%

N/M—Not meaningful.

(1)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate at that time of 34%.

(2)
Basel III Capital Rules became effective for Bridgeview Bank on January 1, 2015. These rules revise the risk-based capital requirements and introduce a new capital measure, CET1 to risk-weighted assets. As a result, ratios subsequent to December 31, 2014 are computed using the new rules, and prior periods presented are reported using the regulatory guidance applicable at that time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, as well as First Midwest's other filings with the SEC and Bridgeview's other communications with its stockholders, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any results, levels of activity, performance, or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.

        In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this proxy statement/prospectus, and First Midwest and Bridgeview undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.

        In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.

        Among the factors that could impact our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:

  •
  the risk that the business of First Midwest and Bridgeview will not be integrated successfully, or such integration may be more difficult, time consuming or costly than expected;

  •
  expected revenue synergies, cost savings and other financial or other benefits of the proposed transaction between First Midwest and Bridgeview might not be realized within the expected time frames or might be less than projected;

  •
  revenues following the merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the ability to obtain governmental approvals of the merger, or the ability to obtain such regulatory approvals in a timely manner;

  •
  the potential impact of announcement or completion of the merger on relationships with third parties, including customers, employees, and competitors;

  •
  business disruption following the merger, including diversion of management's attention from ongoing business operations and opportunities;

  •
  the failure of holders of Bridgeview voting common stock to approve the merger proposal;

  •
  changes in the level of non-performing assets and charge-offs;

  •
  First Midwest's potential exposure to unknown contingent liabilities of Bridgeview;

  •
  any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  changes in First Midwest's stock price before closing, including as a result of the financial performance of Bridgeview prior to closing;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  credit and interest rate risks associated with First Midwest's and Bridgeview's respective businesses, customer borrowing, repayment, investment and deposit practices;

  •
  general economic conditions, either internationally, nationally or in the market areas in which First Midwest and Bridgeview operate or anticipate doing business, may be less favorable than expected;

  •
  changes in the economic environment, competition or other factors that may influence the anticipated growth of loans and deposits, the quality of the loan portfolio and loan and deposit pricing;

  •
  changes in the competitive environment among financial holding companies and banks;

  •
  new regulatory or legal requirements or obligations with which First Midwest and Bridgeview must comply; and

  •
  other economic, competitive, governmental, regulatory and technological factors affecting First Midwest's and Bridgeview's operations, products, services and prices.

        The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to First Midwest and Bridgeview, see "Risk Factors" in this proxy statement/prospectus and First Midwest's other filings with the SEC incorporated by reference into this proxy statement/prospectus.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with First Midwest's business contained under the heading "Risk Factors" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2018. See "Where You Can Find More Information."

Because the market price of First Midwest common stock will fluctuate, Bridgeview stockholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, each holder of shares of Bridgeview common stock, will receive a number of shares of First Midwest common stock in exchange for each share of Bridgeview common stock held immediately prior to the completion of the merger calculated based on the exchange ratio, plus the cash consideration. Any change to the market price of First Midwest common stock prior to completion of the merger will affect the value of any shares of First Midwest common stock Bridgeview stockholders receive as consideration in the merger. The market price of First Midwest common stock may fluctuate as a result of variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside of our control. Accordingly, at the time of the Bridgeview special meeting, Bridgeview stockholders will not know or be able to calculate the market price of First Midwest common stock that they will receive upon completion of the merger.

The cash consideration will not be determined until the effective time of the merger and Bridgeview stockholders may not be certain of the amount of the cash consideration they will receive for their Bridgeview shares in connection with the merger.

        In connection with the merger, holders of Bridgeview common stock will receive $1.79 per share subject to certain adjustments that will be determined prior to completion of the merger. Due to the fact that certain of these adjustments may not be determinable prior to the date of the Bridgeview special meeting, at the time of the vote on the merger proposal at the Bridgeview special meeting, holders of Bridgeview common stock may not know the amount of cash consideration they will receive as part of the merger consideration. Based on information available as of the date of this proxy statement/prospectus, the adjustment to the cash consideration per share of Bridgeview common stock is reasonably expected to result in a decrease of between $0.18 per share of Bridgeview common stock and a decrease of $0.62 per share of Bridgeview common stock. For a description of the potential adjustments to the cash consideration, see "The Merger Agreement—Merger Consideration."

Bridgeview will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Bridgeview and consequently on First Midwest. These uncertainties may impair Bridgeview's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that do business with Bridgeview to seek to change existing business relationships with Bridgeview. Retention of certain employees may be challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with First Midwest. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Midwest, First Midwest's business following the merger could be harmed. In addition, the merger agreement restricts Bridgeview from making certain acquisitions and taking other specified actions without First Midwest's consent, and generally requires Bridgeview to continue its operations in the ordinary course until the merger occurs. These restrictions may prevent Bridgeview from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Bridgeview is subject, see "The Merger Agreement—Conduct of Business Pending the Merger."

Combining our two companies may be more difficult, costly or time-consuming than we currently expect, and we may fail to realize the anticipated benefits and cost savings of the merger.

        First Midwest and Bridgeview have operated and, until the completion of the merger, will continue to operate independently. The success of the merger, including the realization of anticipated benefits and cost savings, will depend, in part, on First Midwest's ability to successfully combine and integrate Bridgeview's business into its own in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits or loans out of our banks. The success of the combined company following the merger and the bank merger may depend, in part, on the ability of First Midwest to integrate the two businesses, business models and cultures. If First Midwest experiences difficulties in the integration process, including those listed above, First Midwest may fail to realize the anticipated benefits of the merger in a timely manner or at all. First Midwest's business or results of operations or the value of its common stock may be materially and adversely affected as a result.

The market price of First Midwest common stock after the merger may be affected by factors different from those currently affecting First Midwest common stock.

        The businesses of First Midwest and Bridgeview differ in some respects and, accordingly, the results of operations of the combined company and the market price of First Midwest common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Midwest or Bridgeview. For a discussion of the business of First Midwest and of certain factors to consider in connection with the business of First Midwest, see the documents incorporated by reference into this proxy statement/prospectus and referred to under "Where You Can Find More Information," including, in particular, the section entitled "Risk Factors" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2018.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger and the bank merger may be completed, First Midwest and Bridgeview must obtain approvals from the Federal Reserve, which has been received, and the IDFPR, which has been received. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger Agreement—Regulatory Approvals Required for the Merger." An adverse development in either party's regulatory standing or these factors could result in a delay of or an inability to obtain regulatory approval. The regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See "The Merger Agreement—

Regulatory Approvals Required for the Merger." Regulatory approvals could also be adversely impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations by a federal, state or local governmental agency. Further, delays to the regulatory approval process may occur as a result of government shutdowns, including another federal government shutdown such as the one that concluded in January 2019, which resulted in curtailed operations by the Federal Reserve, the SEC and other agencies. We cannot guarantee that we will be able to obtain all required regulatory approvals, the timing of those approvals or whether any conditions will be imposed.

Some Bridgeview directors and officers may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

        Bridgeview's stockholders should be aware that some of Bridgeview's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Bridgeview's stockholders generally. These interests and arrangements may create potential conflicts of interest. Bridgeview's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that holders of Bridgeview voting common stock vote in favor of the merger proposal.

        For a more complete description of these interests, see "The Merger—Interests of Certain Persons in the Merger."

The merger agreement limits Bridgeview's ability to pursue alternatives to the merger.

        The merger agreement contains provisions that limit Bridgeview's ability to solicit, encourage or discuss competing third-party proposals to acquire all or a significant part of Bridgeview. These provisions, which include a $6,400,000 termination fee, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Bridgeview from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Bridgeview than it might otherwise have proposed to pay.

Termination of the merger agreement could negatively impact First Midwest or Bridgeview.

        In the event the merger agreement is terminated, First Midwest's or Bridgeview's business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger. The market price of First Midwest common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and Bridgeview's board of directors seeks another merger or business combination, Bridgeview stockholders cannot be certain that Bridgeview will be able to find a party willing to offer equivalent or more attractive consideration than the merger consideration provided in the merger. If the merger agreement is terminated under certain circumstances, Bridgeview may be required to pay First Midwest a termination fee of $6,400,000. If the merger agreement is terminated, First Midwest or Bridgeview may experience negative reactions from its customers, vendors and employees. See "The Merger Agreement—Termination of the Merger Agreement."

If the merger is not completed, First Midwest and Bridgeview will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of First Midwest and Bridgeview has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Midwest and Bridgeview would have to recognize these expenses without realizing the expected benefits of the merger.

Holders of Bridgeview common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Holders of Bridgeview common stock currently have the right to vote on matters affecting Bridgeview. Upon the completion of the merger, each Bridgeview stockholder who receives shares of First Midwest common stock will become a stockholder of First Midwest with a percentage ownership of First Midwest with respect to such shares that is smaller than the stockholder's current percentage ownership of Bridgeview. Since the exchange ratio is 0.2767 of a share of First Midwest common stock per each issued and outstanding share of Bridgeview common stock, following the effective time of the merger, the former stockholders of Bridgeview as a group would receive shares in the merger constituting approximately 4.4% of the outstanding shares of First Midwest common stock immediately after the merger based on the number of shares of First Midwest common stock and Bridgeview common stock outstanding as of April 2, 2019. Because of this, Bridgeview stockholders will have less influence on the management and policies of First Midwest than they now have on the management and policies of Bridgeview.

The opinion of Bridgeview's financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        Bridgeview has not obtained an updated opinion from Sandler, its financial advisor, as of the date of this proxy statement/prospectus. Sandler's opinion was based on certain facts and assumptions regarding the operations and prospects of First Midwest and Bridgeview, general market and economic conditions and other factors. Changes in the operations and prospects of First Midwest or Bridgeview, general market and economic conditions and other factors that may be beyond the control of First Midwest or Bridgeview may significantly alter the value of First Midwest or Bridgeview, the price of shares of First Midwest common stock by the time the merger is completed or the future price at which First Midwest common stock trades. Sandler's opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion will not address the fairness of the merger consideration from a financial point of view at the time a Bridgeview stockholder votes or at the time the merger is completed. However, Bridgeview's board of directors' recommendation that Bridgeview stockholders vote "FOR" adoption of the merger agreement is made as of the date of this proxy statement/prospectus. For a description of the opinion that Bridgeview received from Sandler, please refer to "The Merger—Opinion of Bridgeview's Financial Advisor".

The shares of First Midwest common stock that Bridgeview stockholders will receive as a result of the merger will have different rights from shares of Bridgeview common stock.

        The rights associated with Bridgeview common stock are different from the rights associated with First Midwest common stock. For a discussion of the different rights associated with First Midwest common stock, see "Comparison of Stockholder Rights."

Under certain circumstances, the merger consideration may be reduced due to environmental conditions and/or title defects on Bridgeview's real property.

        The merger consideration may be subject to adjustment if certain environmental conditions exist with respect to Bridgeview's real property and/or title defects exist with respect to any of Bridgeview's real property and the estimated costs to remediate these conditions/defects is greater than $100,000. In that case, the cash consideration will be reduced by an amount equal to the diminution in value of any real property related to any environmental conditions with respect to Bridgeview's real property and/or any title defect that exists with respect to any of Bridgeview's real property. For a further description of the possible reduction, please refer to "The Merger Agreement—Merger Consideration".

Under certain circumstances, the merger consideration may be reduced due to Bridgeview's failure to dispose of certain assets and liabilities related to its residential home mortgage business.

        The merger consideration may be subject to adjustment if certain assets and liabilities related to Bridgeview's residential home mortgage business are not disposed of. If any of the specified leases or contracts related to the residential home mortgage business are not sold, assigned or otherwise disposed of, the cash consideration will be reduced by an amount equal to a multiple of any amounts remaining due under those agreements. If there are any principal amounts remaining under any mortgage loans related to the residential home mortgage business, the cash consideration will be reduced by an amount based upon the principal amount remaining under those loans. For a further description of the possible adjustment, please refer to "The Merger Agreement—Merger Consideration".

Under certain circumstances, the merger consideration may be adjusted due to Bridgeview disposing of the identified assets.

        The merger consideration may be subject to adjustment if Bridgeview sells or otherwise disposes of the identified assets for less than or greater than the assumed value of the identified assets prior to the closing date. If the proceeds from any sale or disposition of an identified asset are less than the assumed value of that asset, the cash consideration will be reduced by an amount equal to the difference between the proceeds from the disposition of any of the identified assets and the assumed value of that identified asset. If the proceeds from any sale or disposition of an identified asset are greater than the assumed value of that asset, the cash consideration will be increased by an amount equal to the difference between the proceeds from the disposition of any identified asset and the assumed value of that identified asset. For a further description of the possible adjustment, please refer to "The Merger Agreement—Merger Consideration".

The merger consideration may be adjusted due to Bridgeview's sale of, or failure to sell, the identified real property.

        The merger consideration may be subject to adjustment if Bridgeview sells, or if Bridgeview fails to sell the identified real property. If Bridgeview sells the identified real property for less than the amount determined pursuant to the merger agreement prior to the closing date the cash consideration will be reduced by an amount dependent upon the proceeds from the sale of such identified real property. If Bridgeview sells the identified real property for greater than the amount determined pursuant to the merger agreement prior to the closing date the cash consideration will be increased by an amount dependent upon the proceeds from the sale of such identified real property. If Bridgeview fails to sell the identified real property prior to the closing date the cash consideration may be reduced. For a further description of the possible adjustment, please refer to "The Merger Agreement—Merger Consideration".

Under certain circumstances, the merger consideration may be adjusted due to Bridgeview's disposition of certain life insurance contracts.

        The merger consideration may be subject to adjustment if Bridgeview disposes of certain life insurance contracts prior to the closing date. If Bridgeview sells any life insurance contract prior to the closing date for less than the book value applicable to such life insurance contract, the cash consideration may be reduced by an amount equal to the difference between the proceeds from the disposition of the life insurance contract and the book value applicable to the life insurance contract. If Bridgeview sells any life insurance contract for greater than the book value applicable to the life insurance contract, the cash consideration may be increased by an amount equal to the difference between the proceeds from the disposition of the life insurance contract and the book value applicable to the life insurance contract. If any life insurance contract is not sold prior to the closing date, the cash consideration will be increased or decreased based on whether the median of three bids obtained from an independent insurance consultant for the life insurance contract is greater than or less than the book value applicable to such life insurance contract. For a further description of the possible adjustment, please refer to "The Merger Agreement—Merger Consideration".

The merger consideration may be adjusted due to the amount of Bridgeview's year-end adjusted tangible common equity.

        The merger consideration may be subject to adjustment if the Bridgeview year-end adjusted tangible common equity is different than the minimum year-end adjusted tangible common equity set forth in the merger agreement. If Bridgeview's year-end adjusted tangible common equity is less than the minimum year-end adjusted tangible common equity, the cash consideration may be reduced. If the Bridgeview year-end adjusted tangible common equity is greater than the minimum year-end adjusted tangible common equity, the cash consideration may be increased by an amount equal to the difference between the year-end adjusted tangible common equity and the minimum year-end adjusted tangible common equity. For a further description of the possible adjustment, please refer to "The Merger Agreement—Merger Consideration".

Completion of the merger is subject to certain conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

        The obligations of First Midwest and Bridgeview to complete the merger are subject to the satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See "The Merger Agreement—Conditions to Completion of the Merger."

        In addition, if the merger is not completed on or before December 6, 2019, either First Midwest or Bridgeview may choose not to proceed with the merger. First Midwest and/or Bridgeview may also terminate the merger agreement under certain circumstances. See "The Merger Agreement—Termination of the Merger Agreement."

BRIDGEVIEW SPECIAL MEETING

        This section contains information from Bridgeview for Bridgeview stockholders about the special meeting Bridgeview has called to consider and approve the merger agreement and the transactions contemplated thereby by the holders of Bridgeview voting common stock. On or about April 8, 2019, Bridgeview commenced mailing of this proxy statement/prospectus to holders of Bridgeview voting common stock. Together with this proxy statement/prospectus, we are also sending to stockholders of Bridgeview's voting common stock a notice of the Bridgeview special meeting and a form of proxy card that Bridgeview's board of directors is soliciting for use at the Bridgeview special meeting and at any adjournments of the meeting.

        This proxy statement/prospectus is also being furnished by First Midwest to Bridgeview stockholders as a prospectus in connection with the issuance of shares of First Midwest common stock upon completion of the merger.

Date, Time and Place

        The Bridgeview special meeting will be held at the offices of Vedder Price, located at 222 North LaSalle Street, Chicago, Illinois 60601 on May 8, 2019, at 12:00 p.m. Central Time.

Matters to Be Considered

        At the Bridgeview special meeting, holders of Bridgeview voting common stock as of the Bridgeview record date will be asked to consider and vote on the following matters:

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  Merger Proposal.  To approve the merger proposal;

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  Bridgeview Adjournment Proposal.  To approve one or more adjournments of the Bridgeview special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the "Bridgeview adjournment proposal"); and

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  Other Business.  To approve the transaction of such other business as may properly come before the Bridgeview special meeting and any adjournments or postponements thereof.

Recommendation of Bridgeview's Board of Directors

        After careful consideration, the Bridgeview board of directors unanimously approved the merger agreement and the transactions contemplated thereby, and unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Bridgeview and its stockholders.

        The board of directors of Bridgeview unanimously recommends that holders of Bridgeview voting common stock vote "FOR" the merger proposal and "FOR" the Bridgeview adjournment proposal. Please see the section entitled "The Merger—Bridgeview's Reasons for the Merger and Recommendation of the Board of Bridgeview."

        All of the directors and executive officers of Bridgeview, collectively holding an aggregate 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding Bridgeview restricted voting common stock)(or approximately 30% of the outstanding shares of Bridgeview common stock), and certain other individuals or entities who collectively and additional 3,330,586 shares of Bridgeview voting common stock (or approximately 32% of the outstanding shares of Bridgeview common stock) as of the Bridgeview record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby. Accordingly, the holders of approximately 62% of the outstanding voting shares entitled to vote on the merger have entered into voting agreements with First Midwest to vote in favor of the merger proposal.

Bridgeview Record Date and Quorum

  Record Date

        Bridgeview's board of directors has fixed the close of business on April 1, 2019, as the Bridgeview record date for determining the Bridgeview stockholders entitled to receive notice of and to vote at the Bridgeview special meeting.

        As of the close of business on the Bridgeview record date, 17,089,218 shares of Bridgeview common stock (which includes 8,334 shares of outstanding restricted Bridgeview voting common stock) were issued and outstanding and held by approximately 76 record holders. Each share of Bridgeview voting common stock held of record at the close of business on the Bridgeview record date entitles the holder thereof to one vote on each matter considered and voted on by holders of Bridgeview voting common stock at the Bridgeview special meeting. As of the Bridgeview record date, 10,525,882 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding restricted Bridgeview voting common stock) were issued and outstanding.

        If you hold shares of Bridgeview voting common stock indirectly through a broker, you are considered a beneficial owner of those shares but are not the stockholder of record. In this circumstance, you are a stockholder whose shares are held in "street name" and your broker is considered the stockholder of record. We sent copies of this proxy statement/prospectus directly to all holders of record of Bridgeview voting common stock. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the Bridgeview special meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose.

  Quorum Requirements

        A quorum is required to transact business and consider each proposal at the Bridgeview special meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Bridgeview voting common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Bridgeview voting common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Bridgeview special meeting but shares represented by a proxy from a broker indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares, which we refer to as "broker non-votes," will not be counted as shares present.

Vote Required; Treatment of Abstentions and Failure to Vote

  Merger Proposal

        Approval of the merger proposal, requires the affirmative vote of Bridgeview stockholders representing a majority of the outstanding shares of Bridgeview voting common stock as of the close of business on the Bridgeview record date. If you fail to submit a proxy card or vote in person at the Bridgeview special meeting, mark "ABSTAIN" on your proxy card or fail to instruct your bank or broker for shares held in street name with respect to the proposal to approve the merger proposal, it will have the same effect as a vote "AGAINST" approval of the merger proposal. The merger proposal will not require the approval of the holders of First Midwest common stock under the DGCL or applicable rules of the Nasdaq Stock Market.

  Bridgeview Adjournment Proposal

        Approval of the Bridgeview adjournment proposal requires the affirmative vote of a majority of the shares of Bridgeview voting common stock present in person or represented by proxy at the Bridgeview special meeting. If you mark "ABSTAIN" with respect to the Bridgeview adjournment proposal, it will have the same effect as a vote "AGAINST" the Bridgeview adjournment proposal, and broker non-votes will have no effect on the approval of the Bridgeview adjournment proposal assuming a quorum has been established.

Shares Held by Directors and Officers

        Each of the directors of Bridgeview, in his or her capacity as a beneficial owner of shares of Bridgeview common stock, has entered into a voting agreement with First Midwest, the form of which is attached to this proxy statement/prospectus as Annex 1-B to Appendix A, in which each such director has agreed to vote all shares of Bridgeview voting common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the stockholders of Bridgeview to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. See "The Merger—Interests of Certain Persons in the Merger."

        As of the close of business on the Bridgeview record date, Bridgeview's directors and executive officers and their affiliates collectively held approximately an aggregate of 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding restricted Bridgeview voting common stock)(or approximately 30% of the outstanding shares of Bridgeview voting common stock) entitled to vote at the Bridgeview special meeting.

        As of the Bridgeview record date, except in a fiduciary capacity, First Midwest and its subsidiaries held no shares of Bridgeview common stock, and none of its directors and executive officers and their affiliates held shares of Bridgeview common stock.

Shares Held by Other Stockholders

        Certain other Bridgeview stockholders who collectively own 3,330,586 shares of Bridgeview voting common stock (or approximately 32% of the outstanding voting shares) as of the Bridgeview record date, have entered into a voting agreement with First Midwest, the form of which is attached to this proxy statement/prospectus as Annex 1-B to Appendix A, in which each such individual or entity has agreed to vote all shares of Bridgeview voting common stock that he, she or it beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the stockholders of Bridgeview to facilitate the transactions contemplated by the merger agreement. These individuals or entities also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. Each of the holders of Bridgeview Series A non-voting common stock has agreed to waive its rights to, among other things, elect to receive in the merger securities that are comparable in rights and restrictions to the Bridgeview Series A non-voting common stock, and the holders of in excess of a majority of the shares of Bridgeview Series A non-voting common stock have agreed to consent and accept in the merger the conversion of the shares of Bridgeview Series A non-voting common stock into shares of First Midwest common stock, which majority acceptance would satisfy the approval provisions of the Bridgeview Series A non-voting common stock as set forth in Bridgeview's certificate of incorporation, as amended.

Participants in the Bridgeview Stock Plan

        Bridgeview sponsors the Bridgeview Stock Plan. Under the terms of the Bridgeview Stock Plan and award agreements thereunder, recipients of restricted stock awards are entitled to vote on behalf of the underlying shares of Bridgeview common stock, even while subject to vesting requirements, from the date of grant until such awards are forfeited, whereas holders of stock options do not have voting rights with respect to the shares of Bridgeview common stock underlying the unexercised stock options. Holders of Bridgeview restricted stock will vote in the same manner as holders of Bridgeview voting common stock. As of the Bridgeview record date, shares held by participants under the Bridgeview Stock Plan represented approximately 0.08% of the shares of Bridgeview voting common stock entitled to vote at the special meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

        Proxies are being solicited by Bridgeview's board of directors from stockholders of Bridgeview voting common stock. Shares of Bridgeview voting common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies representing shares of Bridgeview voting common stock will be voted "FOR" the merger proposal and "FOR" the Bridgeview adjournment proposal, and in the discretion of the individuals named as proxies as to any other matter that may come before the Bridgeview special meeting.

        First Midwest and Bridgeview have agreed to each pay for one-half of the costs and expenses (excluding the fees and disbursements of counsel, financial advisors and accountants) of copying, printing and distributing this proxy statement/prospectus and all listing, filing or registration fees, including fees paid for filing the registration statement of which this proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Bridgeview or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Although Bridgeview does not anticipate using a paid proxy solicitor in connection with the special meeting, Bridgeview may do so if determined to be appropriate.

Voting Your Shares

        Holders of Bridgeview voting common stock may vote in person or by proxy at the Bridgeview special meeting on the proposals upon which they are entitled to vote. Holders of Bridgeview voting common stock may also vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.

        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BRIDGEVIEW VOTING COMMON STOCK YOU OWN. ACCORDINGLY, YOU SHOULD SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE BRIDGEVIEW SPECIAL MEETING IN PERSON.

Revocability of Proxies and Changes to a Bridgeview Stockholder's Vote

        A holder of Bridgeview voting common stock who has submitted a proxy may revoke it or change the stockholder's vote at any time before its proxy is voted at the Bridgeview special meeting. A holder of Bridgeview voting common stock may revoke its proxy by (i) giving a written notice of revocation to Peter J. Haleas, Chairman of the Board of Directors of Bridgeview, (ii) attending the Bridgeview special meeting in person and voting by ballot at the Bridgeview special meeting, or (iii) by properly submitting to Bridgeview a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Bridgeview as follows: 7940 South Harlem Avenue, Bridgeview, Illinois 60455, Attention: Peter J. Haleas, Chairman of the Board of Directors.

Attending the Bridgeview Special Meeting

        The Bridgeview special meeting will be held at the offices of Vedder Price, located at 222 North LaSalle Street, Chicago, Illinois 60601 on May 8, 2019, at 12:00 p.m. Central Time. Subject to space availability, all holders of Bridgeview common stock, including stockholders of record and stockholders who hold their shares through brokers, trusts, banks, nominees or any other holder of record, are invited to attend the Bridgeview special meeting.

        All stockholders must bring an acceptable form of identification, such as a valid driver's license, in order to attend the Bridgeview special meeting in person. If you hold shares in "street name" through a broker, bank or other nominee, and would like to attend the Bridgeview special meeting, you will also need to bring an account statement and a "legal proxy" form from the broker, or other acceptable evidence of ownership of Bridgeview common stock as of the close of business on the Bridgeview record date.

        Any representative of a stockholder who wishes to attend the special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of shares of Bridgeview common stock and an acceptable form of identification.

  Questions and Additional Information

        If you have any questions or need assistance in voting your shares, please call Peter J. Haleas, Chairman of the Board of Directors of Bridgeview, at (708) 594-7400.

THE MERGER

        The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement and the financial advisor opinion of Sandler delivered to the board of directors of Bridgeview, attached as Appendices A and B, respectively, to this proxy statement/prospectus, for a more complete understanding of the merger.

Terms of the Merger

        First Midwest's board of directors and Bridgeview's board of directors have each unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides for combining our companies through the merger of Bridgeview with and into First Midwest, with First Midwest as the surviving corporation. As a result, the separate existence of Bridgeview will terminate. Following the merger at such time as First Midwest may determine, Bridgeview Bank, Bridgeview's wholly owned bank subsidiary, will merge with and into First Midwest Bank, First Midwest's wholly owned bank subsidiary, with First Midwest Bank being the surviving bank. Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois. We expect to complete the merger in the second quarter of 2019, although delays may occur.

        Upon completion of the merger, each holder of shares of Bridgeview common stock will receive the merger consideration, consisting of a number of shares of First Midwest common stock in exchange for each share of Bridgeview common stock held immediately prior to the completion of the merger calculated based on the exchange ratio, plus the cash consideration, which amount of cash consideration is subject to adjustment as described in this proxy statement/prospectus.

        The exchange ratio of 0.2767 is not subject to adjustment but the value of the First Midwest common stock to be received by holders of Bridgeview common stock in the merger will fluctuate based on the trading price of First Midwest common stock. The cash consideration of $1.79 per share of Bridgeview common stock is subject to potential increases or decreases based on the occurrence of certain events as provided in the merger agreement. These events and the corresponding adjustments are summarized as follows:

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  if any of the specified leases or contracts related to Bridgeview's residential home mortgage business have not been disposed of as of February 28, 2019, the cash consideration will be reduced by a multiple of the amounts remaining under such agreements;

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  if there are any outstanding principal balances under any mortgage loans remaining related to Bridgeview's residential home mortgage business as of March 1, 2019 totaling more than $500,000 in the aggregate, the cash consideration will be reduced by all or a portion of the outstanding principal loan balances depending on the aggregate amount of such balances outstanding at that time;

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  the cash consideration will be increased or decreased depending on whether or not Bridgeview sells the identified real property prior to the completion of the merger and the price at which it may be sold;

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  if Bridgeview sells any of the life insurance contracts identified in the merger agreement prior to the completion of the merger, the cash consideration may be increased or decreased based on whether the life insurance contract is sold for greater or less than its book value determined pursuant to the merger agreement; however, if Bridgeview fails to sell any of the life insurance contracts identified in the merger agreement, an independent insurance consultant will be engaged to solicit three bids for each of the unsold life insurance contracts and the cash consideration will be increased or decreased based on such bids as provided in the merger agreement;

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  if Bridgeview sells or otherwise disposes of the identified assets, the cash consideration will be increased or decreased by the difference between the proceeds of the disposition and the assumed value of each asset as determined pursuant to the merger agreement;

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  if Bridgeview is unable to cure or remove any conditions listed on the title of any real property transferred to First Midwest or there are any costs or expenses necessary to address any environmental conditions at any real property transferred to First Midwest, the cash consideration may be reduced; and

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  if Bridgeview's year-end adjusted tangible common equity is different than the minimum year-end adjusted tangible common equity identified in the merger agreement, the cash consideration will be increased or decreased based on whether the year-end adjusted tangible common equity is greater or less than the minimum year-end adjusted tangible common equity.

        Due to the fact that certain of these adjustments may not be determinable prior to the date of the special meeting, at the time of the vote on the merger proposal at the special meeting, stockholders of Bridgeview common stock may not know the amount of cash consideration they will receive as part of the merger consideration. Based on information available as of the date of this proxy statement/prospectus, the range of the adjustments to the cash consideration of $1.79 per share of Bridgeview common stock is reasonably expected to result in a decrease of between $0.18 per share of Bridgeview common stock and a decrease of $0.62 per share of Bridgeview common stock.

        All unvested Bridgeview restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger, and the holders thereof will be entitled to receive the same merger consideration for the shares of Bridgeview common stock subject to such awards as all other holders of Bridgeview common stock. Additionally, Bridgeview will take all actions necessary to cause the holders of options for Bridgeview common stock to execute agreements prior to the merger to cancel such options in exchange for a lump sum cash payment.

        For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see "The Merger Agreement."

Background of the Merger

        As part of its ongoing consideration and evaluation of Bridgeview's long-term business strategy, the board of directors of Bridgeview has engaged in periodic strategic reviews during which the board discussed Bridgeview's strategic direction, performance and prospects in the context of trends and developments in the markets that Bridgeview serves, the banking industry and the regulatory environment. As part of such strategic reviews, the Bridgeview board consulted with its financial and legal advisors, Sandler and Vedder Price. Among other things, these discussions have focused on the highly competitive landscape and recent bank acquisition transactions in the Chicago metropolitan market, as well as possible strategic alternatives available to Bridgeview.

        During recent years, while Bridgeview continued to successfully grow its asset base and operations, Bridgeview's board of directors considered the potential benefits of a business combination and other strategic alternatives with a larger financial institution that would allow Bridgeview to continue providing high-quality and personalized services to its customers while taking advantage of economies of scale. In considering these potential business combinations and strategic alternatives, Bridgeview's board of directors has been focused on providing Bridgeview's stockholders with enhanced liquidity and long-term value.

        In October 2017, Bridgeview's senior management had discussions with Sandler and Vedder Price regarding merger and acquisition activity in the Chicagoland area and then-current transaction pricing for mergers involving community banks. After reviewing and discussing this information, Bridgeview's senior management decided that it was in the best interests of Bridgeview and its stockholders to consider strategic alternatives, including potential strategic combinations.

        On October 27, 2017, Bridgeview retained Sandler to contact potential strategic partners that may be interested in an acquisition of Bridgeview. At this time, Bridgeview also requested that Sandler provide a fairness opinion in the event that Bridgeview entered into any potential strategic transaction. During the period between November 20, 2017 and December 22, 2017, Sandler contacted approximately 14 parties to assess their potential interest in an acquisition of Bridgeview. After engaging in these initial discussions with many of these parties, Bridgeview entered into confidentiality agreements with four interested parties. After the confidentiality agreements were signed with these four interested parties, including First Midwest, information was made available to permit the interested parties the opportunity to conduct further preliminary due diligence. This information included a Confidential Information Memorandum ("CIM") and access to a virtual data room. However, the four interested parties did not extend any indications of interest to engage in a strategic acquisition of Bridgeview. Each of the four interested parties, as well as the majority of the other parties that were contacted and did not enter into confidentiality agreements, indicated to Bridgeview that they could not move forward due to their lack of interest in Bridgeview's nationwide residential home mortgage business, which at that time averaged $2.5 billion in annual originations. Consequently, in January 2018, Bridgeview suspended its search for a strategic partner.

        In late March 2018, Bridgeview's senior management believed that industry market conditions had empirically improved and determined that it was in the best interests of Bridgeview and its stockholders to conduct a new assessment of buyer interest. Due to the lack of interest in Bridgeview's residential home mortgage business as shown in the 2017 search for a strategic partner, and upon further discussions with Sandler, Bridgeview's senior management determined that it would be advisable to market Bridgeview without its residential home mortgage division. As part of that discussion, Bridgeview's senior management determined that it would consider selling, dissolving or spinning off its residential home mortgage business into a separate entity in connection with a favorable acquisition offer and directed Sandler to again reach out to potentially interested parties.

        In late March and early April 2018, Sandler reached out to approximately eight potential partners to gauge interest in a potential acquisition of Bridgeview without its residential home mortgage division. Sandler distributed a new CIM and related materials to the original four interested parties, including First Midwest, and one additional party after that party entered into a form of confidentiality agreement. Throughout March, April and May 2018, the five interested parties conducted additional due diligence on Bridgeview and its operations, including meetings with Bridgeview's senior management.

        In early May 2018, two interested parties, which did not include First Midwest, provided preliminary non-binding indications of interest regarding an acquisition of Bridgeview, each on the assumption that any strategic combination would not include Bridgeview's residential home mortgage business. The valuations for these two preliminary indications ranged from $8.00 to $8.64 per share of Bridgeview common stock.

        On or around May 11, 2018, Sandler reviewed and discussed with Bridgeview's senior management the two preliminary non-binding indications of interest received by Bridgeview and provided a summary of the financial terms contained in the indications of interest. Bridgeview's senior management discussed these and other relevant terms with Vedder Price. Sandler also provided Bridgeview's senior management with a summary of First Midwest's continued interest in pursuing an acquisition of Bridgeview and their desire to provide a preliminary indication of interest in late May. After discussing the current and expected indications of interest, Bridgeview's senior management determined that it was in the best interest of Bridgeview and its stockholders to allow First Midwest and the two other interested parties ("Party A" and "Party B") to conduct additional due diligence, which was conducted through June 2018.

        Throughout the remainder of May and early June 2018, Sandler provided First Midwest, Party A and Party B with updated bid instructions requesting final bids by mid-June.

        On or prior to June 11, 2018, Bridgeview received a non-binding indication of interest from First Midwest and an update from Party A. Party B failed to submit an updated bid.

        During the next week, Bridgeview met and had discussions with its financial and legal advisors to review each of the updated non-binding indications of interest. During these meetings, Sandler made a presentation outlining the financial terms of each offer. Vedder Price also provided Bridgeview with an overview of certain other terms of each offer. After reviewing each updated offer in detail with its financial and legal advisors, Bridgeview's senior management determined that First Midwest's offer was superior to Party A's offer. Bridgeview's senior management instructed Sandler to further negotiate the terms of First Midwest's offer.

        From late June through mid-August 2018, Bridgeview actively marketed its residential home mortgage division to third parties for a potential sale and took actions to dispose of certain contingent liabilities.

        From late June through mid-August 2018, First Midwest continued its due diligence review of Bridgeview. Between August 17, 2018 and August 22, 2018, First Midwest and Bridgeview, through their respective financial advisors, discussed an update to First Midwest's June non-binding indication of interest based on First Midwest's additional due diligence. On August 22, 2018, First Midwest submitted an updated non-binding indication of interest with a revised purchase price of $8.76 per share of Bridgeview common stock. Pursuant to the terms of this updated non-binding indication of interest, the proposed per share merger consideration would consist of (i) a fixed exchange ratio of 0.2767 shares of First Midwest common stock and (ii) a fixed $1.31 (subject to increase based on Bridgeview achieving year-end adjusted tangible common equity above a targeted level) in cash in exchange for each outstanding share of Bridgeview common stock. The proposal indicated that several items remained to be resolved prior to signing a definitive merger agreement, including the status of the planned disposition of Bridgeview's residential home mortgage business, agreement on the valuation of certain fixed assets, further due diligence around the life insurance contracts, potential pricing adjustments related to the disposition of certain specified OREO properties, Bridgeview's year-end adjusted tangible common equity and other due diligence matters.

        On August 22, 2018, in connection with the updated non-binding indication of interest, Bridgeview and First Midwest signed a 60-day exclusivity agreement with a 30-day extension period if both parties were proceeding towards a transaction. During late August and early September 2018, First Midwest continued its due diligence review of Bridgeview. In addition, Bridgeview and First Midwest negotiated the material terms of the transaction, including the proposed merger consideration and potential purchase price adjustments, including potential upward and downward adjustments. First Midwest and Bridgeview also discussed purchase price adjustments concerning Bridgeview's contingent liabilities and retention of certain life insurance contracts.

        On September 11, 2018, First Midwest and its outside counsel, Chapman and Cutler, provided an initial draft of the merger agreement to Vedder Price. This draft also included drafts of a form voting agreement, pursuant to which Bridgeview directors, certain senior management and certain other Bridgeview stockholders would vote in favor of the merger and other matters to be voted on in connection with the merger, and a form confidentiality, non-solicitation and non-competition agreement, which all of the directors and certain senior management of Bridgeview would be required to execute.

        Throughout September and October 2018, First Midwest continued to conduct due diligence on Bridgeview, including an on-site management due diligence session between the parties on October 3, 2018, and the parties continued to negotiate the material terms of the proposed transaction and exchange drafts of a proposed merger agreement. In addition, Bridgeview continued with its strategic decision to actively market its residential home mortgage business to potential third party buyers. On October 30, 2018, Bridgeview entered into an asset purchase and assumption agreement to sell substantially all of the assets and liabilities associated with its nationwide residential home mortgage business to a third party buyer.

        In early November 2018, Chapman and Cutler provided Vedder Price with an updated draft of the merger agreement and certain other ancillary documents, including the proposed forms of the voting agreement and the confidentiality, non-solicitation and non-competition agreement. As part of the continuing discussion and negotiation between Bridgeview and First Midwest, and taking into consideration the expected level of Bridgeview's year-end adjusted tangible common equity above a targeted level, the updated draft of the merger agreement included a revised proposed per share merger consideration amount consisting of (i) 0.2767 shares of First Midwest common stock and (ii) approximately $1.79 in cash in exchange for each outstanding share of Bridgeview common stock, subject to certain adjustments. Following receipt of the updated draft merger agreement, the parties continued to negotiate the terms of the proposed transaction.

        Throughout November 2018, the parties continued to negotiate the material terms of the proposed transaction, including in-person negotiation sessions on November 2, 2018 and November 26, 2018 and otherwise exchanging various drafts of the merger agreement and ancillary documents. The parties negotiated, among other items, the contents of the representations and warranties, certain adjustments relating to the cash component of the per share merger consideration, closing conditions, covenants regarding real estate, and certain employment matters. During this time, the parties agreed that the cash consideration amount of the per share merger consideration would be subject to upward or downward pricing adjustments at closing with respect to certain OREO and if Bridgeview failed to dispose of its residential home mortgage business, specified Bridgeview Bank premises or identified life insurance contracts. In addition, the cash consideration amount of the per share merger consideration would be subject to upward or downward pricing adjustments depending upon the amount of the adjusted tangible common equity as of December 31, 2018.

        On November 14, 2018, First Midwest's board of directors met with members of First Midwest's executive management team. At this meeting, First Midwest's board of directors considered the proposed transaction and discussed, among other things, the then-current draft of the merger agreement, the strategic rationale, financial terms, consideration and integration risk for the transaction. First Midwest's executive management team communicated, and the board of directors also considered, the advice of Stephens, Inc. ("Stephens"), First Midwest's financial advisor, and Chapman and Cutler, First Midwest's legal advisor, with respect to the proposed transaction. Following these discussions, First Midwest's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and declared the merger and other transactions contemplated by the merger agreement to be advisable and in the best interests of First Midwest and its stockholders. First Midwest's board of directors then directed management and its advisors to finalize and execute a definitive merger agreement, subject to final approval by First Midwest's chairman of the board of directors. First Midwest's chairman of the board of directors subsequently confirmed approval of the merger agreement prior to execution on December 6, 2018. The board of directors of First Midwest Bank also unanimously approved the bank merger and recommended to its sole stockholder, First Midwest, that it approve the bank merger, which was subsequently approved by First Midwest.

        On November 29, 2018, Bridgeview's board of directors held a special meeting to consider the terms of the proposed merger with First Midwest, including the merger agreement. As an initial matter, Vedder Price directed the attention of Bridgeview's board of directors to a memorandum summarizing the board of directors' fiduciary duties and reviewed the memorandum with the directors in connection with their review and consideration of the transaction and the terms of the proposed merger with First Midwest. Bridgeview's board of directors was reminded that this information regarding the board of directors' fiduciary duties had been provided and discussed at prior board meetings.

        Following this discussion, representatives of Sandler reviewed the financial aspects of the proposed merger and discussed in detail their financial analyses as of the date of the meeting, including those described under "—Opinion of Bridgeview's Financial Advisor." In particular, it was noted that the implied aggregate transaction value, on a fully diluted basis and based on the contemporaneous trading price of First Midwest common stock, was approximately $151.7 million, with approximately 78% of the merger consideration payable in shares of First Midwest common stock and approximately 22% in cash. The implied value to Bridgeview on a per share basis was $8.22 per share as of November 28, 2018. At this meeting, Sandler delivered an oral opinion to the board (which was subsequently confirmed in a written opinion, dated as of December 6, 2018) to the effect that, based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as described in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Bridgeview common stock, as described under "—Opinion of Bridgeview's Financial Advisor."

        After further discussion among members of Bridgeview's board of directors, Vedder Price led a comprehensive review of the definitive transaction documents, including the merger agreement, and directed the attention of the board of directors of Bridgeview to a memorandum summarizing the terms of the merger agreement that had been provided to each member of the board.

        During the meeting, Bridgeview's management and financial advisors reported on, and the board of directors of Bridgeview discussed in detail, the reverse due diligence process undertaken by Bridgeview and its advisors with respect to First Midwest. Bridgeview's management reported favorably regarding the complementary culture and business objectives of First Midwest and Bridgeview, noting that the respective customer focus, geographic coverage and historical relationships with borrowers and customers of First Midwest and Bridgeview evidenced that the two companies shared a similar business orientation.

        Following extensive discussion and after considering the foregoing and the proposed terms of the transaction documents, and taking into account the strategic rationale, financial terms, consideration, integration risk and business rationale of consummating a merger with First Midwest, including the factors described in the section titled "—Bridgeview's Reasons for the Merger and Recommendation of the Board of Directors of Bridgeview," the board of directors, having determined that the terms of First Midwest's proposal, the related merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Bridgeview and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the per share merger consideration, at the meeting. The board directed that the merger agreement be submitted to holders of Bridgeview's voting common stock for approval, and recommended that holders of Bridgeview voting common stock vote in favor of the approval of the merger agreement and the transactions contemplated thereby.

        Between November 29, 2018 and December 6, 2018, the parties continued to discuss and finalize the terms of the proposed transaction.

        In early December 2018, certain holders of Bridgeview voting common stock and Series A non-voting common stock entered into non-disclosure agreements with Bridgeview so as to provide Bridgeview's management the ability to discuss the proposed transaction with those Bridgeview stockholders and request that such parties execute voting agreements, pursuant to which those certain Bridgeview stockholders would vote in favor of the merger and other matters to be voted upon in connection with the merger.

        The merger agreement and related documents were executed by the parties on December 6, 2018. The transaction was announced the evening of December 6, 2018 in a press release issued by First Midwest.

First Midwest's Reasons for the Merger

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the First Midwest board of directors evaluated the merger in consultation with First Midwest management and considered information provided by First Midwest's financial and legal advisors, as well as a number of factors, including the following material factors:

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  management's view that the acquisition of Bridgeview provides an attractive opportunity to strengthen First Midwest's presence in Chicago and greater Chicagoland;

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  Bridgeview's community banking orientation and its compatibility with First Midwest and its subsidiaries;

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  management's assessment that Bridgeview presents a strong banking franchise that is consistent with First Midwest Bank's relationship-based banking model while adding talent and depth to First Midwest Bank's operations;

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Bridgeview and Bridgeview Bank;

  •
  management's review of Bridgeview Bank's loan portfolio and asset quality;

  •
  management's belief that Bridgeview Bank's core deposit base was strong and that a substantial portion of these deposits would be retained following completion of the merger;

  •
  management's due diligence review of Bridgeview and Bridgeview Bank and the discussions with Stephens and Chapman and Cutler related thereto and to other transactional matters;

  •
  the projected earnings per share accretion expected to occur as a result of the proposed transactions;

  •
  the projected tangible book value earn-back period of approximately three years, which is an important investor metric;

  •
  the expectation of management that First Midwest will maintain its strong capital ratios upon completion of the proposed transactions;

  •
  the fact that stockholders of Bridgeview who hold Bridgeview voting common stock will have an opportunity to approve the merger;

  •
  projected efficiencies, including reductions in Bridgeview's total non-interest expense base, to come from integrating certain of Bridgeview's operations into First Midwest's existing operations;

  •
  the financial and other terms of the merger agreement, including the exchange ratio for the merger consideration, the expected tax treatment and the deal protection and termination fee provisions, which First Midwest reviewed with its outside financial and legal advisors;

  •
  Bridgeview Bank's compatibility with First Midwest Bank, which First Midwest management believes should facilitate integration and implementation of the merger and the bank merger and should provide the opportunity to mitigate integration risks and increase potential returns;

  •
  the nature and amount of payments and other benefits to be received by Bridgeview and Bridgeview Bank management in connection with the transactions pursuant to existing Bridgeview benefit plans and compensation arrangements and the merger agreement;

  •
  the fact that, concurrently with the execution of the merger agreement, all of the directors and executive officers of Bridgeview who beneficially owned in the aggregate approximately 30% of Bridgeview's outstanding voting common stock as of December 6, 2018, were entering into (i) voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby and (ii) restrictive covenant agreements with First Midwest;

  •
  the fact that, concurrently with the execution of the merger agreement, certain Bridgeview stockholders who beneficially owned in the aggregate an additional approximately 32% of Bridgeview's outstanding voting common stock as of December 6, 2018, were entering into voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby; and

  •
  the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

        First Midwest's board of directors believes that the merger and the merger agreement are advisable and in the best interests of First Midwest and its stockholders.

        The foregoing discussion of the information and factors considered by First Midwest's board of directors is not intended to be exhaustive, but includes a summary of all material factors considered by First Midwest's board of directors. First Midwest's board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by First Midwest's board of directors in connection with its evaluation of the merger, First Midwest's board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Midwest's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of First Midwest stockholders and that the benefits expected to be achieved from the merger were achievable and outweigh the potential risks and vulnerabilities.

        It should be noted that this explanation of the First Midwest board of directors' reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Bridgeview's Reasons for the Merger and Recommendation of the Board of Directors of Bridgeview

        After careful consideration, the Bridgeview board of directors, at a meeting held on November 29, 2018, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Bridgeview and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Bridgeview board of directors has concluded that the merger offers Bridgeview stockholders an attractive opportunity to achieve the board of directors' strategic business objectives, including increasing stockholder value and enhancing liquidity for Bridgeview stockholders. In addition, the Bridgeview board of directors believes that the customers and communities served by Bridgeview Bank will benefit from the merger. Accordingly, the Bridgeview board of directors recommends that Bridgeview stockholders vote "FOR" approval and adoption of the merger agreement at the Bridgeview special meeting.

        In reaching its decision, the Bridgeview board of directors, with advice from Bridgeview's management, as well as its legal counsel, Vedder Price, and financial advisor, Sandler, considered a number of financial, legal and market factors, including the following:

  •
  the opportunity for Bridgeview stockholders to have increased liquidity upon receipt of the First Midwest common stock portion of the merger consideration, in exchange for Bridgeview common stock, because Bridgeview is a private company with no public trading market for its shares whereas First Midwest common stock is listed on the Nasdaq Stock Market under the symbol "FMBI";

  •
  the cash component of the merger consideration offers Bridgeview stockholders the opportunity to realize cash for a portion of their shares of Bridgeview common stock with immediate value;

  •
  the fact that the merger consideration offers Bridgeview stockholders the opportunity to participate in the future growth and opportunities of the combined company;

  •
  the Bridgeview board of directors' belief that Bridgeview stockholders and customers will benefit from combining with a larger financial institution which will be better equipped to respond to economic and financial services industry developments and should be better positioned to develop and build on its position in existing markets;

  •
  information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Bridgeview and First Midwest, both individually and as a combined company;

  •
  the Bridgeview board of directors' familiarity with, and understanding of, Bridgeview's business, results of operations, asset quality, operating markets, financial and market position and expectations concerning Bridgeview's future earnings and prospects;

  •
  the compatibility of Bridgeview's geographical footprint with that of First Midwest and the expansion of product and service availability to the customers of and communities currently served by Bridgeview;

  •
  the complementary aspects of Bridgeview's and First Midwest's businesses, including customer focus, geographic coverage, business orientation and operations, First Midwest's strong deposit market share and First Midwest's strengths in relationship-based commercial lending;

  •
  that the cash exchange amount of the merger consideration is subject to possible upward adjustment between signing and closing in the event that any of the following occur: (i) net recoveries made on the identified assets exceed specified dollar thresholds, (ii) net proceeds received from the sale of the identified real property exceeds the specified dollar threshold, (iii) net proceeds received from the sale of specific life insurance contracts exceeds the book value of the applicable life insurance contracts and (iv) Bridgeview's final year-end adjusted tangible common equity is greater than Bridgeview's minimum year-end adjusted tangible common equity;

  •
  that the cash exchange amount of the merger consideration is subject to possible downward adjustment between signing and closing in the event that any of the following occur: (i) title defects and environmental remediation costs exceed the specified dollar threshold, (ii) Bridgeview fails to complete the disposition of Bridgeview Bank's mortgage division, (iii) net proceeds received from the sale of the identified real property is less than the specified dollar threshold, (iv) net proceeds received from the sale of specific life insurance contracts is less than the book value of the applicable life insurance contracts and (v) Bridgeview's final year-end adjusted tangible common equity is less than Bridgeview's minimum year-end adjusted tangible common equity;

  •
  the market value of First Midwest common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock;

  •
  the Bridgeview board of directors' understanding of the current and prospective environment in which Bridgeview and First Midwest operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the perceived risks and uncertainties attendant to Bridgeview's operation as an independent banking organization;

  •
  the financial presentation of Bridgeview's financial advisor, Sandler, to the Bridgeview board of directors on November 29, 2018, and the delivery of the written opinion of Sandler, dated December 6, 2018, to the board of directors of Bridgeview, to the effect that as of such date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration was fair, from a financial point of view, to holders of Bridgeview common stock, as further described under "—Opinion of Bridgeview's Financial Advisor";

  •
  the potential risk of diverting management's attention and resources from the operation of Bridgeview's business to the merger, and the possibility of employee attrition or adverse effects on customer and business relationships as a result of the announcement and pendency of the merger;

  •
  the risks that certain of the conditions to the consummation of the merger set forth in the merger agreement are not satisfied in a timely manner, or at all;

  •
  the potential risks and costs associated with successfully integrating Bridgeview's business, operations and employees with those of First Midwest, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frame;

  •
  First Midwest's substantial experience as an acquiror of financial institutions and proven track record of successfully integrating acquired financial institutions;

  •
  the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties' evaluation of those factors, including First Midwest's record of successfully receiving regulatory approvals for acquisitions in a timely manner, and the expectations that such approvals could be received in a reasonably timely manner and without the imposition of burdensome conditions;

  •
  the quality and experience of First Midwest's management team;

  •
  the dividend payment history of First Midwest;

  •
  the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party's control;

  •
  the satisfactory results of Bridgeview's management's reverse due diligence of First Midwest;

  •
  the right of the Bridgeview stockholders to exercise dissenters' rights, as further described under "Dissenters' Rights of Appraisal of Holders of Bridgeview Common Stock";

  •
  the fact that the directors and officers of Bridgeview have interests in the merger that are different from or in addition to those of Bridgeview stockholders; and

  •
  the fact that the receipt of the First Midwest common stock portion of the merger consideration may be tax-free to Bridgeview stockholders based on the expected tax treatment of the merger as a "reorganization" for U.S. federal income tax purposes, as further described under "The Merger—Material Federal Income Tax Consequences of the Merger".

        The foregoing discussion of the information and factors considered by Bridgeview's board of directors is not intended to be exhaustive, but includes a summary of all material factors considered by Bridgeview's board of directors. Bridgeview's board of directors in approving the merger agreement further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by Bridgeview's board of directors in connection with its evaluation of the merger, Bridgeview's board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Bridgeview's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of factors that each of them considered appropriate, that the merger is in the best interests of Bridgeview and Bridgeview stockholders and that the benefits expected to be achieved from the merger were achievable and outweigh the potential risks and vulnerabilities. The Bridgeview board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above.

        After considering the foregoing and other relevant factors and risks, and their overall impact on the stockholders and other constituencies of Bridgeview, Bridgeview's board of directors concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, Bridgeview's board of directors unanimously approved and deemed advisable the merger agreement and the merger, and the board of directors unanimously recommends that Bridgeview stockholders vote "FOR" the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and "FOR" the Bridgeview adjournment proposal.

        It should be noted that this explanation of the Bridgeview board of directors' reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of Bridgeview's Financial Advisor

        Bridgeview retained Sandler to act as financial advisor to Bridgeview's board of directors in connection with Bridgeview's consideration of a possible business combination. Bridgeview selected Sandler as its financial advisor because Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler acted as financial advisor to Bridgeview in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 29, 2018 meeting at which Bridgeview's board of directors considered the merger and the merger agreement, Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 6, 2018, to the effect that, as of December 6, 2018, the merger consideration per share of Bridgeview common stock, as may be adjusted in accordance with the terms of the merger agreement, was fair to the holders of Bridgeview common stock from a financial point of view. The full text of Sandler's opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Bridgeview common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler's opinion speaks only as of the date of the opinion. The opinion was directed to Bridgeview's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of Bridgeview as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger. Sandler's opinion was directed only to the fairness, from a financial point of view, of the per share merger consideration to the holders of Bridgeview common stock and did not address the underlying business decision of Bridgeview to engage in the merger, the form or structure of the merger or the other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Bridgeview or the effect of any other transaction in which Bridgeview might engage. Sandler also did not express any opinion as to the amount of compensation to be received in the merger by any officer, director, or employee of Bridgeview or First Midwest, or class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. Sandler's opinion was approved by Sandler's fairness opinion committee.

        In connection with its opinion, Sandler reviewed and considered, among other things:

  •
  a draft of the merger agreement, dated December 4, 2018;

  •
  certain publicly available financial statements and other historical financial information of Bridgeview that Sandler deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of First Midwest that Sandler deemed relevant;

  •
  certain internal financial projections for Bridgeview for the years ending December 31, 2018 through December 31, 2023, as provided by the senior management of Bridgeview;

  •
  publicly available mean analyst earnings per share and dividends per share estimates for First Midwest for the years ending December 31, 2018, December 31, 2019 and December 31, 2020, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for First Midwest for the years thereafter, as reviewed with the senior management of First Midwest;

  •
  the pro forma financial impact of the merger on First Midwest based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as reviewed with the senior management of First Midwest (collectively, the "Pro Forma Assumptions");

  •
  the publicly reported historical price and trading activity for First Midwest common stock, including a comparison of certain stock market information for First Midwest common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for Bridgeview and First Midwest with similar financial institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

        Sandler also discussed with certain members of senior management of Bridgeview the business, financial condition, results of operations and prospects of Bridgeview and held similar discussions with certain members of senior management of First Midwest and its representatives regarding the business, financial condition, results of operations and prospects of First Midwest.

        In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by Bridgeview or First Midwest or their respective representatives, or that was otherwise reviewed by Sandler and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler further relied on the assurances of the respective senior managements of Bridgeview and First Midwest that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bridgeview Bancorp, Inc. or First Midwest, or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Bridgeview or First Midwest. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Bridgeview or First Midwest, or the combined entity after the merger, and Sandler did not review any individual credit files relating to Bridgeview or First Midwest. Sandler assumed, with Bridgeview's consent, that the respective allowances for loan losses for both Bridgeview and First Midwest were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler used certain internal financial projections for Bridgeview for the years ending December 31, 2018 through December 31, 2023, as provided by the senior management of Bridgeview. In addition, Sandler used publicly available mean analyst earnings per share and dividends per share estimates for First Midwest for the years ending December 31, 2018, December 31, 2019 and December 31, 2020, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for First Midwest for the years thereafter, as reviewed with the senior management First Midwest. Sandler also received and used in its pro forma analyses the Pro Forma Assumptions, as reviewed with the senior management of First Midwest. With respect to the foregoing information, the respective senior managements of Bridgeview and First Midwest confirmed to Sandler that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Bridgeview and First Midwest, respectively, and the other matters covered thereby, and Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Bridgeview or First Midwest since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to Sandler's analysis that Bridgeview and First Midwest would remain as going concerns for all periods relevant to Sandler's analysis.

        Sandler also assumed, with Bridgeview's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Bridgeview, First Midwest or the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Bridgeview's consent, Sandler relied upon the advice that Bridgeview received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

        Sandler's opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Sandler's opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler expressed no opinion as to the trading value of First Midwest common stock at any time or what the value of First Midwest common stock would be once it is actually received by the holders of Bridgeview common stock.

        In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler's opinion or the presentation made by Sandler to Bridgeview's board of directors, but is a summary of the material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler's comparative analyses described below is identical to Bridgeview or First Midwest and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Bridgeview and First Midwest and the companies to which they were compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the per share merger consideration to the holders of Bridgeview common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Bridgeview, First Midwest, and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Bridgeview's board of directors at its November 29, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler's analyses do not necessarily reflect the value of Bridgeview common stock or First Midwest common stock or the prices at which Bridgeview or First Midwest common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by Bridgeview's board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Bridgeview's board of directors with respect to the fairness of the merger.

  Summary of Proposed Merger Consideration

        Sandler reviewed the financial terms of the proposed transaction. Sandler calculated an implied purchase price per share of $8.22, or an aggregate implied transaction value of approximately $151.7 million, consisting of the sum of (i) the implied value of 0.2767 shares of First Midwest common stock based on the closing price of First Midwest common stock on November 28, 2018, plus (ii) $1.79 (which amount of cash is subject to certain adjustments as discussed in this proxy statement/prospectus). Based upon financial information for Bridgeview as of or for the most recent available completed quarter ("MRQ") ended September 30, 2018, and internal financial projections for Bridgeview for the year ending December 31, 2019, as provided by the senior management of Bridgeview, Sandler calculated the following implied transaction metrics:

Transaction Value / Normalized YTD Earnings Annualized(1)	14.3	x
Transaction Value / Estimated 2019E Earnings(2)	15.4	x
Transaction Value / September 30, 2018 Book Value	134%
Transaction Value / September 30, 2018 Tangible Book Value	134%
Transaction Value / Core Deposits (Excludes time deposits greater than $100k)(3)	4.1%
Transaction Value / Adjusted Core Deposits(4)	5.2%

(1)
As provided by Bridgeview management, excludes $214,000 of year-to-date net income related to Bridgeview s residential home mortgage business.

(2)
As provided by Bridgeview management.

(3)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

(4)
Adjusted core deposits exclude time deposit accounts with a balance of at least $100,000, $80 million of select Bridgeview identified deposit accounts and $109.7 million of flex deposits, which First Midwest management deems non-core.

Stock Trading History

        Sandler reviewed the historical publicly reported trading price of First Midwest common stock for the three-year period ended November 28, 2018. Sandler then compared the relationship between the movements in the price of First Midwest common stock to movements in the First Midwest peer group selected by Sandler (as described below) as well as certain stock indices.

First Midwest's Three-Year Stock Performance

	Beginning Value November 27, 2015	Ending Value November 28, 2018
First Midwest.	100%	118.6%
SNL U.S. Bank	100%	130.2%
First Midwest Selected Peer Group	100%	106.7%

  Comparable Company Analyses

        Sandler used publicly available information to compare selected financial information for Bridgeview with a group of financial institutions selected by Sandler. The Bridgeview selected peer group included 16 United States financial institutions selected by Sandler headquartered in the Midwest states (Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio, South Dakota, Wisconsin) with securities publicly traded on major United States exchanges and total assets between $1.0 billion and $2.0 billion, but excluded targets of announced merger transactions, Farmers & Merchants Bancorp, Inc. and Waterstone Financial, Inc. (the "Bridgeview Selected Peer Group"). The Bridgeview Selected Peer Group consisted of the following companies:

Southern Missouri Bancorp, Inc.	Hawthorn Bancshares, Inc.
Macatawa Bank Corporation	Ames National Corporation
First Business Financial Services, Inc.	Level One Bancorp, Inc.
Bridgewater Bancshares, Inc.	Mackinac Financial Corporation
Bank First National Corporation	Middlefield Banc Corp.
LCNB Corp.	Limestone Bancorp, Inc.
BankFinancial Corporation	First Savings Financial Group, Inc.
County Bancorp, Inc.	Ohio Valley Banc Corp.

        The analysis compared publicly available financial information for Bridgeview with the corresponding data for the Bridgeview Selected Peer Group as of or for the twelve months ended September 30, 2018 (unless otherwise indicated), with pricing data as of November 28, 2018. The table below sets forth the data for Bridgeview and the high, low, mean, and median data for the Bridgeview Selected Peer Group.

 Bridgeview Selected Peer Group Analysis

	Bridgeview	Bridgeview Selected Peer Group High		Bridgeview Selected Peer Group Low		Bridgeview Selected Peer Group Mean		Bridgeview Selected Peer Group Median
Total Assets ($ millions)	1,264	1,944		1,034		1,498		1,483
Loans / Deposits	87.8%	113.5%		71.7%		94.4%		96.5%
Non-Performing Assets(1) / Total Assets	1.31%	2.38%		0.04%		0.78%		0.62%
Tangible Common Equity / Tangible Assets	8.9%	12.5%		6.5%		9.5%		9.5%
Tier 1 Risk Based Capital Ratio	14.1%	16.7%		9.5%		13.2%		12.5%
Total Risk Based Capital Ratio	14.9%	17.4%		10.9%		14.2%		13.8%
YTD Return on Average Assets ("ROAA")(2)	0.87%	1.49%		0.59%		1.09%		1.05%
YTD Return on Average Tangible Common Equity ("ROATCE")(2)	9.8%	18.1%		7.4%		11.9%		11.6%
YTD Net Interest Margin	3.78%	4.37%		2.92%		3.69%		3.74%
YTD Efficiency Ratio	66.7%	74.0%		40.7%		62.1%		63.4%
Stock Price / Tangible Book Value	—	215%		105%		152%		149%
Stock Price / YTD Annualized Earnings Per Share	—	18.9	x	9.6	x	13.7	x	13.3	x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share	—	16.0	x	10.0	x	11.9	x	11.8	x
Stock Price / Mean Consensus Analyst 2020E Earnings Per Share	—	14.9	x	9.1	x	10.9	x	10.5	x
Current Dividend Yield	—	4.1%		0.0%		1.9%		2.0%
Market Capitalization ($ millions)	—	368		92		218		198

(1)
Excluded restructured loans.

(2)
Bridgeview YTD earnings excludes $214,000 of net income related to Bridgeview's residential home mortgage business.

(3)
Excludes non-interest income and non-interest expense related to Bridgeview's residential home mortgage business.

        Sandler used publicly available information to perform a similar analysis for First Midwest by comparing selected financial information for First Midwest with a group of financial institutions selected by Sandler. The First Midwest Selected peer group included 20 United States financial institutions selected by Sandler with securities publicly traded on major United States exchanges and assets between $12.5 billion and $20.0 billion (the "First Midwest Selected Peer Group"). The First Midwest Selected Peer Group consisted of the following companies:

First Hawaiian, Inc.	Bank of Hawaii Corporation
United Bankshares, Inc.	Cathay General Bancorp
Flagstar Bancorp, Inc.	Simmons First National Corp.
Old National Bancorp	Washington Federal, Inc.
Home BancShares, Inc.	Hope Bancorp, Inc.
South State Corporation	Union Bankshares Corporation
First Financial Bancorp.	First Interstate BancSystem, Inc.
Hilltop Holdings Inc.	Columbia Banking System, Inc.
Trustmark Corporation	Renasant Corporation
WesBanco, Inc.

        The analysis compared publicly available financial information for First Midwest with the corresponding data for the First Midwest Selected Peer Group as of or for the twelve months ended September 30, 2018 (unless otherwise indicated), with pricing data as of November 28, 2018. The table below sets forth the data for First Midwest and the high, low, mean, and median data for the First Midwest Selected Peer Group. Certain financial data prepared by Sandler, as referenced in the table presented below, may not correspond to the data presented in First Midwest's historical financial statements, as a result of the different periods, assumptions and methods used by Sandler to compute the financial data presented.

 First Midwest Selected Peer Group Analysis

	First Midwest		First Midwest Selected Peer Group High		First Midwest Selected Peer Group Low		First Midwest Selected Peer Group Mean		First Midwest Selected Peer Group Median
Total Assets ($ millions)	14,961		19,984		12,599		15,451		15,071
Loans / Deposits	95.9%		101.9%		68.9%		89.1%		90.2%
Non-Performing Assets(1) / Total Assets	0.51%		0.87%		0.06%		0.40%		0.33%
Tangible Common Equity / Tangible Assets	8.2%		12.0%		7.2%		9.1%		8.9%
Tier 1 Risk Based Capital Ratio	10.3%		17.4%		9.8%		12.6%		12.3%
Total Risk Based Capital Ratio	12.3%		17.9%		12.1%		14.0%		13.8%
YTD Return on Average Assets ("ROAA")	1.07%		2.11%		0.96%		1.30%		1.30%
YTD Return on Average Tangible Common Equity ("ROATCE")	14.0%		24.4%		8.1%		15.4%		15.5%
YTD Net Interest Margin	3.87%		4.45%		2.87%		3.68%		3.63%
YTD Efficiency Ratio	57.7%		87.5%		37.4%		56.5%		55.2%
Stock Price / Tangible Book Value	205%		273%		115%		205%		210%
Stock Price / YTD Annualized Earnings Per Share	15.4	x	17.3	x	10.3	x	13.9	x	14.5	x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share	11.7	x	17.3	x	10.3	x	13.9	x	14.5	x
Stock Price / Mean Consensus Analyst 2020E Earnings Per Share	11.0	x	14.4	x	9.2	x	12.3	x	12.3	x
Current Dividend Yield	2.1%		3.8%		0.0%		2.1%		2.5%
Market Capitalization ($ millions)	2,472		3,684		1,656		2,619		1,654

(1)
Excluded restructured loans.

  Analysis of Precedent Transactions

        Sandler reviewed a group of nationwide merger and acquisition transactions consisting of bank and thrift transactions announced between July 1, 2015 and November 28, 2018 with target company assets between $1.0 billion and $2.5 billion and target NPA / Assets greater than 1.00% (the "Nationwide Precedent Transactions").

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Enterprise Financial Services	Trinity Capital Corp.
MidWestOne Financial Group Inc.	ATBancorp
WesBanco Inc.	Farmers Capital Bank Corp.
Renasant Corp.	Brand Group Holdings Inc.
TriCo Bancshares	FNB Bancorp
IBERIABANK Corp.	Gibraltar Private B&TC
CenterState Bank Corp.	HCBF Holding Co.
Berkshire Hills Bancorp Inc.	Commerce Bancshares Corp.
Veritex Holdings Inc.	Sovereign Bancshares Inc.
Simmons First National Corp.	Southwest Bancorp Inc.
Southern National Bancorp of Virginia, Inc.	Eastern Virginia Bankshares
Independent Bank Group Inc.	Carlile Bancshares Inc.
Access National Corp.	Middleburg Financial Corp.
First Midwest Bancorp Inc.	Standard Bancshares Inc.
Berkshire Hills Bancorp Inc.	First Choice Bank
WesBanco Inc.	Your Community Bankshares Inc.
Hampton Roads Bankshares Inc.	Xenith Bankshares Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
Great Western Bancorp	HF Financial Corp.
Capital Bank Financial Corp.	CommunityOne Bancorp
Bank of the Ozarks Inc.	C1 Financial Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share and core deposit premium (to the extent publicly available). Sandler compared the indicated

transaction metrics for the merger to the high, low, mean and median metrics of the Nationwide Precedent Transactions.

	First Midwest / Bridgeview(1)		Nationwide Precedent Transactions High		Nationwide Precedent Transactions Low		Nationwide Precedent Transactions Mean		Nationwide Precedent Transactions Median
Transaction value / LTM earnings per share	17.5	x(2)	54.2	x	14.5	x	25.9	x	24.2	x
Transaction value / Book value per share	134%		249%		99%		164%		155%
Transaction value / Tangible book value per share	134%		260%		110%		174%		166%
Core deposit premium	5.2	%(3)	21.2%		1.5%		10.7%		9.9%

(1)
Based on financial data as of September 30, 2018, $1.79 of cash per diluted share of Bridgeview common stock plus the 0.2767 exchange ratio applied to First Midwest's share price of $23.24 as of November 28, 2018.

(2)
Bridgeview LTM earnings normalized for DTA write-down due to tax reform also excludes $5.5 million of one time expense due to the termination of Bridgeview's pension plan and $1.9 million of LTM net income of Bridgeview's residential home mortgage business.

(3)
Core deposits exclude time deposit accounts with a balance of at least $100,000, $80 million of select Bridgeview identified deposit accounts and $109.7 million of flex deposits, which First Midwest management deemed non-core; core deposit premium of 4.1% with core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

Net Present Value Analyses

        Sandler performed an analysis that estimated the net present value per share of Bridgeview common stock, assuming Bridgeview performed in accordance with internal financial projections for Bridgeview for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Bridgeview. To approximate the terminal value of a share of Bridgeview common stock at December 31, 2022, Sandler applied price to 2022 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2022 tangible book value ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bridgeview common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Bridgeview common stock of $4.35 to $7.16 when applying multiples of earnings per share and $6.09 to $10.04 when applying multiples of tangible book value per share.

Imputed Present Values per Share Based on Earnings Multiples:

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
11.0%	$5.05	$5.47	$5.90	$6.32	$6.74	$7.16
12.0%	4.86	5.27	5.68	6.08	6.49	6.89
13.0%	4.68	5.07	5.46	5.86	6.25	6.64
14.0%	4.51	4.89	5.26	5.64	6.02	6.39
15.0%	4.35	4.71	5.07	5.43	5.80	6.16

 Imputed Present Values per Share Based on Tangible Book Multiples

Discount Rate	120%	130%	140%	150%	160%	170%
11.0%	$7.08	$7.67	$8.26	$8.86	$9.45	$10.04
12.0%	6.82	7.39	7.96	8.52	9.09	9.66
13.0%	6.57	7.11	7.66	8.21	8.76	9.30
14.0%	6.33	6.85	7.38	7.91	8.43	8.96
15.0%	6.09	6.60	7.11	7.62	8.13	8.63

        Sandler also considered and discussed with Bridgeview's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler performed a similar analysis, assuming Bridgeview's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Bridgeview common stock, applying the price to 2022 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 12.68%.

Imputed Present Values per Share Based on Earnings Multiples

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(15.0%)	$4.03	$4.37	$4.70	$5.04	$5.37	$5.71
(10.0%)	4.27	4.62	4.98	5.33	5.69	6.04
(5.0%)	4.50	4.88	5.25	5.63	6.01	6.38
0.0%	4.74	5.14	5.53	5.93	6.32	6.72
5.0%	4.98	5.39	5.81	6.22	6.64	7.05
10.0%	5.22	5.65	6.08	6.52	6.95	7.39
15.0%	5.45	5.91	6.36	6.82	7.27	7.72

        Sandler also performed an analysis that estimated the net present value per share of First Midwest common stock, assuming that First Midwest performed in accordance with publicly available mean analyst earnings per share and dividend per share estimates for First Midwest for the years ending December 31, 2018, December 31, 2019 and December 31, 2020, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for First Midwest for the years thereafter, as reviewed with the senior management of First Midwest. To approximate the terminal value of a share of First Midwest common stock at December 31, 2022, Sandler applied price to 2022 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2022 tangible book value ranging from 180% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Midwest common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Midwest common stock of $18.69 to $29.96 when applying multiples of earnings per share and $21.63 to $31.58 when applying multiples of tangible book value per share.

Imputed Present Values per Share Based on Earnings Multiples:

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
9.0%	$21.67	$23.33	$24.99	$26.65	$28.31	$29.96
10.0%	20.87	22.47	24.06	25.66	27.25	28.85
11.0%	20.11	21.65	23.18	24.72	26.25	27.79
12.0%	19.38	20.86	22.34	23.82	25.29	26.77
13.0%	18.69	20.11	21.54	22.96	24.38	25.80

 Imputed Present Values per Share Based on Tangible Book Multiples

Discount Rate	180%	190%	200%	210%	220%	230%
9.0%	$25.10	$26.39	$27.69	$28.98	$30.28	$31.58
10.0%	24.17	25.41	26.66	27.91	29.15	30.40
11.0%	23.28	24.48	25.68	26.88	28.08	29.28
12.0%	22.43	23.59	24.74	25.90	27.05	28.21
13.0%	21.63	22.74	23.85	24.96	26.08	27.19

        Sandler also considered and discussed with Bridgeview's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler performed a similar analysis assuming First Midwest's earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for First Midwest common stock, applying the price to 2022 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 11.06%.

Imputed Present Values per Share Based on Earnings Multiples:

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(15.0%)	$17.31	$18.61	$19.92	$21.22	$22.52	$23.82
(10.0%)	18.23	19.61	20.99	22.37	23.75	25.13
(5.0%)	19.15	20.61	22.06	23.52	24.97	26.43
0.0%	20.07	21.60	23.13	24.67	26.20	27.73
5.0%	20.99	22.60	24.21	25.81	27.42	29.03
10.0%	21.91	23.59	25.28	26.96	28.65	30.33
15.0%	22.83	24.59	26.35	28.11	29.87	31.64

        Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Pro Forma Merger Analysis

        Sandler analyzed certain potential pro forma effects of the merger on First Midwest, assuming the merger closed at the end of the fourth calendar quarter of 2018. Sandler utilized the following information and assumptions: (a) publicly available consensus mean analyst earnings per share and dividends per share estimates for First Midwest for the years ending December 31, 2018, December 31, 2019 and December 31, 2020, as well as an estimated long-term earnings per share and dividend payout ratio for First Midwest for the years thereafter, as reviewed with the senior management of First Midwest; (b) internal earnings per share projections for Bridgeview for the years ending December 31, 2018 through December 31, 2023, as provided by the senior management of Bridgeview; and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as reviewed with the senior management of First Midwest. The analysis indicated that the merger could be accretive to First Midwest's estimated earnings per share (excluding one-time transaction costs and expenses) from December 31, 2020 through December 31, 2023 and dilutive to First Midwest's estimated tangible book value per share at close and at December 31, 2019, December 31, 2020 and December 31, 2021 and accretive to First Midwest's estimated tangible book value per share at December 31, 2022 through December 31, 2023.

        In connection with this analysis, Sandler considered and discussed with Bridgeview's board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

  Sandler's Relationship

        Sandler is acting as Bridgeview's financial advisor in connection with the merger and will receive a fee for such services, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Sandler's fee was approximately $1.45 million. Sandler also received a $250,000 fee from Bridgeview for rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler upon closing of the merger. Bridgeview has also agreed to indemnify Sandler against certain claims and liabilities arising out of Sandler's engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with Sandler's engagement.

        Sandler did not provide any other investment banking services to Bridgeview in the two years preceding the date of its opinion; provided, however, subsequent to the announcement of the merger, Bridgeview engaged Sandler to act as introducing broker to help facilitate the sale of certain Bridgeview life insurance contracts. In the two years preceding the date of Sandler's opinion, Sandler provided certain investment banking services to First Midwest. Most recently, Sandler acted as financial advisor to First Midwest in connection with First Midwest's acquisition of Northern States Financial Corporation, which transaction closed in October 2018, and financial advisor to First Midwest in connection with First Midwest's acquisition of Standard Bancshares, Inc. which closed in January 2017. In addition, Sandler acted as book manager in connection with First Midwest's offer and sale of subordinated debt in September 2016. Sandler has advised Bridgeview that Sandler may provide, and receive compensation for, investment banking services to First Midwest in the future, including during the pendency of the merger. In the ordinary course of Sandler's business as a broker-dealer, Sandler may purchase securities from and sell securities to Bridgeview, First Midwest and their respective affiliates. Sandler may also actively trade the equity and debt securities of First Midwest and its affiliates for Sandler's own account and for the accounts of Sandler's customers.

Material Federal Income Tax Consequences of the Merger

        The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Bridgeview common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state or local laws, or any federal laws other than those pertaining to income tax, are not addressed in this proxy statement/prospectus.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to United States federal income taxation on its income regardless of its source.

        This discussion applies only to Bridgeview stockholders that hold their Bridgeview common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of United States federal taxation that may be relevant to a particular U.S. holder in light of its individual circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws, including:

  •
  financial institutions;

  •
  qualified insurance plans;

  •
  qualified retirement plans and individual retirement accounts;

  •
  S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities;

  •
  persons liable for the alternative minimum tax;

  •
  insurance companies;

  •
  mutual funds;

  •
  tax-exempt organizations;

  •
  brokers or dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  persons that hold Bridgeview common stock as part of a straddle, hedge, constructive sale or conversion transaction or other integrated transaction;

  •
  persons with "applicable financial statements" within the meaning of Section 451(b) of the Code;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons whose "functional currency" is not the U.S. dollar; and

  •
  stockholders who acquired their shares of Bridgeview common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Bridgeview common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

        The parties intend for the merger to be treated as a "reorganization" for U.S. federal income tax purposes. It is a condition to Bridgeview's obligation to complete the merger that Bridgeview receives a written opinion of its counsel, Vedder Price, dated as of the closing date, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to First Midwest's obligation to complete the merger that First Midwest receives an opinion of its counsel, Chapman and Cutler, dated as of the closing date, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and on representation letters provided by First Midwest and Bridgeview to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of First Midwest and Bridgeview. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the United States federal income tax consequences of the merger could be adversely affected.

        In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part will be binding on the Internal Revenue Service or any court. Neither First Midwest nor Bridgeview has sought or intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and consequently, there is no guarantee that the Internal Revenue Service will treat the merger as a "reorganization" within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein.

        The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including without limitation the applicability and effect of the 3.8% Medicare tax on unearned income, the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

        Federal Income Tax Consequences of the Merger.    Based upon the facts and representations contained in the representation letters received from First Midwest and Bridgeview in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Chapman and Cutler and Vedder Price that for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

        By virtue of qualifying as a reorganization, the material U.S. federal income tax consequences of the merger will be as follows:

  •
  No gain or loss will be recognized by Bridgeview as a result of the merger;

  •
  Gain (but not loss) may be recognized by U.S. common stockholders of Bridgeview who receive First Midwest common stock and cash in exchange for common stock of Bridgeview pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the First Midwest common stock and cash received by a U.S. common stockholder of Bridgeview exceeds such U.S. holder's basis in its Bridgeview common stock and (ii) the amount of cash received by such U.S. holder of Bridgeview common stock (in each case, excluding any cash received instead of fractional share interests in First Midwest common stock which is discussed below under "Cash Received In Lieu of a Fractional Share");

  •
  The basis of First Midwest common stock received by Bridgeview stockholders in connection with the merger will, in the aggregate, be the same as the basis, in the aggregate, of Bridgeview stock surrendered by such Bridgeview stockholder in the merger, decreased by the amount of cash received in the merger (other than cash received instead of fractional share interests in First Midwest common stock), and increased by any gain recognized by the stockholder in the merger, other than with respect to cash received instead of fractional share interests in First Midwest common stock (regardless of whether such gain is classified as capital gain or as dividend income);

  •
  The holding period of First Midwest common stock received by a Bridgeview stockholder will be determined by including such stockholder's holding period for Bridgeview common stock exchanged therefor, provided that such stock was held by such stockholder as a capital asset at the time of the exchange;

  •
  First Midwest will not recognize gain or loss as a result of the merger of Bridgeview with and into First Midwest;

  •
  The basis of the assets of Bridgeview transferred to First Midwest in the merger will be the same in the hands of First Midwest as the basis of such assets in the hands of Bridgeview immediately prior to the transfer;

  •
  The holding periods of the assets of Bridgeview transferred to First Midwest in the merger in the hands of First Midwest will include the periods during which such assets were held by Bridgeview; and

  •
  First Midwest will succeed to and take into account the items of Bridgeview described in Code Section 381(c), including net operating losses and earnings and profits, subject to certain conditions and limitations.

        If a U.S. holder of Bridgeview common stock acquired different blocks of shares of Bridgeview common stock at different times or at different prices, such holder's basis and holding period may be determined with reference to each block of Bridgeview common stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by other recognized capital losses in determining its income tax liability. Any such holders should consult their tax advisors regarding the manner in which First Midwest common stock received in the exchange should be allocated among different blocks of Bridgeview common stock and with respect to identifying the bases or holding periods of the particular shares of First Midwest common stock received in the merger.

        In some cases, if a U.S. holder of Bridgeview common stock actually or constructively owns First Midwest common stock other than First Midwest common stock received pursuant to the merger, gain recognized pursuant to the merger could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder's particular circumstances, including the application of constructive ownership rules, holders of Bridgeview common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

        Cash Received In Lieu of a Fractional Share.    A U.S. holder of Bridgeview common stock who receives cash in lieu of a fractional share of First Midwest common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Midwest. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder's holding period for such shares is greater than one year. For U.S. holders of Bridgeview common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

        Medicare Tax on Unearned Income.    In addition, net investment income of certain high-income individual taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax) on the lesser of (i) his or her net investment income for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). A similar regime applies to estates and trust. Net investment income generally would include any capital gain (or dividend income) realized in connection with a merger.

        Backup Withholding and Information Reporting.    Payments of cash to a U.S. holder of Bridgeview common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such stockholder provides First Midwest with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Bridgeview common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder's federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.

        A U.S. holder of Bridgeview common stock who receives First Midwest common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Bridgeview common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives First Midwest common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder's basis in the Bridgeview common stock surrendered and the fair market value of First Midwest common stock and cash received in the merger. A "significant holder" is a holder of Bridgeview common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Bridgeview (by vote or value) or held securities of Bridgeview with a basis for federal income tax purposes of at least $1 million.

        Tax Implications to Non-U.S. Stockholders.    For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of Bridgeview common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Bridgeview common stock for First Midwest common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (ii) in the case of a non-U.S. holder who is an individual, such stockholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be eliminated or reduced by an applicable treaty or offset by U.S. source capital losses.

  Foreign Account Tax Compliance Act

        Under Sections 1471 and 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act ("FACTA"), a holder of Bridgeview common stock could be subject to a 30% U.S. withholding tax on gross proceeds from its exchange of stock for cash received (if any) pursuant to the merger if it holds its stock through a foreign financial institution that has not entered into an agreement with the U.S. government to report certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a "nonparticipating foreign financial institution" if it is subject to an intergovernmental agreement between the United States and a foreign country, or if other conditions are met. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. Holders of Bridgeview common stock should consult their own tax advisors on how these rules may apply to cash payments (if any) made in exchange for their stock pursuant to the merger in light of their own individual circumstances.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including without limitation tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws, including without limitation the applicability and effect of the 3.8% Medicare tax on unearned income, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Accounting Treatment

        First Midwest will account for the merger as a purchase by First Midwest of Bridgeview under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among Bridgeview's assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Bridgeview will be included in First Midwest's results of operations from the date of acquisition.

Interests of Certain Persons in the Merger

  General

        In considering the recommendations of Bridgeview's board of directors with respect to the merger, you should be aware that certain directors and executive officers of Bridgeview have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of Bridgeview. Bridgeview's board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that holders of Bridgeview voting common stock vote in favor of the merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger). These interests are described in more detail below, and certain of them are quantified in the narrative below.

  Stock Ownership

        As of April 2, 2019, Bridgeview's directors and executive officers and their affiliates held approximately 3,208,847 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding restricted Bridgeview voting common stock), representing approximately 30% of the outstanding shares of Bridgeview voting common stock. For more information, see "Security Ownership of Certain Bridgeview Beneficial Owners and Management."

  Treatment of Bridgeview Restricted Stock Awards

        To the extent a director or executive officer of Bridgeview holds unvested restricted stock awards, at the effective time of the merger, such awards will become fully earned and vested per the terms of the Bridgeview Stock Plan and the award agreements issued thereunder, and the shares of Bridgeview voting common stock subject to such awards, will be converted to First Midwest voting common stock plus the cash consideration as discussed in the below section titled "The Merger Agreement—Merger Consideration," subject to any required withholding tax. As of the date of the merger agreement, only Thomas P. Haleas, who serves as Bridgeview's Executive Vice President, held unvested Bridgeview restricted stock under the Plan, in the amount of 8,334 shares of unvested restricted stock. Upon the effective time of the merger, Thomas P. Haleas will vest in all such 8,334 shares of restricted stock.

Based on the closing price per share of First Midwest common stock of $20.90 as of April 2, 2019, the latest practicable date before the date of this proxy statement/prospectus, multiplied by the exchange ratio of 0.2767, as a result of the exchange of his Bridgeview unvested restricted stock holdings as of the Bridgeview record date that vest upon the effective time of the merger, it is estimated that Thomas P. Haleas would receive First Midwest common stock equal to a net cash value of approximately $48,196 plus cash consideration equal to approximately $14,918 (assuming no adjustments to the cash consideration), prior to any applicable tax withholdings.

  Treatment of Bridgeview Stock Option Awards

        To the extent a director or executive officer of Bridgeview holds vested or unvested stock option awards, at the effective time of the merger, such awards will, upon execution of an option cancellation agreement by such option holder, be cancelled and converted into the right to receive a lump sum cash payment in an amount equivalent to the merger consideration per share of Bridgeview common stock underlying the option awards less the exercise price for such options, subject to any required withholding tax. As of April 2, 2019, directors and executive officers of Bridgeview and Bridgeview Bank, as a group, held vested and unvested option awards relating to 2,709,498 shares of Bridgeview voting common stock under the Bridgeview Stock Plan. William L. Conaghan, who formerly served as the President and Chief Executive Officer of Bridgeview and Bridgeview Bank until his death on March 28, 2019, held vested option awards relating to 509,221 shares of Bridgeview voting common stock, Thomas P. Haleas, who serves as the Executive Vice President of Bridgeview and Bridgeview Bank, held vested option awards relating to 1,176,386 shares of Bridgeview voting common stock and unvested option awards relating to 653,550 shares of Bridgeview voting common stock (or collectively, vested and unvested option awards relating to 1,829,836 shares of Bridgeview voting common stock), Bryan Griffin, who serves as the Senior Vice President of Bridgeview Bank, held vested option awards relating to 185,171 shares of Bridgeview voting common stock, and Nicolas S. Mando, who serves as the Chief Operating Officer of Bridgeview and Bridgeview Bank, held vested option awards relating to 92,585 shares of Bridgeview voting common stock. Upon the effective time of the merger, Thomas P. Haleas will vest in option awards relating to 653,550 shares of Bridgeview voting common stock. Based on the closing price per share of First Midwest common stock of $20.90 as of April 2, 2019, the latest practicable date before the date of this proxy statement/prospectus, multiplied by the exchange ratio of 0.2767 plus $1.79 of cash consideration (assuming no adjustments), it is estimated that Thomas P. Haleas, Bryan Griffin, Nicolas S. Mando and the estate of William L. Conaghan would receive, as soon as reasonably practicable following the effective time of the merger, a cash payment in an amount equal to approximately $6,080,600, $615,330, $307,663 and $1,692,157, respectively, prior to any applicable tax withholdings, in exchange for the stock option awards.

  Employment Agreements

        Bridgeview is party to employment agreements with each of Peter J. Haleas, Bryan Griffin and Thomas P. Haleas (whom we will refer to both individually and collectively as "senior executives"). The employment agreements provide for certain severance benefits in the event the senior executive's employment is terminated by Bridgeview without just cause or by the senior executive for good reason. Good reason includes a reduction in base salary; a material reduction in target bonus opportunity other than an across-the-board reduction ordered by an applicable regulator of Bridgeview; the assignment of duties inconsistent with the senior executive's position, duties, responsibilities or authority; or a requirement for the senior executive to relocate to an office more than 15 miles from the senior executive's current office location. In the event the merger is consummated and Peter J. Haleas's employment is terminated, among other benefits, Peter J. Haleas would be entitled to, assuming a closing of the merger on May 15, 2019, an amount of cash equal to approximately $1,205,000 plus a minimum bonus of approximately $33,200 (equal to twenty percent (20%) of his annual bonus opportunity). Thomas P. Haleas will receive an amount of cash equal to $100,000 and title to the car utilized by him while employed by Bridgeview. Such individuals will also be eligible to receive reimbursement for COBRA continuation coverage. There is no severance payment due Bryan Griffin under his employment agreement in the event the merger is consummated.

        Thomas P. Haleas's employment will be terminated effective as of the merger, and pursuant to his employment agreement with Bridgeview (as amended), he will receive the severance and benefits described above. In the event that Gerry Pfeiffer is terminated, he is not entitled to any severance payment, but would, in any event, receive the change in control payment described below.

        Subsequent to the execution of the merger agreement, Peter J. Haleas and Bryan Griffin agreed to become employees of First Midwest and entered into offer letters for employment with First Midwest setting forth the terms and conditions of employment with First Midwest Bank following the merger, in addition to a new confidentiality and restrictive covenants agreement. The terms and conditions of the offer letters include an annualized base salary amount of $225,000 for Peter J. Haleas beginning on the first business day following the effectiveness of the merger through December 31, 2019 and an annualized base salary amount of $240,000 for Bryan Griffin. With respect to Peter J. Haleas, in addition and in recognition of his agreement to enter into a new confidentiality and restrictive covenants agreement, as a retention incentive, and in lieu of a cash payment, the offer letter with First Midwest provides for receipt of title to the car he utilized while employed by Bridgeview. With respect to Bryan Griffin, in addition to and in recognition of his agreement to enter into a new confidentiality and restrictive covenants agreement, as a retention incentive, he will be eligible to receive a one-time bonus of $80,000 payable in cash in two installments, with $40,000 being paid 60 days after commencing employment and $40,000 being paid one year after commencing employment. Bryan Griffin's offer letter also provides that under the terms of his employment with First Midwest he continues to be entitled to the change in control payment described below. The offer letter for Peter J. Haleas provides that upon termination of his employment with First Midwest, he will receive the severance payments and benefits described above. Their change in control payments will be paid at the time of the change in control as described below. First Midwest may determine to enter into additional employment arrangements with executive officers of Bridgeview that would be effective upon completion of the merger.

  Change in Control Agreements

        Bridgeview is party to change in control agreements with the change in control senior executives. In the event the merger is consummated it will constitute a change of control under these change in control agreements. In the event of a change in control, the change in control senior executives would be entitled to receive, $500,000 in the case of Peter J. Haleas, $650,000 in the case of Gerald E. Pfeiffer, $550,000 in the case of Bryan Griffin, and $570,000 in the case of Nicolas S. Mando, in each case prior to any applicable tax withholdings. In the case of Bryan Griffin and Nicolas S. Mando, the payment will be made one year after the change in control, provided that should Bryan Griffin or Nicolas S. Mando be terminated without cause within one year after the change in control, the payment to Bryan Griffin will still be made one year after the change in control and the payment to Nicolas S. Mando will be made on the date of termination. In the case of the other executives, the payment will be made at the time of the change in control. In the event of a change in control, the estate of William L. Conaghan would be entitled to receive $650,000 on the date of the change in control, if the change in control occurs within 90 days of March 28, 2019.

  Involvement of Sandler as Financial Advisor

        Bridgeview retained Sandler to serve as its financial advisor in connection with the merger with First Midwest. Pursuant to the engagement letter entered into between Bridgeview and Sandler, as compensation for the latter's financial advisory services provided to Bridgeview, Bridgeview agreed to pay a success fee equal to one percent (1.0%) of the aggregate purchase price, as defined in the engagement letter. The success fee has the potential to increase on a graduated basis should there be an increase in the value of the merger consideration. Under this formula, the maximum success fee would be 1.45% of the aggregate purchase price in the event the price per share equals or exceeds $11.10 per share.

  Indemnification and Insurance

        The merger agreement provides that, upon completion of the merger, First Midwest will indemnify, defend and hold harmless the directors and officers of Bridgeview (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Bridgeview's certificate of incorporation, as amended, and by-laws, to the extent permitted by law.

        The merger agreement also provides that for a period of six years after the merger is completed, First Midwest will maintain directors' and officers' liability insurance that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that portion of coverage currently provided by Bridgeview that serves to reimburse the present and former officers and directors of Bridgeview with respect to claims against such directors and officers arising from facts or events which occurred before the completion of the merger, provided that the total premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the merger agreement.

THE MERGER AGREEMENT

        The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure

        Subject to the terms and conditions of the merger agreement, Bridgeview will merge with and into First Midwest, with First Midwest being the surviving company. As a result, the separate existence of Bridgeview will terminate. Following the merger at such time as First Midwest may determine, Bridgeview Bank will merge with and into First Midwest Bank. First Midwest Bank will be the surviving bank and will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.

Merger Consideration

        Upon completion of the merger, each holder of shares of Bridgeview common stock will receive the merger consideration, consisting of a number of shares of First Midwest common stock plus the cash consideration in exchange for each share of Bridgeview common stock held immediately prior to the completion of the merger.

        The exchange ratio of 0.2767 is not subject to adjustment but the value of the First Midwest common stock to be received by stockholders of Bridgeview common stock in the merger will fluctuate based on the trading price of First Midwest common stock. The trading price of First Midwest common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the Bridgeview special meeting, Bridgeview stockholders will not know or be able to calculate the value of First Midwest common stock that they will receive upon completion of the merger.

        The cash consideration of $1.79 per share of Bridgeview common stock is subject to potential increases or decreases based on the occurrence of certain events as provided in the merger agreement. These events and the corresponding adjustments are summarized as follows:

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  if any of the specified leases related to Bridgeview's residential home mortgage business have not been disposed of as of February 28, 2019, the aggregate cash consideration will be reduced by a multiple of the remaining amounts payable under such leases, depending on the number of leases that remain as follows:

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  if one lease has not been disposed of, the cash consideration will be reduced by one and one-half the remaining amount payable under such lease;

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  if two or more leases have not been disposed of, the cash consideration will be reduced by three times the aggregate remaining amounts payable under such leases;

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  if any of the specified contracts related to Bridgeview's residential home mortgage business have not been disposed of as of February 28, 2019, the aggregate cash consideration will be reduced by an amount equal to three times of the remaining amounts payable by Bridgeview under such contracts;

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  if there is any outstanding principal balance under any mortgage loans related to Bridgeview's residential home mortgage business remaining as of March 1, 2019 that in the aggregate exceeds $500,000, the aggregate cash consideration will be reduced by: (i) an amount equal to the aggregate outstanding principal balance of any mortgage loans related to Bridgeview's residential home mortgage business that remain if the aggregate outstanding principal balance of any mortgage loans related to Bridgeview's residential home mortgage business that remain is greater than $500,000 but less than $1,000,000 (ii) $1,000,000 if the aggregate outstanding principal balance of any mortgage loans related to Bridgeview's residential home mortgage business that remain is greater than $1,000,000 but less than $5,000,000 and (iii) 20% of the outstanding principal loan balances of any mortgage loans related to Bridgeview's residential home mortgage business that remain if the aggregate outstanding principal balance of any mortgage loans related to Bridgeview's residential home mortgage business that remain is greater than $5,000,000;

    As of April 4, 2019, no adjustment to the cash consideration is expected in connection with Bridgeview's residential home mortgage business.

  •
  if Bridgeview sells the identified real property prior to the completion of the merger, the cash consideration will be adjusted as follows:

  •
  if the net sale price is less than the agreed upon price set forth in the merger agreement, the aggregate cash consideration will be reduced by an amount equal to $150,000, plus the difference between the agreed upon price set forth in the merger agreement and the net sales price of the property;

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  if the net sale price is equal to the agreed upon price set forth in the merger agreement, the aggregate cash consideration will be reduced by $150,000;

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  if the net sale price is greater than the agreed upon price set forth in the merger agreement, but less than the agreed upon price set forth in the merger agreement, the aggregate cash consideration will be reduced by $150,000 minus the difference between the sale price and the agreed upon price set forth in the merger agreement;

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  if the net sale price is greater than the agreed upon price set forth in the merger agreement, the aggregate cash consideration will be increased by the difference between the net sale price and the agreed upon price set forth in the merger agreement;

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  if Bridgeview fails to sell the identified real property prior to the closing, the aggregate cash consideration will be reduced by $3,000,000 ($0.15 per share of Bridgeview common stock);

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  if Bridgeview sells any of the life insurance contracts identified in the merger agreement prior to March 31, 2019, the cash consideration may be increased or decreased based on whether the life insurance contract is sold for greater or less than its book value determined pursuant to the merger agreement; however, if Bridgeview fails to sell any of the life insurance contracts identified in the merger agreement prior to January 15, 2019, an independent insurance consultant will be engaged to solicit three bids for each of the unsold life insurance contracts; thereafter, if Bridgeview fails to sell any of the life insurance contracts identified in the merger agreement prior to February 28, 2019, Bridgeview and First Midwest will cause the independent insurance consultant to promptly solicit and obtain, prior to March 31, 2019, bids to purchase each unsold life insurance contract from three potential bona fide buyers and the cash consideration will be increased or decreased based on whether the median of the three bids is greater or less than the book value determined pursuant to the merger agreement for the applicable life insurance contract; provided, however, that if any life insurance contract is sold after March 31, 2019 but prior to the completion of the merger, for the purposes adjusting the cash consideration, it will be treated as if it were sold prior to March 31, 2019 and the cash consideration will be adjusted in accordance with first clause of this bullet point;

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  if Bridgeview sells or otherwise disposes of the identified assets, the cash consideration will be increased or decreased by the difference between the proceeds of the disposition and the assumed value of each asset as determined pursuant to the merger agreement;

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  if certain environmental conditions and/or title defects exist with respect to Bridgeview's real property and the total cost to remediate and/or cure such conditions or defects is greater than $100,000, the cash received by the holders of Bridgeview common stock in connection with the merger will be reduced by such cost in excess of $100,000 up to an aggregate amount of $4,000,000 ($0.20 per share of Bridgeview common stock). If such cost cost in excess of $100,000 exceeds $4,000,000, First Midwest may terminate the merger agreement or reduce the aggregate cash component of the consideration by $4,000,000 and, subject to the satisfaction of all other conditions, proceed to the closing of the merger; and

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  if Bridgeview's adjusted tangible common equity as of its December 31, 2018 fiscal year-end is different than the minimum year-end adjusted tangible common equity identified in the merger agreement, the aggregate cash consideration will be increased or decreased as follows:

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  if the year-end adjusted tangible common equity is greater than $116,958,159, the aggregate cash consideration will be increased by such difference;

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  if the year-end adjusted tangible common equity is less than $116,958,159, the aggregate cash consideration will be decreased by such difference up to a maximum decrease of $9,558,159, or up to a maximum decrease of $0.48 per share of Bridgeview common stock.

        Due to the fact that certain of these adjustments may not be determinable prior to the date of the Bridgeview special meeting, at the time of the vote on the merger proposal at the Bridgeview special meeting, holders of Bridgeview common stock may not know the amount of cash consideration they will receive as part of the merger consideration. Based on information available as of the date of this proxy statement/prospectus, the range of the adjustments to the cash consideration of $1.79 per share of Bridgeview common stock is reasonably expected to result in a decrease of between $0.18 per share of Bridgeview common stock and a decrease of $0.62 per share of Bridgeview common stock.

        All unvested Bridgeview restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger, and the holders thereof will be entitled to receive the same merger consideration for the shares of Bridgeview common stock subject to such awards as all other holders of Bridgeview common stock. Additionally, Bridgeview will take all actions necessary to cause the holders of options for Bridgeview common stock to execute agreements prior to the merger to cancel such options in exchange for a lump sum cash payment.

Conversion of Shares; Exchange of Certificates; Fractional Shares

        Conversion.    The conversion of Bridgeview common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

        Exchange Procedures.    Prior to the completion of the merger, First Midwest will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to Bridgeview, which we refer to as the "exchange agent," (i) certificates or, at First Midwest's option, evidence of shares in book-entry form, representing the shares of First Midwest common stock to be issued under the merger agreement and (ii) cash payable as part of the merger consideration in lieu of any fractional shares of First Midwest common stock to be issued under the merger agreement. As promptly as reasonably practicable after the effective time of the merger, the exchange agent will provide you with instructions in order to exchange your certificates representing shares of Bridgeview common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement. No interest will accrue or be paid with respect to any First Midwest common stock or cash to be delivered upon surrender of Bridgeview stock certificates.

        If any First Midwest stock certificate is to be issued, or cash payment made, in a name other than that in which the Bridgeview stock certificate surrendered in exchange for the merger consideration is registered, the Bridgeview stock certificate must be properly endorsed or accompanied by an appropriate instruments of transfer, as applicable, and the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new First Midwest certificate or the payment of the cash consideration in a name other than that of the registered holder of the Bridgeview stock certificate surrendered, or must establish to the satisfaction of First Midwest and the exchange agent that any such taxes have been paid or are not applicable.

        Dividends and Distributions.    Until your Bridgeview common stock is surrendered for exchange, any dividends or other distributions declared after the effective time with respect to First Midwest common stock into which shares of Bridgeview common stock may have been converted will accrue but will not be paid. When such Bridgeview common stock has been duly surrendered, First Midwest will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Bridgeview of any shares of Bridgeview common stock. If shares of Bridgeview common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Bridgeview common stock have been converted.

        Withholding.    The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Bridgeview stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes as having been paid to the stockholders from whom they were withheld.

        No Fractional Shares Will Be Issued.    First Midwest will not issue fractional shares of First Midwest common stock in the merger. There will be no dividends or distributions with respect to any fractional shares of First Midwest common stock or any voting or other rights with respect to any fractional shares of First Midwest common stock. Instead of fractional shares of First Midwest common stock, First Midwest will pay to each Bridgeview stockholder an amount in cash for any fractional shares based on the per share volume weighted average price of the First Midwest common stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the day on which the merger occurs.

        Lost, Stolen or Destroyed Bridgeview Common Stock Certificates.    If you have lost a certificate representing Bridgeview common stock, or it has been stolen or destroyed, First Midwest will issue to you the First Midwest common stock or cash in lieu of fractional shares payable under the merger agreement if you submit an affidavit of that fact and, if requested by First Midwest, if you post bond in a customary amount as indemnity against any claim that may be made against First Midwest about ownership of the lost, stolen or destroyed certificate.

        For a description of First Midwest common stock and a description of the differences between the rights of Bridgeview stockholders and First Midwest stockholders, see "Description of First Midwest Capital Stock" and "Comparison of Stockholder Rights."

Effective Time

        We plan to complete the merger on a business day designated by First Midwest, and consented to by Bridgeview, that is within 30 days after the satisfaction or waiver of the last remaining conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. The time the merger is completed is the effective time of the merger. See "—Conditions to Completion of the Merger."

        We anticipate that we will complete the merger during the second quarter of 2019. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by December 6, 2019, either party may terminate the merger agreement without penalty, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See "—Conditions to Completion of the Merger" and "—Regulatory Approvals Required for the Mergers."

Representations and Warranties

        The merger agreement contains representations and warranties of First Midwest and Bridgeview, to each other, as to, among other things:

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  the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

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  the capitalization of each party;

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  the authority of each party and its subsidiaries to enter into the merger agreement (and any other agreement contemplated thereby) and the enforceability of the merger agreement against each party;

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  governmental approvals and other consents and approvals required in connection with the merger;

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  the fact that the merger agreement does not violate or breach the certificate of incorporation and by-laws of each party, applicable law, and agreements, instruments or obligations of each party;

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  each party's relationships with financial advisors;

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  each party's financial statements and filings with applicable regulatory authorities;

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  sufficiency of each party's internal controls;

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  the absence of material changes in each party's business;

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  the absence of litigation;

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  each party's compliance with applicable law; and

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  regulatory investigations and orders.

        In addition, the merger agreement contains representations and warranties of Bridgeview to First Midwest as to, among other things:

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  the absence of undisclosed obligations or liabilities;

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  the inapplicability to the merger and voting agreements and the transactions contemplated thereby of state anti-takeover laws;

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  accuracy of books and records and compliance with policies, practices and procedures;

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  intellectual property;

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  the filing and accuracy of material tax returns and other tax matters;

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  environmental matters;

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  labor matters;

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  its employment contracts and benefit arrangements;

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  title and interest in property;

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  the validity of, and the absence of material defaults under, its material contracts;

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  material interests of officers and directors or their associates;

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  adequacy of insurance coverage;

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  extensions of credit;

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  interest rate risk management instruments;

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  sufficiency of its assets to conduct its business;

  •
  collateralized debt obligations;

  •
  its mortgage banking activities;

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  the absence of a trust business;

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  the disposition of its residential home mortgage business; and

  •
  the settlement of certain litigation matters.

        In addition, the merger agreement contains representations and warranties of First Midwest to Bridgeview as to, among other things, the availability of funds and shares of First Midwest common stock to complete the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

        Bridgeview has agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement, it will not, and will not agree to, without First Midwest's consent:

  •
  conduct its business other than in the ordinary and usual course;

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  fail to use commercially reasonable efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

  •
  enter into any new line of business, change its banking and operating policies, except as required by law or policies imposed by regulatory authorities, or close, sell, consolidate or relocate or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its subsidiaries;

  •
  materially alter any of its policies or practices with respect to the rates, fees, interest, charges levels or types of services available to its customers or offer promotional pricing with respect to any product or service other than in the ordinary course of business and on commercially reasonable terms;

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  book certain "brokered deposits";

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  purchase securities other than short-term securities issued by the U.S. Department of the Treasury or guaranteed by any U.S. government agencies;

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  make any capital expenditures in excess of specified amounts;

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  enter into, terminate, amend, modify, extend or renew any material contract;

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  make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any extension of credit (1) in excess of $2,500,000, (2) in excess of $1,000,000 but less than $2,500,000 without first consulting First Midwest, or (3) other than in compliance with Bridgeview existing credit policies and procedures;

  •
  enter into, renew or amend any interest rate swaps;

  •
  except for the issuance of common stock pursuant to any stock option outstanding as of December 6, 2018 under the Bridgeview Stock Plan, issue, sell, grant, transfer or dispose of or encumber, or authorize or propose the creation of, any additional shares of capital stock;

  •
  grant stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock;

  •
  make, declare, pay or set aside for payment any dividend or distribution on any shares of its stock, except for cash dividends from Bridgeview Bank to Bridgeview to cover operating expenses;

  •
  adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any of its own stock;

  •
  other than as provided in the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of any loans, securities, assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business;

  •
  acquire the loans, securities, real property, equity, business, deposits or properties of any other entity or make a contribution of capital to any other person, other than a wholly owned subsidiary, except in various specified transactions in the ordinary course of business;

  •
  amend its certificate of incorporation or by-laws;

  •
  change its accounting principles, practices or methods, except as required by GAAP;

  •
  make, change or revoke any material tax election, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a material refund of taxes, take any action with respect to taxes that is outside the ordinary course of business or take any action that is reasonably likely to have a material adverse impact on the tax position of Bridgeview or, after the merger, First Midwest;

  •
  settle any action, suit, claim or proceeding against it, other than in the ordinary course of business in an amount not in excess of $25,000 and that would not impose any material restriction on Bridgeview's or its subsidiaries' business;

  •
  enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, non-competition, non-solicitation, change-in-control, retention, stay bonus or similar agreements or grant salary increases or employee benefit increases, except as required by applicable law or the merger agreement, for certain prorated annual bonuses that are in the ordinary course of business, or to pay certain stay bonuses for certain employees as provided in the merger agreement;

  •
  hire any employee or engage any consultant with an annual salary or wage rate or consulting fee and target cash bonus in excess of a specified amount, or terminate the employment of any executive officer other than for cause;

  •
  enter into, terminate, establish, adopt, amend, modify, make any new grants or awards under or increase any benefits under any employee compensation or benefit plans, or take any action to accelerate the vesting, payment, exercisability or funding under any employee compensation or benefit plan or add any new participants to any benefit plan, except as contemplated by the merger agreement, as required by applicable law, to pay certain annual bonuses and stay bonuses as provided in the merger agreement, to grant annual salary, wage or fee increases in an amount up to a maximum of two percent (2%) of each employee or consultant's then-current base compensation, or to add individuals as participants to any existing benefit plan that is a tax-qualified retirement, health or welfare benefit plan who became eligible for participation in the ordinary course of business under the existing terms;

  •
  communicate with its officers or employees regarding compensation or benefits matters affected by the transaction, except as permitted by the merger agreement;

  •
  engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises, unless required by applicable law or to comply with the merger agreement, or fail to maintain its business premises or other assets in substantially the same condition;

  •
  acquire or otherwise become the owner of any real property by way of foreclosure or in satisfaction of a debt previously contracted without first obtaining an appropriate Phase I environmental site assessment and consulting First Midwest;

  •
  other than in the ordinary course of business, incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than indebtedness of Bridgeview or any of its wholly owned subsidiaries to Bridgeview or any of its subsidiaries;

  •
  merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its significant subsidiaries;

  •
  knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or knowingly take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to complete the transactions contemplated thereby, except as required by applicable law; or

  •
  make, pledge or otherwise commit to make any contributions or donations to any political, charitable, social or other organization other than as provided in the merger agreement.

Acquisition Proposals by Third Parties

        Bridgeview has agreed that it will not, and will cause its subsidiaries and its and its subsidiaries' representatives, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to any other acquisition proposal. Bridgeview has also agreed that it will not engage in any negotiations concerning any other acquisition proposal, or provide any confidential or non-public information to, or have any discussions with, any person relating to any other acquisition proposal.

        However, if Bridgeview receives an unsolicited bona fide acquisition proposal and Bridgeview's board of directors concludes in good faith (after consultation with its financial and outside legal advisors) that it constitutes or could reasonably be expected to lead to a superior proposal, Bridgeview may furnish non-public information and participate in negotiations or discussions if its board of directors concludes in good faith, after consultation with such legal advisors, that failure to take those actions would be inconsistent with its fiduciary duties under applicable law. Before providing any non-public information, Bridgeview must have provided First Midwest with written notice of its intention to provide such nonpublic information and enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with First Midwest. While Bridgeview has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow Bridgeview to terminate the merger agreement solely because it has received a superior proposal, entered into such negotiations or decided to accept such offer.

        For purposes of the merger agreement, the terms "acquisition proposal" and "superior proposal" have the following meanings:

  •
  The term "acquisition proposal" means, other than the transactions contemplated by the merger agreement:

  •
  a tender or exchange offer to acquire more than 20% of the voting power in Bridgeview or its significant subsidiaries;

  •
  a proposal for a merger, consolidation or other business combination involving Bridgeview or its significant subsidiaries; or

  •
  any other proposal to acquire more than 20% of the voting power in, or more than 20% of the business, assets or deposits of, Bridgeview or its significant subsidiaries.

  •
  The term "superior proposal" means a bona fide written acquisition proposal (with the references to 20% deemed references to 50%) that Bridgeview's board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the First Midwest merger after:

  •
  receiving the advice of its financial advisors;

  •
  taking into account the likelihood of completion of the proposed transaction (as compared to, and with due regard for, the terms of the merger agreement); and

  •
  taking into account all legal, financial, regulatory and other aspects of such proposal.

        Bridgeview has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Bridgeview has also agreed to notify First Midwest within one business day of receiving any acquisition proposal and the substance of the proposal.

        In addition, Bridgeview has agreed to use its reasonable best efforts to obtain from its stockholders approval of the merger agreement and the transactions contemplated thereby, including the merger.

However, if Bridgeview's board of directors (after consultation with, and based on the advice of, outside legal counsel) determines in good faith that, because of an acquisition proposal that Bridgeview's board of directors concludes in good faith constitutes a superior proposal, to continue to recommend such items to its stockholders would result in a violation of its fiduciary duties under applicable law, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its stockholders. Bridgeview agreed that before taking such action with respect to an acquisition proposal, it will give First Midwest at least ten business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by First Midwest.

        Under certain circumstances, including if the merger agreement is terminated in the event Bridgeview breaches certain obligations described above, Bridgeview must pay First Midwest a fee equal to $6,400,000. See "—Termination of the Merger Agreement."

Other Agreements

        In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

  •
  we agreed to use commercially reasonable efforts to complete the merger and the other transactions contemplated by the merger agreement;

  •
  we agreed that First Midwest and Bridgeview will give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect, as defined in the merger agreement, or that would constitute a breach of any of its representations, warranties, covenants or agreements in the merger agreement that reasonably could be expected to give rise to the failure of a condition to the merger to be satisfied;

  •
  we agreed that First Midwest and Bridgeview will supplement their respective representations and warranties in the merger agreement with respect to any matter arising after the date of the merger agreement which would render any such representations and warranties inaccurate or incomplete in any material respect;

  •
  we agreed that Bridgeview will convene a special meeting of its stockholders within 45 days from the date the registration statement, of which this proxy statement/prospectus is a part, becomes effective to consider and vote on the merger proposal;

  •
  we agreed that First Midwest will use its commercially reasonable efforts to cause the shares of First Midwest common stock to be issued in the merger to be approved for listing on the Nasdaq Stock Market (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

  •
  we agreed that, subject to applicable law, First Midwest and Bridgeview will cooperate with each other and prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including applications for the required regulatory approvals and this proxy statement/prospectus and the registration statement for the First Midwest common stock to be issued in the merger of which this proxy statement/prospectus is a part;

  •
  we agreed to cooperate on stockholder and employee communications and press releases;

  •
  we agreed that Bridgeview will not take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws;

  •
  we agreed that Bridgeview will provide First Midwest, and First Midwest's officers, employees, counsel, accountants and other authorized representatives, reasonable access during normal business hours throughout the period prior to the effective time of the merger to the books, records, properties, personnel and other information of Bridgeview as First Midwest may reasonably request;

  •
  we agreed that Bridgeview will provide First Midwest with copies of documents filed Bridgeview pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Bridgeview and its subsidiaries as First Midwest may reasonably request, including providing First Midwest with biweekly general ledger reports beginning with the first full biweekly period following December 6, 2018 and until the effective time of the merger;

  •
  we agreed to keep any non-public information confidential;

  •
  we agreed that First Midwest and Bridgeview will execute and deliver supplemental indentures and other documents and instruments required for the assumption of Bridgeview's outstanding debt, guarantees, securities, and other agreements;

  •
  we agreed that, upon completion of the merger, First Midwest will indemnify, defend and hold harmless the directors and officers of Bridgeview (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Bridgeview's certificate of incorporation, as amended, and by-laws, to the extent permitted by law;

  •
  we agreed that, prior to the closing of the merger, Bridgeview will obtain a prepaid tail policy of directors' and officers' lability coverage that provides directors' and officers' liability insurance with respect to actions and omissions occurring prior to the closing date;

  •
  we agreed that Bridgeview will, prior to the closing of the merger, take all actions necessary to terminate the Bridgeview Bank 401(k) Plan;

  •
  we agreed that, following the effective time of the merger, First Midwest or its subsidiaries will cause Bridgeview's employees to be covered by a severance policy whereby certain employees of Bridgeview and Bridgeview Bank will be entitled to receive certain severance benefits as provided in the merger agreement if they incur a qualifying involuntary termination of employment after the effective time of the merger;

  •
  we agreed that First Midwest will cause each employee benefit plan of First Midwest in which Bridgeview employees are eligible to participate (other than a cash or equity compensation plan) to take into account, for purposes of eligibility and vesting (and not for benefit accrual) thereunder, the service of such employees with Bridgeview as if such service were with First Midwest, to the same extent that such service was credited under a comparable plan of Bridgeview, and, with respect to welfare benefit plans of First Midwest in which employees of Bridgeview are eligible to participate, First Midwest agreed to waive any preexisting conditions, waiting periods and actively at work requirements under such plans;

  •
  we agreed that for purposes of each First Midwest health plan, First Midwest will cause any eligible expenses incurred by employees of Bridgeview who are employees of Bridgeview or Bridgeview Bank on the closing date of the merger and their covered dependents during the portion of the plan year of the comparable plan of Bridgeview or Bridgeview Bank ending on the date such employee's participation in the corresponding First Midwest plan begins to be taken into account under such First Midwest plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the First Midwest plan;

  •
  we agreed to use our commercially reasonable efforts to plan, execute and complete the conversion of the processing, reporting, payment and other operating systems of Bridgeview

    Bank to those of First Midwest Bank by the closing of the merger, or at such later time as First Midwest may determine, provided that such conversion will not become effective prior to the closing of the merger;

  •
  we agreed that Bridgeview will order (and Bridgeview will use commercially reasonable efforts to cause to be delivered to First Midwest) title commitments, surveys and title documents for real property owned by Bridgeview or its subsidiaries in order to determine, as provided in the merger agreement, whether there are any defects to the title of such real property;

  •
  we agreed that First Midwest is authorized to obtain certain environmental examinations within a timeframe set forth in the merger agreement of any real property owned or leased by Bridgeview, or any real property acquired after the date of the merger agreement, at Bridgeview's cost and expense, in order to determine, as provided in the merger agreement, whether certain environmental conditions exist on such real property;

  •
  we agreed that if certain environmental conditions and/or title defects exist with respect to Bridgeview's real property and the total cost to remediate and/or cure such conditions or defects (the "real property adjustment amount") is greater than $100,000, the cash consideration will be reduced by an amount equal the (i) the real property adjustment amount up to an aggregate amount of $4,000,000, divided by (ii) the number of outstanding shares of Bridgeview common stock, however, if the real property adjustment amount is greater than $4,000,000, First Midwest may reduce the cash consideration by $4,000,000 divided by the number of outstanding shares of Bridgeview common stock or terminate the merger agreement;

  •
  we agreed that Bridgeview will use its commercially reasonable efforts to dispose of its residential home mortgage business prior to February 28, 2019, subject to adjustments to the cash consideration relating thereto;

  •
  we agreed that Bridgeview will give First Midwest the opportunity to participate in the defense or settlement of any litigation against Bridgeview and/or its directors or affiliates relating to the transactions contemplated by the merger agreement;

  •
  we agreed that Bridgeview will use its commercially reasonable efforts to dispose of certain identified assets and real estate properties prior to the Closing;

  •
  we agreed that Bridgeview will use its commercially reasonable efforts to dispose of certain life insurance contracts prior to the closing;

  •
  we agreed that Bridgeview will make certain charitable contributions as described in the merger agreement;

  •
  we agreed that Bridgeview will, and will cause its subsidiaries to, make all sales and dispositions in a commercially reasonable manner in bona fide transactions; and

  •
  we agreed that if, after the effective time of the merger, any further action is necessary to carry out the purposes of the merger agreement or to vest First Midwest with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the then current officers and directors of each party to the merger agreement and their respective subsidiaries will take or cause to be taken such necessary action.

        See "The Merger Agreement—Merger Consideration" for a description of certain cash consideration adjustments relating to the foregoing agreements.

Conditions to Completion of the Merger

        The obligations of First Midwest and Bridgeview to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the merger agreement and the merger must be approved by the requisite vote of holders of Bridgeview common stock;

  •
  the conversion proposal must be approved by the requisite vote of holders of Bridgeview Series A non-voting common stock, which the holders of in excess of a majority of Bridgeview Series A non-voting common stock have agreed to approve;

  •
  the required regulatory approvals must be obtained without any conditions that could (i) materially and adversely affect the business, operations or financial condition of First Midwest (measured on a scale relative to Bridgeview), (ii) require First Midwest or any of its subsidiaries to make any material covenants or commitments, or complete any divestitures, whether prior to or subsequent to the closing of the merger, (iii) result in a material adverse effect on Bridgeview or its subsidiaries, or (iv) restrict or impose a burden on First Midwest or any of its subsidiaries in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of First Midwest or any of its subsidiaries, and any waiting periods required by law must expire;

  •
  the First Midwest common stock that is to be issued in the merger must be approved for listing on the Nasdaq Stock Market and the registration statement filed with the SEC, of which this proxy statement/prospectus is a part, must be effective;

  •
  there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other transactions contemplated by the merger agreement; and

  •
  the adjusted tangible common equity of Bridgeview as of its December 31, 2018 fiscal year-end must be finally determined.

        The obligation of Bridgeview to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of First Midwest contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words "material" or "Material Adverse Effect," which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and First Midwest must have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement; and

  •
  the receipt of a legal opinion from Vedder Price, dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in the opinion, the merger will be treated as a reorganization under federal income tax laws.

        In addition, the obligation of First Midwest to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Bridgeview contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words "material" or "Material Adverse Effect," and certain representations and warranties regarding Bridgeview's capitalization, which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and Bridgeview must have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement;

  •
  the receipt of a legal opinion from Chapman and Cutler, dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in the opinion, the merger will be treated as a reorganization under federal income tax laws;

  •
  the receipt of a legal opinion from Vedder Price as to certain corporate matters, including Bridgeview's due incorporation and legal standing, the legal status of Bridgeview's capital stock and the due authorization and execution of the merger agreement;

  •
  the number of dissenting shares of Bridgeview common stock must not exceed 7.5% of the outstanding shares of Bridgeview common stock;

  •
  Bridgeview will have obtained required third-party consents, as defined in the merger agreement, and will deliver to First Midwest an officers' certificate to that effect;

  •
  Bridgeview's minimum adjusted tangible common equity, as defined in the merger agreement, as estimated as of the close of the business day immediately preceding the closing date of the merger must be greater than or equal to $112,000,000;

  •
  the ten-day average of Bridgeview's consolidated deposits must be greater than or equal to $950,000,000 for the ten-day period ending on the day immediately prior to the closing date;

  •
  Bridgeview's closing consolidated total loans (excluding loans held for sale of Bridgeview and its subsidiaries) must be greater than or equal to $750,000,000;

  •
  the environmental and title review process of Bridgeview's real property set forth in the merger agreement will be completed in accordance with the provisions of the merger agreement;

  •
  the receipt by First Midwest of the resignations, effective as of the effective time of the merger, of certain directors and officers of Bridgeview and certain directors and executive officers of Bridgeview Bank;

  •
  the receipt by First Midwest of a certificate by Bridgeview stating that it and Bridgeview Bank are not and have not been United States real property holding corporations;

  •
  a material adverse effect, as defined in the merger agreement, has not occurred to Bridgeview;

  •
  the receipt by First Midwest of a certificate from certain officers of Bridgeview certifying the number of shares of Bridgeview common stock outstanding as of the closing date;

  •
  no action, suit, claim or proceeding will be pending against or affecting Bridgeview, any of its Subsidiaries or First Midwest that is seeking to prohibit or make illegal the consummation of the merger;

  •
  the identified deposit account will have been closed and the extensions of credit identified in the merger agreement will have been sold by Bridgeview prior to the closing date; and

  •
  Plante & Moran, PLLC will have audited Bridgeview's financial statements for the year ended December 31, 2018 and will have delivered to Bridgeview and unqualified opinion on such financial statements and First Midwest will have received a certificate from certain officers of Bridgeview dated as of the closing that the foregoing has occurred.

        No assurance can be provided as to if, or when, the required regulatory approvals necessary to complete the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before December 6, 2019, either First Midwest or Bridgeview may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated by either First Midwest or Bridgeview at any time before or after Bridgeview has received approval of the merger agreement and the transactions contemplated thereby:

  •
  by our mutual agreement;

  •
  if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, as long as that breach has not been cured within 15 days following written notice thereof and that breach would also allow the non-breaching party not to complete the merger;

  •
  if any governmental entity that must grant a regulatory approval has denied approval of the merger, bank merger or the other transactions contemplated by the merger agreement by final and non-appealable action, or if an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such authority would not accept the refiling of such application, but not by a party whose failure to comply with any provision of the merger agreement caused, or materially contributed to, such denial or withdrawal request;

  •
  if the merger is not completed on or before December 6, 2019, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement; or

  •
  if a material adverse effect, as defined in the merger agreement, occurs with respect to the other party.

        The merger agreement may also be terminated by First Midwest at any time before or after the stockholders of Bridgeview approve the merger proposal:

  •
  if holders of the requisite Bridgeview common stock fail to approve the merger proposal or if holders of Bridgeview Series A non-voting common stock fail to approve the conversion proposal;

  •
  if Bridgeview's board of directors fails to recommend approval of the merger agreement, the conversion proposal and the transactions contemplated thereby, including the merger, to its stockholders, or withdraws or materially and adversely modifies its recommendation;

  •
  if Bridgeview's board of directors recommends an acquisition proposal other than the merger, or if Bridgeview's board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether Bridgeview's board of directors will, in fact, engage in or authorize negotiations;

  •
  if Bridgeview has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, as described above under "—Acquisition Proposals by Third Parties";

  •
  if the number of dissenting shares of Bridgeview common stock exceeds 7.5% of the outstanding shares of Bridgeview common stock; or

  •
  if the real property adjustment amount is greater than $4,000,000.

        The merger agreement also provides that Bridgeview must pay First Midwest a fee equal to $6,400,000 plus reasonable and documented out-of-pocket expenses incurred by First Midwest in connection with the transactions contemplated by the merger agreement if, on or prior to the termination of the merger agreement or the 12 month anniversary of the termination of the merger agreement in certain circumstances set forth in the merger agreement, both (i) the merger agreement is terminated and (ii) any of the following circumstances occur:

  •
  Bridgeview's board of directors submits the merger agreement and the transactions contemplated thereby, including the merger, to Bridgeview stockholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

  •
  Bridgeview enters into an agreement to engage in a competing acquisition proposal with any person other than First Midwest or any of First Midwest's subsidiaries;

  •
  Bridgeview authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than First Midwest or its subsidiaries or recommends that Bridgeview stockholders approve or accept such a competing acquisition proposal;

  •
  any person, other than First Midwest or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class or series of Bridgeview common stock;

  •
  Bridgeview fails to convene a stockholder meeting to approve the merger agreement and the transactions contemplated thereby, including the merger, within 45 days of the effectiveness of the registration statement of which this proxy statement/prospectus is a part; or

  •
  Bridgeview breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described above under "—Acquisition Proposals by Third Parties."

Waiver and Amendment of the Merger Agreement

        At any time before completion of the merger, either First Midwest or Bridgeview may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or amend the merger agreement. However, once holders of Bridgeview common stock have approved the merger proposal, no waiver of any condition or amendment may be made that would require further approval by Bridgeview stockholders unless that approval is obtained.

        First Midwest may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, by notice to Bridgeview at least five business days prior to the approval of the merger agreement and the transactions contemplated thereby, including the merger, by all requisite votes of the holders of Bridgeview common stock, so long as any change does not: (i) change the kind or amount of consideration to be received by Bridgeview stockholders; (ii) adversely affect the tax consequences of the merger to Bridgeview stockholders; (iii) adversely affect the timing of or capability of completion of the merger; or (iv) cause or could not be reasonably expected to cause any of the conditions to complete the merger to be incapable of being satisfied.

        The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any such amendment by the parties must be approved by the board of directors of First Midwest and the board of directors of Bridgeview at any time before or after the approval of the merger agreement and the transactions contemplated thereby by the stockholders of Bridgeview, except that no amendment may be made after the receipt of such approval which requires further approval of the stockholders of Bridgeview unless such further approval is obtained. Notwithstanding the foregoing, First Midwest and Bridgeview may without approval of their respective boards of directors, make technical changes to the merger agreement, not inconsistent with the purposes of the merger agreement, as may be required to effect or facilitate any required government approvals or acceptance of the merger or of the merger agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the merger agreement.

Regulatory Approvals Required for the Mergers

        We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "requisite regulatory approvals." These include approval from the Federal Reserve and the IDFPR. We received approval from the Federal Reserve and the IDFPR. The merger and the related transactions cannot proceed in the absence of the requisite regulatory approvals.

        We are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

        Federal Reserve.    Completion of the merger requires approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which has been received.

        The Federal Reserve is prohibited from approving any merger transaction under Section 3 of the BHC Act (i) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

        In addition, among other things, in reviewing the merger, the Federal Reserve must consider (i) the financial condition and future prospects of First Midwest, Bridgeview and their respective subsidiary banks, (ii) the competence, experience, and integrity of the officers, directors and principal stockholders of First Midwest, Bridgeview and their respective subsidiary banks, (iii) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (iv) the companies' effectiveness in combating money-laundering activities, (v) First Midwest's and its subsidiaries' record of compliance with applicable community reinvestment laws and (vi) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.

        Completion of the bank merger requires approval by the Federal Reserve pursuant to the Bank Merger Act, and such approval has been received. In evaluating an application filed under the Bank Merger Act, the Federal Reserve uses substantially the same criteria as used when evaluating applications filed pursuant to the BHC Act as described above.

        Pursuant to the BHC Act and the Bank Merger Act, a transaction approved by the Federal Reserve is subject to a waiting period ranging from 15 to 30 days, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval, unless a court specifically ordered otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus, it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger's effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.

        Illinois Department of Financial and Professional Regulation.    Completion of the bank merger requires approval from the IDFPR under Section 22 of the Illinois Banking Act, and such approval has been received.

        Among other things, in reviewing the bank merger, the IDFPR must consider (i) the financial condition and future prospects of First Midwest, Bridgeview and their respective subsidiary banks, (ii) the general character, experience and qualifications of the directors and management of the resulting bank, (iii) the convenience and needs of the area sought to be served by the resulting bank, (iv) the fairness of the proposed merger to all parties involved, and (v) the safety and soundness of the resulting bank following the proposed bank merger.

Dividends

        Pursuant to the terms of the merger agreement, Bridgeview is prohibited from paying cash dividends to holders of its common stock. For further information, please see "Price Range of Common Stock and Dividends."

Stock Exchange Listing

        First Midwest has agreed to use its commercially reasonable efforts to list the First Midwest common stock to be issued in the merger on the Nasdaq Stock Market. It is a condition to the completion of the merger that those shares be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. Following the merger, First Midwest expects that its common stock will continue to trade on the Nasdaq Stock Market under the symbol "FMBI."

Restrictions on Resales by Affiliates

        First Midwest has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of First Midwest common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of First Midwest common stock issued to any Bridgeview stockholder who is or becomes an "affiliate" of First Midwest for purposes of Rule 144 under the Securities Act. The term "affiliate" is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, First Midwest or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of First Midwest's outstanding common stock.

Dissenters' Rights of Appraisal of Holders of Bridgeview Common Stock

        The following discussion is a summary of the material statutory procedures to be followed by a holder of Bridgeview common stock in order to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Appendix C to this proxy statement/prospectus. Bridgeview stockholders seeking to exercise appraisal rights must strictly comply with these provisions.

        Stockholders of Bridgeview as of the Bridgeview record date may exercise appraisal rights in connection with the merger by complying with Section 262 of the DGCL. Completion of the merger is subject to, among other things, the holders of no more than 7.5% of the outstanding shares of Bridgeview common stock electing to exercise their appraisal rights.

        If you hold one or more shares of Bridgeview common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Bridgeview stockholder awarded "fair value" for such stockholder's shares by the Delaware Court of Chancery would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such stockholder awarded "fair value" for their shares would not receive any shares of First Midwest common stock following the completion of the merger. Such fair value amount may differ from the value of the consideration that you would otherwise receive in the merger.

        The following is a summary of the statutory procedures that you must follow if you elect to exercise your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. This summary is not complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in full in Appendix C to this proxy statement/prospectus.

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes Bridgeview's notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix C. A holder of Bridgeview common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive only the per share merger consideration.

        How to exercise and perfect your right to dissent.    Bridgeview stockholders wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

  •
  you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

  •
  you must deliver to Bridgeview a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting and all demands for appraisal must reasonably inform Bridgeview of your identity and your intention to demand appraisal of your shares of common stock;

  •
  you must continuously hold the shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective date of the merger; and

  •
  you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Bridgeview stockholders demanding appraisal to initiate all necessary action to perfect their appraisal rights in respect of shares of Bridgeview common stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Who May Exercise Appraisal Rights.    Any holder of shares of Bridgeview common stock wishing to exercise appraisal rights must deliver to Bridgeview, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the Bridgeview stockholders, a written demand for the appraisal of such stockholder's shares, and that stockholder must not submit a blank proxy or vote in favor of the merger proposal. A holder of shares of Bridgeview common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Bridgeview of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Bridgeview common stock.

        Only a holder of record of shares of Bridgeview common stock is entitled to demand appraisal rights for the shares registered in that holder's name. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Bridgeview. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Bridgeview common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Bridgeview common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Bridgeview common stock as to which appraisal is sought. Where no number of shares of Bridgeview common stock is expressly mentioned, the demand will be presumed to cover all shares of Bridgeview common stock held in the name of the record owner.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If you own shares of Bridgeview common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Bridgeview common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

  Bridgeview Bancorp, Inc.
  Attention: Peter J. Haleas,
  Chairman of the Board of Directors
  7940 South Harlem Avenue
  Bridgeview, Illinois 60455

You should sign every communication.

        First Midwest's actions after completion of the merger.    If the merger is completed, the surviving company will give written notice of the effective date of the merger within 10 days after the effective date to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of Bridgeview common stock, provided that you have not commenced an appraisal proceeding or joined an appraisal proceeding as a named party. Within 120 days after the effective date of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of Bridgeview common stock held by all stockholders entitled to appraisal rights. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective date of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Bridgeview has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

        If a petition for appraisal is duly filed by you or another record holder of Bridgeview common stock who has properly exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the appraisal proceedings. Where appraisal proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Bridgeview common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Bridgeview common stock at the effective time held by stockholders entitled to appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates in the case of shares represented by certificates and forthwith in the case of uncertificated shares.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Bridgeview common stock is less than the per share merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder exercising appraisal rights is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective date of the merger, vote the Bridgeview shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Bridgeview common stock as of a Bridgeview record date prior to the effective date of the merger.

        If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Bridgeview stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Voting Agreements

        In connection with the execution of the merger agreement, and as a condition to First Midwest's willingness to enter into the merger agreement, all of the directors and executive officers of Bridgeview who beneficially owned in the aggregate approximately 30% of Bridgeview voting common stock and certain Bridgeview stockholders who beneficially owned in the aggregate approximately 32% of Bridgeview voting common stock as of December 6, 2018, have entered into voting agreements with First Midwest. Accordingly, the holders of approximately 62% of the outstanding voting shares entitled to vote on the merger have entered into voting agreements with First Midwest. A copy of the form of these voting agreements is attached as Annex 1-B to Appendix A to this proxy statement/prospectus.

        Under the voting agreement, each such stockholder has agreed, with respect to the shares of Bridgeview common stock owned of record or beneficially by the stockholder, that at any meeting of Bridgeview stockholders in relation to the merger agreement and transactions contemplated by the merger agreement and at the special stockholders meeting or any other meeting or action of Bridgeview stockholders called in relation to such matters, the stockholder will vote, or cause to be voted, such shares as follows:

  •
  vote in favor of the adoption of the merger proposal, including the transactions contemplated by the merger agreement, including the merger, any other matters required to be approved or adopted in order to effect the merger and the transactions contemplated by the merger agreement and the conversion proposal; and

  •
  not vote in favor of any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any transactions contemplated by the merger agreement.

        The voting agreement also contains restrictions on the sale, transfer, assignment, pledge or other disposition of the stockholder's shares or the voting rights thereunder prior to the effective time of the merger, unless the proposed transferee executes and delivers an agreement in which it agrees to comply with the requirements of the voting agreement.

        The voting agreement will terminate automatically upon the termination of the merger agreement, in the event the board of directors of Bridgeview submits the merger agreement to the Bridgeview stockholders without a recommendation for approval or upon the eight-month anniversary of the closing date of the merger.

Restrictive Covenant Agreements

        In connection with the execution of the merger agreement, and as a condition to First Midwest's willingness to enter into the merger agreement, all of the directors and executive officers of Bridgeview who beneficially owned in the aggregate approximately 30% of Bridgeview's outstanding common stock as of the Bridgeview record date, have entered into restrictive covenant agreements with First Midwest. Copies of the forms of these restrictive covenant agreements are attached as Annex 2-B to Appendix A to this proxy statement/prospectus.

        Under the restrictive covenant agreements, each director has agreed to keep secret and confidential certain information related to Bridgeview, Bridgeview Bank and their respective businesses and certain directors have agreed to refrain from competing against the business of Bridgeview and soliciting the customers or employees of Bridgeview for between six (6) and eighteen (18) months following the effective time of the merger.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Market Prices

        First Midwest common stock is traded on the Nasdaq Stock Market under the symbol "FMBI." The high and low trading prices for First Midwest common stock as of December 6, 2018, the last trading day immediately before the public announcement of the merger, were $22.00 and $21.33, respectively. The high and low trading prices for First Midwest common stock as of April 2, 2019, the latest practicable date before the date of this proxy statement/prospectus, were $21.09 and $20.77, respectively.

        You should obtain current market quotations for First Midwest common stock as the market price of First Midwest common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed. You can get these quotations from newspapers, on the internet or by calling your broker.

        Bridgeview common stock is not traded or quoted over-the-counter. Any market in Bridgeview common stock prior to the merger should be characterized as illiquid and irregular.

        As of April 2, 2019, there were approximately 2,259 holders of record of First Midwest common stock. As of April 2, 2019, there were approximately 76 holders of record of Bridgeview common stock. These numbers do not reflect the number of persons or entities who hold their stock in nominee or "street name" through brokerage firms.

        Past price performance is not necessarily indicative of likely future performance. Because market prices of shares of First Midwest common stock will fluctuate, you are urged to obtain current market prices for shares of First Midwest common stock. No assurance can be given concerning the market price of shares of First Midwest common stock before or after the effective date of the merger. Changes in the market price of shares of First Midwest common stock prior to the completion of the merger will affect the market value of the merger consideration that Bridgeview stockholders will receive upon completion of the merger.

Dividends and Other Matters

        In the first three quarters of 2018, First Midwest declared a quarterly cash dividend of $0.11 per share of First Midwest common stock and, in the fourth quarter of 2018 and the first quarter of 2019, First Midwest declared a quarterly cash dividend of $0.12 per share of First Midwest common stock. The actual payment of future dividends will depend on various factors including the discretion of First Midwest's board of directors, earnings, cash requirements, the financial condition of First Midwest, applicable state law and government regulations and other factors deemed relevant by First Midwest's board of directors, which may change at any time.

        First Midwest may repurchase shares of its common stock in accordance with applicable legal and regulatory guidelines. The actual amount of shares repurchased will depend on various factors, including: the discretion of First Midwest's board of directors, market conditions, legal and regulatory limitations and considerations affecting the amount and timing of repurchase activity, the company's capital position, internal capital generation and alternative potential investment opportunities.

        First Midwest's primary source of liquidity is dividend payments from First Midwest Bank. In addition to requirements to maintain adequate capital above regulatory minimums, First Midwest Bank is limited in the amount of dividends it can pay to First Midwest under the Illinois Banking Act. Under this law, First Midwest Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it retains in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent dividend until those additions to surplus, in the aggregate, equal the paid-in capital of First Midwest Bank. While it continues its banking business,

First Midwest Bank may not pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). In addition, First Midwest Bank is limited in the amount of dividends it can pay under the Federal Reserve Act and Regulation H. For example, dividends cannot be paid that would constitute a withdrawal of capital, dividends cannot be declared or paid if they exceed a bank's undivided profits and a bank may not declare or pay a dividend if all dividends declared during the calendar year are greater than current year net income plus retained net income of the prior two years without Federal Reserve approval.

        Since First Midwest is a legal entity separate and distinct from First Midwest Bank, its dividends to stockholders are not subject to the bank dividend guidelines discussed above. However, First Midwest is subject to other regulatory policies and requirements related to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve and the IDFPR are authorized to determine that the payment of dividends by First Midwest would be an unsafe or unsound practice and to prohibit payment under certain circumstances related to the financial condition of a bank or bank holding company. The Federal Reserve has taken the position that dividends that would create pressure or undermine the safety and soundness of a subsidiary bank are inappropriate. Due to the current financial and economic environment, the Federal Reserve indicated that bank holding companies should carefully review their dividend policy and discourages payment ratios that are at maximum allowable levels, unless both asset quality and capital are very strong.

        Bridgeview has not paid any dividends to holders of its common stock during 2019 or the last two most recent fiscal years. Pursuant to the merger agreement, Bridgeview is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger.

INFORMATION ABOUT THE COMPANIES

First Midwest

        First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with over $15 billion in assets and approximately $11 billion in assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest common stock is traded on the Nasdaq Stock Market under the symbol "FMBI."

        First Midwest's executive offices are located at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631, and its telephone number is (708) 831-7483.

Bridgeview

        Bridgeview is a financial services and registered bank holding company headquartered in Bridgeview, Illinois. Bridgeview's primary business is operating its wholly-owned subsidiary, Bridgeview Bank, an Illinois state chartered bank founded in 1971. Bridgeview Bank provides a full range of commercial and retail banking products and services.

        For over 45 years, Bridgeview Bank has delivered uncompromising customer service and financial expertise to the Chicagoland area. Bridgeview Bank provides its customers with these benefits without the hassles and impersonal service of the "big box" banks. Today, Bridgeview Bank operates 13 full-service banking facilities in and around Chicagoland, including locations in Bridgeview, Woodridge, Oswego, the Northern suburbs and in the Edgewater, Lincoln Park, Lincoln Square and Uptown communities in Chicago, Illinois.

        Bridgeview Bank prides itself on honesty and fair dealing, and is dedicated to providing a better banking experience for all of its personal and business banking customers.

        On December 31, 2018, Bridgeview Bank had approximately $1.3 billion in total assets, $1.0 billion in deposits and $900 million in total loans.

  Additional Information

        Bridgeview common stock is privately held and is not quoted on any stock exchange or market.

        Bridgeview's executive offices are located at 7940 South Harlem Avenue, Bridgeview, Illinois 60455, and its telephone number is (708) 594-7400.

 DESCRIPTION OF FIRST MIDWEST CAPITAL STOCK

        As a result of the merger, Bridgeview stockholders who receive shares of First Midwest common stock in the merger will become stockholders of First Midwest. First Midwest stockholder's rights will be governed by Delaware law and the restated certificate of incorporation and the amended and restated by-laws of First Midwest as may be amended and in effect from time to time. The following description of the material terms of First Midwest's capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge all Bridgeview stockholders to read the applicable provisions of Delaware law, First Midwest's restated certificate of incorporation and amended and restated by-laws and federal law governing bank holding companies carefully and in their entirety. Copies of First Midwest's restated certificate of incorporation and First Midwest's amended and restated by-laws have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

General

        First Midwest's authorized capital stock consists of 250,000,000 shares of First Midwest common stock, par value $0.01 per share, and 1,000,000, shares of preferred stock, without par value. As of the Bridgeview record date, there were 107,000,522 shares of First Midwest common stock, including 932,660 shares of restricted stock, outstanding and no shares of First Midwest preferred stock outstanding. In addition, as of the Bridgeview record date, 992,335 shares of First Midwest common stock were reserved for issuance upon vesting of awards of performance shares and restricted stock units under First Midwest's equity compensation plans.

        Because First Midwest is a holding company, the rights of First Midwest to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of First Midwest stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that First Midwest itself may be a creditor of that subsidiary with recognized claims. Claims on First Midwest's subsidiaries by creditors other than First Midwest will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

        First Midwest's restated certificate of incorporation authorizes the First Midwest board of directors to authorize the issuance of shares of First Midwest preferred stock without stockholder approval. The First Midwest board of directors is authorized to divide the preferred stock into series and, subject to applicable law, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. If and when any First Midwest preferred stock is issued, the holders of First Midwest preferred stock may have a preference over holders of First Midwest common stock in the payment of dividends, upon liquidation of First Midwest, in respect of voting rights and in the redemption of the capital stock of First Midwest.

Common Stock

        Dividends.    Subject to the rights of any series of preferred stock authorized by the board of directors as provided by First Midwest's restated certificate of incorporation, the holders of First Midwest common stock are entitled to dividends as and when declared by the First Midwest board of directors out of funds legally available for the payment of dividends.

        Voting Rights.    Each holder of First Midwest common stock has one vote for each share held on matters presented for consideration by the stockholders. Except as otherwise required by law or provided in any resolution adopted by First Midwest's board of directors with respect to any series of preferred stock, the holders of common stock possess all voting power. First Midwest's restated certificate of incorporation does not provide for cumulative voting in the election of directors.

        Preemptive Rights.    The holders of First Midwest common stock have no preemptive rights and no right to convert their stock into any other securities.

        Redemption and Sinking Fund.    There are no redemption or sinking fund provisions applicable to First Midwest common stock. The holders of First Midwest common stock will have no liability for further calls or assessments and will not be personally liable for the payment of First Midwest's debts except as they may be liable by reason of their own conduct or acts.

        Issuance of Stock.    First Midwest's restated certificate of incorporation authorizes the First Midwest board of directors to authorize the issuance of shares of First Midwest common stock and any other securities without stockholder approval. However, First Midwest common stock is listed on the Nasdaq Stock Market, which requires stockholder approval of the issuance of additional shares of First Midwest common stock under certain circumstances. The DGCL also requires stockholder approval of the issuance of additional shares of First Midwest common stock under certain circumstances.

        Liquidation Rights.    In the event of liquidation or dissolution, subject to the rights of any outstanding series of preferred stock and creditors of First Midwest, the holders of First Midwest common stock are entitled to share in all assets remaining for distribution to holders of common stock according to their interests therein.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of First Midwest stockholders are governed by the DGCL, and First Midwest's restated certificate of incorporation and amended and restated by-laws. The rights of Bridgeview stockholders are governed by the DGCL and Bridgeview's certificate of incorporation, as amended, and by-laws. After the merger, the rights of Bridgeview and First Midwest stockholders will be governed by the DGCL and First Midwest's restated certificate of incorporation and amended and restated by-laws. The following discussion summarizes the material differences between the rights of Bridgeview stockholders and the rights of First Midwest stockholders. We urge you to read First Midwest's restated certificate of incorporation, First Midwest's amended and restated by-laws, Bridgeview's certificate of incorporation, as amended, Bridgeview's by-laws, and the DGCL carefully and in their entirety.

Authorized Capital Stock	First Midwest. First Midwest's restated certificate of incorporation authorizes it to issue up to 250,000,000 shares of First Midwest common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, without par value. As of the Bridgeview record date, there were 107,000,522 shares of First Midwest common stock, including 932,660 shares of restricted stock, outstanding and no shares of First Midwest preferred stock outstanding. See "Description of First Midwest Capital Stock." As of the Bridgeview record date, 992,335 shares of First Midwest common stock were reserved for issuance upon vesting of awards of performance shares and restricted stock units under First Midwest's equity compensation plans.	Bridgeview. Bridgeview's certificate of incorporation, as amended, provides that the authorized capital stock of Bridgeview consists of 23,000,000 shares of voting common stock, par value $0.10 per share, 500,000 shares of non-voting common stock, par value $0.10 per share, 7,000,000 shares of Series A non-voting common stock and 40,000 shares of preferred stock, par value $0.01 per share. As of the Bridgeview record date, there were 17,089,218 shares of Bridgeview common stock outstanding, consisting of 10,525,882 shares of Bridgeview voting common stock (which includes 8,334 shares of outstanding Bridgeview restricted voting common stock), 283,366 shares of Bridgeview non-voting common stock outstanding, 6,279,970 shares of Bridgeview Series A non-voting common stock outstanding and no shares of Bridgeview preferred stock outstanding. As of the Bridgeview record date, of the authorized capital stock, 3,440,900 shares of Bridgeview voting common stock were issuable upon vesting of awards under Bridgeview's equity compensation plans.

Size of Board of Directors

First Midwest.    First Midwest's restated certificate of incorporation provides for First Midwest's board of directors to consist of not less than 3 nor more than 20 directors, with the exact number to be fixed by First Midwest's board of directors from time to time. The First Midwest board of directors currently has 13 directors.

Bridgeview.    Bridgeview's by-laws provide for Bridgeview's board of directors to consist initially of 5 directors, with the exact number to be fixed by the resolution of Bridgeview's board of directors from time to time. The board of directors of Bridgeview currently has 8 directors.

Classes of Directors

First Midwest.    On May 17, 2017, First Midwest's restated certificate of incorporation was amended to declassify the board of directors. First Midwest has engaged in a three-year process to declassify its board of directors, which will conclude at First Midwest's 2019 annual meeting. Accordingly, all director terms will expire at the next annual meeting of stockholders and the successors of the directors whose terms expire at each annual meeting of stockholders will serve a term of office expiring at the annual meeting of stockholders next following their election. Holders of shares of First Midwest common stock do not have the right to cumulate their votes in the election of directors.

Bridgeview.    Bridgeview's by-laws provide that Bridgeview's board of directors consists of one class of directors, elected on an annual basis. Holders of shares of Bridgeview common stock do not have the right to cumulate their votes in the election of directors.

Removal of Directors

First Midwest.    Under First Midwest's restated certificate of incorporation, any First Midwest director may be removed either for or without cause at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.

Bridgeview.    Under Bridgeview's by-laws, any Bridgeview director may be removed either for or without cause at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.

Filling Vacancies on the Board of Directors	First Midwest. Under First Midwest's restated certificate of incorporation, any vacancy occurring in First Midwest's board of directors will be filled by a majority vote of the remaining directors.

Bridgeview.    Under Bridgeview's by-laws any vacancy occurring in Bridgeview's board of directors may be filled by a majority vote of the remaining directors, although less than a quorum, or by a sole remaining director.

Nomination of Director Candidates by Stockholders

First Midwest.    First Midwest's restated certificate of incorporation establishes procedures that stockholders must follow to nominate persons for election to First Midwest's board of directors. The stockholder making the nomination must deliver written notice to First Midwest's Secretary between 120 and 180 days prior to the date of the meeting at which directors will be elected. However, if less than 130-days' notice is given of the meeting date, that written notice by the stockholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 130 days prior to the annual meeting if First Midwest previously disclosed that the meeting in each year is to be held on a specific date.

The nomination notice must set forth certain information about the person to be nominated, including information that is required pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, and must also include the nominee's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the stockholder's name and address and the class and number of First Midwest shares that the stockholder owns of record or beneficially. The person presiding at the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the provisions of First Midwest's restated certificate of incorporation, and the defective nomination will be disregarded.

Bridgeview.    Bridgeview's by-laws provide procedures that stockholders must follow to nominate persons for election to Bridgeview's board of directors. The stockholder making the nomination must deliver written notice to Bridgeview's Chairman of the Board, the Vice Chairman of the Board or the Secretary at least 120 days prior to the anniversary date of the mailing of proxy materials by Bridgeview in connection with the immediately preceding annual meeting of Bridgeview stockholders.

The nomination notice must set forth certain information about the person to be nominated, including the nominee's name and qualifications. The nomination notice must also set forth certain information about the person submitting the notice, including the stockholder's name and record address and the number of Bridgeview shares that the stockholder beneficially owns. The person presiding at the meeting may refuse to acknowledge and disregard the proposal of any stockholder not made in compliance with these requirements.

Calling Special Meetings of Stockholders

First Midwest.    A special meeting of stockholders may be called only by First Midwest's board of directors, by First Midwest's Chairman of the board of directors or by First Midwest's President; provided, however, that holders of at least 51% of First Midwest's outstanding stock entitled to vote generally in the election of directors may also call a special meeting solely for the purpose of removing a director or directors for cause.

Bridgeview.    A special meeting of stockholders may be called at any time by Bridgeview's Chairman of the board of directors, by Bridgeview's Vice Chairman of the board of directors, or by Bridgeview's Secretary, and will be called upon a request in writing stating the purpose of such special meeting signed by a majority of Bridgeview's board of directors.

Stockholder Proposals

First Midwest.    First Midwest's amended and restated bylaws provide that stockholder proposals brought before any stockholder meeting will be determined by a majority of the votes cast, unless a greater number is required by law or the First Midwest restated certificate of incorporation for the action proposed.

First Midwest's restated certificate of incorporation provides that a stockholder must give advance written notice to First Midwest of any proposal for business to be transacted at an annual or special meeting of stockholders. The notice must be in writing and must be delivered to the Secretary of First Midwest between 120 and 180 days before the stockholder meeting. However, if less than 130-days' notice is given of the meeting date, that written notice by the stockholder must be delivered by the tenth day after the day on which the meeting date notice was given.

Bridgeview.    Bridgeview's by-laws provide that a stockholder must give advance written notice to Bridgeview's Chairman of the board of directors, Bridgeview's Vice Chairman of the board of directors or Bridgeview's Secretary of its intent to bring any proposal or proposal for business to be transacted at an annual meeting of stockholders. The notice must be in writing and must be personally delivered or mailed by United States mail, certified or registered with return receipt requested, and received by Bridgeview's Chairman of the board of directors, Bridgeview's Vice Chairman of the board of directors or Bridgeview's Secretary at the principal executive offices of Bridgeview not less than 120 days prior to the anniversary date of the mailing of proxy materials by Bridgeview in connection with the immediately preceding annual meeting of stockholders of Bridgeview.

Stockholder notice for stockholder proposals must set forth, as to each matter such stockholder proposes to bring before the stockholder meeting, (i) a brief description of the business desired to be brought before the meeting and the reasons for why the stockholder favors the proposal, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of First Midwest capital stock which are owned beneficially or of record of such stockholder, and (iv) any material interest of the stockholder in such proposal.

Stockholder notice for stockholder proposals must set forth, as to each item of business the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting, and in the case of a nomination for election of director, such nominee's name and qualifications, (ii) the name and record address of the stockholder or stockholders proposing such business, (iii) the number of shares of Bridgeview common stock which are beneficially owned by such stockholder or stockholders and (iv) any material interest of the stockholder in such business.

Notice of Stockholder Meetings

First Midwest.    First Midwest's amended and restated by-laws provide that First Midwest must notify stockholders between 10 and 60 days before any stockholder meeting of the place, day and hour of the meeting and the general nature of the business to be considered at the meeting.

Bridgeview.    Bridgeview's by-laws provide that Bridgeview must notify stockholders between 10 and 60 days before any stockholder meeting of the place, day and hour of the meeting and the purpose or purposes for which the meeting is called.

Indemnification of Directors and Officers

First Midwest.    First Midwest's amended and restated by-laws provide that First Midwest will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of First Midwest or by reason of the fact that such person is or was serving at the request of First Midwest as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under Delaware or federal law.

Bridgeview.    Bridgeview's certificate of incorporation, as amended, provides that Bridgeview will indemnify, to the extent permitted by Delaware law, each director or executive officer of Bridgeview who is or was serving at the request of Bridgeview as a director, officer, employee or agent of another corporation, bank, partnership, joint venture, trust, or other enterprise. Bridgeview's certificate of incorporation, as amended, defines an executive officer of Bridgeview as including any person who is or was Chairman of the board of directors, Vice Chairman of the board of directors, President, an Executive Vice President, a Senior Vice President or the Secretary.

Bridgeview's certificate of incorporation, as amended, also provides that Bridgeview will indemnify, to the extent permitted by Delaware law, each person who is or was an officer (other than an executive officer), an employee or an agent of Bridgeview, or who is or was serving at the request of Bridgeview as a director, officer, employee or agent of another corporation, bank, partnership, joint venture, trust, or other enterprise.

Bridgeview's by-laws provide that Bridgeview will indemnify, to the extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer, director or employee of Bridgeview, or is or was serving at the request of Bridgeview as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liabilities and expenses reasonably incurred or paid by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Bridgeview's by-laws define "liabilities" and "expenses" as including, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs.

Amendments to Certificate of Incorporation and By-Laws

First Midwest.    First Midwest's restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal most provisions of the restated certificate of incorporation; provided, however, if any proposal to alter, amend or repeal any such provision is approved by 80% of the board of directors, then in such case only the affirmative vote as is required by law or as may otherwise be required by the restated certificate of incorporation of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal such provision. First Midwest's amended and restated by-laws may be amended only upon the affirmative vote of a majority of all of the directors or upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote.

Bridgeview.    In accordance with the DGCL, an affirmative vote of a majority of the outstanding capital stock entitled to vote is required to alter, amend or repeal most provisions of Bridgeview's certificate of incorporation. Bridgeview's by-laws provide that Bridgeview's by-laws may be altered, amended or repealed and new by-laws may be adopted by Bridgeview's board of directors at any regular or special meeting of the board of directors.

Forum Selection Clause

First Midwest.    First Midwest's by-laws were amended on May 18, 2016 to provide that Delaware will be the sole and exclusive forum for certain types of legal actions unless First Midwest consents in writing to the selection of an alternative forum.

Bridgeview. Bridgeview does not have a forum selection clause in its certificate of incorporation, as amended, or by-laws.

SECURITY OWNERSHIP OF CERTAIN BRIDGEVIEW BENEFICIAL OWNERS AND
MANAGEMENT

        The following tables set forth, as of February 1, 2019, holdings of Bridgeview voting common stock by (i) each person who is known to Bridgeview to be the beneficial owner of more than 5% of Bridgeview voting common stock; (ii) each director of Bridgeview; (iii) each executive officer of Bridgeview; and (iv) all directors and executive officers of Bridgeview as a group. The information contained herein has been obtained from Bridgeview's records and from information furnished directly to Bridgeview by each individual or entity. Applicable percentage ownership in each of the tables is based on 10,525,882 shares of Bridgeview voting common stock (which includes 8,334 shares of Bridgeview restricted voting common stock) outstanding as of April 2, 2019. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual's spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act; however, the inclusion of shares of the Bridgeview common stock in the tables below will not be deemed an admission of beneficial ownership of all the reported shares for any purpose. The address for each director and executive officer listed below is c/o Bridgeview Bancorp, Inc., 7940 South Harlem Avenue, Bridgeview, Illinois 60455.

Directors and Executive Officers

        The following table sets forth the number and percentage of shares of Bridgeview voting common stock beneficially owned, as of February 1, 2019, by: (i) each of Bridgeview's directors; (ii) each of Bridgeview's executive officers; and (iii) all directors and executive officers of Bridgeview as a group.

Name of Beneficial Owner	Position	Shares of Bridgeview Voting Common Stock Beneficially Owned		Shares of Bridgeview Non-Voting Common Stock Beneficially Owned	Shares of Bridgeview Series A Non-Voting Common Stock Beneficially Owned	Percent of Bridgeview Voting Common Stock(1)
Thomas P. Haleas	Director/Executive Vice President	2,573,710	(2)	—	—	22.0%
Peter J. Haleas	Chairman of the Board of Directors	1,658,671	(3)	—	—	15.8%
Bryan Griffin	Chief Lending Officer	217,436	(4)	300	—	2.0%
Nicolas S. Mando(5)	Chief Operating Officer	139,643		1,440	—	1.3%
Gerald E. Pfeiffer	Chief Financial Officer	73,529	(6)			0.7%
Jill Belconis	Director	—		—	—	—
Henchy R. Enden	Director	—		—	—	—
J. Michael Hester	Director	—		—	—	—
Brian D. Jones	Director	—		—	—	—
Michael F. Rosinus	Director	—		—	—	—

All Directors and Executive Officers as a group (11 in number)		4,662,988		1,740	—	41.8%

(1)
Includes all outstanding shares of Bridgeview voting common stock and all shares of restricted stock and assumes that all outstanding options for shares of Bridgeview voting common stock have been exercised.

(2)
Includes 6,100 shares held through the Thomas P. Haleas IRA. Also includes 1,176,386 shares underlying options that are currently exercisable and 8,334 shares of restricted stock with respect to which Mr. Haleas may exercise voting rights.

(3)
Includes 12,800 shares held through the Peter J. Haleas IRA and 700 shares held through the Peter J. Haleas SEP.

(4)
Includes 32,265 shares held jointly by Mr. Griffin and his spouse. Also includes 185,171 shares underlying options that are currently exercisable.

(5)
Includes 47,058 shares held through the Madison Trust Company FBO Nicolas S. Mando. Also includes 92,585 shares underlying options that are currently exercisable.

(6)
Includes 73,529 shares held jointly by Mr. Pfeiffer and his spouse.

Principal Stockholders

        The following table sets forth the number and percentage of shares of Bridgeview voting common stock beneficially owned, as of February 1, 2019, by each person who is known to Bridgeview to be the beneficial owner of more than 5% of Bridgeview voting common stock.

Name of Beneficial Owner	Shares of Bridgeview Voting Common Stock Beneficially Owned		Shares of Bridgeview Non- Voting Common Stock Beneficially Owned	Shares of Bridgeview Series A Non- Voting Common Stock Beneficially Owned	Percent of Bridgeview Voting Common Stock(1)
Thomas P. Haleas	2,573,710	(2)	—	—	22.0%
Peter J. Haleas	1,658,671	(3)	—	—	15.8%
MFP Partners, L.P.	1,036,060		—	—	9.8%
Michael T. O'Brien/Deerhill Pond Investment Partners, L.P.	1,036,060		—	—	9.8%
JAM Special Opportunities Fund III, L.P.	851,195		—	—	8.1%
Estate of William L. Conaghan	777,679	(4)	—	—	7.1%

(1)
Includes all outstanding shares of Bridgeview voting common stock and all shares of restricted stock and assumes that all outstanding options for shares of Bridgeview voting common stock have been exercised.

(2)
Includes 6,100 shares held through the Thomas P. Haleas IRA. Also includes 1,176,386 shares underlying options that are currently exercisable and 8,334 shares of restricted stock.

(3)
Includes 12,800 shares held through the Peter J. Haleas IRA and 700 shares held through the Peter J. Haleas SEP.

(4)
Includes 48,000 shares held through the William L. Conaghan IRA. Also includes 509,221 shares underlying options that are currently exercisable.

STOCKHOLDER PROPOSALS

        Bridgeview held its annual meeting of stockholders on April 26, 2018. If the merger is completed, Bridgeview stockholders will become stockholders of First Midwest and there will be no future annual meetings of Bridgeview stockholders.

        Bridgeview's next annual meeting is currently anticipated to be held on May 23, 2019, if the merger has not been completed by that date, or at all, any stockholder nominations or proposals intended to be presented at Bridgeview's next annual meeting must be submitted in accordance with Bridgeview's bylaws and applicable law.

VALIDITY OF SECURITIES

        The validity of the First Midwest common stock to be issued in connection with the merger has been passed upon for First Midwest by Chapman and Cutler.

EXPERTS

        The consolidated financial statements of First Midwest Bancorp, Inc. appearing in First Midwest Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of First Midwest Bancorp, Inc.'s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First Midwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Bridgeview Bancorp, Inc. and its subsidiaries as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018 have been audited by Plante & Moran, PLLC, an independent public accounting firm, as stated in their reports thereon and included in the registration statement of which this proxy statement/prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, Bridgeview's board of directors knows of no matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Bridgeview special meeting, or any adjournments thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of Bridgeview.

WHERE YOU CAN FIND MORE INFORMATION

        First Midwest has filed a registration statement with the SEC under the Securities Act that registers the distribution to Bridgeview stockholders of the shares of First Midwest common stock to be issued in the merger.

        The registration statement, of which this proxy statement/prospectus is a part, including the attached appendices and exhibits, contains additional relevant information about First Midwest and its common stock, Bridgeview and the combined company.

        First Midwest is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. First Midwest's filings with the SEC are available to the public through the SEC's Internet website at http://www.sec.gov. You can also find information about First Midwest by visiting First Midwest's website at www.firstmidwest.com. Information contained on these websites does not constitute part of this proxy statement/prospectus.

        The SEC allows First Midwest to "incorporate by reference" information into this proxy statement/prospectus. This means that First Midwest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that First Midwest has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about First Midwest and First Midwest's financial condition:

  •
  Annual Report on Form 10-K for the year ended December 31, 2018;

  •
  Definitive Proxy Statement on Schedule 14A for First Midwest's 2019 Annual Meeting of Stockholders filed on April 4, 2019;

  •
  Current Reports on Form 8-K filed on January 16, 2019, January 24, 2019, February 25, 2019, March 14, 2019 and March 19, 2019; and

  •
  The description of First Midwest common stock set forth in First Midwest's registration statement on Form 8-A filed on March 7, 1983 and any amendment or report filed for the purpose of updating any such description, including the form of First Midwest common stock certificate filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

        First Midwest incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Bridgeview's special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        First Midwest has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to First Midwest. Bridgeview has supplied all information contained in this proxy statement/prospectus relating to Bridgeview.

        You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through First Midwest or from the SEC through the SEC's Internet website at http://www.sec.gov. Documents incorporated by reference are available from First Midwest without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing at the address, by telephone, or from the website as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
www.firstmidwest.com
(708) 831-7483

        You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than May 2, 2019, in order to receive them before the Bridgeview special meeting. If you request any incorporated documents, First Midwest will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.

        We have not authorized anyone to give any information or make any representation about the merger agreement or the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that First Midwest has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Bridgeview Bancorp, Inc.

 Bridgeview Bancorp, Inc. and Subsidiary
Consolidated Financial Statements
December 31, 2018 and 2017

Independent Auditor's Report

To the Board of Directors
Bridgeview Bancorp, Inc. and Subsidiary

        We have audited the accompanying consolidated financial statements of Bridgeview Bancorp, Inc. and Subsidiary (the "Company"), which comprise the consolidated balance sheet as of December 31, 2018 and 2017 and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bridgeview Bancorp, Inc. and Subsidiary as of December 31, 2018 and 2017 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Chicago, Illinois
March 11, 2019

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

(Dollars in Thousands, Except Share Data)

	2018	2017
ASSETS
Cash and due from banks	$25,062	$23,876
Interest-bearing deposits in banks	466	403

Total cash and cash equivalents	25,528	24,279
Certificates of deposit	3,100	3,100
Loans held for sale	103,541	128,949
Investment securities—available-for-sale	242,524	172,417
Federal Home Loan Bank stock	1,481	1,757
Loans, net of deferred fees	800,080	751,816
Allowance for loan losses	(7,681)	(8,060)

Loans—net of allowance for loan losses	792,399	743,756
Other real estate owned	9,784	12,908
Premises, furniture, and equipment—net	22,729	47,330
Premises and equipment—held for sale	20,300	—
Accrued interest receivable	3,689	3,298
Deferred income taxes	20,976	20,926
Life settlement contracts	9,069	10,561
Investments in unconsolidated subsidiaries	928	928
Other assets	2,721	8,678

TOTAL ASSETS	$1,258,769	$1,178,887

LIABILITIES
Deposits:
Noninterest-bearing	$227,812	$203,292
Interest-bearing	814,554	784,526

Total deposits	1,042,366	987,818
Bank borrowings	66,766	37,661
Subordinated debentures	30,928	30,928
Accrued interest payable and other liabilities	13,217	16,436

Total liabilities	1,153,277	1,072,843

SHAREHOLDERS' EQUITY
Common stock:
Voting-par value, $.10 per share, 23,000,000 authorized shares; issued and outstanding: 10,525,882 shares at December 31, 2018 and 10,175,881 shares at December 31, 2017	1,053	1,017
Series A nonvoting-par value, $.10 per share, 7,000,000 authorized shares; 6,279,970 shares issued and outstanding	628	628
Nonvoting-par value $.10 per share, 500,000 authorized shares; 283,366 shares issued and outstanding	28	28
Additional paid-in capital	56,502	54,923
Retained earnings	49,423	49,949
Accumulated other comprehensive loss	(2,142)	(501)

Total shareholders' equity	105,492	106,044

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,258,769	$1,178,887

Book value per common share	$6.17	$6.26

Fully diluted book value per common share	$5.91	$5.96

See Notes to Consolidated Financial Statements.

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2018 and 2017

(Dollars in Thousands)

	2018	2017
INTEREST AND DIVIDEND INCOME
Loans—Including fees	$46,677	$41,099
Investment securities	4,751	2,825
Interest-bearing deposits in banks	553	463

Total interest and dividend income	51,981	44,387
INTEREST EXPENSE
Deposits	6,465	4,256
Federal Home Loan Bank borrowings	958	193
Other borrowings	90	87
Subordinated debentures	1,716	1,417

Total interest expense	9,229	5,953

NET INTEREST INCOME	42,752	38,434
PROVISION FOR LOAN LOSSES	1,400	3,100

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	41,352	35,334
NONINTEREST INCOME
Service charges on deposit accounts	2,400	2,406
Net realized loss on sales of securities	(16)	(383)
Net realized gain on sales of loans and other mortgage banking income	99,561	114,515
(Loss) gain on disposals and write-downs of premises and equipment	(1,898)	64
Loss on disposals and write-downs of other assets	(6,943)	—
Other	1,303	1,580

Total noninterest income	94,407	118,182
NONINTEREST EXPENSE
Salaries and employee benefits	78,467	83,817
Pension plan termination	—	6,252
Occupancy and equipment	6,465	6,861
Marketing and advertising	3,458	3,568
Data processing	6,857	6,673
FDIC insurance	224	463
Other real estate owned—net	3,286	1,369
Mortgage related appraisal, investor credit, and other loan origination costs	11,286	11,238
Mortgage related lead acquisition costs	10,737	11,985
Legal expense	7,677	1,467
Other	7,964	8,742

Total noninterest expense	136,421	142,435

(Loss) income—before income taxes	(662)	11,081
Income tax (benefit) expense	(19)	10,078

Consolidated net (loss) income	$(643)	$1,003

See Notes to Consolidated Financial Statements.

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME(LOSS)

Years Ended December 31, 2018 and 2017

(Dollars in Thousands)

	2018	2017
NET (LOSS) INCOME	$(643)	$1,003
OTHER COMPREHENSIVE INCOME (LOSS)
Net change on investment securities—available for sale
Unrealized gains (losses) on investment securities	(2,075)	(1,511)
Reclassification of unrealized gains on securities transferred from held to maturity to available for sale	—	780
Reclassification adjustment for losses realized	16	383
Tax effect	535	139

Total unrealized gains (losses) on investment securities—available for sale	(1,524)	(209)
Net change on postretirement benefits
Pension plan termination	—	4,988
Net unrealized gain (loss) on postretirement benefits	—	—
Amortization of unrecognized net actuarial loss before pension plan termination	—	472
Tax effect	—	(2,129)

Net change on postretirement benefits	—	3,331

OTHER COMPREHENSIVE INCOME (LOSS)	(1,524)	3,122

COMPREHENSIVE INCOME (LOSS)	$(2,167)	$4,125

See Notes to Consolidated Financial Statements.

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31, 2018 and 2017

(Dollars in Thousands)

			Common Stock
	Preferred Stock							Accumulated Other Comprehensive Income (Loss)
					Series A Nonvoting	Additional Paid-in Capital	Retained Earnings		Total Shareholders' Equity
	Series A	Series B	Voting	Nonvoting
Balance—December 31, 2016	50	950	1,010	28	628	53,229	49,896	(3,623)	102,168
Net income	—	—	—	—	—	—	1,003	—	1,003
Other comprehensive income	—	—	—	—	—	—	—	3,122	3,122
Cash payment of dividends on preferred stock	—	—	—	—	—	—	(950)	—	(950)
Repurchase of preferred stock	(50)	(950)	—	—	—	—	—	—	(1,000)
Issuance of common shares	—	—	10	—	—	(10)	—	—	—
Retired common shares	—	—	(3)	—	—	3	—	—	—
Stock-based compensation expense	—	—	—	—	—	1,701	—	—	1,701

Balance—December 31, 2017	$—	$—	$1,017	$28	$628	$54,923	$49,949	$(501)	$106,044
Net loss	—	—	—	—	—	—	(643)	—	(643)
Other comprehensive income	—	—	—	—	—	—	—	(1,524)	(1,524)
Stranded tax benefits in AOCI	—	—	—	—	—	—	117	(117)	—
Issuance of common shares	—	—	36	—	—	495	—	—	531
Stock-based compensation expense	—	—	—	—	—	1,084	—	—	1,084

Balance—December 31, 2018	$—	$—	$1,053	$28	$628	$56,502	$49,423	$(2,142)	$105,492

See Notes to Consolidated Financial Statements.

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2018 and 2017

(Dollars in Thousands)

	2018	2017
Cash Flows from Operating Activities
Net (Loss) Income	$(643)	$1,003
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Provision for depreciation and amortization	1,831	1,881
Net amortization on securities	1,606	625
Provision for loan losses	1,400	3,100
Write-downs of other real estate owned	2,280	34
Loss on disposals and write-downs of other assets	6,943	—
Deferred income tax adjustment for income tax rate changes	(250)	5,842
Deferred income taxes	(5)	1,512
Loans originated for sale	(2,154,830)	(2,191,775)
Proceeds from sale of loans held for sale	2,251,557	2,298,533
Net realized gain on sales of loans	(73,885)	(97,230)
Change in fair value of derivative instruments—net	997	301
Change in fair market value of loans held for sale recorded at fair value	(2,566)	167
Net realized loss (gain) on sales of investment securities	16	383
(Gain) loss on disposals and write-downs of premises and equipment	1,898	(64)
Net loss on sale of other real estate owned	762	1,055
Pension plan termination loss, net of cash contributed	—	5,928
Stock-based compensation expense	1,084	1,701
Net change in accrued interest receivable and other assets	1,522	4,294
Net change in accrued interest payable and other liabilities	(3,256)	452

Net cash provided by operating activities	41,593	37,742
Cash Flows from Investing Activities
Proceeds from maturities and pay-downs of available-for-sale securities	40,830	39,576
Proceeds from sales of available-for-sale securities	4,987	42,709
Purchases of available-for-sale securities	(119,542)	(146,335)
Proceeds from maturities and pay-downs of held-to-maturity securities	—	2,053
Purchase of certificates of deposit	—	(3,000)
Redemption of FHLB stock	276	974
Premiums paid on life settlement contracts	(1,641)	(1,608)
Net increase in portfolio loans outstanding	(51,181)	(48,686)
Proceeds from sales of premises, property, and equipment	1,217	272
Purchases of premises, property, and equipment	(694)	(1,068)
Proceeds from sales of other real estate owned	1,220	1,485

Net cash used in investing activities	(124,528)	(113,628)
Cash Flows from Financing Activities
Net increase in deposits	54,548	59,454
Issuance of common stock	531	—
Redemption of preferred stock	—	(1,000)
Payment of dividends on preferred stock	—	(950)
Repayments of Federal Home Loan Bank long-term advances	(56)	(54)
Proceeds from other short-term borrowings	29,161	15,839

Net cash provided by financing activities	84,184	73,289

Net Increase (Decrease) in Cash and Cash Equivalents	1,249	(2,597)
Cash and Cash Equivalents—Beginning of year	24,279	26,876

Cash and Cash Equivalents—End of year	$25,528	$24,279

Supplemental Cash Flow Information
Cash paid for interest	$8,804	$5,845
Cash received for income tax refunds	24	17
Cash paid for income taxes	930	670
Noncash transactions:
Transfer from loans to other real estate owned	1,138	1,612
Transfer of securities from held-to-maturity to available-for-sale	—	19,451

See Notes to Consolidated Financial Statements.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Bridgeview Bancorp, Inc. (the "Company"), a Delaware corporation, provides a full range of banking services to individual and corporate customers through its subsidiary bank, Bridgeview Bank Group ("Bank"). The Company is subject to competition from other financial and nonfinancial institutions providing financial services in its customer service area which is primarily communities located in the Greater Chicago area. The Bank's division, BBMC Mortgage ("BBMC"), operates as an approved residential lender with Freddie Mac ("FHLMC"), Federal National Mortgage Association ("FNMA"), FHA and other private investors and was lending in most states throughout the U.S. in 2018.

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP) and reporting practices applicable to the banking industry. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying footnotes. Material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses, valuation of other real estate owned, the valuation and classification of investment securities, the valuation of deferred tax assets, the fair value of derivative instruments and certain key assumptions related to the defined benefit plan. Actual results could differ from those estimates.

        The following is a summary of the significant accounting policies adhered to in the preparation of the consolidated financial statements.

Basis of Consolidation

        The consolidated financial statements of Bridgeview Bancorp, Inc. include the accounts of the Company and its wholly owned subsidiary Bank. The Bank has the following wholly owned subsidiaries: Bridgeview Capital Solutions, LLC (BCS), Bridgeview Commercial Finance, Broadway Clark Building Corporation, and Mill Tax Corporation. Significant intercompany accounts and transactions have been eliminated in consolidation. BBMC Mortgage, LLC (previously a subsidiary of the Bank) was merged into the Bank in 2016.

        In the second half of 2018, the Company determined that it was in its best interests to divest of its mortgage division, BBMC. On October 30, 2018, the Company entered into a Purchase and Assumption Agreement (the "Agreement") with Synergy One Lending, Inc. ("S1") for S1 to acquire selected BBMC assets (principally consisting of leasehold improvements and branch lease-related prepaid rent and security deposits totaling approximately $2,356) and assume selected liabilities (principally lease and vendor contract obligations). The Agreement resulted in a staged transfer of these assets and liabilities in the last two months of 2018. No significant gain or loss was recognized as a result of this sale of assets and assumption of liabilities. During this time and concluding approximately January 31, 2019, the Company/BBMC wound down to zero its locked loan commitment file, held for sale loan portfolio originated within BBMC, and all mortgage banking operations.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits in banks that are either due on demand or have an original maturity of ninety days or less.

Certificates of Deposit

        Certificates of deposit in banks have a range of remaining maturities from 8 months to 44 months. Individual bank certificates do not exceed the FDIC insurance coverage limit of $250,000.

Investment Securities

        The Company classifies its debt and marketable equity securities in one of two categories: held-to-maturity or available-for-sale. Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold until maturity. All other securities are classified as available-for-sale.

        Held-to-maturity securities are stated at amortized cost which represents actual cost adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are stated at fair value with unrealized gains/losses, net of related deferred income taxes, recorded in equity as a separate component of accumulated other comprehensive income ("AOCI"). In late 2017, management determined that, in order to provide for improved investment portfolio management opportunities, all held-to-maturity securities should be reclassified to available-for-sale.

        Purchased premiums and discounts are recognized in interest income over the estimated life of the security, using the level-yield method. In determining the estimated life of a mortgage-backed security, certain judgments are required as to the timing and amount of future principal prepayments. These judgments are made based on the actual performance of the underlying security and general market consensus regarding changes in mortgage interest rates and underlying prepayment estimates.

        Purchases and sales of securities are recognized on a trade date basis and are determined using the specific identification method. On a quarterly basis, the Company makes an assessment to determine whether there have been any events or circumstances to indicate that a security for which there is an unrealized loss is impaired on an other-than-temporary ("OTTI") basis. This determination requires significant judgment. OTTI is considered to have occurred (1) if management intends to sell the security; (2) if it is more likely than not we will be required to sell the security before recovery of its amortized cost; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. Presentation of OTTI is made in the statement of operations on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an other-than-temporary impairment is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank Stock

        As a member of the Federal Home Loan Bank of Chicago (FHLBC), the Company is required to hold FHLBC stock. The stock is carried at cost, which approximates fair value. This equity security is restricted in that it can only be sold back to the FHLBC or another member at par. In addition, the Company may have limitations on the timing of redemptions of this stock. Dividends are recorded on the ex-dividend date.

Loans Held for Sale

        Loans held for sale ("LHFS") represents mortgage and small business loan originations intended to be sold in the secondary market. The Company utilizes the Fair Value Option for Financial Assets and Financial Liabilities and has elected to value all LHFS originated or purchased in the future at fair value. Therefore, all LHFS at December 31, 2018 and December 31, 2017 are recorded at fair value. At December 31, 2018 and December 31, 2017, the fair value adjustment to loans held for sale amounted to $2,473 and $5,039, respectively, and is included in net realized gain on sales of loans and other mortgage banking income on the consolidated statements of operations. Fair value is determined on an aggregate basis based on commitments from investors to purchase such loans and upon prevailing market rates.

        During the years ended December 31, 2018 and 2017, the Company sold approximately 4% and 5%, respectively, of its mortgage loans originated to Federal Home Loan Mortgage Corp.("FHLMC") and Federal National Mortgage Association ("FNMA"). During the same time periods, the Company also sold loans to 51 and 34 institutional investors, respectively.

        During 2018, the Company had 2 investors that individually purchased greater than 10% of its loans sold; cumulatively, those investors purchased 28% of loans sold. During 2017, the Company had 3 investors that individually purchased greater than 10% of its loans sold; cumulatively, those investors purchased 45% of loans sold. During the years ended December 31, 2018 and 2017, approximately 54% and 61% of loan originations, respectively, were mortgage refinancings compared to 46% and 39%, respectively, new home purchases.

Loans

        Loans are carried at the principal amount outstanding, net of unearned income, net deferred fees or costs, and any direct principal charge-offs. Interest income on loans is accrued based on principal amounts outstanding. Loan origination fees, fees for commitments that are expected to be exercised and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loan or commitment period as a yield adjustment. Other credit-related fees are recognized as fee income when earned.

        Loans are considered past due or delinquent if the required principal and interest payments have not been received as of the date the payment is due. Generally, loans are placed on nonaccrual status: (a) when either principal or interest payments are 90 days or more past due based upon contractual terms or (b) when an individual analysis of a borrower's creditworthiness indicates a loan should be

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

placed on nonaccrual status rather than waiting until the loan becomes 90 days past due. A loan may not be placed on nonaccrual if the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, unpaid interest accrued to income in the current year is reversed and unpaid interest from prior years is charged against the allowance for loan losses. Subsequent receipts of nonaccrual loans are recorded as a reduction of principal and interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Nonaccrual loans are returned to accrual status when all delinquent principal and interest payments become current in accordance with the terms of the loan agreement and when the financial position of the borrower and other relevant factors indicate there is little doubt as to collectibility.

        Loans are generally charged-off when deemed uncollectible. A loss is recorded at that time if the net realizable value can be quantified and it is less than the associated principal and interest.

        A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.

        The impairment is measured based upon the present value of expected cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. The amounts of the impairment, if any, and any subsequent changes, are included as specific reserves as a component of the allowance for loan losses.

        A loan is accounted for as a troubled-debt restructuring when a borrower is experiencing financial difficulties that leads to a restructuring of the loan and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extensions of maturity date and other actions intended to minimize potential losses. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual or continuing on accrual status, depending on the individual facts and circumstances of the borrower.

Allowance for Loan Losses

        The allowance for loan losses ("ALLL") is maintained at a level that the Company believes is sufficient to absorb credit losses inherent in the loan portfolio. The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loans are charged against the ALLL when management believes that the collectability of the principal is unlikely. Recoveries on loans previously charged-off are credited to the ALLL when received. The ALLL is evaluated for adequacy on a regular basis and takes into account evaluation of collectability of existing loans, prior loss experience, market and economic data, along with management judgment. While management uses the best information available, this evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of provisions for probable losses that have been identified related to specific borrowing relationships that are considered to be impaired (a specific component) as well as

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

probable losses inherent in the loan portfolio that are not specifically identified (a general component). The general component is based upon loan type and is based upon historical loss experience adjusted for qualitative factors and uncertainties that could affect management's estimate of probable losses.

Other Real Estate Owned

        Other real estate owned is comprised of property acquired through, or in lieu of, loan foreclosure. These properties are held for sale and are initially recorded at the lower of the recorded investment in the loan at the time of acquisition or fair value less estimated cost to sell at the date of foreclose. Any write-downs in the carrying value of a property at the time of acquisition are charged against the allowance for loan losses. Any subsequent write-downs to reflect current fair market value less disposition costs, as well as any gains or losses on disposition, as well as revenues and expenses from operations are included in other real estate owned net expenses.

Premises, Furniture and Equipment

        Land is carried at cost. Buildings, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed on a straight-line method over the estimated useful lives of the related assets or the terms of the lease.

        These assets are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long lived asset are less than its carrying value. Impairment losses are recorded in other non-interest expense in the consolidated statements of operations.

        See Note 2 for additional information regarding the Uptown building and related parking lots.

Life Settlement Contracts

        The Company owns life insurance settlement contracts on three unaffiliated individuals. The Company elected to account for the contracts using the investment method, by which continuing premiums paid are capitalized. At December 31, 2018, the carrying value of the contracts was $9,069, while the realizable face value of the contracts was $29,949. The Company routinely quantifies the expected proceeds from the insurance contracts against the carrying amount of contracts plus anticipated future premiums and capitalizable direct costs. If the expected proceeds will not recover the anticipated investment including estimated future premiums, then an impairment is recognized. See Note 2 regarding a December 2018 impairment charge associated with the Company's intent to sell these contracts as determined at December 31, 2018. During 2018 and 2017, premium expense of $505

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and $484, respectively, has been recorded. In the absence of a life settlement event, the Company anticipates paying the following estimated premiums for these contracts over the next five years:

2019	$1,674
2020	1,746
2021	1,818
2022	1,890
2023	1,962

Derivative Instruments

        The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (interest rate lock commitments). Interest rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. The Company does not designate these derivatives as hedging instruments and accordingly, recognizes the change in their fair value as other noninterest income in the consolidated statements of operations. The fair value for interest rate lock commitments is based on secondary market execution prices for similar commitments at December 31, net of estimated direct costs and an estimate of the probability the loan will close. The derivative for interest rate lock commitments is included in other assets in the consolidated balance sheets.

        The Company enters into commitments to sell loans to investors whereby the agreed-upon price for the loan or group of loans is determined prior to the sale of the loans. These commitments have expiration dates ranging from 7 days to 60 days, and are typically made on a best efforts basis or mandatory basis. The Company utilizes best efforts commitments on a portion of the open pipeline of loans which become mandatory upon the closing of the underlying loan and a pair-off fee may be charged if the commitment to deliver the loan is not met. The Company enters into forward trade commitments with counter parties on a majority of the open pipeline of loans designated for mandatory delivery by utilizing forward MBS trades. Both best efforts commitments and forward MBS trades economically hedge changes to loan prices locked by the Company, but not yet originated or sold. All mandatory basis commitments and forward trade commitments are considered derivative instruments. The Company does not designate these derivatives as hedging instruments and accordingly, recognizes the change in their fair value as other noninterest income in the consolidated statements of operations. The fair value of mandatory forward sale and forward trade commitments is based on secondary market execution prices for similar commitments at the reporting date. The derivative for mandatory sales commitments is included in other assets or other liabilities on the consolidated balance sheets.

Income Taxes

        The Company and its subsidiaries file a consolidated Federal income tax return. The provision for income taxes is based upon income reported in the consolidated statements of income, rather than the amounts reported on the Company's income tax return.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Deferred income taxes are provided from all significant types of income and expense that are recognized in different periods for financial reporting purposes and income tax reporting purposes. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases.

        Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. This approach requires the Company to take into account changes in the tax rates when valuing deferred tax assets and liabilities recorded in the consolidated statements of operations. Deferred and current tax assets are recognized only if it is more likely than not, based on technical merits, that a tax position will be realized or sustained upon examination by the relevant taxing authority. To the extent a current or deferred tax asset is established which is not more likely than not to be realized, a valuation allowance will be established against the asset.

        The Company will periodically review and evaluate the status of uncertain tax positions and may establish tax reserves for positions that may not be realized. The amount of any such reserves are based on the standards for determining such reserves as set forth in current accounting guidance and our estimates of amounts that may ultimately be due or owed, including interest.

Loss Contingencies

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. In addition, loss contingencies include potential losses that may be incurred on contractually required buy-backs of certain mortgage loans previously sold.

Commitments

        In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become funded.

Stock Compensation Plan

        U.S. GAAP requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the calculated value of the equity or liability instruments issued. These provisions cover a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. U.S. GAAP also requires entities to measure the cost of employee services received in exchange for stock options or restricted stock based on the grant-date calculated value or fair value, respectively, of the award and to recognize the cost, as compensation expense, over the period the employee is required to provide the services for the awards, which is usually the vesting period.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of two components, reported net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of equity but are excluded from reported net income. The Company includes changes in unrealized gains and losses on available-for-sale securities net of taxes, in other comprehensive income (loss) in the consolidated statements of comprehensive income and consolidated statements of changes in shareholders' equity.

        The components of accumulated other comprehensive income (loss) were as follows:

	December 31,
	2018	2017
Unrealized losses on available-for-sale investment securities	$(2,895)	$(836)
Tax effect	753	335

Net accumulated other comprehensive income (loss)	$(2,142)	$(501)

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets have been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an arrangement to repurchase them before their maturity.

Reclassifications

        Certain prior year line item amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Common Stock Book Value

        The Company utilizes a performance measurement of book value per common share and fully diluted book value per common share. Management calculates book value per common share based on total shareholders' equity less the amount of preferred stock divided by the total outstanding common shares. Fully diluted book value per share assumes all outstanding restricted stock is issued and all stock options with a strike price below current book value per share are exercised. Shareholders' equity and outstanding common shares are adjusted to account for the issuance of the new shares of common stock issued at the strike price. The implicit shareholders' equity is divided by the assumed common shares outstanding after the referenced stock options are exercised and the restricted stock is issued.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

        In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02—Topic 842 "Leases". This guidance modifies the lease accounting for lessees to report both operating and finance leases on the balance sheet. A "right of use" asset and a lease commitment liability will be shown on the balance sheet. This ASU will be effective for the Company in the year ending December 31, 2020. Management is currently assessing the impact to the Company's consolidated financial statements.

        In June 2016, FASB issued ASU 2016-13—Topic 326 "Financial Instruments—Credit Losses". The new ASU guidance introduces a measurement of expected losses on certain types of financial instruments, i.e. loans and investments. It also modifies the impairment model on available-for-sale debt securities and provides an accounting model for purchased financial assets with credit deterioration since their origination. This ASU will be effective for the Company in the year ending December 31, 2022. Management is currently assessing the impact to the Company's consolidated financial statements.

        In 2014, FASB issued ASU 2014-09—Topic 606, "Revenue from Contracts with Customers". The new revenue recognition standard is based on a core principle of recognizing revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU does not apply to financial instruments. This ASU will be effective for the Company in the year ending December 31, 2019. Management is currently assessing the impact to the Company's consolidated financial statements, but does not anticipate a significant change as revenue from financial instruments, which include loans, loans held for sale, investment securities and derivative instruments, are scoped out of the standard.

Subsequent Events

        The financial statements and related disclosures include evaluation of significant events occurring after year end up through and including March 11, 2019, which is the date the consolidated financial statements were available to be issued.

NOTE 2—PROPOSED MERGER TRANSACTION

        On December 6, 2018, the Company announced that it had entered into a definitive agreement to be acquired by First Midwest Bancorp, Inc. ("FMBI"). The merger agreement provides for a fixed exchange ratio of 0.2767 shares of FMBI common stock for each share of Company stock, plus $1.79 in cash for each share of Company common stock, with the cash portion subject to certain adjustments specified in the merger agreement. FMBI is a publicly-traded bank holding company headquartered in Chicago with over $15 billion of assets currently.

        As the merger agreement provided for the cash portion of the purchase price to be improved if the Company disposed of specified assets at various dates prior to the closing of the proposed merger transaction, the Company embarked upon actions and transactions that adversely impacted the 2018 consolidated statement of operations but enhanced the per share cash purchase price. The actions,

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 2—PROPOSED MERGER TRANSACTION (Continued)

while resulting in an enhanced per share cash price, resulted in the intent to sell and related write-down or disposition of assets on a more accelerated basis at liquidating prices that were, in some cases, substantially below the Company's carrying values. Such merger-related activities reflected in the 2018 consolidated statement of operations included the following: 1) approximately $6.8 million in other asset and other real estate losses, 2) approximately $2.6 million in write-down of life settlement contracts, and 3) approximately $1.9 million write-down in connection with the proposed sale of the Uptown building and related parking lots.

        It should be noted that the final amounts impacting the cash portion of the purchase price (whether increasing or decreasing such cash price) will not be known until just prior to the closing of the merger transaction.

        The transaction is subject to customary regulatory approvals, the approval of Company stockholders, and the completion of various closing conditions specified in the merger agreement, and is anticipated to close in the second quarter of 2019.

NOTE 3—CASH AND DUE FROM BANKS

        The Federal Reserve Bank of Chicago (FRB) requires the Bank to maintain cash reserve balances in cash on hand or on deposit with the FRB of approximately $19,938 and $12,595 at December 31, 2018 and 2017, respectively.

NOTE 4—INVESTMENT SECURITIES

        The amortized cost and fair values of debt and equity securities, with gross unrealized gains and losses, as of December 31, are as follows:

	2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Government treasuries and agencies	$—	$—	$—	$—
SBA loan pool securities	40,475	7	(598)	39,884
Obligations of states and political subdivisions	13,832	552	(639)	13,745
Mortgage-backed securities and collateralized mortgage obligations	184,076	342	(2,479)	181,939
Equity and other investments	7,036	—	(80)	6,956

Total	$245,419	$901	$(3,796)	$242,524

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 4—INVESTMENT SECURITIES (Continued)

        During 2017, certain held-to-maturity securities with an amortized cost of $19,451, which had a net unrealized gain of $780, were transferred to available-for-sale.

	2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Government treasuries and agencies	$15,012	$—	$(39)	$14,973
SBA loan pool securities	37,325	27	(184)	37,168
Obligations of states and political subdivisions	20,285	1,182	(399)	21,068
Mortgage-backed securities and collateralized mortgage obligations	93,651	13	(1,398)	92,266
Equity and other investments	6,980	—	(38)	6,942

Total	$173,253	$1,222	$(2,058)	$172,417

        The fair value of securities available-for-sale at December 31, 2018, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Within 1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	Over 10 Years	SBA and Asset backed Securities	Equity and Other Investment	Total
Available-for-sale, at fair value:
U.S. Government treasuries and agencies	$—	$—	$—	$—	$—	$—	$—
SBA loan pool securities	—	—	—	—	39,884	—	39,884
Obligations of states and political subdivisions	576	2,918	3,922	6,329	—	—	13,745
Mortgage-backed securities and collateralized mortgage obligations	—	—	—	—	181,939	—	181,939
Equity and other investments	—	—	—	—	—	6,956	6,956

Total	$576	$2,918	$3,922	$6,329	$221,823	$6,956	$242,524

        For the year ended December 31, 2018, proceeds from sales of securities held as available-for-sale amounted to $4,987. Gross realized gains and losses amounted to $0 and $(16), respectively. For the year ended December 31, 2017, proceeds from sales of securities held as available-for-sale amounted to $42,709. Gross realized gains and losses amounted to $48 and $(431), respectively.

        Investments with carrying values of approximately $65,187 and $70,760 at December 31, 2018 and December 31, 2017, respectively, were pledged to secure public deposits, bank borrowings and for other purposes as required or permitted by law.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 4—INVESTMENT SECURITIES (Continued)

        Excluding securities issued or backed by the U.S. Government and its agencies and U.S. Government-sponsored enterprises, there were no investments in securities from one issuer that exceeded 10% of consolidated shareholders' equity at December 31, 2018 or December 31, 2017.

        The following tables present investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2018 and December 31, 2017.

	December 31, 2018
	Investments in a Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More		Total
	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value
Available-for-sale, at fair value:
U.S. Government treasuries and agencies	$—	$—	$—	$—	$—	$—
SBA loan pool securities	(180)	12,369	(418)	25,984	(598)	38,353
Mortgage-backed securities and collateralized mortgage obligations	(276)	53,016	(2,203)	78,843	(2,479)	131,859
Obligations of states and political subdivisions	(2)	438	(637)	5,142	(639)	5,580
Equity and other investments	—	—	(80)	1,918	(80)	1,918

Total temporarily impaired securities	$(458)	$65,823	$(3,338)	$111,887	$(3,796)	$177,710

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 4—INVESTMENT SECURITIES (Continued)

	December 31, 2017
	Investments in a Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More		Total
	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value
Available-for-sale, at fair value:
U.S. Government treasuries and agencies	$—	$—	$(39)	$9,966	$(39)	$9,966
SBA loan pool securities	(184)	29,351	—	—	(184)	29,351
Mortgage-backed securities and collateralized mortgage obligations	(1,150)	65,127	(248)	10,392	(1,398)	75,519
Obligations of states and political subdivisions	(398)	6,457	(1)	199	(399)	6,656
Equity and other investments	—	—	(38)	1,916	(38)	1,916

Total temporarily impaired securities	$(1,732)	$100,935	$(326)	$22,473	$(2,058)	$123,408

        Management evaluates securities to determine whether impairment is other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. As of December 31, 2018, there were 28 securities which had been in a continuous loss position in excess of twelve months. There were no OTTI charges taken in 2018 or 2017.

NOTE 5—LOANS

        A summary of loans by major category as of December 31, 2018 and 2017 is as follows:

	2018	% Of Portfolio	2017	% Of Portfolio
Real Estate—Construction & Land	$26,262	3.28%	$25,959	3.45%
Real Estate—Residential	113,503	14.17%	107,145	14.24%
Real Estate—Commercial	392,456	49.01%	372,277	49.47%
Real Estate—Multifamily	71,007	8.87%	68,483	9.10%
Commercial and industrial	193,018	24.10%	173,202	23.01%
Consumer	4,580	0.57%	5,472	0.73%

Gross Loans	800,826	100.00%	752,538	100.00%

Less: Deferred Fees	(746)		(722)
Less: Allowance for loan losses	(7,681)		(8,060)

Net Loans	$792,399		$743,756

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 5—LOANS (Continued)

        The Company primarily lends to businesses and consumers in the market areas in which the Company operates.

        There were no loans made or outstanding during 2018 and 2017 to executive officers, directors and to parties to which the Company, the Bank, or their executive officers and directors have the ability to significantly influence management or operating policies (related parties). Related party deposits are not considered to be material to the Company's consolidated financial statements.

        The Company utilizes an internal asset classification system as a means of reporting problem or potential problem loans. Under its risk rating system, the Company classifies problem or potential problem loans as "Special Mention," "Substandard," and "Doubtful." Loans deemed to be "Loss" are immediately charged off. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of current existing facts, conditions and values, highly questionable or perhaps impossible. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management's close attention, are deemed Special Mention. Risk weightings are updated any time conditions warrant. Loans not meeting the criteria noted above are considered pass-related loans.

        The Company's credit risk quality indicators at December 31, 2018 and 2017, by loan segment and class are summarized below:

	December 31, 2018
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate—Construction:
1-4 family residential	$10,365	$—	$181	$—	$10,546
Other construction, land development, and land loans	15,716	—	—	—	15,716
Real estate—Residential:
Revolving lines of credit	6,719	—	901	—	7,620
1-4 family residential	105,232	—	651	—	105,883
Real estate—Commercial	387,749	4,087	620	—	392,456
Real estate—Multi-family	71,003	—	4	—	71,007
Commercial and industrial	186,893	6,105	20	—	193,018
Consumer	4,455	—	125	—	4,580

Total	$788,132	$10,192	$2,502	$—	$800,826

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 5—LOANS (Continued)

	December 31, 2017
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate—Construction:
1-4 family residential	$18,113	$—	$181	$—	$18,294
Other construction, land development, and land loans	7,665	—	—	—	7,665
Real estate—Residential:
Revolving lines of credit	15,334	—	774	—	16,108
1-4 family residential	90,897	—	140	—	91,037
Real estate—Commercial	371,249	421	607	—	372,277
Real estate—Multi-family	68,483	—	—	—	68,483
Commercial and industrial	168,695	—	4,507	—	173,202
Consumer	5,472	—	—	—	5,472

Total	$745,908	$421	$6,209	$—	$752,538

        The Company also evaluates credit quality based upon the payment activity and the aging status of the loan. The following table summarizes the Company's age analysis of past due loans and details of nonaccrual loans, by loan segment and class, at December 31, 2018 and 2017:

	Age Analysis of Past Due Loans and Nonaccrual Loans As of December 31, 2018
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing	Nonaccrual Loans
Real estate—Construction:
1-4 family residential	$—	$—	$181	$181	$10,365	$10,546	$—	$181
Other construction, land development, and land loans	—	—	—	—	15,716	15,716	—	—
Real estate—Residential:
Revolving lines of credit	—	—	901	901	6,719	7,620	—	901
1-4 family residential	159	—	572	730	105,151	105,883	—	651
Real estate—Commercial	1,561	—	1,629	3,190	389,267	392,456	1,009	620
Real estate—Multi-family	127	10	31	168	70,839	71,007	12	18
Commercial and industrial	—	—	20	20	192,998	193,018	—	20
Consumer	—	—	—	—	4,580	4,530	—	125

Total	$1,847	$10	$3,334	$5,191	$795,635	$800,826	$1,021	$2,516

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 5—LOANS (Continued)

	Age Analysis of Past Due Loans and Nonaccrual Loans As of December 31, 2017
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing	Nonaccrual Loans
Real estate—Construction:
1-4 family residential	$—	$181	$—	$181	$18,113	$18,294	$—	$181
Other construction, land development, and land loans	—	—	—	—	7,665	7,665	—	—
Real estate—Residential:
Revolving lines of credit	—	—	774	774	15,334	16,108	—	774
1-4 family residential	—	—	—	—	91,037	91,037	—	140
Real estate—Commercial	543	—	607	1,150	371,127	372,277	—	607
Real estate—Multi-family	472	45	29	546	67,937	68,483	20	9
Commercial and industrial	208	—	4,507	4,715	168,487	173,202	—	4,507
Consumer	—	—	—	—	5,472	5,472	—

Total	$1,223	$226	$5,917	$7,366	$745,172	$752,538	$20	$6,218

        The following tables present information about impaired loans. Included in these impaired loans are accruing troubled debt restructured loans with a principal balance of $4,900 and $6,144 as of December 31, 2018 and December 31, 2017, respectively.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 5—LOANS (Continued)

        Impaired loans, by loan segment, as of December 31, 2018 are as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment for the Year	Interest Income Recognized for the Year
With no related allowance recorded:
Real estate—Construction	$825	$840	$—	$836	$33
Real estate—Residential	2,306	2,940	—	2,671	39
Real estate—Commercial	2,276	3,811	—	2,307	90
Real estate—Multi-family	1,968	1,968	—	2,005	108
Commercial and industrial	4,920	5,833	—	4,316	329
Consumer	—	—	—	—	—

Total	$11,665	$15,392	$—	$12,135	$599

With an allowance recorded:
Real estate—Construction	$—	$—	$—	$—	$—
Real estate—Residential	—	—	—	—	—
Real estate—Commercial	—	—	—	—	—
Real estate—Multi-family	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	125	125	125	6	—

Total	$125	$125	$125	$6	$—

Total:
Real estate—Construction	$825	$840	$—	$836	$33
Real estate—Residential	2,306	2,940	—	2,671	39
Real estate—Commercial	2,276	3,811	—	2,307	90
Real estate—Multi-family	1,968	1,968	—	2,005	108
Commercial and industrial	4,290	5,833	—	4,316	329
Consumer	125	125	125	6	—

Total	$11,790	$15,517	$125	$12,141	$599

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 5—LOANS (Continued)

        Impaired loans, by loan segment, as of December 31, 2017 are as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment for the Year	Interest Income Recognized for the Year
With no related allowance recorded:
Real estate—Construction	$847	$862	$—	$862	$34
Real estate—Residential	2,306	2,544	—	2,503	71
Real estate—Commercial	2,160	2,239	—	2,194	93
Real estate—Multi-family	2,405	2,405	—	2,443	131
Commercial and industrial	4,527	8,348	—	4,884	1
Consumer	—	—	—	—	—

Total	$12,245	$16,398	$—	$12,886	$330

With an allowance recorded:
Real estate—Construction	$—	$—	$—	$—	$—
Real estate—Residential	68	68	8	69	3
Real estate—Commercial	161	161	7	133	—
Real estate—Multi-family	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	21	21	21	28	1

Total	$250	$250	$36	$230	$4

Total:
Real estate—Construction	$847	$862	$—	$862	$34
Real estate—Residential	2,374	2,612	8	2,572	74
Real estate—Commercial	2,321	2,400	7	2,327	93
Real estate—Multi-family	2,405	2,405	—	2,443	131
Commercial and industrial	4,527	8,348	—	4,884	1
Consumer	21	21	21	28	1

Total	$12,495	$16,648	$36	$13,116	$334

        For the purpose of the disclosure above, recorded investment represents the borrower's unpaid principal balance less partial charge-offs to date.

        Impaired loans and troubled debt restructured loans are presented as segments as class disclosures are not deemed to be meaningful to the financial statements as a whole.

        Periodically, the Company will restructure a note to a troubled borrower into two separate notes (A/B structure), charging off the entire B portion of the note. The A note is structured with appropriate loan-to-value and cash flow coverage ratios that provide for a high likelihood of repayment. The A note is classified as a nonperforming note until the borrower has displayed a historical payment performance for a reasonable time period subsequent to the restructuring. A period of sustained

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 5—LOANS (Continued)

repayment for at least six months generally is required to return the note to accrual status provided that management has determined that the performance is reasonably expected to continue. The A note will be reclassified as a restructured note (either performing or nonperforming, as appropriate) through the calendar year of the restructuring in which the historical payment performance has been established.

Troubled Debt Restructurings

        The following is a summary of the Company's troubled debt restructurings during 2018 and 2017, by loan segment:

	For the Year 2018			For the Year 2017
	Number of Contracts Modified in the Last 12 Months	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment	Number of Contracts Modified in the Last 12 Months	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Commercial and industrial	—	$—	$—	2	$62	$62
Real estate—Residential	—	—	—	—	—	—
Real estate—Commercial	—	—	—	1	131	161
Real estate—Multi-family	—	—	—	—	—	—
Real estate—Construction	—	—	—	—	—	—

Total	—	—	—	3	$193	$223

Troubled Debt Restructurings that Subsequently Defaulted

        The following table presents loans modified as troubled debt restructurings within the previous 12 months that became 90 days or more past due during the years ended December 31, 2018 and 2017 (amounts as of year-end):

	For the Year 2018		For the Year 2017
	Number of Contracts that Defaulted and was Made a TDR Within the Past 12 Months	Recorded Investment	Number of Contracts that Defaulted and was Made a TDR Within the Past 12 Months	Recorded Investment
Real estate—Construction	—	$—	—	$—
Real estate—Residential	—	—	—	—
Real estate—Commercial	—	—	1	161
Real estate—Multi-family	—	—	—	—
Commercial and industrial	—	—	—	—
Consumer	—	—	—	—

Total	—	$—	1	$161

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 6—ALLOWANCE FOR LOAN LOSSES

        A summary of the changes in the allowance for loan losses for 2018 is as follows:

	Year Ended December 31, 2018
	Real Estate— Construction	Real Estate— Residential	Real Estate— Commercial	Real Estate— Multi-family	Commercial and Industrial	Consumer	Total
Beginning balance	$228	$375	$5,240	$1,203	$968	$46	$8,060
Charge-offs	—	(588)	(84)	—	(2,180)	—	(2,852)
Recoveries	1	167	60	777	46	22	1,073
Provision	(5)	1,087	(1,709)	(1,554)	3,493	88	1,400

Ending balance	$224	$1,041	$3,507	$426	$2,237	$156	$7,681

Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$125	$125
Collectively evaluated for impairment	224	1,041	3,507	426	2,327	31	7,556

Ending allowance balance	$224	$1,041	$3,507	$426	$2,327	$156	$7,681

Loans and leases:
Individually evaluated for impairment	$825	$2,306	$2,276	$1,968	$4,290	$125	$11,790
Collectively evaluated for impairment	25,437	111,197	390,180	69,039	188,728	4,455	789,036

Ending loans and leases	$26,262	$113,503	$392,456	$71,007	$193,018	$4,580	$800,826

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 6—ALLOWANCE FOR LOAN LOSSES (Continued)

        A summary of the changes in the allowance for loan losses for 2017 is as follows:

	Year Ended December 31, 2017
	Real Estate— Construction	Real Estate— Residential	Real Estate— Commercial	Real Estate— Multi-family	Commercial and Industrial	Consumer	Total
Beginning balance	$352	$698	$4,050	$679	$1,704	$37	$7,520
Charge-offs	—	(334)	(2,529)	(687)	(595)	(2)	(4,147)
Recoveries	186	648	21	151	555	26	1,587
Provision	(310)	(637)	3,698	1,060	(696)	(15)	3,100

Ending balance	$228	$375	$5,240	$1,203	$968	$46	$8,060

Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$8	$7	$—	$—	$21	$36
Collectively evaluated for impairment	228	367	5,233	1,203	968	25	8,024

Ending allowance balance	$228	$375	$5,240	$1,203	$968	$46	$8,060

Loans and leases:
Individually evaluated for impairment	$847	$2,374	$2,321	$2,405	$4,527	$21	$12,495
Collectively evaluated for impairment	25,112	104,771	369,956	66,078	168,675	5,451	740,043

Ending loans and leases	$25,959	$107,145	$372,277	$68,483	$173,202	$5,472	$752,538

NOTE 7—PREMISES, FURNITURE AND EQUIPMENT—PREMISES AND EQUIPMENT HELD FOR SALE

        Premises, furniture and equipment, including leasehold improvements, consists of the following at December 31, 2018 and 2017:

	2018	2017
Land and land improvements	$9,874	$18,036
Building and building improvements	17,793	34,653
Leasehold improvements	163	2,959
Furniture, fixtures, and equipment	8,766	15,697
Construction in progress	—	111

Total, at cost	36,596	71,456
Less: accumulated depreciation and amortization	(13,867)	(24,126)

Total	$22,729	$47,330

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 7—PREMISES, FURNITURE AND EQUIPMENT—PREMISES AND EQUIPMENT HELD FOR SALE (Continued)

        Depreciation and amortization expense on premises, furniture and equipment was $1,831 and $1,881 for the years ended December 31, 2018 and 2017, respectively.

        At December 31, 2018, the Company was obligated under certain non-cancelable leases for premises and equipment, which expire at various dates through December, 2023. Certain of these leases contain renewal options to extend for a period from two to ten years. Other leases contain escalation charges calling for rentals to be adjusted for increased real estate taxes and other operating expenses. The cost of such rentals and other potential lease charges are not included in the future minimum lease payment schedule below:

Years ending December 31:
2019	$109
2020	48
2021	49
2022	50
2023	52

Total	$308

        Total rent expense under all lease terms, including certain operating costs, was approximately $3,044 and $3,426 for the years ended December 31, 2018 and 2017, respectively. The majority of the Company's leases were terminated or transferred to Synergy One Lending as part of the divestiture of BBMC.

        Due to the proposed merger transaction with FMBI (Note 2), the Company was enticed to dispose of the Uptown building along with its related parking lots ("Uptown"). In December 2018, the Company initiated activities to dispose of Uptown. As of December 31, 2018 the Uptown premises were classified as held-for-sale with a carrying value of $20,300:

        The sale of Uptown is expected to take place during the second quarter of 2019. The estimated loss on sale is $1,885 and is recorded in the Statement of Operations within the line for loss on disposal and write-downs of premises and equipment.

NOTE 8—DEPOSITS

        Interest-bearing deposits at December 31, 2018 and 2017 consist of the following:

	2018	2017
NOW and money market	$323,339	$298,489
Savings	204,349	202,296
Time, $250,000 and over	34,679	37,465
Other time	252,187	246,276

Total	$814,554	$784,526

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 8—DEPOSITS (Continued)

        At December 31, 2018, the scheduled maturities of time deposits are as follows:

2019	$221,451
2020	62,315
2021	2,357
2022	431
2023	250
Thereafter	62

Total	$286,866

        For the year ended December 31, 2018, the Bank's overall average cost of deposits was 0.63%, while during the year ended December 31, 2017, the cost of deposits averaged 0.44%.

NOTE 9—BANK BORROWINGS

        The following table is a summary of the short and long term borrowings as of December 31, 2018 and 2017:

		2018		2017
	Maturity	Rate	Balance	Rate	Balance
Short-Term Borrowings
FHLB overnight advance	1/02/19	2.54%	$65,000	1.44%	$20,000
FHLB- fixed rate- fixed term	1/29/18		—	1.29%	15,000
Mortgage banking warehouse line of credit	1/31/18		—	3.63%	839

Total Short-Term		2.54%	$65,000	1.43%	$35,839

Long-Term Borrowings
FHLB fixed rate-term advance	6/01/26	5.74%	1,766	5.74%	1,822

Total Borrowings			$66,766		$37,661

Federal Home Loan Bank of Chicago

        The Bank has a line of credit for short and long term advances from the FHLB of Chicago. The line of credit and all advances are secured by approximately $446,986 and $352,432 of qualifying residential real estate loans at December 31, 2018 and 2017, respectively, and certain other investments. As of December 31, 2018, the Bank had $194,463 in available borrowing capacity on this line of credit. The maximum amount of these borrowings is limited to a percentage of the collateral pledged.

Other Borrowings

        The Company has established unsecured Federal Funds purchased lines of credit with a correspondent bank. This line has a maximum overnight borrowing capacity of $10,000 at December 31,

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 9—BANK BORROWINGS (Continued)

2018 and 2017, and has no maturity. There were no borrowings on this line as of December 31, 2018 and 2017.

        The Company had a mortgage warehouse line of credit with a non-affiliated bank, which provides for a maximum borrowing capacity of $30,000. This line of credit was repaid and terminated in 2018. The line of credit was used to support the origination of mortgage loans and was secured by the corresponding portfolio of mortgage loans held for sale. Interest on outstanding advances is calculated using the mortgage loan note rate that secures the advance less .35%. The interest rate was subject to an increase of 4.00% for advances for mortgage loans not sold within 60 days.

NOTE 10—SUBORDINATED DEBENTURES

        The Company has established two business trusts (Bridgeview Statutory Trust 1 and Bridgeview Capital Trust II) that have issued floating rate capital securities ("capital securities") which are guaranteed by the Company.

        The Company owns all of the equity in each of these two trusts. In accordance with ASC Topic 810, the Company does not consolidate these trusts. The trusts used the proceeds from the issuance of their capital securities to buy floating rate junior debentures ("debentures") issued by the Company. These debentures are the trusts' only assets and the interest payment from the debentures finance the distributions paid on the capital securities. These debentures are unsecured and rank junior and are subordinate in the right of payment to all senior debt of the Company.

        The subordinated debentures as of December 31, 2018 are summarized as follows:

	Balance	Interest Rate		Maturity
Bridgeview Statutory Trust I	$15,464	6.11%	(a)	July 31, 2031
Bridgeview Capital Trust II	15,464	5.79%	(b)	January 7, 2033

Total	$30,928

(a)
Interest payable at the 3-month LIBOR plus 3.58%

(b)
Interest payable at the 3-month LIBOR plus 3.35%.

        The capital securities are subject to mandatory redemption upon payment of the debentures. The maturity dates of both debentures may be shortened if certain conditions are met, or at any time within 120 days following the occurrence and continuation of certain changes in either tax treatment or the capital treatment of the debentures or the capital securities. If the debentures are redeemed before they mature, the redemption price will be the principal amount plus any accrued but unpaid interest and any premium due for early redemption. The Company has the right to terminate both debentures and cause the debentures to be distributed to the holders of the capital securities in liquidation of such trust.

        Each issue of capital securities carries an interest rate identical to that of the related debenture. The subordinated debentures have been structured to qualify as Tier 1 capital for regulatory purposes

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 10—SUBORDINATED DEBENTURES (Continued)

and the dividends paid on such are tax deductible. However, the debentures cannot be used to constitute more than 25% of the Company's core Tier 1 capital under Federal Reserve Board guidelines inclusive of these debentures. The Company utilized the proceeds of these issuances to inject capital into the Bank.

NOTE 11—INCOME TAXES

        The components of the income tax expense for the year ended December 31, 2018 and 2017 are as follows:

	2018	2017
Current tax expense	$236	$2,724
Deferred tax expense	(5)	1,512
Adjustment to deferred tax assets for increase in Illinois tax rate		(2,061)
Adjustment to deferred tax assets for decrease in Federal tax rate	(250)	7,903

Total income tax (benefit) provision	$(19)	$10,078

        The components of the net deferred tax asset at December 31, 2018 and 2017 are:

	2018	2017
Deferred tax assets:
Allowance for possible loan losses	$1,997	$2,096
Deferred loan fees	194	188
Net unrealized loss on available-for-sale securities	753	217
Net operating loss carryforward	17,451	19,703
Other real estate owned	2,530	2,185
Employee stock and deferred compensation	825	532
Life settlement contracts	1,503	688
Charitable contribution carryforward	739	473
Other	362	798

Total deferred tax assets	26,354	26,880
Less: valuation allowance	1,984	1,984

Net deferred tax asset	24,370	24,896

Deferred tax liabilities:
Fixed assets	3,329	3,851
Prepaids	36	97
Other items	29	22

Total deferred tax liabilities	3,394	3,970

Net deferred tax asset	$20,976	$20,926

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 11—INCOME TAXES (Continued)

        Net operating loss carryforward and other deferred tax assets are available for the Company to utilize within statutory expiration periods. The net operating loss carryforward for Federal purposes approximated $53,299 and $61,075, in the aggregate, for a tax benefit of $11,193 and $12,826 as of December 31, 2018 and 2017, respectively. The net operating loss carryforward will begin to expire in 2031.

        The net operating loss carryforward for the State of Illinois approximates $65,878 and $72,394, in the aggregate, for a benefit of $6,258 and $6,877, in the aggregate, at December 31, 2018 and 2017, respectively. The first substantial part of the state tax net operating loss carryforward that begins to expire is in 2022.

        A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense along with unrealized gains and losses for financial and tax reporting purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some of the deferred tax assets may not be realized. The Company periodically conducts an analysis to assess the need for a valuation allowance for its deferred tax asset. As part of this assessment, all available evidence, including both positive and negative, is considered to determine whether based on the weight of such evidence, a valuation allowance for the deferred tax asset was needed. The future realization of the tax benefit depends on the existence of sufficient taxable income within the carryback and carryforward periods.

        As a result of the Company raising equity capital through the issuance of common stock in June 2015, certain deferred tax assets may be limited due to this change in control transaction, as defined by the Internal Revenue Code Section 382. Due to this Section 382 limitation, the Company's ability to utilize all of its deferred tax assets may be reduced. Thus, the Company has established a valuation reserve against these deferred tax assets as of December 31, 2018 and 2017 of $1,984. The Company files income tax returns in the U.S. Federal jurisdiction, the State of Illinois and 27 other states.

        The income tax benefit was greater than or less than the amounts computed by applying the federal statutory rate (21% for 2018 and 34% for 2017) because of the following:

	2018	2017
Tax computed at statutory rate	$(139)	$3,768
Increase (decrease) in income taxes resulting from:
State tax provision, net of federal benefit	280	578
Tax exempt income, net of interest expense disallowance	(94)	(521)
Nondeductible expenses	181	336
Deferred tax adjustments for changes in Federal and State income tax rates	(250)	5,842
Other, net	3	75

Total income tax provision	$(19)	$10,078

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 12—EMPLOYEE BENEFIT PLANS

        The Bank has a 401(k) plan whereby substantially all employees participate in the plan. Employees may contribute up to 40 percent of their compensation subject to certain limits based on federal tax laws. The Bank makes a discretionary matching contribution equal to a uniform percentage or dollar amount of an employee's compensation contributed to the plan. Matching contributions vest to the employee equally over a five-year period. For the years ended December 31, 2018 and 2017, expense attributable to the plan amounted to $589 and $526, respectively.

        The Bank has an established Employee Cash Profit Sharing Plan to promote the long-term financial interest of the Company. The Plan is open to all employees except for those people who are the following:

  •
  Executive Officers

  •
  Covered under a sales or a commission based incentive plan

  •
  Employed by the Bank less than one year

        The Company accrued $844 in 2018 and $469 in 2017 for anticipated payments to employees eligible to participate in this Plan. These Employee Cash Profit Sharing Plan payments were paid out subsequent to each year end.

        BBMC has employment contracts with two employees which stipulate that certain compensation will be deferred. In addition to other compensation, the employees are collectively entitled to 4% of BBMC's quarterly profits (as contractually defined) payable in common stock of the Company (through December 31, 2017 and in cash effective January 1, 2018) within eighteen months after each calendar quarter. For this deferred compensation, the Company has expensed $141 and $346 in 2018 and 2017, respectively. The number of shares previously issued to these employees was determined by the Company's stock book value and a conversion factor, as defined. For this deferred compensation, the Company has accrued $260 and $797 as of December 31, 2018 and 2017, respectively.

Defined Benefit Plan

        The Bank had a defined benefit pension plan assumed in the 2003 acquisition of Uptown Bancorp, Inc. that was frozen effective July 15, 2003. During 2017, the Upbancorp Plan was terminated and plan liabilities were settled through either lump sum distributions to plan participants or annuity contracts purchased from a third-party insurance company that provided for the payment of vested benefits to those participants that did not elect the lump sum option. As of December 31, 2017, there were no remaining plan assets. Contributions totaling $156 were made to the plan during 2017. As a result of the pension termination, unrecognized losses, which previously were recorded in accumulated other comprehensive loss on the consolidated balance sheets, were recognized as expense and the pension plan settlement loss of $6.3 million was recorded on the consolidated statements of operations for the year ended December 31, 2017.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        The pretax amounts recognized in other comprehensive income (loss) during 2017 were as follows:

2017
Net actuarial gain (loss) during the year	$—
Amortization of unrecognized net actuarial loss	472

Total recognized in other comprehensive income (loss)	472
Net periodic pension benefit (expense) recognized	(170)

Total recognized in net periodic pension benefit and other comprehensive income (loss)	$302

        The assumptions used in the measurement of the Bank's benefit obligation as of December 31, 2017 and the net periodic pension cost for the period that begins the date after the measurement date are shown in the following table:

2017
Discount rate	3.78%
Expected long-term return on plan assets	N/A
Rate of compensation increase	N/A
Employer contributions	$156
Benefits paid	$616

NOTE 13—STOCK BASED COMPENSATION

        Under the Company's 2015 Equity Incentive Plan, as amended (formerly known as Stock Option Incentive Plan) ("Plan"), the Company may award restricted shares and stock options to key officers, employees, directors, or consultants for up to 3,440,900 shares of nonvoting common stock. The remaining number of shares that may be granted under this plan as of December 31, 2018 is 174,940. The compensation expense of these awards is recognized on a straight-line basis during the vesting periods and is measured using the fair market value of the shares on the grant date. The share awards are generally vested over a two to three year period. The Plan provides for restrictions on employment and change of control.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 13—STOCK BASED COMPENSATION (Continued)

        There were no stock options awarded in 2018 and 2017. The following table summarizes the stock option activity for the years ended December 31, 2018 and 2017:

	2018		2017
Options	Shares	Average Exercise Price	Shares	Average Exercise Price
Outstanding at beginning of year	2,940,960	$4.25	2,943,960	$4.26
Granted	—	—	—	—
Exercised	(125,000)	4.25	—	—
Expired	(106,463)	4.25	(3,000)	16.50

Outstanding at end of period	2,709,497	$4.25	2,940,960	$4.25

Options exercisable at end of period	2,055,947	$4.25	1,514,047	$4.25

        Information pertaining to options outstanding at December 31, 2018 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Average Exercise Price
$4.25	2,709,497	6.86	$4.25	2,055,947	$4.25

        The table below is an activity summary of the Restricted Shares issued under the Plan.

	December 31, 2018		December 31, 2017
Restricted Stock Awards	Shares	Average Grant Date Fair Value	Shares	Average Grant Date Fair Value
Outstanding at beginning of year	100,000	$4.52	106,667	$4.52
Granted	25,000	5.08	140,000	4.52
Vested	(92,778)	4.52	(146,667)	4.52
Cancelled	—	—	—	—

Unvested shares at end of period	32,222	$4.81	100,000	$4.52

        Compensation expense related to all stock based compensation for the years ended December 31, 2018 and 2017 was $1,084 and $1,701, respectively. As of December 31, 2018, there was $632 of unrecognized compensation cost related to non-vested stock options and restricted shares awards outstanding that is expected to be recognized over a weighted average period of 1.4 years.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 14—PREFERRED STOCK

        In 2008, the Company issued non-voting Fixed Rate Cumulative Perpetual Preferred Stock Series A and Series B, as part of the Troubled Asset Relief Program Capital Purchase Program of the United States Department of Treasury ("Treasury"). The original issued amount sold to the Treasury was 38,000 shares of the Series A, at an aggregate price of $38,000 and 1,900 shares of the Series B at an aggregate price of $1,900. The Series A and Series B Preferred Stock paid a cumulative dividend rate of 9% per annum.

        The Treasury sold the Series A and Series B Preferred Stock to unaffiliated third parties during the fourth quarter of 2013. In June 2015, the Company repurchased 37,950 shares of Series A and 950 shares of Series B from these third parties at an average price of 63.4% of the liquidation preference value of these shares.

        During the fourth quarter of 2017, the Company repurchased all of the remaining outstanding Preferred Stock (50 shares of Series A and 950 shares of Series B) for a total purchase price of $1,000,000. Accumulated unpaid dividends in the amount of $950,000 were also paid at the time of the Series B purchase. At December 31, 2018 and 2017, there are no unpaid accumulated dividends and no outstanding preferred stock.

NOTE 15—COMMITMENTS AND OFF-BALANCE SHEET INSTRUMENTS

Financial Instruments

        In the normal course of business, the Company enters into a variety of financial instruments with off-balance sheet risk to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        Financial instruments whose approximate contract amounts represent credit risk at December 31, 2018 and 2017 are as follows:

	Contract Amounts
	2018	2017
Commitments to extend credit	$85,087	$72,358
Commitments to originate mortgage loans
Commitments with locked interest rates	$53,386	$126,766
Commitments without locked interest rates	—	34,803

Total commitment to originate mortgage loans	$53,386	$161,569

Standby letters of credit	$17,500	$17,217
Forward Contracts	$124,986	$196,558

        Commitments to extend credit and commitments to originate mortgage loans are agreements to lend funds to a customer as long as there is no violation of any condition in the contract. Commitments

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 15—COMMITMENTS AND OFF-BALANCE SHEET INSTRUMENTS (Continued)

generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments to extend credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        Certain commitments to extend mortgage loans are to borrowers who have entered into a locked interest rate commitment. Interest rate lock commitments are commitments to lend to borrowers in the future at a predetermined interest rate. These locked interest rate commitments qualify as derivative instruments. The fair value of these locked interest rate commitments was a gain of $350 and $1,322 as of December 31, 2018 and 2017, respectively.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a third party. Funding of standby letters of credit generally are contingent upon the failure of a customer to perform according to the terms of the underlying contract with the third party and most often issued in favor of the third party to ensure the borrower adequately completes the construction. In the event of a customer's nonperformance, the Bank's credit loss exposure is equal to the contractual amount of those commitments. In this event of nonperformance, the Bank has the right to underlying collateral which is pledged toward those commitments.

        Forward contracts are agreements for future delivery of loans in which the seller agrees to make delivery at a future date of a specified instrument at a specified price or yield. Risks arise primarily from movements in interest rates. These contracts are used primarily to reduce the Company's exposure to interest rate fluctuations and their impact on commitments to extend credit and loans held for sale. Most forward contracts are for terms of 7 days to 60 days with either best efforts or mandatory delivery. Contracts with best efforts delivery become mandatory upon the closing of the underlying loan. The Company had forward contracts with investors for mandatory delivery of certain loans held for sale, totaling $42,968 and $69,058 at December 31, 2018 and 2017, respectively. The Company also entered into forward trade contracts with counterparties to economically hedge changes in loan prices for certain loans held for sale and a portion of the pipeline of commitments to extend credit to borrowers who have entered into a locked interest rate commitment. The notional value of these forward trade contracts with counterparties amounted to $82,000 and $127,500 at December 31, 2018 and 2017, respectively. The forward contracts with investors and forward trade commitments with counterparties qualify as derivative instruments. The fair value of these mandatory forward contracts was a loss of $367 and $44 as of December 31, 2018 and 2017, respectively.

Litigation

        Because of the nature of its activities, the Company and the Bank are subject to pending and threatened legal actions which arise in the normal course of business.

        One matter arising late in 2017, Guaranteed Rate, Inc. (GR) v. Joseph Caltabiano and Bridgeview Bank Group (BBG), alleges that Caltabiano and BBG conspired to solicit GR employees to work at BBG and take customer loans and customer contact and loan information. Further, GR asserts claims for conspiracy to breach fiduciary duty and other assertions. The Company and GR settled this matter in the fourth quarter of 2018.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 16—REGULATORY CAPITAL, DIVIDENDS AND AGREEMENTS

        The Company's primary source of cash is dividends from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. In addition, the dividends declared cannot be in excess of the amount which would cause the subsidiary bank to fall below the minimum required for capital adequacy purposes. During 2018 and 2017, the Bank was unable to pay dividends to the Company due to accumulated retained earnings deficits maintained throughout each reporting period. During 2018 and 2017, the Bank obtained regulatory approval to amend the Bank charter so as to decrease its capital stock and make a one-time payment to the Company.

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and asset classifications are also subject to qualitative judgments by the regulators regarding components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures as defined by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (as set forth in the table following) of total, common equity Tier 1, and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

NOTE 16—REGULATORY CAPITAL, DIVIDENDS AND AGREEMENTS (Continued)

        To be categorized as well capitalized in accordance with prompt corrective action provisions, an institution must maintain the Regulatory Minimum shown in the following table for each of the capital amounts and ratios. The Company's and the Bank's actual capital amounts and ratios are as follows:

	Actual		FRB Guidelines For Minimum Regulatory Capital		Regulatory Minimum to be "Well Capitalized" Under FDICIA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018
Total risk-based capital:
Consolidated	$128,552	14.31%	$71,866	8.00%	N/A	N/A
Bridgeview Bank Group	128,010	14.26	71,834	8.00	$89,793	10.00%
Tier 1 risk-based capital:
Consolidated	120,871	13.46	53,900	6.00	N/A	N/A
Bridgeview Bank Group	120,329	13.40	53,876	6.00	71,834	8.00
Common Equity Tier 1:
Consolidated	90,871	10.12	40,425	4.50	N/A	N/A
Bridgeview Bank Group	120,329	13.40	40,406	4.50	58,365	6.50
Tier 1 leverage:
Consolidated	120,871	9.78	49,435	4.00	N/A	N/A
Bridgeview Bank Group	120,326	9.75	49,388	4.00	61,735	5.00
As of December 31, 2017
Total risk-based capital:
Consolidated	$125,780	14.45%	$69,631	8.00%	N/A	N/A
Bridgeview Bank Group	123,145	14.16	69,597	8.00	$86,997	10.00%
Tier 1 risk-based capital:
Consolidated	117,720	13.52	52,223	6.00	N/A	N/A
Bridgeview Bank Group	115,085	13.23	52,198	6.00	69,597	8.00
Common Equity Tier 1:
Consolidated	91,480	10.51	39,168	4.50	N/A	N/A
Bridgeview Bank Group	115,085	13.23	39,148	4.50	56,548	6.50
Tier 1 leverage:
Consolidated	117,720	10.27	45,862	4.00	N/A	N/A
Bridgeview Bank Group	115,085	10.05	45,803	4.00	57,254	5.00

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

Note 17—Fair Value of Financial Instruments

        The Company measures, monitors, and discloses certain of its assets and liabilities on a fair value basis. The fair value of a financial instrument is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. U.S. GAAP establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

  •
  Level 1—Unadjusted quoted prices for identical assets or liabilities traded in active markets.

  •
  Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

  •
  Level 3—Unobservable inputs for determining the fair value of assets or liabilities that reflect an entity's own assumptions that market participants would use in pricing the assets or liabilities.

        A description of the valuation methodologies used for instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy follows.

        Securities Available-for-Sale.    Securities classified as available-for-sale are reported at fair value utilizing Level 1 and 2 inputs. The Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond's terms and conditions, among other things.

        Loans Held for Sale.    Loans held for sale (LHFS) represent mortgage loan originations intended to be sold in the secondary market, typically within 17 days of origination. LHFS are accounted for at fair value, which is determined based on a variety of factors, including quoted market rates. LHFS are classified as Level 2 in the fair value hierarchy.

        Derivative Instruments.    Derivative instruments include both interest rate lock commitments and mandatory sales commitments. Interest rate lock commitments and mandatory commitments are carried at fair value. Fair value of interest rate lock commitments is estimated based on secondary market execution prices for similar loans, net of estimated direct selling costs and are classified as Level 3 in the fair value hierarchy. Fair value of mandatory commitments is estimated based on secondary market execution prices for similar commitments. Mandatory commitments are classified as Level 2 in the fair value hierarchy. A reconciliation of interest rate lock commitments from the opening balances to the closing balances is not presented as it was not deemed meaningful to this presentation.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

Note 17—Fair Value of Financial Instruments (Continued)

        Impaired Loans.    Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with U.S. GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, and liquidation value and discounted cash flows. The Company adjusts the estimated fair value based on the estimated costs to sell when loans are expected to be collected through the liquidation of the collateral. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. In accordance with U.S. GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. Collateral values are estimated using Level 3 inputs which are generally outside appraisals net of expected selling costs. The numerical range of unobservable inputs for these valuation assumptions are not meaningful to this presentation.

        Other Real Estate Owned.    Other real estate owned is valued based on third-party appraisals of each property and management's judgment of other relevant market conditions, net of expected selling costs, and is classified in Level 3 of the fair value hierarchy.

Other Financial Instruments

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon a quoted market price. However, in many instances, there are no quoted market prices for the various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of other financial instruments:

        Cash and Cash Equivalents—The carrying values of cash and cash equivalents and interest-bearing deposits in banks approximate their fair value.

        Certificates of Deposit—The fair value of certificates of deposit have been estimated using the present value of estimated future cash flows discounted at rates currently offered for similar instruments.

        Nonmarketable Equity Securities—The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank of Chicago.

        Loans—The estimated fair values of loans with variable interest rates are generally presumed to approximate the recorded carrying amounts. The remaining loans with fixed payment amounts have been estimated using the present value of estimated future cash flows at rates comparable to or currently offered for loans with similar terms to borrowers of similar credit quality. Fair values of

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

Note 17—Fair Value of Financial Instruments (Continued)

nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

        Investments in Unconsolidated Subsidiaries—The carrying value of investments in unconsolidated subsidiaries approximates their fair value.

        Deposits—Fair values of deposits with no stated maturities (demand, savings, NOWs, money market) are estimated to approximate their carrying amounts, which are the amounts due on demand.

        Fair value of certificates of deposit with stated maturities have been estimated using the present value of estimated future cash flows discounted at rates currently offered for similar instruments. Fair value of certificates maturing within one year approximates their carrying value. Time deposits include public funds time deposits.

        Federal Home Loan Bank Borrowings—The carrying value of the Company's variable rate borrowings approximates fair value. The fair values of the fixed rate borrowings are estimated using discounted cash flow analyses based on current incremental borrowing rates.

        Other Borrowings—The carrying amounts of other borrowings approximate fair value as they mature within one year and the interest rates are floating.

        Subordinated Debentures—The fair value of the junior subordinated debentures approximates carrying value as they carry a variable interest rate that reprices frequently and there is no active market for such debentures.

        Accrued Interest—The carrying values of accrued interest approximate its fair value.

        Off-balance-sheet Items—Off-balance-sheet commitments are not addressed for fair value disclosure considerations. Because of the difficulty in assessing and valuing the likelihood of advancing the proceeds of letters of credit and unfunded commitments, management believes it is not feasible or practicable to fairly and accurately disclose a fair value of off-balance-sheet commitments.

Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Bridgeview Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

(dollars in thousands, except share data)

Note 17—Fair Value of Financial Instruments (Continued)

        The following table summarizes the financial instruments which are measured at fair value as of December 31, 2018 and 2017 on a recurring and non-recurring basis. For those financial instruments which are not routinely measured at fair value, an estimated fair value is shown:

		2018		2017
	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets (Liabilities) measured at fair value on a recurring basis:
Securities available-for-sale:
U.S. Government treasuries and agencies	2	$—	$—	$14,973	$14,973
Obligations of states and political subdivisions	2	13,745	13,745	21,068	21,068
Mortgage-backed securities and collateralized mortgage obligations	2	181,939	181,939	92,266	92,266
SBA loan pool securities	2	39,884	39,884	37,168	37,168
Equity and other investments	1	6,956	6,956	6,942	6,942
Loans held for sale	2	103,541	103,541	128,949	128,949
Derivative instruments—Interest rate lock commitments	3	350	350	1,322	1,322
Derivative instruments—Mandatory commitments	2	(367)	(367)	(44)	(44)

Total recurring		$346,048	$346,048	$302,644	$302,644

Assets measured at fair value on a non-recurring basis:
Impaired loans with allowance	3	$—	$—	$214	$214
Other real estate owned	3	9,784	9,784	12,908	12,908

Total non-recurring		$9,784	$9,784	$13,122	$13,122

Other Financial Instruments—Assets:
Cash and cash equivalents		$25,528	$25,528	$24,279	$24,279
Certificates of deposit		3,100	3,100	3,100	3,100
FHLB stock		1,481	1,481	1,757	1,757
Loans—Net		792,399	789,899	743,756	740,037
Investments in unconsolidated subsidiaries		928	928	928	928
Accrued interest receivable		3,689	3,689	3,298	3,298
Other Financial Instruments—Liabilities:
Deposits with no stated maturities		$755,500	$755,500	$704,077	$704,077
Deposits with stated maturities		286,866	285,132	283,741	282,536
FHLB borrowings		66,766	67,083	36,822	37,229
Other borrowings		—	—	839	839
Subordinated debentures		30,928	30,928	30,928	30,928
Accrued interest payable		1,234	1,234	809	809

Supplemental Information
December 31, 2017 and 2016

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATING BALANCE SHEET

As of December 31, 2017

(Dollars in Thousands)

	Bridgeview Bancorp, Inc.	Bridgeview Bank Group	Eliminations	Consolidated
ASSETS
Cash and due from banks	$2,507	$23,876	$(2,507)	$23,876
Interest-bearing deposits in banks	—	403	—	403

Total cash and cash equivalents	2,507	24,279	(2,507)	24,279
Certificates of deposit	—	3,100	—	3,100
Loans held for sale	—	128,949	—	128,949
Investment securities:
Available-for-sale	—	172,417	—	172,417
Held-to-maturity	—	—	—	—
Federal Home Loan Bank stock	—	1,757	—	1,757
Loans—net of deferred fees	—	751,816	—	751,816
Allowance for loan losses	—	(8,060)	—	(8,060)

Loans—net of allowance for loan losses	—	743,756	—	743,756
Other real estate owned	—	12,908	—	12,908
Investments in unconsolidated subsidiaries	132,163	—	(131,235)	928
Premises, furniture, and equipment—net	—	47,330	—	47,330
Accrued interest receivable	9	3,289	—	3,298
Deferred income taxes	2,049	18,877	—	20,926
Life settlement contracts		10,561	—	10,561
Other assets	545	8,128	5	8,678

TOTAL ASSETS	$137,273	$1,175,351	$(133,737)	$1,178,887

LIABILITIES
Deposits:
Noninterest-bearing	$—	$205,799	$(2,507)	$203,292
Interest-bearing	—	784,526	—	784,526

Total deposits	—	990,325	(2,507)	987,818
Bank borrowings	—	37,661	—	37,661
Subordinated debentures	30,928	—	—	30,928
Accrued interest payable and other liabilities	301	16,135	—	16,436

Total liabilities	31,229	1,044,121	(2,507)	1,072,843
SHAREHOLDERS' EQUITY
Preferred stock—Series A	—	—	—	—
Preferred stock—Series B	—	—	—	—
Common stock—Voting	1,017	570	(570)	1,017
Common stock—Nonvoting	628	—	—	628
Common stock—Nonvoting series A	28	—	—	28
Additional paid-in capital	54,923	144,199	(144,199)	54,923
Retained earnings	49,949	(13,037)	13,037	49,949
Accumulated other comprehensive loss	(501)	(502)	502	(501)

Total shareholders' equity	106,044	131,230	(131,230)	106,044

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$137,273	$1,175,351	$(133,737)	$1,178,887

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2017

(Dollars in Thousands)

	Bridgeview Bancorp, Inc.	Bridgeview Bank Group	Eliminations	Consolidated
INTEREST AND DIVIDEND INCOME
Loans—including fees	$—	$41,099	$—	$41,099
Investment securities	—	2,825	—	2,825
Interest-bearing deposits in banks	—	463	—	463

Total interest and dividend income	—	44,387	—	44,387
INTEREST EXPENSE
Deposits	—	4,256	—	4,256
Federal Home Loan Bank borrowings	—	193	—	193
Other borrowings	—	87	—	87
Subordinated debentures	1,417	—	—	1,417

Total interest expense	1,417	4,536	—	5,953

NET INTEREST (EXPENSE) INCOME	(1,417)	39,851	—	38,434
PROVISION FOR LOAN LOSSES	—	3,100	—	3,100

NET INTEREST INCOME (EXPENSE) AFTER PROVISION FOR LOAN LOSSES	(1,417)	36,751	—	35,334
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	2,191	—	(2,191)	—
NONINTEREST INCOME
Service charges on deposit accounts	—	2,406	—	2,406
Net realized loss on sales of securities	—	(383)	—	(383)
Net realized gain on sales of loans and other mortgage banking income	—	114,515	—	114,515
Other	214	1,430	—	1,644

Total noninterest income	214	117,968	—	118,182
NONINTEREST EXPENSE
Salaries and employee benefits	165	83,652	—	83,817
Pension plan termination	—	6,252	—	6,252
Occupancy and equipment	—	6,861	—	6,861
Marketing and advertising		3,568		3,568
Data processing	—	6,673	—	6,673
FDIC insurance	—	463	—	463
Other real estate owned—net	—	1,369	—	1,369
Legal expense	—	1,467	—	1,467
Mortgage related appraisal, investor credit and other loan origination costs	—	11,238	—	11,238
Mortgage related lead acquisition costs	—	11,985	—	11,985
Other	342	8,400	—	8,742

Total noninterest expense	507	141,928	—	142,435

Income before income taxes	480	12,792	(2,191)	11,081
Income tax expense (benefit)	(523)	10,601	—	10,078

Consolidated net income	$1,003	$2,191	$(2,191)	$1,003

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATING BALANCE SHEET

As of December 31, 2016

(Dollars in Thousands)

	Bridgeview Bancorp, Inc.	Bridgeview Bank Group	Eliminations	Consolidated
ASSETS
Cash and due from banks	$1,901	$26,139	$(1,901)	$26,139
Interest-bearing deposits in banks	—	737	—	737

Total cash and cash equivalents	1,901	26,876	(1,901)	26,876
Certificates of deposit	—	100	—	100
Loans held for sale	—	138,644	—	138,644
Investment securities:
Available-for-sale	—	90,199	—	90,199
Held-to-maturity	—	21,505	—	21,505
Federal Home Loan Bank stock	—	2,731	—	2,731
Loans—net of deferred fees	—	707,302	—	707,302
Allowance for loan losses	—	(7,520)	—	(7,520)

Loans—net of allowance for loan losses	—	699,782	—	699,782
Other real estate owned	—	13,870	—	13,870
Investments in unconsolidated subsidiaries	128,650	—	(127,722)	928
Premises, furniture, and equipment—net	—	48,351	—	48,351
Accrued interest receivable	8	2,690	—	2,698
Deferred income taxes	1,558	28,711	—	30,269
Life settlement contracts	—	9,437	—	9,437
Other assets	1,267	12,658	5	13,930

TOTAL ASSETS	$133,384	$1,095,554	$(129,618)	$1,099,320

LIABILITIES
Deposits:
Noninterest-bearing	$—	$160,736	$(1,901)	$158,835
Interest-bearing	—	769,529	—	769,529

Total deposits	—	930,265	(1,901)	928,364
Bank borrowings	—	21,876	—	21,876
Subordinated debentures	30,928	—	—	30,928
Accrued interest payable and other liabilities	288	15,696	—	15,984

Total liabilities	31,216	967,837	(1,901)	997,152
SHAREHOLDERS' EQUITY
Preferred stock—Series A	50	—	—	50
Preferred stock—Series B	950	—	—	950
Common stock—Voting	1,010	585	(585)	1,010
Common stock—Nonvoting	628	—	—	628
Common stock—Nonvoting series A	28	—	—	28
Additional paid-in capital	53,229	145,983	(145,983)	53,229
Retained earnings	49,896	(15,228)	15,228	49,896
Accumulated other comprehensive loss	(3,623)	(3,623)	3,623	(3,623)

Total shareholders' equity	102,168	127,717	(127,717)	102,168

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$133,384	$1,095,554	$(129,618)	$1,099,320

Bridgeview Bancorp, Inc. and Subsidiary

CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2016

(Dollars in Thousands)

	Bridgeview Bancorp, Inc.	Bridgeview Bank Group	Eliminations	Consolidated
INTEREST AND DIVIDEND INCOME
Loans—including fees	$—	$41,379	$—	$41,379
Investment securities	—	2,358	—	2,358
Interest-bearing deposits in banks	—	72	—	72

Total interest and dividend income	—	43,809	—	43,809
INTEREST EXPENSE
Deposits	—	3,491	—	3,491
Federal Home Loan Bank borrowings	—	294	—	294
Other borrowings	—	319	—	319
Subordinated debentures	1,266	—	—	1,266

Total interest expense	1,266	4,104	—	5,370

NET INTEREST (EXPENSE) INCOME	(1,266)	39,705	—	38,439
PROVISION FOR LOAN LOSSES	—	9,000	—	9,000

NET INTEREST INCOME (EXPENSE) AFTER PROVISION FOR LOAN LOSSES	(1,266)	30,705	—	29,439
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	9,036	—	(9,036)	—
NONINTEREST INCOME
Service charges on deposit accounts	—	2,023	—	2,023
Net realized loss on sales of securities	—	(20)	—	(20)
Net realized gain on sales of loans and other mortgage banking income	—	122,865	—	122,865
Other	(410)	1,894	—	1,484

Total noninterest income	(410)	126,762	—	126,352
NONINTEREST EXPENSE
Salaries and employee benefits	167	88,908	—	89,075
Occupancy and equipment	—	6,411	—	6,411
Marketing and advertising		3,366		3,366
Data processing	—	6,358	—	6,358
FDIC insurance	—	1,057	—	1,057
Other real estate owned—net	—	4,828	—	4,828
Legal expense	339	2,095	—	2,434
Mortgage related appraisal, investor credit and other loan origination costs	—	9,781	—	9,781
Mortgage related lead acquisition costs	—	11,492	—	11,492
Other	303	7,920	—	9,223

Total noninterest expense	809	143,216	—	144,025

Income before income taxes	6,551	14,251	(9,036)	11,766
Income tax expense (benefit)	(922)	5,215	—	4,293

Consolidated net income	$7,473	$9,036	$(9,036)	$7,473

APPENDIX A

AGREEMENT AND PLAN OF MERGER
between
FIRST MIDWEST BANCORP, INC.
and
BRIDGEVIEW BANCORP, INC.
Dated as of December 6, 2018

A-i

A-ii

Annex 1-A	List of Parties Entering into Common Voting Agreements
Annex 1-B	Form of Common Voting Agreement
Annex 2-A	List of Parties entering into Restrictive Covenant Agreements
Annex 2-B	Form of Restrictive Covenant Agreement
Annex 3	Form of Bank Merger Agreement
Annex 4	Form of Opinion of Company Counsel

A-iii

        AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2018 (this "Agreement"), between Bridgeview Bancorp, Inc., a Delaware corporation (the "Company"), and First Midwest Bancorp, Inc., a Delaware corporation ("Parent").

RECITALS

        A.    The Proposed Transaction.     Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which the Company will merge with and into Parent (the "Merger"). Parent will be the surviving corporation in the Merger (the "Surviving Corporation"). It is the intention of Parent that, following the Merger, Bridgeview Bank Group, a wholly-owned Subsidiary of the Company ("Company Bank Sub"), will merge with and into First Midwest Bank, a wholly-owned Subsidiary of Parent ("Parent Bank Sub"), with Parent Bank Sub being the surviving bank (the "Bank Merger").

        B.    Board Determinations.     The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders, and, therefore, have approved, this Agreement, the Merger and the other transactions contemplated hereby.

        C.    Intended Tax Treatment.     The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code") (the "Intended Tax Treatment"). The parties intend that this Agreement be and hereby is adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

        D.    Common Voting Agreements.     As an inducement to and condition of Parent's willingness to enter into this Agreement, certain stockholders of the Company, listed on Annex 1-A hereto, are concurrently entering into voting agreements, the form of which is attached hereto as Annex 1-B (the "Common Voting Agreements"), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

        E.    Restrictive Covenant Agreements.     As an inducement to and condition of Parent's willingness to enter into this Agreement, each of the stockholders, directors and executive officers of the Company listed on Annex 2-A is concurrently entering into a confidentiality, non-solicitation and non-competition agreement, the form of which is attached hereto as Annex 2-B (the "Restrictive Covenant Agreements"), pursuant to which, among other things, such persons are prohibited from competing with the business conducted by the Company and its Subsidiaries.

        F.    Residential Home Mortgage Business.     The parties hereto intend that the assets and liabilities of the Company Bank Sub's residential home mortgage business, other than the assets and liabilities listed on Section 5.2(ee)(2) of the Company Disclosure Schedule, will be sold or otherwise disposed of by Company Bank Sub prior to the consummation of the Merger.

        NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company and Parent agree as follows:

ARTICLE 1

Definitions; Interpretation

        1.1    Definitions.     This Agreement uses the following definitions:

        "Acquisition Proposal" means (1) a tender or exchange offer to acquire more than twenty percent (20%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

        "Acquisition Transaction" means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly-owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than twenty percent (20%) of the business, assets or deposits of that person or any of its Subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty percent (20%) of the voting power of that person or any of its Subsidiaries or more than twenty percent (20%) of the outstanding securities of any class or series of any securities of that person or any of its Subsidiaries.

        "Adjusted Tangible Common Equity" means the Company's consolidated total common stockholders' equity calculated in accordance with GAAP on a basis consistent with the Company Financial Statements, minus preferred equity and minus Intangible Assets; provided, however, that (a) for purposes of calculating Adjusted Tangible Common Equity, any amount required to be accrued hereunder and any unpaid Transaction Expense shall be considered a liability of the Company irrespective of whether such amount or such Transaction Expense is required under GAAP to be accrued or recorded as a liability of the Company and shall reduce Adjusted Tangible Common Equity for purposes of this Agreement; and (b) the calculation of Adjusted Tangible Common Equity for purposes of this Agreement shall disregard, exclude, eliminate and not include (i) after-tax gains on sales of securities after October 31, 2018, (ii) any amount reported in, or required to be reported in, accumulated other comprehensive income in the Company Financial Statements in accordance with GAAP, (iii) actual or accrued Transaction Expenses up to a total of Sixteen Million Four Hundred Thousand Dollars ($16,400,000), (iv) the after-tax amount of any actual or accrued expenses related to the Real Property Adjustment Amount, (v) the after-tax amount of any Identified Asset Sale Proceeds in excess of or less than the Company's GAAP book value of the applicable Identified Asset, (vi) the after-tax amount of any Actual Identified Real Property Sale Price in excess of or less than the Company's GAAP book value of the Identified Real Property, (vii) the after-tax amount of any Actual Life Settlement Contract Sale Price or Life Settlement Proceeds in excess of or less than the applicable Life Settlement Contract Book Value, (viii) the after-tax impact of the settlement of the Litigation, including the impact of insurance recoveries; provided, however, any amounts paid or payable by the Company or any of its Subsidiaries in respect of any settlement, release or other agreement entered into with the Identified Former Employee shall not be disregarded, excluded, eliminated from or not included in the calculation of Adjusted Tangible Common Equity, (ix) the after-tax amount of the Identified Charitable Contribution, and (x) the assets and liabilities of the Company Bank Sub's residential home mortgage business, other than the assets and liabilities set forth in Section 5.2(ee)(2) of the Company Disclosure Schedule.

        "Affiliate" means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with"), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person.

        "Bank Merger Act" means the Bank Merger Act of 1960.

        "BBMC Mortgage Loan" means a residential mortgage loan that is or is required to be held for sale by the Company or one of its Subsidiaries in the ordinary course of business consistent with past practices of the Company and its Subsidiaries.

        "Benefit Arrangement" means, with respect to the Company or Parent, each of the following under which any of its current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has or could have any present or future liability: each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement or any other plan, agreement, understanding or arrangement pursuant to which any current or former employee or director of it or any of its Subsidiaries is entitled or may have a claim or right to any compensation, payment, security or benefit from it or any of its Subsidiaries (with respect to any of the preceding, whether or not subject to ERISA).

        "BHC Act" means the Bank Holding Company Act of 1956.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act.

        "Company Board" means the board of directors of the Company.

        "Company Common Stock" means the Company Voting Common Stock and the Company Non-voting Common Stock of the Company.

        "Company Equity Plan" means the Bridgeview Bancorp. Inc. Amended and Restated 2015 Equity Incentive Plan.

        "Company Non-voting Common Stock" means the Company Nonvoting Common Stock and the Company Series A Non-Voting Common Stock.

        "Company Nonvoting Common Stock" means the 500,000 authorized shares of Company Common Stock designated as non-voting common stock, par value $0.10 per share, of the Company.

        "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

        "Company Series A Non-Voting Common Stock" means the 7,000,000 authorized shares of Company Common Stock designated as Series A non-voting common stock, par value $0.10 per share, of the Company.

        "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

        "Company Voting Common Stock" means the voting common stock, par value $0.10 per share, of the Company.

        "Confidentiality Agreement" means the confidentiality agreement between Parent and the Company, dated December 22, 2017.

        "Constituent Documents" means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

        "Contract" means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.

        "Conversion" means the conversion of the processing, reporting, payment and other operating systems from those of Company Bank Sub to those of Parent Bank Sub.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Dissenting Common Shares" means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised appraisal, dissenters or similar rights under applicable Law.

        "Environmental Laws" means all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, or protection of human health, safety or the environment.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Excluded Common Shares" means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company's treasury.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Fully Diluted Number" means the sum of (a) the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time (for the avoidance of doubt including all Dissenting Common Shares and all shares of Restricted Company Common Stock, whether vested or unvested), plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all In the Money Company Stock Options outstanding immediately prior to the Effective Time.

        "GAAP" means United States generally accepted accounting principles consistently applied.

        "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, any law enforcement agency or any industry self-regulatory authority.

        "Hazardous Materials" means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead and any other substance regulated under or which may give rise to liability under any Environmental Law.

        "In the Money Company Stock Options" means all Company Stock Options outstanding immediately prior to the Effective Time, the exercise price per share of which is less than (but not equal to) the Merger Consideration Value Per Share.

        "Intangible Assets" means any asset that is considered an intangible asset under GAAP, including goodwill and any other identifiable intangible asset recorded in accordance with GAAP.

        "Intellectual Property" means all (i) trademarks, service marks, brand names, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

        "IRS" means the Internal Revenue Service.

        "IT Assets" means the Company's and its Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Knowledge" means, with respect to: (i) the Company, (A) those facts, events, circumstances and other matters actually known to Peter J. Haleas, the Chairman of the Board of Directors, William L. Conaghan, the President/Chief Executive Officer, Gerald E. Pfeiffer, the Chief Financial Officer, Thomas P. Haleas, the Executive Vice President, Bryan Griffin, the Chief Lending Officer or Nicolas Mando, the Chief Operations Officer of the Company; and (B) those facts, events, circumstances and other matters that Peter J. Haleas, the Chairman of the Board of Directors, William L. Conaghan, the President/Chief Executive Officer, Gerald E. Pfeiffer, the Chief Financial Officer, Thomas P. Haleas, the Executive Vice President, Bryan Griffin, the Chief Lending Officer or Nicolas Mando, the Chief Operations Officer of the Company could reasonably be expected to know or be aware of given each individual's position and responsibilities at the Company and Company Bank Sub after making reasonable inquiry, and (ii) Parent, (A) those facts, events, circumstances and other matters actually known to the Chairman of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent; and (B) those facts, events, circumstances and other matters that the Chairman of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent could reasonably be expected to know or be aware of given each individual's position and responsibilities at Parent and Parent Bank Sub after making reasonable inquiry.

        "Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest.

        "Material Adverse Effect" means, with respect to the Company or Parent, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (a) is or is reasonably likely to be material and adverse to the capital, condition (financial or otherwise), results of operations, business or prospects of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein) the impact of (1) changes in banking and other Laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (3) changes in prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (4) any failure to meet internally prepared forecasts or projections or externally prepared forecasts or projections with respect to Parent only, but the effects of the underlying causes of any such failure to meet forecasts or projections shall not be so excluded, and (5) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby; or (b) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        "Minimum Adjusted Tangible Common Equity" means One Hundred Twelve Million Dollars ($112,000,000).

        "Minimum Year-End Adjusted Tangible Common Equity" means One Hundred Sixteen Million Nine Hundred Fifty-Eight Thousand One Hundred Fifty-Nine Dollars ($116,958,159).

        "Mortgage Loans" means any and all Extensions of Credit secured by one (1) to four (4) family residential properties, mixed use properties (but only to the extent subject to the United States Department of Housing and Urban Development's 203(k) program), loans secured by interests in cooperatives, condominium units and units in planned unit developments owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries at any time, including any Real Property acquired in connection with the default of any mortgage loan.

        "Nasdaq" means The Nasdaq Stock Market.

        "Parent Common Stock" means the common stock, par value $.01 per share, of Parent.

        "Parent Performance Share Awards" means all outstanding performance share awards in respect of shares of Parent Common Stock.

        "Parent Preferred Stock" means the preferred stock, without par value, of Parent.

        "Parent Restricted Stock Awards" means all outstanding awards of restricted Parent Common Stock.

        "Parent Restricted Stock Unit Awards" means all outstanding restricted stock unit awards in respect of shares of Parent Common Stock.

        "Parent Stock" means, collectively, the Parent Common Stock and the Parent Preferred Stock.

        "Parent Stock Options" means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

        "Parent Stock Plans" means the Parent Omnibus Stock and Incentive Plan, as amended, and the Parent Amended and Restated Non-Employee Directors Stock Plan, as amended.

        "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Parent, information disclosed in the Parent SEC Filings (disregarding risk factor disclosures contained under the heading "Risk Factors" or disclosure of risks set forth in any "forward-looking statements" disclaimer).

        "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

        "Representatives" means, with respect to any person, such person's directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

        "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, or in, such first person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Significant Subsidiary" and "Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

        "Superior Proposal" means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of Company FA, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of "Superior Proposal", the references to "more than twenty percent (20%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%) or more".

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

        "Trade Secrets" means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

        "Transaction Expense" means any cost, fee or expense paid or incurred at any time either directly or indirectly by the Company or any of its Subsidiaries (or by their stockholders or other holders of equity interests, directors, officers, employees or agents, to the extent such expenses are payable by the Company or any of its Subsidiaries) in connection with, relating to, arising out of or resulting from this Agreement, the Merger, the Bank Merger, the BBMC Disposition or any other transaction contemplated by this Agreement or the negotiation, preparation or consummation thereof, including (a) the costs, fees and expenses of attorneys, agents, investment bankers, financial advisors (including Company FA), accountants, consultants and other advisors, (b) all severance payments made or required to be made by the Company or any of its Subsidiaries pursuant to any Benefit Arrangement of the Company or any of its Subsidiaries or other Contract entered into by the Company or any of its Subsidiaries, (c) all change-in-control payments, stay bonuses or other amounts or benefits payable to directors, officers, or other employees of the Company or any of its Subsidiaries or to any other person as a result of the consummation of any of the transactions contemplated hereby, including the Merger and the Bank Merger, (d) all payments made or required to be made in connection with the termination of Previously Disclosed data processing Contracts assuming a termination of such Contracts on the Closing Date and (e) any other cost, fee, amount or expense identified or otherwise described as a Transaction Expense herein.

        "Year-End Adjusted Tangible Common Equity" means the Company's consolidated total common stockholders' equity calculated in accordance with GAAP on a basis consistent with the Company Financial Statements, minus preferred equity and minus Intangible Assets, all as of December 31, 2018; provided, however, that for purposes of calculating Year-End Adjusted Tangible Common Equity, the foregoing shall be adjusted such that: (a) the following fees, costs, expenses, liabilities and amounts shall be considered liabilities of the Company as of December 31, 2018 irrespective of whether such fees, costs, expenses, liabilities or amounts are required under GAAP to be accrued or recorded as a liability of the Company and shall reduce the Year-End Adjusted Tangible Common Equity: (i) an after-tax amount equal to the sum of all remaining amounts (including any applicable penalties, termination fees and attorney's fees) payable by the Company or any of its Subsidiaries pursuant to the terms of each Lease (as such term is defined in the BBMC Sale Agreement) applicable to the real estate identified on Schedule 1(a)(i) of the BBMC Sale Agreement, and pursuant to the terms of each Contract (as such term is defined in the BBMC Sale Agreement) identified on Schedule 1(a)(v) of the BBMC Sale Agreement, that is not sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied and discharged by, the BBMC Sale Counterparty, or is not otherwise terminated with no further obligation, liability or recourse to the Company or any of its Subsidiaries, on or prior to February 28, 2019, (ii) an after-tax amount equal to all severance and employee termination expenses, costs, liabilities and other amounts related to all employees engaged primarily in the Company Bank Sub's residential home mortgage business, (iii) if any BBMC Mortgage Loan is sold by the Company or any of its Subsidiaries from January 1, 2019 through February 28, 2019 for an amount less than the outstanding principal balance of such BBMC Mortgage Loan, plus all accrued and unpaid interest (a "Mortgage Sale Loss"), an amount equal to the aggregate amount of all Mortgage Sale Losses, (iv) an amount equal to all other fees, costs, expenses, financial liabilities and other amounts related to the Company Bank Sub's residential home mortgage business and the sale or other disposition thereof as of February 28, 2019, excluding those liabilities identified on Section 5.2(ee)(2) of the Company Disclosure Schedule, (v) all after-tax amounts (including attorney's fees, penalties, termination fees and other amounts) related to the termination or assignment of each Lease (as such term is defined in the BBMC Sale Agreement) applicable to the real estate listed on Schedule 1(a)(i) of the BBMC Sale Agreement and each Contract (as such term is defined in the BBMC Sale Agreement) identified on Schedule 1(a)(v) of the BBMC Sale Agreement effected subsequent to December 31, 2018 and on or prior to February 28, 2019 (to the extent such amounts have not been accrued or recorded as a liability in item (a)(i) above), (vi) all unpaid fees, costs, expenses, liabilities or other amounts relating to any settlement of litigation effected during the fourth quarter of the year ended December 31, 2018 and (vii) any amounts payable by the Company or any of its Subsidiaries in respect of any settlement, release or other agreement that is entered into with the Identified Former Employee; and (b) the following book values and amounts shall be disregarded, excluded, eliminated from and not included in the calculation of Year-End Adjusted Tangible Common Equity for purposes of this Agreement: (i) after-tax gains on sales of securities after October 31, 2018, (ii) any amount reported in, or required to be reported in, accumulated other comprehensive income in the Company Financial Statements in accordance with GAAP, (iii) the after-tax amount of any actual or accrued expenses related to the Real Property Adjustment Amount, (iv) the after-tax amount of any Identified Asset Sale Proceeds in excess of or less than the Company's GAAP book value of the applicable Identified Asset, (v) the after-tax amount of any Actual Identified Real Property Sale Price in excess of or less than the Company's GAAP book value of the Identified Real Property, (vi) the after-tax amount of any Actual Life Settlement Contract Sale Price or Life Settlement Proceeds in excess of or less than the applicable Life Settlement Contract Book Value, (vii) the book value of any Fixtures and Equipment (as such term is defined in the BBMC Sale Agreement) that are not sold, assigned, transferred, conveyed or delivered to the BBMC Sale Counterparty on or prior to February 28, 2019, and (viii) the book value of all other assets related to the Company Bank Sub's residential home mortgage business as of February 28, 2019, excluding any assets identified on, Section 5.2(ee)(2) of the Company Disclosure Schedule and the book value of all BBMC Mortgage Loans.

        "Year-End Bottom Adjusted Tangible Common Equity" means One Hundred Seven Million Four Hundred Thousand Dollars ($107,400,000).

        1.2    Additional Definitions.     Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
"Actual Identified Real Property Sale Price"	Section 6.20(a)(1)
"Actual Life Settlement Contract Sale Price"	Section 6.21(a)(1)
"After Acquired Real Property"	Section 6.15(a)
"Agreement"	Preamble
"Asset Adjustment Amount"	Section 6.19
"Bank Merger"	Recitals
"Bank Merger Agreement"	Section 2.6
"Bank Merger Surviving Bank"	Section 2.6
"BBMC Disposition"	Section 6.16(a)
"BBMC Mortgage Loan Reduction Amount"	Section 6.16(d)
"BBMC Sale Agreement"	Section 5.2(ee)
"BBMC Sale Counterparty"	Section 5.2(ee)
"BBMC Warehouse Line"	Section 6.16(a)
"Burdensome Condition"	Section 6.3(c)(2)
"Cash Exchange Amount"	Section 3.1(a)(1)(B)
"Certificate of Merger"	Section 2.2
"Closing"	Section 2.2
"Closing Adjusted Tangible Common Equity"	Section 3.8(b)
"Closing Date"	Section 2.2
"Code"	Recitals
"Common Voting Agreements"	Recitals
"Company"	Preamble
"Company Bank Sub"	Recitals
"Company FA"	Section 5.2(i)
"Company Fairness Opinion"	Section 5.2(i)
"Company Financial Statements"	Section 5.2(j)(1)
"Company 401(k) Plan"	Section 6.12(a)(1)
"Company Meeting"	Section 6.2
"Company Shareholder Matters"	Section 5.2(e)
"Company Stock Option"	Section 5.2(t)(2)
"Contemplated Identified Real Property Sale Price"	Section 6.20(a)(1)
"Controlled Group Liability"	Section 5.2(t)(15)
"Conversion Project Manager"	Section 6.13
"Costs"	Section 6.11(a)
"Covered Employees"	Section 6.12(c)
"Defined Benefit Plan"	Section 5.2(t)(4)
"Disclosure Schedule"	Section 5.1
"Effective Time"	Section 2.2
"Environmental Consultant"	Section 6.15(a)
"ERISA Affiliate"	Section 5.2(t)(4)
"Estimated Closing Balance Sheet"	Section 3.8(a)
"Estimated Year-End Adjusted Tangible Common Equity"	Section 6.22(a)
"Exchange Agent"	Section 3.3(a)
"Exchange Fund"	Section 3.3(a)
"Exchange Ratio"	Section 3.1(a)(1)(A)
"Extensions of Credit"	Section 5.2(y)(1)
"Fee"	Section 8.3(a)

Term	Section
"Fee Termination Date"	Section 8.3(b)
"Fee Triggering Event"	Section 8.3(a)
"Final Closing Balance Sheet"	Section 3.8(b)
"Final Year-End Adjusted Tangible Common Equity"	Section 6.22(b)
"Final Year-End Balance Sheet"	Section 6.22(b)
"Identified Asset Assumed Value"	Section 6.19
"Identified Asset Sale Proceeds"	Section 6.19
"Identified Assets"	Section 6.19
"Identified Charitable Contribution"	Section 6.23
"Identified Deposit Account"	Section 7.3(q)
"Identified Former Employee"	Section 6.11(a)
"Identified Real Property"	Section 6.20(a)
"Indemnified Party"	Section 6.11(a)
"Independent Arbitrator"	Section 3.8(c)
"Independent Insurance Consultant"	Section 6.21(b)
"Intended Tax Treatment"	Recitals
"Interest Rate Instruments"	Section 5.2(z)
"Life Settlement Contract Book Value"	Section 6.21(a)(1)
"Life Settlement Contracts"	Section 6.21(a)
"Life Settlement Proceeds"	Section 6.21(c)
"Litigation"	Section 5.2(ff)
"Litigation Settlement Agreements"	Section 5.2(ff)
"Material Contracts"	Section 5.2(v)(1)
"Maximum Amount"	Section 6.11(c)(4)
"Merger"	Recitals
"Merger Consideration Value Per Share"	Section 3.2(b)
"Multiemployer Plans"	Section 5.2(t)(3)
"New Certificates"	Section 3.3(a)
"Non-Disposed Contract"	Section 6.16(c)
"Non-Disposed Lease"	Section 6.16(b)
"Old Certificates"	Section 3.3(a)
"OREO"	Section 6.14(a)
"Outside Date"	Section 8.1(e)
"Parent"	Preamble
"Parent Bank Sub"	Recitals
"Parent Financial Statements"	Section 5.3(i)(1)
"Parent SEC Filings"	Section 5.3(i)(1)
"Pension Plan"	Section 5.2(t)(3)
"Permitted Assignee"	Section 9.13
"Per Common Share Consideration"	Section 3.1(a)(2)
"Per Share Stock Consideration"	Section 3.1(a)(1)(A)
"Phase I"	Section 6.15(a)
"Phase II"	Section 6.15(b)
"Proxy Statement"	Section 6.5(a)
"Real Property"	Section 5.2(u)(2)
"Real Property Adjustment Amount"	Section 6.15(d)
"Registration Statement"	Section 6.5(a)
"Remediation Estimate"	Section 6.15(c)
"Required Third-Party Consents"	Section 5.2(f)
"Requisite Regulatory Approvals"	Section 6.3(a)

Term	Section
"Restricted Company Common Stock"	Section 3.2(a)
"Restrictive Covenant Agreements"	Recitals
"Scheduled Intellectual Property"	Section 5.2(p)(1)
"Stock Conversion Proposal"	Section 5.2(e)
"Supplemental Disclosure Schedule"	Section 6.1(c)
"Survey"	Section 6.14(a)
"Surviving Corporation"	Recitals
"Tail Coverage Period"	Section 6.11(c)(2)
"Tail Policy"	Section 6.11(c)(1)
"Takeover Laws"	Section 5.2(h)
"Terminated Plan"	Section 5.2(t)(14)
"Title Commitment"	Section 6.14(a)
"Title Company"	Section 6.14(a)
"Title Defect Amount"	Section 6.14(c)
"Title Defect Conditions"	Section 6.14(c)
"Title Notice"	Section 6.14(b)
"Title Review Period"	Section 6.14(b)
"Unsold Life Settlement Contract"	Section 6.21(b)
"Unsold Life Settlement Contract Bids"	Section 6.21(b)
"WARN Act"	Section 5.2(ee)
"Year-End Adjusted Tangible Common Equity Deficiency"	Section 6.22(d)
"Year-End Adjusted Tangible Common Equity Excess"	Section 6.22(d)
"Year-End Balance Sheet"	Section 6.22(a)

        1.3    Interpretation.

          (a)   In this Agreement, except as the context may otherwise require, references:

            (1)   to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;

            (2)   to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

            (3)   to the "transactions contemplated hereby" include the transactions provided for in this Agreement, the Common Voting Agreements and the Restrictive Covenant Agreements, including the Merger, the Bank Merger and any acts required under any of the Common Voting Agreements and the Restrictive Covenant Agreements;

            (4)   to any agreement (including this Agreement), Contract, lease or Law are to the agreement, Contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or Contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;

            (5)   to any statute include any rules and regulations promulgated under the statute;

            (6)   to any Governmental Authority include any successor to that Governmental Authority;

            (7)   to any gender include the other gender; and

            (8)   to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.

          (b)   The words "hereby", "herein", "hereof", "hereunder" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

          (c)   The words "include", "includes" and "including" are to be deemed followed by the words "without limitation."

          (d)   The word "party" is to be deemed to refer to the Company or Parent.

          (e)   The word "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

          (f)    The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

          (g)   This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

          (h)   No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

          (i)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

          (j)    The terms "Dollars" and "$" mean U.S. Dollars.

          (k)   If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.

          (l)    The words "business day" are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by Law or other governmental action to be closed.

          (m)  In computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including" and the words "to," "until" and "ending on" (and the like) mean "to and including."

          (n)   References to "past practices" of the Company or any Subsidiary of the Company means an action that is consistent in nature, scope and magnitude with the past practices of such person within the previous three (3) years.

          (o)   The words "after-tax" are to be deemed to refer to either (i) any amounts remaining after the imposition of a Tax or (ii) the reduction of the amount of an expense by the benefit of any available Tax deduction relating to the expense to the extent Parent's accountants reasonably determine the item is deductible, as the context requires, in the case of each of (i) and (ii), assuming the application of the maximum federal and Illinois corporate tax rates.

          (p)   The words "made available" mean, with respect to any document of the Company or any of its Subsidiaries, that such document is referenced in the corresponding section of the Company Disclosure Schedule and that a true, correct and complete copy of such document has been included in the electronic data room, as of the date hereof and through the Closing, maintained by the Company FA.

          (q)   The words "Company Disclosure Schedule" shall be deemed to refer to the Disclosure Schedule delivered by the Company to Parent pursuant to this Agreement.

ARTICLE 2

The Merger

        2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Parent at the Effective Time. At the Effective Time, the separate existence of the Company will terminate. Parent will be the Surviving Corporation in the Merger and will continue its existence under the Laws of the State of Delaware.

        2.2    Closing.     The closing of the Merger (the "Closing") will take place in the Chicago, Illinois offices of Chapman and Cutler LLP at a time and on a business day (the "Closing Date") designated by Parent with at least fifteen (15) days prior written notice to the Company, which date shall be reasonably acceptable to the Company; provided that, unless the parties otherwise agree in writing, the Closing Date shall be no later than thirty (30) days (or, if fewer than thirty (30) days remain prior to the Outside Date, such fewer number of days) after the satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions. The parties hereto shall cause a certificate of merger with respect to the Merger ("Certificate of Merger") to be drafted and executed prior to the Closing Date and filed on the Closing Date, all in accordance with the applicable provisions of the DGCL. The time on the Closing Date at which the Merger becomes effective is referred to herein as the "Effective Time." Once the Closing Date has been designated by Parent, the parties may agree in writing to another Closing Date.

        2.3    Effects of the Merger; Liabilities of the Company.     The Merger will have the effects prescribed by applicable Law, including the DGCL.

        2.4    Name of Surviving Corporation.     The name of the Surviving Corporation as of the Effective Time will be the name of Parent.

        2.5    Certificate of Incorporation and By-Laws of the Surviving Corporation.     The Restated Certificate of Incorporation of Parent, as amended, as in effect immediately before the Effective Time, will be the certificate of incorporation of the Surviving Corporation as of the Effective Time. The Amended and Restated By-Laws of Parent, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

        2.6    The Bank Merger.     The Company and Parent will cooperate and use their commercially reasonable efforts to effect the Bank Merger and the Conversion immediately following the Effective Time, or at such later time as Parent may determine. Such cooperation shall include the approval of and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 3 hereto (the "Bank Merger Agreement") and the filing of all applications for all regulatory approvals required to give effect thereto. At the effective time of the Bank Merger, the separate existence of Company Bank Sub will terminate. Parent Bank Sub will be the surviving bank in the Bank Merger (the "Bank Merger Surviving Bank") and will continue its existence under the Laws of the State of Illinois. The Charter of Parent Bank Sub will be the charter of the Bank Merger Surviving Bank. The By-Laws of Parent Bank Sub will be the by-laws of the Bank Merger Surviving Bank. The shares of Company Bank Sub shall be cancelled in connection with the Bank Merger, and the shares of the Bank Merger Surviving Bank shall remain outstanding and not be affected thereby.

ARTICLE 3

Effect on Stock

        3.1    Effect on Stock.     At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:

          (a)    Company Common Stock.

            (1)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares but including outstanding shares of Restricted Company Common Stock, whether vested or unvested, will be converted into and constitute the right to receive:

              (A)  a fixed exchange ratio of 0.2767 (the "Exchange Ratio") fully paid and non-assessable shares of Parent Common Stock (the "Per Share Stock Consideration"); plus

              (B)  a fixed amount of cash equal to One Dollar and Seventy-Nine Cents ($1.79), as such amount may be adjusted pursuant to the terms hereof, including Sections 6.15(d), 6.16, 6.19, 6.20, 6.21 and 6.22 hereof (the "Cash Exchange Amount").

            (2)   The Cash Exchange Amount shall be rounded down to the nearest penny. The Per Share Stock Consideration, plus the Cash Exchange Amount, to be paid with respect to each share of Company Common Stock, pursuant to this Section 3.1, plus any fractional amount paid pursuant to Section 3.4 and each as adjusted pursuant to the terms of this Agreement, is sometimes referred to herein as the "Per Common Share Consideration."

            (3)   Shares of Company Common Stock, including Restricted Company Common Stock, whether vested or unvested, outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of such shares of Company Common Stock, including shares of Restricted Company Common Stock, will cease to be, and will have no rights as, stockholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.

          (b)    Parent Stock.    Each share of Parent Stock outstanding immediately prior to the Effective Time will remain outstanding.

        3.2    Restricted Company Common Stock; Company Stock Options.

          (a)   At the Effective Time, each of the vesting conditions applicable to each outstanding restricted stock award pursuant to the Company Equity Plan (the "Restricted Company Common Stock") shall, automatically and without any required action on the part of the holder thereof, accelerate in full and shall only entitle the holder thereof to the right to receive, as a holder of shares of Company Common Stock, without interest, the Per Common Share Consideration, less applicable Taxes required to be withheld with respect to such payment. At or prior to the Effective Time, the Company, the Company Board, the compensation committee of the Company Board or any other committee the Company Board may appoint to administer the Company Equity Plan, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of this Section 3.2(a). The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Restricted Company Common Stock.

          (b)   Prior to the Closing Date, the Company shall take, or cause to be taken, all action, including causing the Company Board, the compensation committee under the Company Equity Plan or any other committee the Company Board may appoint to administer the Company Equity Plan to take, or cause to be taken, all action and adopt all resolutions and causing each holder of a Company Stock Option to execute an option cancellation agreement prior to the Closing in a form satisfactory to Parent, necessary to cause any outstanding Company Stock Options, whether vested or unvested or exercisable or unexercisable immediately prior to the Effective Time, to, effective as of the Effective Time, (1) be cancelled and terminated in a manner satisfactory to Parent in its sole discretion and without the payment of any consideration (unless otherwise directed in writing by Parent) other than as provided in this Section 3.2(b), if any; (2) represent solely the right to receive any lump sum cash payment payable to the holder of such Company Stock Option pursuant to this Section 3.2(b); and (3) no longer represent the right to purchase shares of Company Common Stock or any other security of the Company, Parent, or any other person. Each holder of a Company Stock Option outstanding immediately prior to the Effective Time, the exercise price per share of which is less than the Merger Consideration Value Per Share (as defined below), shall be entitled to receive, in respect of and in consideration for the cancellation and termination of each such Company Stock Option, and subject to the occurrence of the Effective Time, as soon as reasonably practicable following the Effective Time, an amount in cash from the Surviving Corporation, without any interest and subject to any required Tax withholding, equal to the product of (A) the excess, if any, of (i) the sum of (y) the product of the Exchange Ratio, multiplied by the per share volume weighted average price of the Parent Common Stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the Closing Date as found on Bloomberg page FMBI<equity>VWAP (or its equivalent successor page if such page is not available), plus (z) the Cash Exchange Amount (collectively, the "Merger Consideration Value Per Share"), over (ii) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option; provided, however, the payment of such consideration shall be conditioned on the holder of such Company Stock Option executing an acknowledgment in a form satisfactory to Parent that such consideration represents the full satisfaction of all obligations and liabilities with respect to such Company Stock Option. In the event that the exercise price of any Company Stock Option outstanding immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value Per Share, no cash payment or other consideration for such Company Stock Option shall be due and payable in respect thereof and the Company Stock Option shall be cancelled and of no further force or effect as of the Effective Time, without any further action on the part of the Company, Parent or the holder of the Company Stock Option. Prior to the Closing, the Company shall take or cause to be taken such action as is necessary and reasonably satisfactory to Parent in order to terminate the Company Equity Plan as of the Effective Time.

        3.3    Exchange Agent.

          (a)   At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (collectively, the "Old Certificates"), (1) certificates or, at Parent's option, evidence of shares in book entry form ("New Certificates"), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount of cash equal to the aggregate cash payable to holders of Company Common Stock pursuant to this Agreement (the "Exchange Fund").

          (b)   As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3. No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that (1) the Old Certificates are properly endorsed or accompanied by an appropriate instrument of transfer, as applicable, (2) the person requesting the exchange pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate and (3) the person requesting the exchange establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

          (c)   No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by Law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement, but beginning sixty (60) days after the Effective Time, at Parent's election, no such holder shall be entitled to vote on any matter until such holder surrenders such Old Certificate for exchange as provided in Section 3.3(b).

          (d)   Parent and the Exchange Agent shall be entitled to rely upon the Company's stock transfer books to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (e)   The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made by the Surviving Corporation or the Exchange Agent. If any holder of an Old Certificate requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.

        3.4    Fractional Shares.     Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent; instead, Parent will pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the per share volume weighted average price of the Parent Common Stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the Closing Date as found on Bloomberg page FMBI US<equity>VWAP (or its equivalent successor page if such page is not available).

        3.5    Lost, Stolen or Destroyed Certificates.     In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

        3.6    Anti-Dilution Adjustments.     If prior to the Effective Time Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Exchange Ratio and the Per Share Stock Consideration will be adjusted proportionately to account for such change. If, in accordance with the provisions of this Agreement, prior to the Effective Time the Company changes (or the board of directors of the Company sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Company Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Exchange Ratio, the Cash Exchange Amount and the Per Share Stock Consideration will be adjusted proportionately to account for such change.

        3.7    Dissenters' Rights.     Notwithstanding anything to the contrary in this Agreement, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the DGCL. The holder of any Dissenting Common Share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect thereto. Parent shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares and all such notices and other communications shall be reasonably satisfactory to Parent. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices at Parent's cost and expense. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Parent will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.

        3.8    Closing Adjusted Tangible Common Equity.

          (a)   Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Parent an estimated consolidated balance sheet of the Company, as of the close of business on the business day immediately preceding the expected Closing Date (the "Estimated Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time and on a basis consistent with the audited Company Financial Statements, including the audited Company Financial Statements for the year ended December 31, 2018 (including the related required communications of Plante & Moran, PLLC to the audit committee and management of the Company) and (2) include a calculation of Adjusted Tangible Common Equity as of the close of business on the business day immediately preceding the expected Closing Date. The Estimated Closing Balance Sheet shall be accompanied by a certificate of the Chairman of the Board of Directors, the Chief Executive Officer and Chief Financial Officer of the Company to the effect that (i) the Estimated Closing Balance Sheet was prepared in good faith based on all available information at such time and fairly presents the consolidated financial position of Company as estimated as of the close of business on the business day immediately preceding the expected Closing Date on a basis consistent with the audited Company Financial Statements, including the audited Company Financial Statements for the year ended December 31, 2018 (including the related required communications of Plante & Moran, PLLC to the audit committee and management of the Company), and (ii) the calculation of Adjusted Tangible Common Equity as of the expected Closing Date contained therein was prepared in accordance with, and includes, excludes, disregards, eliminates and is reduced by all amounts required to be included, excluded, disregarded, eliminated from or reduced by, the definition of Adjusted Tangible Common Equity in this Agreement.

          (b)   After delivery of the Estimated Closing Balance Sheet, the parties shall work together in good faith, which in the case of the Company shall include providing Parent with such documentation and information in its possession or control as Parent shall reasonably request, to agree on an updated estimated consolidated balance sheet of the Company as of the close of business on the business day immediately preceding the expected Closing Date (the "Final Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time and on a basis consistent with the audited Company Financial Statements, including the audited Company Financial Statements for the year ended December 31, 2018 (including the related required communications of Plante & Moran, PLLC to the audit committee and management of the Company), and (2) include an updated calculation of Adjusted Tangible Common Equity as estimated as of the close of business on the business day immediately preceding the expected Closing Date ("Closing Adjusted Tangible Common Equity"). The Final Closing Balance Sheet, and the calculation of the Closing Adjusted Tangible Common Equity contained therein, agreed to between the parties shall become final and binding upon the parties.

          (c)   If, no later than the day before the expected Closing Date, the parties are unable to agree upon a Final Closing Balance Sheet, the parties shall promptly submit any items over which a disagreement remains to a recognized national or regional independent accounting firm mutually acceptable to the parties, which will act as arbitrator to resolve the remaining disputed items (the "Independent Arbitrator") and the Closing Date shall be postponed. The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Closing Balance Sheet confirming the correct Closing Adjusted Tangible Common

  Equity (as determined in accordance with this Agreement), as of a new expected Closing Date determined by the parties, within ten (10) business days following engagement. The parties will cooperate fully with, and furnish such information as may be requested to, the Independent Arbitrator. The Final Closing Balance Sheet issued by the Independent Arbitrator, as well as the amount of Closing Adjusted Tangible Common Equity set forth therein, will be final and binding on the parties. Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that (1) the fees and expenses of the Independent Arbitrator shall be borne by the Company and Parent in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and Parent, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator, and (2) all after-tax costs, fees and expenses of the foregoing arbitration to be borne by the Company pursuant to this Section 3.8(c) shall be deducted from the final Closing Adjusted Tangible Common Equity.

ARTICLE 4

Conduct of Business Pending the Merger

        4.1    Forbearances of the Company.     The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date hereof, including renewing Extensions of Credit other than in a timely manner consistent with the policies and procedures of the Company and its Subsidiaries, or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and stockholders.

          (b)    Operations.    Enter into any new line of business or change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices, except as required by applicable Law or policies imposed by any Governmental Authority, or close, sell, consolidate or relocate (or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.

          (c)    Products.    Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.

          (d)    Brokered Deposits.    Other than in the ordinary course of business consistent with past practices, book any "brokered deposits", as such term is defined in 12 CFR 337.6, as amended.

          (e)    Securities Portfolio.    Other than in the ordinary course of business consistent with past practices, purchase any securities other than short-term securities issued by the United States Department of the Treasury or guaranteed by any United States government agency.

          (f)    Capital Expenditures.    Other than in the ordinary course of business consistent with past practices, make any capital expenditures in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate.

          (g)    Material Contracts.    Terminate, enter into, amend, modify (including by way of interpretation), extend or renew any Material Contract.

          (h)    Extensions of Credit and Interest Rate Instruments.    Make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Extension of Credit (1) in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), (2) in excess of One Million Dollars ($1,000,000) but less than Two Million Five Hundred Thousand Dollars ($2,500,000) without first consulting Parent (which consultation shall not require Parent's consent or approval) or (3) other than in compliance with Previously Disclosed credit policies and procedures, or enter into, renew or amend any interest rate swaps.

          (i)    Capital Stock.    Except for the issuance of Company Common Stock pursuant to the Company Stock Options outstanding as of the date hereof, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock.

          (j)    Equity Grants.    Grant any stock options, including Company Stock Options, stock appreciation rights, performance shares, restricted stock units, restricted stock, including Restricted Company Common Stock, or other equity based awards or interests, or grant any person any right to acquire any shares of its capital stock.

          (k)    Dividends, Distributions, Repurchases.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for cash dividends by Company Bank Sub to the Company as needed by the Company to fund the Company's working capital requirements for operations and expenses) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock.

          (l)    Dispositions.    Other than as disclosed on Section 4.1(l) of the Company Disclosure Schedule (the matters set forth on Section 4.1(l) of the Company Disclosure Schedule shall be subject to any other applicable provision of the Agreement and shall include terms and conditions reasonably satisfactory to Parent), sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, whether individually or taken as a whole.

          (m)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the loans, securities, real property, equity, vehicles, other assets, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly-owned Subsidiary of the Company.

          (n)    Constituent Documents.    Amend any of its Constituent Documents (or similar governing documents).

          (o)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

          (p)    Tax Matters.    Make, change or revoke any material Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice, or take any action that is reasonably likely to have a materially adverse impact on the Tax position of the Company, or, after the Merger, on the Tax position of the Surviving Corporation.

          (q)    Claims.    Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of Twenty Five Thousand Dollars ($25,000) and that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

          (r)    Compensation; Employment Agreements.    (1) Terminate, enter into, amend, modify (including by way of interpretation), extend or renew any employment, officer, consulting, severance, noncompetition, nonsolicitation, change-in-control, retention, stay bonus or similar contract, agreement or arrangement, or grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any current or former director, officer, employee or consultant, except in each case (A) to pay bonuses properly accrued in the ordinary course of business consistent with past practices for fiscal year 2018 and, if the Closing occurs in 2019, to pay prorated bonuses properly accrued for fiscal year 2019 as have been approved by Parent in writing, (B) to pay stay bonuses to employees of the Company and its Subsidiaries as set forth in Section 4.1(r) of the Company Disclosure Schedule, (C) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount up to a maximum of two percent (2%) of each individual employee's or consultant's then current base compensation, or (D) as required by applicable Law or this Agreement; (2) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of One Hundred Fifty Thousand Dollars ($150,000); or (3) terminate the employment of any executive officer other than for cause.

          (s)    Benefit Arrangements.    (1) Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or increase any benefits under any Benefit Arrangement, (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, or (3) add any new participants to any Benefit Arrangement, except (A) to pay stay bonuses to employees of the Company and its Subsidiaries as set forth in Section 4.1(r) of the Company Disclosure Schedule, (B) to add individuals as participants to any existing Benefit Arrangement maintained by the Company that is a tax-qualified retirement, health or welfare benefit plan who become eligible for participation under such plan in the ordinary course of business under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement. Nothing within this Section 4.1(s) shall prevent the Company from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement that has not been Previously Disclosed.

          (t)    Communication.    Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the Company or any of its Subsidiaries at a meeting, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.

          (u)    Business Premises.    (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law or reasonably necessary to ensure satisfaction of Section 4.1(u)(2) below, or (2) fail to maintain its business premises or other assets in substantially the same condition as of the date hereof.

          (v)    OREO.    Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Parent (which consultation shall not require Parent's consent or approval).

          (w)    Indebtedness.    Other than in the ordinary course of business consistent with past practices, incur, renew or extend the maturity of any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries) that cannot be prepaid at any time without penalty, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).

          (x)    Merger, Reorganization, Dissolution.    Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.

          (y)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.

          (z)    Charitable Contributions.    Make, pledge or otherwise commit to make any contributions or donations to any political, charitable, social or other committee, group, association or organization, other than the Identified Charitable Contribution and other contributions that are for amounts of Twenty-Five Thousand Dollars ($25,000) or less individually and less than One Hundred Thousand Dollars ($100,000) when aggregated with all other such contributions made after the date of this Agreement.

          (aa)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding any provision in this Section 4.1 to the contrary, Parent shall not use or attempt to use any of its rights under this Section 4.1 to exercise prior control (as defined in Section 2(a)(2) of the Bank Holding Company Act, 12 U.S.C. § 1841(a)(2)) over the management or policies of the Company.

ARTICLE 5

Representations and Warranties

        5.1    Disclosure Schedules.     Before entering into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a "Disclosure Schedule"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Disclosure Schedule shall only be deemed to modify the section or subsection of this Agreement to which it corresponds in number and any other section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

        5.2    Representations and Warranties of the Company.     The Company hereby represents and warrants to Parent as follows:

          (a)    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has Previously Disclosed and made available to Parent a complete and correct copy of the Company's Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

          (b)    Company Securities.

            (1)   The authorized capital stock of the Company consists of 23,000,000 shares of Company Voting Common Stock, 500,000 shares of Company Nonvoting Common Stock, 7,000,000 shares of Company Series A Non-Voting Common Stock, and 40,000 shares of Company Preferred Stock. 10,525,882 shares of Company Voting Common Stock (which includes 116,669 shares of outstanding Restricted Company Common Stock), 283,366 shares of Company Nonvoting Common Stock, 6,279,970 of shares of Company Series A Non-Voting Common Stock and no shares of Company Preferred Stock are outstanding, which includes all outstanding shares of Restricted Company Common Stock, whether vested or unvested, awarded pursuant to the Company Equity Plan. The Company has reserved for issuance 2,801,674 of shares of Company Voting Common Stock which are subject to Company Stock Options and the exercise price per share of each Company Stock Option has been previously disclosed. The Company holds no shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Restricted Company Common Stock, whether vested or unvested, issued pursuant to the Company Equity Plan have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to the Company Equity Plan have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). All of the rights, terms, preferences, restrictions or other provisions, including any antitakeover provisions, applicable to the Company Stock are set forth in the

    Constituent Documents of the Company or the applicable provisions of the DGCL and, at the Closing, no current or former holder of Company Stock or current or former holder of any other equity securities previously issued by the Company shall have any rights or entitlements to any consideration or payments from the Company or Parent other than the Per Common Share Consideration or as otherwise provided by dissenter's rights properly exercised in accordance with the DGCL. Other than with respect to the Company Stock Options, the Company does not have any Rights issued or outstanding, any shares of Company Stock reserved for issuance, or any commitment or agreement that obligates the Company to authorize, issue or sell any Company Stock or any Rights. The Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock or Rights. Section 5.2(b)(1) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of the name of each holder of Company Common Stock, including Restricted Company Common Stock, and the number of shares held by each such person, and the name of each holder of Company Stock Options, the date of grant, the exercise price and the number of shares of Company Common Stock relating thereto and a list of all documentation relating to (A) the repurchase and subsequent cancellation of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A and the Fixed Rate Cumulative Perpetual Preferred Stock, Series B issued by the Company and (B) the offering and issuance of the Company Series A Non-Voting Common Stock issued by the Company, which documentation referenced in (A) and (B) above has been made available to Parent.

            (2)   There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of shares of Company Stock other than the Common Voting Agreements.

            (3)   The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations that the Company or any of its Subsidiaries has issued as of the date hereof, which list includes a description of the terms and conditions of such bonds, debentures, notes or other debt obligations, including the terms and conditions under which such bonds, debentures, notes or other debt obligations may be redeemed by it or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

          (c)    Subsidiaries and Equity Holdings.

            (1)   The Company has Previously Disclosed a list of its Subsidiaries, the type of business entity of each such Subsidiary and each such Subsidiary's state of incorporation or organization. The Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of all Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. The Company Bank Sub is an Illinois state chartered bank duly organized, validly existing and in good standing under the Laws of the State of Illinois and is not a member of the Federal Reserve System. The entire residential home mortgage business of the Company and its Subsidiaries is and has been operated as a division of the Company Bank Sub and not in a separate legal entity and all assets and liabilities of such residential home mortgage business are included in the financial statements of Company Bank Sub. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly-owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company's Subsidiaries (other than to the Company or one of its wholly-owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company's or any of its Subsidiaries' rights to vote or dispose of any equity securities of any of the Company's Subsidiaries. Each of the Company's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of such Subsidiary's organization and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary's assets or property or the conduct of such Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has Previously Disclosed and made available to Parent a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company's Subsidiaries, and such Constituent Documents are in full force and effect.

            (3)   The Company has Previously Disclosed a list of all securities that it and its Subsidiaries own, control or hold for its account as of the date hereof.

          (d)    Power.    The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company's Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of (1) the holders of a majority of the outstanding shares of Company Voting Common Stock approving this Agreement and the transactions contemplated hereby and (2) pursuant to Section 4.2(a) of the Company's Certificate of Incorporation, as amended, a majority of the outstanding shares of Company Series A Non-Voting Common Stock, voting or consenting separately as a class, approving the conversion in the Merger of the Series A Non-Voting Common Stock into Parent Common Stock (the "Stock Conversion Proposal," and, together with the approval of this Agreement and the transactions contemplated hereby, the "Company Shareholder Matters"), this Agreement, the Merger, the Bank Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate (or comparable) action on the part of the Company and each of its Subsidiaries. This Agreement is the Company's valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). All actions taken by the Company Board in connection with this Agreement have been approved unanimously at a meeting where all members were present and voting on such actions. The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved, has adopted resolutions approving and recommending to the Company's stockholders approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger, the Bank Merger and the other transactions contemplated hereby. The board of directors of Company Bank Sub, acting at a meeting where all of its members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority or, except as Previously Disclosed, any third party (such required third-party consents, the "Required Third-Party Consents") in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Bank Merger except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices to the FDIC, and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the stockholder approval described in Section 5.2(e) and other approvals Previously Disclosed, (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filing of the Certificate of Merger with respect to the Merger and articles of merger with respect to the Bank Merger, and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, the Company's execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company's Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

          (h)    Takeover Laws and Provisions.    This Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby are exempt from, and are not affected by, the requirements of Section 203 of the DGCL and the provisions of any applicable "moratorium", "control share", "fair price", "affiliate transaction", "business combination" Laws or other applicable antitakeover Laws and regulations of any state (collectively, "Takeover Laws").

          (i)    Financial Advisors.    None of the Company, its Subsidiaries or any of the Company's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Sandler O'Neill & Partners, L.P., a registered broker-dealer ("Company FA"), as its financial advisor, and complete and correct copies of its arrangements with Company FA have been Previously Disclosed. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that the Per Common Share Consideration is fair from a financial point of view to holders of Company Common Stock (the "Company Fairness Opinion").

          (j)    Financial Reports and Regulatory Filings.

            (1)   The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Plante & Moran, PLLC, its independent auditor) for the years ended December 31, 2015, 2016 and 2017, and (B) its unaudited consolidated balance sheet and statements of income as of and for the nine-month period ended September 30, 2018; it will provide Parent when available with similar customary audited year-end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter and any partial quarter period prior to Closing (all of the foregoing audited and unaudited financial statements referred to collectively as the "Company Financial Statements"). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company's financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders' equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments.

            (2)   The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

            (3)   Since January 1, 2015, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed. None of the Company nor any of its subsidiaries is or has been required to file periodic reports, statements or other information with the SEC pursuant to the Exchange Act.

          (k)    Absence of Certain Changes; Conduct of Business.    All liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of September 30, 2018, and since such date (1) other than in the ordinary and usual course of business consistent with past practice, the Company and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice, (3) neither the Company nor any of its Subsidiaries has taken any of the actions referenced in Section 4.1, and (4) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (l)    Litigation.    Except as set forth in Section 5.2(1) of the Company Disclosure Schedule, there is no action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries (and the Company is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any notice of violation, judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries (or in the process of being issued).

          (m)    Compliance with Laws.    The Company and each of its Subsidiaries:

            (1)   conducts and at all times since January 1, 2015 has conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;

            (2)   currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required under all applicable Laws in all material respects in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and no suspensions or cancellations are threatened; and

            (4)   has not received, since January 1, 2015, written notification from a Governmental Authority (A) asserting that it is not in compliance with any Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, whether individually or taken as a whole.

          (n)    Regulatory Matters.    Neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries. Except as Previously Disclosed, since January 1, 2008, neither the Company nor any of its Subsidiaries has been subject to any investigation by any Governmental Authority or received any notice, subpoena, request or other documentation in connection with any such investigation.

          (o)    Books and Records, Internal Controls and Policies and Procedures.

            (1)   The Company's books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.

            (2)   The Company's stock transfer books, true and complete copies of which have been made available to Parent, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock as of the date hereof.

            (3)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

            (4)   The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

          (p)    Intellectual Property.

            (1)   The Company has Previously Disclosed all Registered and/or material Intellectual Property owned by it or any of its Subsidiaries (collectively, the "Scheduled Intellectual Property"). The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and, to the Company's Knowledge, valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company's use thereof or its rights thereto. The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the Company's or any of its Subsidiaries' business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the Company's Knowledge, the Company and its Subsidiaries do not and have not in the past three (3) years infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party. To the Company's Knowledge, consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent or Parent's Subsidiaries. To the Company's Knowledge, no person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property right or other Intellectual Property right owned by the Company or one of its Subsidiaries.

            (2)   The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary.

            (3)   To the Company's Knowledge, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company's Knowledge, IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Company's Knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices. To the Company's Knowledge, the Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries take reasonable measures, which are adequate to comply with all applicable Law and its contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

          (q)    Taxes.    (1) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly, timely and accurately filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (2) all material Taxes that are required to be paid by or with respect to the Company or any of its Subsidiaries have been paid in full, (3) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns referred to in clause (1) have been paid in full or otherwise finally resolved, (4) no issues have been raised by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (5) to the Company's Knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns of the Company or its Subsidiaries or Tax matters, (6) all material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper taxing authority in a timely manner, to the extent due and payable, (7) the Company and its Subsidiaries have complied with all information reporting (and related withholding) requirements, and (8) except as Previously Disclosed, no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the Company or any of its Subsidiaries. The Company has made provision in accordance with GAAP, in the Company Financial Statements, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements. No Liens for Taxes exist with respect to any of the Company's assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP, nor, to the Company's Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets or properties. Neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries). No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two (2) year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b). Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code or would give rise to a penalty under Section 6662(i) of the Code. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that would obligate it to make any material payments that will not be deductible under Section 280G of the Code.

          (r)    Environmental Matters.

            (1)   The operations and Real Property of the Company and each of its Subsidiaries are and have been in compliance with applicable Environmental Laws in all material respects;

            (2)   The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses, and permits required under Environmental Laws in connection with the ownership and occupancy of the Real Property and the operation of their respective businesses as presently conducted;

            (3)   There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency, or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company's Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;

            (4)   The Company has not received any written claim or notice from any private person alleging liability under any Environmental Law;

            (5)   There are no agreements, orders, judgments, decrees or settlements enforceable against the Company, any of its Subsidiaries or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligation under or relating to any Environmental Law;

            (6)   Other than as disclosed in Section 5.2(r) of the Company Disclosure Schedule, to the Knowledge of the Company, there are and have been no Hazardous Materials, underground or above ground storage tanks, abandoned pipelines, surface impoundments, lagoons, disposal areas or other conditions present at or released from any Real Property currently or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has liability under Environmental Laws;

            (7)   To the Knowledge of the Company, there are no past, present or reasonably anticipated future remediations, cleanups, events, conditions, circumstances, practices, plans, agreements or legal requirements that could reasonably be expected to give rise to material obligations or liabilities of the Company or any of its Subsidiaries under any Environmental Law;

            (8)   The Company has not, either contractually or, to the Knowledge of the Company, by operation of Law, assumed or undertaken liability of any other person relating to Environmental Laws; and

            (9)   The Company has delivered to Parent copies of all material environmental reports, studies, assessments, sampling data and memoranda in its possession relating to the Company or its Subsidiaries or any of their current or former properties or activities.

          (s)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company's Knowledge, threatened, nor has there been since January 1, 2015, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries. Since January 1, 2015, to the Knowledge of the Company there has been no activity involving the Company or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.

          (t)    Benefit Arrangements.

            (1)   The Company has Previously Disclosed a complete and correct list of all of its Benefit Arrangements. The Company has made available to Parent complete and correct copies of all Benefit Arrangements and related documents, including any trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, a written description of such Benefit Arrangement if not set forth in a written document, the most recently prepared actuarial report, all material correspondence to or from any Governmental Authority in the last three (3) years with respect to any Benefit Arrangement and with respect to any "employee benefit plans" within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all amendments thereto, the most recent IRS determination or opinion letter, and the most recent annual report on Form 5500 or 990 series and all schedules and financial statements attached thereto. The Company has Previously Disclosed a complete list of all employees of the Company or its Subsidiaries who may receive retention, annual or other incentive or other bonus payments or severance payments or change-in-control payments, whether pursuant to a severance policy or otherwise, the amount of any such payments and the terms and conditions, including any plan, program or agreement, upon which such payments may become payable.

            (2)   The pricing for all outstanding and unexercised options to purchase shares of Company Common Stock granted under the Company Equity Plan (each, a "Company Stock Option") and all agreements, notices, and other documents related thereto, has been properly disclosed and accounted for and is consistent with the tax treatment thereof and all applicable Laws in all material respects.

            (3)   All of the Company's Benefit Arrangements, including loans to officers, employees, directors and other service providers other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), are in compliance in all material respects with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable Laws, including all federal, state and local securities and banking laws and regulations. Each of the Company's Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each of the Company's Benefit Arrangements that is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received or applied for an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the Company's Knowledge, threatened, litigation relating to the Company's Benefit Arrangements. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount that would be material.

            (4)   Neither the Company nor any entity that is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") contributes to or has contributed (or had any obligation of any sort) within the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA (a "Defined Benefit Plan").

            (5)   Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under any Multiemployer Plan in the last six (6) years. No Benefit Arrangement is a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

            (6)   All contributions required to be made under the terms of any of the Company's Benefit Arrangements have been timely made and all obligations in respect of each of the Company's Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements in all material respects. None of the Company's Defined Benefit Plans or any Defined Benefit Plan of any of its ERISA Affiliates has failed to meet the "minimum funding standards" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and

    none of the Company's ERISA Affiliates has an outstanding funding waiver. With respect to any Defined Benefit Plan, (A) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred; (B) all premiums due to the Pension Benefit Guaranty Corporation have been timely paid in full; and (C) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Defined Benefit Plan and no circumstances exist which could serve as a basis for the institution of such proceedings. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has provided, or is required to provide, security to any of the Company's Defined Benefit Plans or to any Defined Benefit Plan of any of its ERISA Affiliates pursuant to Sections 401(a)(29) and 436 of the Code.

            (7)   Under each Defined Benefit Plan of the Company, any of its Subsidiaries or any ERISA Affiliate that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Defined Benefit Plan, and there has been no material change in the financial condition of such Defined Benefit Plan since the last day of the most recent plan year, except with respect to the terminated plan as described in Section 5.2(t)(14).

            (8)   Neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Either the Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. The Company and its ERISA Affiliates have complied with and are in compliance in all material respects with the requirements of COBRA.

            (9)   There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement that would materially increase the expense of maintaining such Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year. Except as Previously Disclosed, neither the Company's execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor stockholder approval of the transactions contemplated hereby, either alone or in combination with another event, could (A) limit or restrict the Company's right, or, following the consummation of the transactions contemplated hereby, Parent's right, to administer, merge or amend in any respect or terminate any of the Company's Benefit Arrangements, (B) entitle any of the Company's employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements, except in the event such Benefit Arrangement is terminated in accordance with Section 6.12. Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither the Company nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

    Each Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code.

            (10) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Benefit Arrangement or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

            (11) All Benefit Arrangements maintained or sponsored by the Company since January 1, 2000 which have been terminated were properly terminated in material compliance with all applicable Laws and the terms of such Benefit Arrangements and neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Benefit Arrangements.

            (12) No action, consent or approval is required under the Company Equity Plan or otherwise in order for the Restricted Company Common Stock, whether vested or unvested, to be converted into the Per Common Share Consideration and cancelled as contemplated by Section 3.2(a). No holder of shares of Restricted Company Common Stock, whether vested or unvested, is entitled to any consideration in connection with the conversion and cancellation of the shares of Restricted Company Common Stock contemplated in Section 3.2(a) except for the consideration payable to such holder pursuant to the terms of Article 3.

            (13) No action, consent or approval is required under the Company Equity Plan or otherwise in order for the Company Stock Options, whether vested or unvested, to be converted into the Merger Consideration Value Per Share and cancelled as contemplated by Section 3.2(b). No holder of shares of Company Stock Options, whether vested or unvested, is entitled to any consideration in connection with the conversion and cancellation of the Company Stock Options contemplated in Section 3.2(b) except for the consideration payable to such holder pursuant to the terms of Article 3.

            (14) Effective as of August 1, 2017, the Company terminated the Upbancorp, Inc. Pension Plan for Employees (the "Terminated Plan") and, with respect to the Terminated Plan, (A) neither the Company, nor any of its respective ERISA Affiliates, has, have incurred any liabilities, Taxes, premiums due the Pension Benefit Guaranty Corporation, or penalties under Title I or Title IV of ERISA or the Code which remain unpaid and, as of the Closing Date, shall not have incurred any such liabilities, Taxes, premiums or penalties and (B) no Lien has been imposed, or, as of the Closing Date, shall be imposed, on the rights, properties, or assets of the Company or its ERISA Affiliates under Section 4068 of ERISA or the Code.

            (15) There does not now exist any Controlled Group Liability that would be a liability following the Closing of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates and without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, Section 4204 or Section 4212 of ERISA. For the purposes of this Agreement, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, and (iii) under Sections 412, 430 and 4971 of the Code.

          (u)    Property.

            (1)   Except as Previously Disclosed, the Company has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or, in the case of leased property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by the Company or any of its Subsidiaries, except for immaterial defects that do not materially detract from or reduce the value or use of the property, and such property and assets are not subject to any Liens except warehousemen's, carriers' or similar Liens arising in the ordinary course of business consistent with past practice. No other person has any interest in any mineral, mining, oil or gas rights to produce or share in the production of anything related thereto, relating to any real property owned by the Company or its Subsidiaries.

            (2)   The Company has Previously Disclosed and made available to Parent (i) a complete and accurate list of the real property owned or leased by the Company and its Subsidiaries (the "Real Property") as of the date hereof; (ii) a complete and accurate list of all Real Property owned or leased by the Company or any of its Subsidiaries since January 1, 2018, other than Real Property owned or leased by the Company or one of its Subsidiaries as of the date hereof; and (iii) complete and accurate copies of all material lease documents including leases, amendments, addendums, exhibits, letter agreements and similar documents relating to Real Property leased by the Company and its Subsidiaries as of the date hereof. Neither the Company nor any of its Subsidiaries owns any residential Real Property as of the date hereof.

            (3)   All the Real Property held by the Company Bank Sub, except for the Real Property acquired as a result of a default or foreclosure of an Extension of Credit, is either used as bank premises or, if not used for bank premises, is within the applicable holding period allowed by applicable Law.

          (v)    Material Contracts.

            (1)   The Company has Previously Disclosed and made available to Parent complete and correct copies of the following Contracts ("Material Contracts") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective assets or properties may be subject as of the date hereof:

              (A)  any lease of real or material personal property;

              (B)  any partnership, limited liability company, joint venture or other similar agreement or arrangement;

              (C)  any Contract relating to the acquisition, sale or other disposition of any person, business, or operations (whether by merger, sale of stock, sale of assets or otherwise) that was entered into on or after January 1, 2015 or as to which the Company or any of its Subsidiaries has ongoing material obligations or could be subject to any material liabilities;

              (D)  any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of Fifty Thousand Dollars ($50,000) or more, or (ii) aggregate payments of One Hundred Thousand Dollars ($100,000) or more;

              (E)  any Contract that creates future payment obligations in excess of One Hundred Thousand Dollars ($100,000) in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

              (F)  any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries;

              (G)  any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

              (H)  any Contract, other than this Agreement, that requires the Company or any of its Subsidiaries to disclose confidential information or to indemnify or hold harmless any person;

              (I)   any Contract, other than this Agreement, with (i) any Affiliate of the Company, (ii) any current or former director, officer, employee, consultant or stockholder of the Company or any Affiliate, or (iii) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clause (i) or (ii) of this paragraph;

              (J)   any Contract with a Governmental Authority; and

              (K)  any other Contract not entered into in the ordinary course of business or that is material to the Company or its consolidated financial condition or results of operations.

            (2)   Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company's Knowledge, the counterparty or counterparties thereto; is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles); and is in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

            (3)   To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been appropriately accrued for in the books and records of the Company.

          (w)    Material Interests of Certain Persons.    No officer or director of the Company or any of its Subsidiaries, or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of the Company or any of its Subsidiaries.

          (x)    Insurance Coverage.    The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for all normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company has Previously Disclosed a complete and correct list of each Contract representing such coverage as of the date hereof.

          (y)    Extensions of Credit.

            (1)   Each loan, revolving credit facility, letter of credit, lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, "Extensions of Credit") made or entered into by the Company or one of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Laws. Each Extension of Credit was originated by the Company or one of its Subsidiaries and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company's and its Subsidiaries' Previously Disclosed policies and procedures, a list of which is included in Section 5.2(y)(1) of the Company Disclosure Schedule and copies of which have been made available to the Parent, and (C) compliance in all material respects with all applicable Laws. Each Extension of Credit, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security or mortgage agreement and has the priority contemplated by the documentation related to such Extension of Credit. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit. The Company has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it as "Special Mention", "Substandard", "Loss", "Classified", "Criticized", "Watch", "Past Due", "Doubtful" or words of similar import as of October 31, 2018, and all Extensions of Credit have been properly classified and risk rated by the Company and its Subsidiaries based on the past practices and policies of the Company and its Subsidiaries and in accordance with applicable Laws.

            (2)   The provisions for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and its Subsidiaries and in accordance with the requirements of GAAP and are adequate thereunder.

            (3)   The Company has made available to Parent true and correct copies of the Extension of Credit files related to each individual Extension of Credit, note, borrowing arrangement and other commitment for credit relationships with a customer commitment greater than or equal to Ten Thousand Dollars ($10,000), in the case of consumer customers (as defined in the Company's loan files), and greater than or equal to Fifty Thousand Dollars ($50,000), in the case of all other customers, between the Company or any of its Subsidiaries, on the one hand, and a single third party obligor, on the other hand, as of September 30, 2018, a list of which has been made available to Parent.

            (4)   The Company has made available to Parent spreadsheets or electronic data files containing information regarding all loans, notes, borrowing arrangements and other commitments for credit relationships by the Company or any of its Subsidiaries as of the date hereof, which information is accurate and complete in all material respects as of the date hereof.

            (5)   None of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Extensions of Credit or pools of, or participations in, Extensions of Credit contains any obligation to repurchase or reacquire part or all of such Extensions of Credit, any collateral related thereto or such pools or participations, and all loans or pools of, or participations in, loans sold by the Company or any of its Subsidiaries have been sold without recourse.

          (z)    Interest Rate Risk Management Instruments.    All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, "Interest Rate Instruments"), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has Previously Disclosed a complete and correct list of all Interest Rate Instruments as of the date hereof.

          (aa)    Sufficiency of Assets.    The Company and each of its Subsidiaries owns good and marketable title to, or has the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company's and each of its Subsidiaries', as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

          (bb)    Collateralized Debt Obligations.    All collateralized debt obligations owned by the Company and its Subsidiaries satisfy all conditions contained in 12 C.F.R. § 44.16 and 12 C.F.R. § 248.16, as applicable, necessary to permit the Company and its Subsidiaries to continue holding such collateralized debt obligations in accordance with applicable Law. Upon completion of the transactions contemplated hereby, Parent and its Subsidiaries will satisfy all conditions contained in 12 C.F.R. § 248.16 necessary to permit the Company and its Subsidiaries to continue holding such collateralized debt obligations in accordance with applicable Law.

          (cc)    Mortgage Banking Activities.    All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. No Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to, repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries have been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

          (dd)    Trust Business.    Neither the Company nor any of its Subsidiaries has administered any account for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

          (ee)    BBMC Sale Agreement.    On October 30, 2018, the Company Bank Sub entered into that certain Purchase and Assumption Agreement (the "BBMC Sale Agreement") with the counterparty to the BBMC Sale Agreement listed in Section 5.2(ee)(1) of the Company Disclosure Schedule (the "BBMC Sale Counterparty"). A true, correct and complete copy of the BBMC Sale Agreement, including all exhibits, schedules, annexes and other attachments thereto, is set forth in Section 5.2(ee)(1) of the Company Disclosure Schedule. The BBMC Sale Agreement (a) is a valid and legally binding agreement of the Company Bank Sub, and, to the Company's Knowledge, the BBMC Sale Counterparty; (b) is enforceable in accordance with the terms thereof (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles); (c) is in full force and effect; and (d) has not been amended, modified or assigned in any respect and no term or provision thereof has been waived by any party thereto. Neither the Company nor, to the Company's Knowledge, the BBMC Sale Counterparty, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, the BBMC Sale Agreement. To the extent required by GAAP, all liabilities and obligations of the Company or the Company Bank Sub under the BBMC Sale Agreement or related to the consummation of the transaction contemplated thereby have been fully accrued for in the Company Financial Statements as of the date hereof. Except as provided in Section 5.2(ee)(2) of the Company Disclosure Schedule, the assets and liabilities subject to or covered by the BBMC Sale Agreement constitute all of the Company Bank Sub's assets and liabilities related to its residential home mortgage business. Set forth in Section 5.2(ee)(3) of the Company Disclosure Schedule is a pro forma balance sheet, prepared in accordance with the audited Company Financial Statements, of the Company Bank Sub's residential home mortgage business as of October 31, 2018 and a projected pro forma balance sheet, prepared in accordance with the audited Company Financial Statements, of the Company Bank Sub's residential home mortgage business as of January 31, 2019. In connection with entering into the BBMC Sale Agreement, on October 31, 2018 the Company provided the required notice of termination of employment, effective as of December 31, 2018, under the Workers Adjustment and Retraining Act of 1988, as amended (the "WARN Act"), to all employees engaged primarily in the Company Bank Sub's residential home mortgage business in accordance with and in complete satisfaction of the requirements of the WARN Act and any other applicable Laws and all liabilities for any payments required to be made to employees or other costs or expenses associated therewith or with the termination of such employees have been appropriately accrued in the Company Financial Statements as of the date hereof.

          (ff)    Settlement Agreement.    In connection with the litigation matter referenced in Section 5.2(ff) of the Company Disclosure Schedule (the "Litigation"), the Company or one of its Subsidiaries has entered into settlement agreements (the "Litigation Settlement Agreements") with both the corporate and individual parties thereto such that the Company and its Subsidiaries have been fully released from any and all claims that could have been or could now be potentially asserted against the Company or any of its Subsidiaries by other parties to the Litigation including, but not limited to, claims for contribution and indemnification of fees, costs, expenses (legal or otherwise), damages or any other amounts relating to the Litigation. True, correct and complete copies of the Litigation Settlement Agreements are set forth in Section 5.2(ff) of the Company Disclosure Schedule. The Company does not have any Knowledge of any basis under which the Company could face any claims for fees, costs, expenses, damages, indemnification, contribution or other amounts from any party for issues arising from or relating to the Litigation.

          (gg)    Disclosure.    No representation or warranty by the Company herein, in its Disclosure Schedules or in any certificate, exhibit or document furnished or to be furnished by it pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. Prior to the date of this Agreement, the Company has caused to be delivered to Parent, via e-mail, physical copy, or an internet "data room," all agreements, documents or other instruments set forth or referenced in the Disclosure Schedules, and all such agreements, documents, instruments and other information so delivered are accurate and complete. No notification given by the Company pursuant to Section 6.1(b) or Section 6.1(c) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances in which they were made, not misleading.

        5.3    Representations and Warranties of Parent.     Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

          (a)    Organization, Standing and Authority.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (b)    Parent Stock.    As of the date hereof, the authorized capital stock of Parent consists of Two Hundred Fifty Million (250,000,000) shares of Parent Common Stock and One Million (1,000,000) shares of Parent Preferred Stock. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement, other definitive acquisition agreements entered into prior to the date of this Agreement and Parent Restricted Stock Awards, Parent Restricted Stock Unit Awards, Parent Stock Options and Parent Performance Share Awards, in each case, issued as of the date hereof, and the Parent Stock Plans, as of the date hereof, Parent does not have any Rights issued or outstanding, any shares of Parent Stock reserved for issuance, or any commitment to authorize, issue or sell any Parent Stock or any Rights. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

          (c)    Significant Subsidiaries.

            (1)   Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of Parent's Significant Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Parent's Significant Subsidiaries (other than to Parent or one of its wholly-owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound that relate to Parent's or any of its Significant Subsidiaries' rights to vote or dispose of any equity securities of any of Parent's Significant Subsidiaries. Each of Parent's Significant Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (d)    Power.    Parent and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Parent and each of its Subsidiaries has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    Parent has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Parent's Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of Parent as holder of all outstanding shares of common stock issued by Parent Bank Sub, this Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent and each of its Subsidiaries. This Agreement is Parent's valid and legally binding obligation, enforceable in accordance with its terms. No vote of the holders of Parent securities is required to authorize and issue the aggregate Per Common Share Consideration or to consummate any of the other transactions contemplated in this Agreement.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices to the FDIC and the applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (3) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (4) the filing of the Certificate of Merger with respect to the Merger and the articles of merger with respect to the Bank Merger, and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, Parent's execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Parent's Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries is bound or affected, or to which Parent or any of its Subsidiaries or Parent's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

          (h)    Financial Advisors.    None of Parent, its Subsidiaries or any of Parent's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Stephens Inc. as its financial advisor.

          (i)    Financial Reports and Regulatory Filings.

            (1)   Parent's Annual Reports on Form 10-K for the years ended December 31, 2016 and 2017, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2017 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the "Parent SEC Filings") with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) (the "Parent Financial Statements") fairly presents or will fairly present in all material respects Parent's financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders' equity and cash flows in the Parent SEC Filings (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Parent Financial Statements included in any Quarterly Report on Form 10-Q filed with the SEC by Parent prior to the date hereof, and any quarter ending after the date hereof, subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements and the absence of notes to such Company Financial Statements.

            (2)   Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent's ability to record, process, summarize and report financial data and has identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

            (3)   Since January 1, 2015, Parent and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (j)    Absence of Certain Changes.    Since January 1, 2017, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Parent.

          (k)    Litigation.    There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to Parent's Knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries (or in the process of being issued), except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (l)    Compliance with Laws.    Parent and each of its Subsidiaries:

            (1)   conducts its business in all respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent;

            (2)   currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Parent, no suspensions or cancellations are threatened, except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent;

            (4)   has not received, since January 1, 2015, written notification from a Governmental Authority (A) asserting that it is not in compliance with any Law that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent; and

            (5)   is in substantial compliance with all applicable Nasdaq listing and corporate governance standards.

          (m)    Regulatory Matters.    As of the date hereof, neither Parent nor any of its Subsidiaries is subject to, or has been advised that Parent or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Parent or any of its Subsidiaries.

          (n)    Available Funds.    Parent has or will have available to it funds and shares of Parent Common Stock necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.

ARTICLE 6

Covenants

        6.1    Commercially Reasonable Efforts.

          (a)   Subject to the terms and conditions of this Agreement, the Company and Parent will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things, necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

          (b)   The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

          (c)   From time to time on or prior to the Closing Date, each party shall promptly, after it becomes aware, supplement any of its representations and warranties contained in this Agreement relating to the period after the date hereof by delivering a supplemental Disclosure Schedule ("Supplemental Disclosure Schedule") to the other party with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement inaccurate or incomplete in any material respect. The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Parent contained in this Agreement or be considered Previously Disclosed unless it is accepted in writing by the other party.

        6.2    Stockholder Approval.     As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its stockholders this Agreement, the Merger, the Company Shareholder Matters and any other matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the "Company Meeting") as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of this Agreement, the Merger, the Company Shareholder Matters and any such other matters. The Company and the

Company Board, as applicable, will use its reasonable best efforts to obtain from the Company's stockholders a vote approving this Agreement, the Merger, the Company Shareholder Matters and any such other matters, including delivering the Proxy Statement and the prospectus included therein and soliciting proxies through the Proxy Statement in accordance with applicable Law, recommending that the Company's stockholders vote in favor of this Agreement, the Merger, the Company Shareholder Matters and the other transactions contemplated hereby and, if requested by Parent, causing the Company Fairness Opinion to be updated as of the date that the proxy materials are first distributed to the stockholders of the Company. The Company shall provide Parent with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to stockholders of the Company and all such proxy materials shall be reasonably satisfactory to Parent prior to the distribution thereof. However, if the Company Board, after consultation with (and based on the advice of) outside legal counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, the Company Shareholder Matters and the Merger, then, in submitting this Agreement, the Company Shareholder Matters and the Merger to the Company Meeting, the Company Board may submit such items without recommendation (although the resolutions adopting such items prior to the date hereof, described in Section 5.2(e), may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that the Company Board may not take any actions under this sentence until after giving Parent at least ten (10) business days to respond to such Acquisition Proposal (and after giving Parent notice of the third party in the Acquisition Proposal and the latest material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent.

        6.3    Regulatory Applications; Third-Party Consents.

          (a)   The Company and Parent and their respective Subsidiaries will cooperate and use commercially reasonable efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary to consummate the Merger and the other transactions contemplated hereby, including the Bank Merger (the "Requisite Regulatory Approvals"), and to make and obtain all other Required Third-Party Consents; notwithstanding the foregoing, Parent and the Company will use commercially reasonable efforts to cause an application on Form FR Y-3N to be filed with the Board of Governors of the Federal Reserve (acting through the appropriate Federal Reserve Bank as allowed) within thirty (30) days of the date of this Agreement. Each of the Company and Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)   The Company and Parent will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.

          (c)   Notwithstanding the foregoing or anything else in this Agreement:

            (1)   The Company (or any Subsidiary) shall not amend, modify, supplement or waive any of the material terms and conditions of any Material Contract without the prior written consent of Parent, nor shall the Company or any Subsidiary, without the prior written consent of Parent, pay or commit to pay to any person whose consent, waiver or approval is being sought any cash or other consideration or make any accommodation or commitment to incur any liability or other obligation to such person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract; and

            (2)   Nothing shall require Parent to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval or Required Third-Party Consent that would (i) materially and adversely affect the business, operation or financial condition of Parent (measured on a scale relative to the Company), (ii) require Parent or any of its Subsidiaries to make any covenants or commitments (except commitments required by any Governmental Authority not to enforce any of the covenants set forth in Article 4 of this Agreement), or complete any divestitures, whether prior to or subsequent to the Closing, (iii) have a Material Adverse Effect on Company or its Subsidiaries or (iv) restrict or impose a burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (a "Burdensome Condition").

        6.4    Exchange Listing.     Parent will use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

        6.5    SEC Filings.

          (a)   Parent will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement and to use their commercially reasonable efforts to cause the filing of the Registration Statement with the SEC within seventy-five (75) days following the date of this Agreement. Parent will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Parent all information concerning the Company, and its Affiliates, officers, directors and stockholders as may be reasonably requested in connection with the foregoing, in a form appropriate for usage in such document or any such other use.

          (b)   The Company and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

          (c)   Parent shall promptly provide the Company with all comment letters from the SEC or its staff pertaining to the Registration Statement or the Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Parent with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Parent to respond promptly to any comments received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.6    Press Releases.     Each party will consult with the other before issuing any press release, employee communication or other stockholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior written consent of such other party, which consent will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable Law or securities exchange rules. The Company and Parent will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

        6.7    Acquisition Proposals.     The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries' Representatives, agents, advisors and affiliates (including the Company FA) not to, solicit or encourage in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of such counsel) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have provided Parent with written notice of its intention to provide such nonpublic information and have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within one (1) business day advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a current basis.

        6.8    Takeover Laws and Provisions.     The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

        6.9    Access; Information.

          (a)   The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent's Representatives, such access during normal business hours throughout the period before the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as Parent may reasonably request and, during such period, it will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it as Parent may reasonably request. In addition, the Company shall provide Parent final biweekly general ledger reports and reports of all new Extensions of Credit greater than Fifty Thousand Dollars ($50,000), deposits greater than Fifty Thousand Dollars ($50,000), non-performing loans, other real estate owned and Extensions of Credit in the process of being negotiated, renegotiated, extended, renewed, modified or having a forbearance granted, in each case for each biweekly period beginning with the first full week after the date hereof and through the Effective Time, as promptly as they become available. The Company agrees to promptly notify Parent of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced or, to Company's Knowledge, threatened against the Company or any of its Subsidiaries that is related to the transactions contemplated by this Agreement. The Company will not be required to afford access or disclose information (i) that would jeopardize attorney-client privilege; (ii) that would contravene any binding agreement with any third party; or (iii) if such disclosure would violate any Law. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

          (b)   No investigation by Parent of the business and affairs of the Company, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent's obligation to consummate the transactions contemplated hereby.

          (c)   Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

        6.10    Supplemental Indentures.     At or before the Effective Time, Parent and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent and the Company, one or more supplemental indentures and other documents and instruments, and take or cause to be taken all such other action, required for the due assumption of the Company's outstanding debt, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

        6.11    Indemnification

          (a)   Following the Effective Time, to the extent permissible under applicable Law, Parent will indemnify, defend and hold harmless the present directors and officers (when acting in such capacity) of the Company, excluding for the avoidance of doubt, the former employee of Company Bank Sub disclosed on Section 6.11(a) of the Company Disclosure Schedule (the "Identified Former Employee") (each, an "Indemnified Party"), against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of the Company in effect on the date hereof, to the extent permitted under applicable Law.

          (b)   Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

          (c)   The parties acknowledge and agree that prior to the Closing Date, in consultation with Parent and its advisers, the Company shall purchase (which costs and expenses shall not be considered a Transaction Expense for purposes of this Agreement), and Parent shall maintain for the duration of the Tail Coverage Period, a tail policy of directors' and officers' liability coverage that provides directors' and officers' liability insurance with respect to actions and omissions occurring on or prior to the Effective Time, subject to the following conditions:

            (1)   Prior to the Closing Date, the Company shall purchase, at its own expense, for the benefit of the Company and the Surviving Corporation and their respective Subsidiaries (including their respective successors) and persons who were officers or directors of the Company and its Subsidiaries prior to the Closing Date, a prepaid tail policy or policies from the Company's current directors' and officers' liability insurer providing coverages no less favorable to the insured persons than the level and scope of directors' and officers' liability as set forth in the Company's and its Subsidiaries' current directors' and officers' liability insurance policies in effect as of the Closing (together, such tail policy or policies are referred to as the "Tail Policy").

            (2)   The term of the Tail Policy shall be for a period of six (6) years or, if such term of coverage is not available, such other maximum period of coverage available at a cost not exceeding the Maximum Amount (as defined below) (the "Tail Coverage Period").

            (3)   In the event such insurer declines to provide the Tail Policy prior to the Closing Date, the Company shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company shall obtain the best coverage available, as determined in the reasonable judgment of the Company, for a cost up to but not exceeding the Maximum Amount (as defined below).

            (4)   In no event shall the Company expend, in order to provide or maintain the insurance coverages, any annual amount, in aggregate, more than two hundred percent (200%) of the current annual amount expended by the Company (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for a total cost equal to the Maximum Amount.

            (5)   Prior to the Effective Time, the Company shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or, to the Knowledge of the Company, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer or director of the Company or Company Bank Sub, or circumstances to the Knowledge of the Company reasonably likely to give rise thereto to the extent known by the Company or Company Bank Sub, in accordance with the terms and conditions of the applicable policies. The Company's and Company Bank Sub's directors and officers shall use reasonable efforts to cooperate with the Company (if prior to the Closing Date) or Parent (if after the Effective Time) in obtaining the above-described insurance coverages.

            (6)   If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, but only to the extent not effected by operation of Law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.11.

            (7)   The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

        6.12    Benefits Arrangements.

          (a)    Termination of Company 401(k) Plan.

            (1)   Immediately prior to the Closing Date, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate Bridgeview Bank Group 401(k) Retirement Plan (the "Company 401(k) Plan") effective on the day immediately prior to the Closing Date (contingent on the Closing of the Merger), and adopt corresponding amendments to the Company 401(k) Plan in connection therewith, to: (A) fully vest all participants; and (B) provide that the entire balance of a participant's account will be distributable in a single lump sum. Such amendments and any resolutions related to such termination, and otherwise contemplated by this Section 6.12 shall be in form and substance reasonably acceptable to Parent and the Company shall provide a draft of such amendments and resolutions to Parent for an opportunity to comment thereon.

            (2)   The Company or its Subsidiaries shall make contributions to the Company 401(k) Plan with respect to the plan year commencing January 1, 2018 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the plan termination in accordance with the terms of the plan.

            (3)   Parent shall permit Parent's tax-qualified defined contribution plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.

            (4)   All vacation and paid time off that has been accrued but unused by any employee of the Company or its Subsidiaries will be paid out by the Company or one of its Subsidiaries as of the Closing Date.

          (b)    Severance Benefits.    Following the Effective Time, Parent or its Subsidiaries shall cause the employees of the Company or the Company Bank Sub to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 6.12(b) of the Parent Disclosure Schedule. In connection with the foregoing, such terminated employees shall receive service credit for years of continuous service with the Company or its Subsidiaries for purposes of determining the amount of any severance pay under such policy, subject to a maximum severance pay amount of twenty-six (26) times the employee's base weekly pay at the time of termination. Notwithstanding the foregoing, no Company employee or Company Bank Sub employee eligible to receive severance benefits under an employment or other agreement, or eligible to receive any change-in-control or similar payment or amount that becomes payable as a result of the consummation of any of the transactions contemplated hereby, shall be entitled to participate in the severance policy described in this Section 6.12(b) or to otherwise receive severance benefits.

          (c)    Participation in Parent and Parent Bank Sub Benefit Arrangements.    Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employees of the Company or the Company Bank Sub on the Closing Date ("Covered Employees") that provide employee benefits which are made available on a uniform and non-discriminatory basis to similarly situated employees of Parent and Parent Bank Sub, as applicable, in accordance with the terms and conditions of such plans in effect from time to time; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or Parent Bank Sub; (ii) such Covered Employees shall not participate in the Parent's 401(k) plan until the effective time of the Bank Merger set forth in Section 2.6 hereof; and (iii) except with respect to participation in the Parent's 401(k) plan as provided in clause (ii) above, until such time as Parent shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Parent and Parent Bank Sub, a Covered Employee's continued participation in employee benefit plans of the Company or Company Bank Sub shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in Parent or Parent Bank Sub's Benefit Arrangements may commence at different times with respect to each such Benefit Arrangement). To the extent that a Covered Employee becomes eligible to participate in a Parent or Parent Bank Sub Benefit Arrangement other than a cash or equity compensation plans, Parent or Parent Bank Sub shall cause such Benefit Arrangement to take into account for eligibility and vesting purposes thereunder only (and not for benefit accrual) the service of such employees with the Company or Company Bank Sub as if such service were with Parent or Parent Bank Sub, to the same extent that such service was credited under a comparable Benefit Arrangement sponsored or maintained by the Company or Company Bank Sub, and, with respect to welfare benefit plans of Parent or Parent Bank Sub in which Covered Employees are eligible to participate, Parent agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by the Company Employees and their covered dependents during the portion of the plan year of the comparable plan of the Company or the Company Bank Sub ending on the date such employee's participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the Parent plan.

          (d)    Amendments; No Third Party Rights.    This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. In no event shall the terms of this Agreement be deemed to (1) establish, amend, or modify any Benefit Arrangement of the Company or its Subsidiaries or the Parent or its Subsidiaries, (2) alter or limit the ability of Parent or its Subsidiaries to amend, modify or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (3) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or its Subsidiaries, or constitute or create an employment, plan, program or agreement with, or modify the at-will status of any, employee or other service provider, (4) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (5) alter or limit the ability of Parent or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Parent or its Subsidiaries.

        6.13    Conversion, Data Processing and Related Matters.     The parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete the Conversion in an orderly and efficient manner as of the Effective Time, or at such later time as Parent may determine; provided that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a "Conversion Project Manager"). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. The Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank Sub with full access to the Company Bank Sub's offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall reasonably request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company's and the Company Bank Sub's employees, customers and operations), allow Parent Bank Sub to implement such changes as shall be reasonably necessary to effect the Conversion at the Effective Time, or at such other time following the Effective Time as Parent may determine, and diligently assist Parent Bank Sub in making and sending notices, information and materials to the customers and service providers of the Company and its Subsidiaries at such times as Parent deems appropriate and otherwise preparing for the Conversion; provided that Parent shall provide the Company with a reasonable opportunity to review and comment upon all such notices, information and materials prior to any distribution thereof.

        6.14    Title Surveys.

          (a)   The Company shall order, at the Company's sole cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), within ten (10) business days after the date of this Agreement, with respect to any real property owned by the Company or any of its Subsidiaries including real property designated as "other real estate owned" by the Company Bank Sub ("OREO"), (i) an ALTA survey made in accordance with the 2016 minimum standard detail requirements for ALTA/NSPS land title surveys, including the following items from "Table A" of the ALTA/NSPS standards: 1, 2, 3, 4, 6(a), 7(a), 7(b)(1), 7(c), 8, 9, 11, 13, 16, 17, 18 and 19 (each a "Survey"), certified to the Company, the Company Bank Sub, its successors and /or assigns and First American Title Insurance Company (the "Title Company"), (ii) a commitment for issuance of an ALTA 2006 Owner's Policy of Title Insurance (each a "Title Commitment") dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company in an amount equal to the greater of the value of such real property as shown on the Company's or its Subsidiaries' books and records or the fair market value of such real property, with pro-forma policy to follow including the following endorsements and such other endorsements as Parent deems reasonably necessary: ALTA 9, extended coverage, waiver of arbitration, 3.1 zoning with parking, access, survey, legal same as survey, separate (or multiple) tax lot, contiguity, subdivision, utility, and environmental protection lien and (iii) copies of all documents referenced in the Title Commitment exceptions. The Company shall use commercially reasonable efforts to cause (y) the delivery to Parent of a Survey and (z) the Title Company to deliver to Parent a Title Commitment and copies of all documents referenced in the Title Commitment exceptions for each real property owned by the Company or any of its Subsidiaries as soon as reasonably practicable following the date of this Agreement.

          (b)   For each real property owned by the Company or any of its Subsidiaries, Parent will have a period of ten (10) business days from Parent's receipt of the last of the Survey, the Title Commitment and all documents referenced in the Title Commitment exceptions with respect to such real property ("Title Review Period") in which to review such documents and provide the Company with written notice ("Title Notice") of any condition disclosed in such Survey or Title Commitment that is not reasonably approved by Parent.

          (c)   If a Title Notice is timely given by Parent, the Company shall use its commercially reasonable efforts to promptly (but in any event within thirty (30) days of the date of the Title Notice) cure or remove, to Parent's reasonable satisfaction, each condition set forth on the Title Notice without the payment of any funds. In the event the Company is unable to cure or remove, to Parent's reasonable satisfaction, all conditions listed on all Title Notices without the payment of any funds ("Title Defect Conditions"), Parent and the Company shall reasonably agree prior to the Closing upon the amount (i) necessary to cure or remove, to Parent's reasonable satisfaction, all Title Defect Conditions that are capable of cure or removal and (ii) of the diminution of fair market value resulting from Title Defect Conditions that are not capable of cure or removal (collectively, the "Title Defect Amount").

          (d)   The Company shall cause the Title Company to update each Title Commitment as of the business day immediately prior to the Closing Date. In the event that the updated Title Commitment discloses any defect not included in the original Title Commitment, the procedure set forth in (b) and (c) above shall apply and a new Title Review Period shall begin.

          (e)   The Company shall cause the Title Company to deliver title insurance policies to match the Title Commitments including endorsements on or prior to the Closing Date as requested by Parent.

        6.15    Environmental Assessments.

          (a)   The Company hereby consents to Parent obtaining, in Parent's sole discretion, within forty-five (45) days after the date of this Agreement, a Phase I Environmental Site Assessment ("Phase I") of any Real Property owned or leased by the Company or any of its Subsidiaries, including OREO, at the Company's cost and expense (which costs and expenses shall be considered Transaction Expenses for purposes of this Agreement), conducted by an environmental consultant selected by Parent after consulting the Company ("Environmental Consultant"). The Company shall notify Parent as soon as practicable (but in any event within two (2) business days) of the acquisition of any real property, including OREO, by the Company or any of its Subsidiaries after the date of this Agreement ("After Acquired Real Property"). The Company hereby consents to Parent obtaining, in Parent's sole discretion, a Phase I of any After Acquired Real Property conducted by Environmental Consultant. If Parent elects to obtain a Phase I on any After Acquired Real Property, it shall do so as soon as practicable (but in any event within forty-five (45) days) of the Company notifying Parent of the acquisition of such After Acquired Real Property. The Company shall be responsible for the costs and expenses associated with obtaining all Phase Is on all After Acquired Real Property and such costs and expenses will be considered Transaction Expenses for purposes of this Agreement.

          (b)   In the event any Phase I (including a Previously Disclosed Phase I that the Company or one of its Subsidiaries caused to be performed within three (3) years of the date hereof) discloses any Recognized Environmental Condition (as defined by ASTM E1527-13) or any other potential environmental condition that in the reasonable belief of Parent warrants further review or investigation, Parent shall reasonably promptly give notice of the same to the Company. Parent may then, within an additional forty-five (45) day period have a Phase II Environmental Site Assessment ("Phase II") conducted by Environmental Consultant; provided, however, that such forty-five (45) day period may be extended as Parent deems reasonably necessary in light of relevant weather and ground conditions. The scope of the Phase II shall be determined by Parent in its reasonable discretion after reasonable consultation with the Company and all costs and expenses associated with such Phase II testing and report shall be borne by the Company and shall be considered Transaction Expenses for purposes of this Agreement. Parent shall provide copies of the draft and final Phase I reports and Phase II reports, if any, to the Company promptly following the receipt of any such report by Parent.

          (c)   In the event any Phase II assessment discloses the presence of any environmental condition, including the presence of an underground storage tank or Hazardous Materials above levels allowed by applicable Environmental Laws given the commercial use of the real property, that is unsatisfactory to Parent in its reasonable discretion, Parent shall promptly obtain (but in any case within a reasonable time prior to the Closing Date), at the Company's sole cost and expense (which cost and expense shall be considered a Transaction Expense for purposes of this Agreement), from one or more environmental consultants or contractors (mutually acceptable to the parties), as appropriate, a good faith estimate (reasonably acceptable to the parties) of the cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise fully address such environmental condition in accordance with Environmental Laws and to the satisfaction of any relevant Governmental Authority (a "Remediation Estimate"). Parent shall cause all Remediation Estimates to be updated, as needed, through the Closing Date.

          (d)   In the event the sum of the Title Defect Amount, plus the sum of all Remediation Estimates in the aggregate exceeds One Hundred Thousand Dollars ($100,000) (a "Real Property Adjustment Amount"), the Cash Exchange Amount of Company Common Stock shall be reduced prior to the Closing by an amount equal to the result of: (i) the amount of the Real Property Adjustment Amount up to an aggregate amount of Four Million Dollars ($4,000,000), divided by (ii) the Fully Diluted Number. If the Real Property Adjustment Amount is greater than Four

  Million Dollars ($4,000,000), Parent may, in its sole discretion, elect to (A) reduce the Cash Exchange Amount by an amount equal to (1) Four Million Dollars ($4,000,000), divided by (2) the Fully Diluted Number and, subject to the satisfaction of all of the conditions set forth in Article 7 hereof, proceed to the Closing, or (B) terminate this Agreement pursuant to Section 8.1(i) of this Agreement.

          (e)   The Company (i) hereby grants, and agrees to cause the Company Bank Sub to grant, both Parent and Environmental Consultant reasonable non-exclusive access to the Real Property for the purpose of conducting the Phase I and any Phase II assessments as set forth above; and (ii) shall reasonably cooperate, and cause its Subsidiaries to cooperate, in connection with the performance of any such assessment.

        6.16    BBMC Disposition.

          (a)   The Company will use, and will cause Company Bank Sub to use, its reasonable best efforts to cause the BBMC Disposition, as herein defined, to occur as promptly as possible after the date hereof, but in no event later than February 28, 2019. For the purposes of this Agreement, the "BBMC Disposition" shall mean that each of the following has occurred and is completed in all material respects: (1) all Leases (as such term is defined in the BBMC Sale Agreement) applicable to the real estate listed on Schedule 1(a)(i) of the BBMC Sale Agreement are sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied and discharged by, the BBMC Sale Counterparty or are otherwise terminated with no further obligation, liability or recourse to the Company or any of its Subsidiaries; (2) all Fixtures and Equipment (as such term is defined in the BBMC Sale Agreement) are sold, assigned, transferred, conveyed or delivered to the BBMC Sale Counterparty; (3) all Records (as such term is defined in the BBMC Sale Agreement) are sold, assigned, transferred, conveyed and delivered to the BBMC Sale Counterparty; (4) all Unlocked Pipeline Loans (as such term is defined in the BBMC Sale Agreement) are sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied, and discharged by, the BBMC Sale Counterparty; (5) all Contracts (as such term is defined in the BBMC Sale Agreement) identified on Schedule 1(a)(v) of the BBMC Sale Agreement are sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied and discharged by, the BBMC Sale Counterparty or are otherwise terminated with no further obligation, liability or recourse to the Company or any of its Subsidiaries; (6) all BBMC Mortgage Loans are sold, assigned, transferred, conveyed and delivered to a person that is not an Affiliate of the Company in the ordinary course of business consistent with past practices of the Company and its Subsidiaries; (7) all employees engaged primarily in the Company Bank Sub's residential home mortgage business shall have been terminated or become employees of the BBMC Sale Counterparty or another person that is not an Affiliate of the Company; (8) all amounts due under that certain warehouse line of credit set forth on Section 6.16 of the Company Disclosure Schedule (the "BBMC Warehouse Line") shall have been repaid in full, the BBMC Warehouse Line shall have been terminated and all Liens created by the BBMC Warehouse Line shall have been terminated and fully released with no further liability or recourse to the Company or any of its Subsidiaries; and (9) all other assets, liabilities and business related to the Company Bank Sub's residential home mortgage business, are sold, assigned, transferred, conveyed, or delivered, or assumed, satisfied and discharged, or otherwise disposed of, as applicable, all in a manner reasonably satisfactory to Parent; provided, however, (i) no line of credit previously used in the Company Bank Sub's residential home mortgage business need be terminated if such line of credit serves a business purpose unrelated to the Company Bank Sub's residential home loan business and all obligations thereunder relating to the Company Bank Sub's residential home mortgage business have been paid-off and satisfied by the Company Bank Sub prior to February 28, 2019; (ii) no reserve applicable to the Company Bank Sub's residential home mortgage business or other asset or liability set forth in Section 5.2(ee)(2) of the Company Disclosure Schedule shall be sold, assigned, transferred, conveyed or delivered, or assumed, satisfied and discharged, or otherwise disposed of; and (iii) residential mortgage loans not held for sale as of the date of this Agreement need not be transferred to a third party or charged against capital. Between the date hereof and the Closing, the Company and its Subsidiaries will hold and dispose of all residential mortgage loans for sale in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries. The Company shall provide Parent with weekly reports as to the status of the BBMC Disposition, including the occurrence of any Closings, the transfer and assumption of the Assets and Liabilities of any Offices (as such terms are defined in the BBMC Sale Agreement), the rejection by BBMC Sale Counterparty of any of the foregoing, the determination by the BBMC Sale Counterparty that any Office (as such term is defined in the BBMC Sale Agreement) is unsuitable or undesirable for its purposes or the failure of the condition in Section 18(e) of the BBMC Sale Agreement that fifty percent (50%) of Offered Employees at each of the Offices (as such terms are defined in the BBMC Sales Agreement) do not accept employment from the BBMC Sale Counterparty. Prior to effecting any amendment to, or waiver of any term, condition or other provision of, the BBMC Sale Agreement, the Company shall and shall cause the Company Bank Sub to consult with Parent.

          (b)   If any Lease (as such term is defined in the BBMC Sale Agreement) applicable to the real estate listed on Schedule 1(a)(i) of the BBMC Sale Agreement is not sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied and discharged by, the BBMC Sale Counterparty, or is not otherwise terminated, in each case with no further obligation, liability or recourse to the Company or any of its Subsidiaries, prior to February 28, 2019 (a "Non-Disposed Lease"), the Cash Exchange Amount shall be reduced by an amount equal to the quotient of (i) three (3) times the sum of all remaining amounts (including any applicable penalties and termination fees) payable by the Company or any of its Subsidiaries pursuant to the terms of all Non-Disposed Leases, divided by (ii) the Fully Diluted Number; provided, however, if there is only one Non-Disposed Lease, the Cash Exchange Amount shall be reduced by an amount equal to the quotient of (y) one and one-half (1 1/2) times the sum of all remaining amounts (including any applicable penalties and termination fees) payable by the Company or any of its Subsidiaries pursuant to the terms of such Non-Disposed Lease, divided by (ii) the Fully Diluted Number.

          (c)   If any Contract (as such term is defined in the BBMC Sale Agreement) identified on Schedule 1(a)(v) of the BBMC Sale Agreement is not sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied and discharged by, the BBMC Sale Counterparty, or is not otherwise terminated, in each case with no further obligation, liability or recourse to the Company or any of its Subsidiaries, prior to February 28, 2019 (a "Non-Disposed Contract"), the Cash Exchange Amount shall be reduced by an amount (including any applicable penalties and termination fees) equal to the quotient of (i) three (3) times the sum of all remaining amounts payable by the Company or any of its Subsidiaries pursuant to the terms of all Non-Disposed Contracts, divided by (ii) the Fully Diluted Number.

          (d)   The Cash Exchange Amount shall be reduced based on the aggregate outstanding principal balance of the BBMC Mortgage Loans on the Company's and its Subsidiaries' books as of March 1, 2019 by an amount equal to the quotient of (i) the BBMC Mortgage Loan Reduction Amount, divided by (ii) the Fully Diluted Number. For purposes of this Agreement, the "BBMC Mortgage Loan Reduction Amount" means: (a) zero (0), if the aggregate outstanding principal balance of the BBMC Mortgage Loans on the Company's and its Subsidiaries' books as of March 1, 2019 is less than Five Hundred Thousand Dollars ($500,000); (b) an amount equal to the aggregate outstanding principal balance of the BBMC Mortgage Loans on the Company's and its Subsidiaries' books as of March 1, 2019 in excess of Five Hundred Thousand Dollars ($500,000) but less than One Million Dollars ($1,000,000), if the aggregate outstanding principal balance of the BBMC Mortgage Loans on the Company's and its Subsidiaries' books as of March 1, 2019 is in excess of Five Hundred Thousand Dollars ($500,000) but less than One Million Dollars

  ($1,000,000); (c) One Million Dollars ($1,000,000), if the aggregate outstanding principal balance of the BBMC Mortgage Loans on the Company's and its Subsidiaries' books as of March 1, 2019 is in excess of One Million Dollars ($1,000,000) but less than Five Million Dollars ($5,000,000); or (d) an amount equal to twenty percent (20%) of the aggregate outstanding principal balance of the BBMC Mortgage Loans on the Company's and its Subsidiaries' books as of March 1, 2019, if the aggregate outstanding principal balance of the BBMC Mortgage Loans on the Company's and its Subsidiaries' books as of March 1, 2019 is in excess of Five Million Dollars ($5,000,000).

        6.17    Stockholder Litigation.     The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent's prior written consent.

        6.18    Additional Agreements.     In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

        6.19    Identified Assets.     To the extent that the Company sells or otherwise disposes of an asset identified on Section 6.19 of the Company Disclosure Schedule ("Identified Assets") prior to the Closing Date for net consideration after all costs, fees and expenses, including any applicable Taxes ("Identified Asset Sale Proceeds"), greater than or less than the Dollar amount set forth opposite such Identified Asset on Section 6.19 of the Parent Disclosure Schedule ("Identified Asset Assumed Value"), the Identified Asset Sale Proceeds with respect to such Identified Asset in excess of or less than the Identified Asset Assumed Value with respect to such Identified Asset (an "Asset Adjustment Amount") shall increase (in the event that the Identified Asset Sale Proceeds are in excess of the Identified Asset Assumed Value) or decrease (in the event that the Identified Asset Sale Proceeds are less than the Identified Asset Assumed Value), as applicable, the Cash Exchange Amount by an amount equal to the result of (a) the Asset Adjustment Amount, as may be adjusted below (which shall be the absolute value of the Asset Adjustment Amount for purposes of this calculation if the Identified Asset Sale Proceeds with respect to such Identified Asset are less than the Identified Asset Assumed Value with respect to such Identified Asset), divided by (b) the Fully Diluted Number. Notwithstanding anything herein to the contrary, if the Identified Asset Sale Proceeds are in excess of the Identified Asset Assumed Value, the Asset Adjustment Amount as used in clause (a) of the preceding sentence shall be after-tax. For the avoidance of doubt, the sale or disposition of an Identified Asset will result in an Asset Adjustment Amount independent from any Asset Adjustment Amount applicable to any other Identified Asset. Any sale or disposition of an Identified Asset pursuant to this Section 6.19 will be on terms and conditions satisfactory to Parent and shall not include any contractual warranty, indemnification or guaranty with respect to known or unknown environmental conditions, liabilities or obligations that is not satisfactory to Parent.

        6.20    Identified Real Property.

          (a)   If the Company sells the real property identified on Section 6.20 of the Company Disclosure Schedule (the "Identified Real Property") prior to the Closing Date, the terms and conditions of any such sale (which terms and conditions shall not include any contractual warranty, indemnification or guaranty, including any warranty, indemnification or guaranty with respect to known or unknown environmental conditions, liabilities or obligations that is not satisfactory to

  Parent) must be reasonably satisfactory to Parent and, in the event of such sale, the Cash Exchange Amount shall be adjusted as follows:

            (1)   if the purchase price net of all transaction expenses, including any applicable Taxes, received by the Company in respect of the sale of the Identified Real Property (the "Actual Identified Real Property Sale Price") is less than     •    Dollars ($    •    )(the "Contemplated Identified Real Property Sale Price"), the Cash Exchange Amount shall be reduced by the quotient of (A) the sum of (i) One Hundred Fifty Thousand Dollars ($150,000), plus (ii) the result of the Contemplated Identified Real Property Sale Price, minus the Actual Identified Real Property Sale Price, divided by (B) the Fully Diluted Number;

            (2)   if the Actual Identified Real Property Sale Price is equal to the Contemplated Identified Real Property Sale Price, the Cash Exchange Amount shall be reduced by the quotient of (A) One Hundred Fifty Thousand Dollars ($150,000), divided by (B) the Fully Diluted Number;

            (3)   if the Actual Identified Real Property Sale Price is greater than the Contemplated Identified Real Property Sale Price but equal to or less than     •    Dollars ($    •    ), the Cash Exchange Amount shall be reduced by the quotient of (A) the result of (i) One Hundred Fifty Thousand Dollars ($150,000), minus (ii) the result of the Actual Identified Real Property Sale Price, minus the Contemplated Identified Real Property Sale Price, divided by (B) the Fully Diluted Number; and

            (4)   if the Actual Identified Real Property Sale Price is greater than    •    Dollars ($    •    ), the Cash Exchange Amount shall be increased by the quotient of (A) the result of the Actual Identified Real Property Sale Price, minus the Contemplated Identified Real Property Sale Price, divided by (B) the Fully Diluted Number.

          (b)   If the Identified Real Property is not sold by the Company prior to the Closing Date, the Cash Exchange Amount shall be reduced by the quotient of (1) Three Million Dollars ($3,000,000), divided by (2) the Fully Diluted Number.

          (c)   If the Identified Real Property is sold by the Company prior to the Closing Date, prior to or contemporaneously with any such sale of the Identified Real Property, the Company Bank Sub shall enter into a lease with the purchaser of the Identified Real Property with respect to the branch located at the Identified Real Property, the terms and conditions of which must be reasonably satisfactory to Parent.

        6.21    Life Settlement Contracts.

          (a)   If the Company sells a life settlement contract identified on Section 6.21 of the Company Disclosure Schedule (each, a "Life Settlement Contract" and collectively, the "Life Settlement Contracts") prior to the Closing Date, the terms and conditions of any such sale (which terms and conditions will not include any representation, warranty, indemnity or other provision regarding ownership of, or title to or the enforceability of such Life Settlement Contract) must be reasonably satisfactory to Parent and, in the event of such sale, the Cash Exchange Amount shall be adjusted as follows:

            (1)   if the purchase price net of all transaction expenses received by the Company in respect of the sale of the Life Settlement Contract (an "Actual Life Settlement Contract Sale Price") is less than the adjusted book value of such Life Settlement Contract set forth opposite such Life Settlement Contract on Section 6.21 of the Company Disclosure Schedule (the "Life Settlement Contract Book Value"), the Cash Exchange Amount shall be reduced by the quotient of (A) the result of such Life Settlement Contract Book Value minus such Actual Life Settlement Contract Sale Price, divided by (B) the Fully Diluted Number;

            (2)   if the Actual Life Settlement Contract Sale Price is equal to the applicable Life Settlement Contract Book Value, no adjustment to the Cash Exchange Amount shall made pursuant to this Section 6.21 in respect of the sale of such Life Settlement Contract; and

            (3)   if the Actual Life Settlement Contract Sale Price is greater than the applicable Life Settlement Contract Book Value, the Cash Exchange Amount shall be increased by the quotient of (A) the result of the Actual Life Settlement Contract Sale Price, minus the sum of (i) the Life Settlement Contract Book Value plus (ii) the Tax to be incurred by the Company on the sale of such Life Settlement Contracts (assuming for such purposes the maximum federal and Illinois corporate tax rates), divided by (B) the Fully Diluted Number.

          (b)   If any Life Settlement Contract is not sold by the Company prior to January 15, 2019 (an "Unsold Life Settlement Contract"), the parties shall engage a third-party mutually acceptable to the parties (the "Independent Insurance Consultant") to solicit, seek out and obtain bids to purchase all Unsold Life Settlement Contracts, with such purchases to be on terms and conditions consistent with the terms and conditions of the sale of Life Settlement Contracts specified in Section 6.21(a). If there are any Unsold Life Settlement Contracts on February 28, 2019, the parties shall use their reasonable best efforts to cause the Independent Insurance Consultant to promptly solicit, seek out and obtain, prior to March 31, 2019, bids to purchase each Unsold Life Settlement Contract in accordance with the foregoing sentence from three (3) potential bona fide known buyers of life insurance policies on the secondary market similar to those constituting the Life Settlement Contracts (the "Unsold Life Settlement Contract Bids"). If there are any Unsold Life Settlement Contracts on March 31, 2019, the Cash Exchange Amount shall be adjusted for each Unsold Life Settlement Contract as follows: (1) if the median of the three Unsold Life Settlement Contract Bids applicable to the Unsold Life Settlement Contract is less than the Life Settlement Contract Book Value applicable to such Unsold Life Settlement Contract, the Cash Exchange Amount shall be reduced by the quotient of (A) the result of the Life Settlement Contract Book Value applicable to such Unsold Life Settlement Contract, minus an amount equal to the median Unsold Life Settlement Contract Bid applicable to such Unsold Life Settlement Contract, divided by (B) the Fully Diluted Number; (2) if the median of the three Unsold Life Settlement Contract Bids applicable to the Unsold Life Settlement Contract is greater than the Life Settlement Contract Book Value applicable to such Unsold Life Settlement Contract, the Cash Exchange Amount shall be increased by the quotient of (A) the result of the median Unsold Life Settlement Contract Bid applicable to such Unsold Life Settlement Contract, minus the Life Settlement Contract Book Value applicable to such Unsold Life Settlement Contract, divided by (B) the Fully Diluted Number; and (3) if the median of the three Unsold Life Settlement Contract Bids applicable to the Unsold Life Settlement Contract is equal to the Life Settlement Contract Book Value applicable to such Unsold Life Settlement Contract, no adjustment to the Cash Exchange Amount shall be made pursuant to this Section 6.21(b) in respect of such Unsold Life Settlement Contract; provided, however, that if any Unsold Life Settlement Contract shall be sold by the Company after March 31, 2019 and prior to the Closing Date, no adjustment with respect thereto shall be made pursuant to this Section 6.21(b) but instead such Life Settlement Contract shall be subject to and the Cash Exchange Amount shall be adjusted with respect thereto in accordance with Section 6.21(a) hereof.

          (c)   Notwithstanding anything to the contrary contained herein, if the Company actually receives any proceeds, net of any amounts payable to any beneficiary or other person, in respect of any Life Settlement Contract between the date hereof and the Closing Date as a result of the death of the applicable insured under such Life Settlement Contract ("Life Settlement Proceeds"), the Cash Exchange Amount shall be increased by the quotient of (A) the result of the Life Settlement Proceeds, minus the sum of (i) the Life Settlement Contract Book Value of the applicable Life Settlement Contract and (ii) the Tax to be incurred by the Company on the receipt of such Life Settlement Proceeds (assuming for such purposes the maximum federal and Illinois corporate tax rates), divided by (B) the Fully Diluted Number.

          (d)   For the avoidance of doubt, the adjustment to the Cash Exchange Amount related to a Life Settlement Contract under this Section 6.21 shall be independent of any other adjustment to the Cash Exchange Amount made under this Section 6.21 in respect of any other Life Settlement Contract.

        6.22    Year-End Adjusted Tangible Common Equity.

          (a)   No later than thirty (30) days after December 31, 2018, the Company shall deliver to Parent (1) a consolidated balance sheet of the Company as of December 31, 2018 (the "Year-End Balance Sheet"), which shall be prepared in good faith based on all available information at such time and on a basis consistent with the audited Company Financial Statements, including the audited Company Financial Statements for the year ended December 31, 2018 (including the related required communications of Plante & Moran, PLLC to the audit committee and management of the Company), and (2) a calculation of Year-End Adjusted Tangible Common Equity ("Estimated Year-End Adjusted Tangible Common Equity"). The Year-End Balance Sheet shall be accompanied by a certificate of the Chairman of the Board of Directors, the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the Year-End Balance Sheet was prepared in good faith based on all available information at such time and fairly presents the consolidated financial position of Company as of December 31, 2018 on a basis consistent with the audited Company Financial Statements, including the audited Company Financial Statements for the year ended December 31, 2018 (including the related required communications of Plante & Moran, PLLC to the audit committee and management of the Company). The Estimated Year-End Adjusted Tangible Common Equity shall be accompanied by a certificate of the Chairman of the Board of Directors, the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the calculation of the Estimated Year-End Adjusted Tangible Common Equity was prepared in accordance with, and includes, excludes, disregards, eliminates and is reduced by all amounts required to be included, excluded, disregarded, eliminated from or reduced by, the definition of Year-End Adjusted Tangible Common Equity in this Agreement.

          (b)   After delivery of the Year-End Balance Sheet and the Estimated Year-End Adjusted Tangible Common Equity, the parties hereto shall work together in good faith, which in the case of the Company shall include providing Parent with such documentation and information in its possession or control as Parent shall reasonably request, to agree on (1) an updated consolidated balance sheet of the Company as of December 31, 2018 for purposes of calculating Year-End Adjusted Tangible Common Equity (the "Final Year-End Balance Sheet"), which shall be prepared in good faith based on all available information at such time and on a basis consistent with the audited Company Financial Statements, including the audited Company Financial Statements for the year ended December 31, 2018 (including the related required communications of Plante & Moran, PLLC to the audit committee and management of the Company), and (2) an updated calculation of Year-End Adjusted Tangible Common Equity ("Final Year-End Adjusted Tangible Common Equity"). The Final Year-End Balance Sheet and the calculation of the Final Year-End Adjusted Tangible Common Equity agreed to between the parties shall become final and binding upon the parties.

          (c)   If, no later than the day before the expected Closing Date, the parties are unable to agree upon a Final Year-End Balance Sheet and the Final Year-End Adjusted Tangible Common Equity, the parties shall promptly submit any items over which a disagreement remains to the Independent Arbitrator and the Closing Date shall be postponed. The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Year-End Balance Sheet and a correct calculation of the Final Year-End Adjusted Tangible Common Equity (as determined in accordance with this Agreement, including the definition of Year-End Adjusted Tangible Common Equity) within ten (10) business days following engagement. The parties will cooperate fully with, and furnish such information as may be requested to, the Independent Arbitrator. The Final Year-End Balance Sheet issued by the Independent Arbitrator and the calculation of the Final Year-End Adjusted Tangible Common Equity determined by the Independent Arbitrator in accordance with this Agreement, including the definition of Year-End Adjusted Tangible Common Equity, will be final and binding on the parties. Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that (1) the fees and expenses of the Independent Arbitrator shall be borne by the Company and Parent in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and Parent, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator, and (2) all after-tax costs, fees and expenses of the foregoing arbitration to be borne by the Company pursuant to this Section 6.22(c) shall be deducted from the Final Year-End Adjusted Tangible Common Equity.

          (d)   If the Final Year-End Adjusted Tangible Common Equity (as finally determined pursuant to this Section 6.22) is greater than the Minimum Year-End Adjusted Tangible Common Equity (a "Year-End Adjusted Tangible Common Equity Excess"), the Cash Exchange Amount will be increased by an amount equal to the quotient of (1) the Year-End Adjusted Tangible Common Equity Excess, divided by (2) the Fully Diluted Number. If the Final Year-End Adjusted Tangible Common Equity (as finally determined pursuant to this Section 6.22) is less than the Minimum Year-End Adjusted Tangible Common Equity but greater than the Year-End Bottom Adjusted Tangible Common Equity (a "Year-End Adjusted Tangible Common Equity Deficiency"), the Cash Exchange Amount will be decreased by an amount equal to the quotient of (1) the Year-End Adjusted Tangible Common Equity Deficiency, divided by (2) the Fully Diluted Number. If the Final Year-End Adjusted Tangible Common Equity (as finally determined pursuant to this Section 6.22) is less than the Year-End Bottom Adjusted Tangible Common Equity, the Cash Exchange Amount will be decreased by an amount equal to the quotient of (1) the result of the Minimum Year-End Adjusted Tangible Common Equity, minus the Year-End Bottom Adjusted Tangible Common Equity, divided by (2) the Fully Diluted Number.

          (e)   Promptly following the final determination of the Final Year-End Balance Sheet and the Final Year-End Adjusted Tangible Common Equity in accordance with this Section 6.22, the Company shall have made corresponding entries in the Company Financial Statements with respect to the assets and liabilities of the Company Bank Sub's residential home mortgage business to the extent allowable under GAAP.

        6.23    Charitable Contribution.     Prior to Closing the Company shall make the charitable contribution described in Section 6.23 of the Company Disclosure Schedule (the "Identified Charitable Contribution").

        6.24    Bona Fide Transactions.     The Company shall, and shall cause its Subsidiaries and Representatives to, make all sales and dispositions required, contemplated or permitted by this Agreement in a commercially reasonable manner and in bona fide transactions.

ARTICLE 7

Conditions to the Merger

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:

          (a)    Stockholder Approval.    This Agreement and the Merger shall have been duly approved by all requisite votes of the holders of the Company Common Stock and the Stock Conversion Proposal shall have been duly approved by all requisite votes of the holders of the Company Series A Non-Voting Common Stock.

          (b)    Regulatory Approvals.    All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition.

          (c)    Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger, the Bank Merger or any other transaction contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger, the Bank Merger or any other transaction contemplated hereby.

          (f)    Year-End Adjusted Tangible Common Equity.    The Final Year-End Adjusted Tangible Common Equity shall have been finally determined in accordance with Section 6.22 hereof.

        7.2    Conditions to the Obligation of the Company.     The Company's obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of Parent.    The representations and warranties of Parent in Section 5.3 that are qualified by the words "material" or "Material Adverse Effect" shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). All other representations and warranties of Parent in Section 5.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent affirming the accuracy of the two (2) preceding sentences.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

          (c)    Tax Opinion of the Company's Counsel.    The Company shall have received an opinion of Vedder Price P.C., dated the Closing Date, reasonably acceptable to Parent and its counsel and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Vedder Price P.C. will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company.

        7.3    Conditions to the Obligation of Parent.     Parent's obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of the Company.    The representations and warranties of the Company in Section 5.2 that are qualified by the words "material" or "Material Adverse Effect" shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). The representations and warranties of the Company in Section 5.2(b)(1) through (3) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company in Section 5.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chairman of the Board of Directors, the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the three (3) preceding sentences.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chairman of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company to that effect.

          (c)    Tax Opinion of Parent's Counsel.    Parent shall have received an opinion of Chapman and Cutler LLP, dated the Closing Date, reasonably acceptable to the Company and its counsel, and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Chapman and Cutler LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company.

          (d)    Opinion of the Company's Corporate Counsel.    Parent shall have received an opinion of Vedder Price P.C., dated the Closing Date, covering the matters set forth in Annex 4 hereto, in a form reasonably satisfactory to Parent and its counsel.

          (e)    Dissenting Common Shares.    The number of Dissenting Common Shares shall not exceed seven and one-half percent (7.5%) of the outstanding shares of Company Common Stock, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chairman of the Board of Directors, the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (f)    Third-Party Consents.    The Company shall have obtained all the Required Third-Party Consents, and such consents and approvals shall be in full force and effect, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the

  Chairman of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company to that effect.

          (g)    Minimum Adjusted Tangible Common Equity.    The Closing Adjusted Tangible Common Equity of the Company shall be greater than or equal to the Minimum Adjusted Tangible Common Equity.

          (h)    Minimum Deposits.    The ten (10) day average balance of the Company's and its Subsidiaries' consolidated deposits, excluding the Identified Deposit Account, shall be no less than Nine Hundred and Fifty Million Dollars ($950 million) for the ten (10) day period ending on the day immediately prior to the Closing Date. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chairman of the Board of Directors, Chief Executive Officer, and Chief Financial Officer of the Company to that effect.

          (i)    Minimum Loans.    The Company's consolidated total loans, excluding loans held for sale as reflected in the Final Closing Balance Sheet, shall be no less than Seven Hundred and Fifty Million Dollars ($750 million). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (j)    Environmental Matters.    Each Phase I and Phase II permitted to be performed pursuant to Sections 6.15(a) and (b) hereof shall have been performed, each Remediation Estimate required or permitted to be obtained pursuant to Section 6.15(c) hereof shall have been obtained and if there is a Real Property Adjustment Amount, the Cash Exchange Amount per share of Company Common Stock shall be reduced in accordance with Section 6.15(d).

          (k)    Title Matters.    Each Title Review Period shall have expired and each condition set forth on any Title Notice delivered pursuant to Section 6.14(b) hereof shall have been resolved pursuant to Section 6.14(c) hereof.

          (l)    Resignations.    Parent shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company set forth in Section 7.3(l) of the Company Disclosure Schedule and each director of the Company Bank Sub set forth in Section 7.3(l) of the Company Disclosure Schedule.

          (m)    FIRPTA Certificate.    Parent shall have received from the Company a certificate stating that the Company and each of its Subsidiaries are not and have not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Parent.

          (n)    Material Adverse Effect.    Since the date of this Agreement, a Material Adverse Effect with respect to the Company shall not have occurred, and Parent shall have received a certificate, dated as of the Closing Date, and signed on behalf of the Company by the Chairman of the Board of Directors, the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (o)    Outstanding Stock Certification.    Parent shall have received a certificate, in a form and substance satisfactory to Parent, from the Chairman of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company certifying that the Company has 10,525,882 shares of Company Voting Common Stock (which includes 116,669 shares of outstanding Restricted Company Stock), 283,366 shares of Company Nonvoting Common Stock, 6,279,970 shares of Company Series A Non-Voting Common Stock and zero (0) shares of Company Preferred Stock outstanding as of the Closing Date.

          (p)    Actions Seeking to Prohibit the Contemplated Transactions.    No action, suit, claim, or proceeding shall be pending against or affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that is seeking to prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

          (q)    Identified Deposit Account and Identified Loan.    The deposit account identified in Section 7.3(q) of the Company Disclosure Schedule (the "Identified Deposit Account") shall have been closed, and the Extension of Credit identified on Section 7.3(q) of the Company Disclosure Schedule shall have been sold by the Company Bank Sub on terms and conditions satisfactory to Parent, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (r)    2018 Audit.    Plante & Moran, PLLC shall have audited the Company Financial Statements for the year ended December 31, 2018 and shall have delivered to the Company an unqualified audit opinion on such Company Financial Statements, and Parent shall have received a certificate, dated as of the Closing Date, and signed on behalf of the Company by the Chairman of the Board of Directors, the Chief Executive Officer and Chief Financial Officer of the Company to that effect and a copy of such audited Company Financial Statements and related required communications of Plante & Moran, PLLC to the audit committee and management of the Company.

ARTICLE 8

Termination

        8.1    Termination.     This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after approval of this Agreement, the Company Shareholder Matters and the transactions contemplated thereby, including the Merger, by all requisite votes of the holders of Company Common Stock, as follows:

          (a)    Mutual Agreement.    With the mutual written agreement of the other party.

          (b)    Breach.    If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within fifteen (15) days of written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

          (c)    Denial of Stockholder Approval.    In the case of Parent only, it will have the right to terminate this Agreement if this Agreement, the Merger, the Company Shareholder Matters and/or the other transactions contemplated hereby are not approved by the requisite vote of the stockholders of the Company at a duly held meeting of the stockholders.

          (d)    Denial or Withdrawal of Application for Regulatory Approval.    (1) If the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

          (e)    Outside Date.    If the Effective Time has not occurred by the close of business on the twelve (12) month anniversary of the date hereof (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

          (f)    Adverse Action.    In the case of Parent only, it will have the right to terminate this Agreement if (1) the Company Board (A) submits this Agreement, the Company Shareholder Matters, the Merger and the other transactions contemplated hereby to its stockholders without a recommendation for approval or with material and adverse conditions on such approval (or fails to reconfirm its recommendation after request to do so by Parent), or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) recommends to its stockholders an Acquisition Proposal other than the Merger or (C) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and ten (10) business days elapse without such negotiations being discontinued (it being understood and agreed that "negotiate" will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (2) there is a material breach of Section 6.7.

          (g)    Dissenting Common Shares.    In the case of Parent only, it will have the right to terminate this Agreement if the number of Dissenting Common Shares exceeds seven and one-half percent (7.5%) of the outstanding shares of Company Common Stock.

          (h)    Material Adverse Effect.    If a Material Adverse Effect occurs with respect to the other party.

          (i)    Real Property Adjustment Amount.    In the case of Parent only, if the Real Property Adjustment Amount is greater than Four Million Dollars ($4,000,000).

        8.2    Effect of Termination and Abandonment.     Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that (i) Section 6.9(c), this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and (ii) termination will not relieve a party from liability for any willful breach by it of this Agreement.

        8.3    Fee.

          (a)   In the event that, after the date hereof and on or before a Fee Termination Date (as defined below), (1) the Company Board submits this Agreement, the Company Shareholder Matters, the Merger and the other transactions contemplated hereby to its stockholders without a recommendation for approval or with material and adverse conditions on such approval (or fails to re-confirm its recommendation after requested to do so by Parent), or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (2) the Company, without having received Parent's prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Parent or any of its Subsidiaries, (3) the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Parent or any of its Subsidiaries, (4) the Company Board

  recommends to its stockholders an Acquisition Transaction other than the Merger, (5) any person, other than Parent or any of its Subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class or series of Company Stock (the term "beneficial ownership" for purposes of this definition having the meaning assigned in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder), (6) the Company fails to convene a stockholder meeting to approve this Agreement, the Company Shareholder Matters, the Merger and the other transactions contemplated hereby in accordance with Section 6.2 or (7) the Company breaches Section 6.7 of this Agreement (clauses (1) through (7), a "Fee Triggering Event"), then the Company will pay to Parent a cash fee (the "Fee") of Six Million Four Hundred Thousand Dollars ($6,400,000) plus all reasonable and documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby and in connection with enforcing the payment of the Fee. The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Parent for such purpose. If the Fee has not been received by Parent within three (3) business days following the first occurrence of a Fee Triggering Event, interest shall accrue on the Fee at an annual rate equal to five percent (5%). The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement. The amount payable by the Company pursuant to this Section 8.3(a) shall constitute liquidated damages and Parent's receipt thereof shall be Parent's sole and exclusive remedy under this Agreement for monetary damages for any breaches of representations or warranties or covenants under this Agreement by the Company except in the case of fraud or willful and material breaches of this Agreement. Except as specifically provided in the immediately preceding sentence, the parties hereto agree that this provision is without prejudice to any other rights or remedies that the parties hereto may have at law or in equity for any failure to perform, or a breach of a representation or warranty under, this Agreement.

          (b)   For purposes of this Section 8.3, "Fee Termination Date" means the date that the termination of this Agreement is effective; provided, however, if this Agreement is terminated by (1) Parent pursuant to Section 8.1(c) or either the Company or Parent pursuant to Section 8.1(e), or by Parent pursuant to Section 8.1(b) or 8.1(g), and, prior to such termination, an Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or (2) Parent pursuant to Section 8.1(f), then the Fee Termination Date means the twelve (12) month anniversary of the termination of this Agreement.

ARTICLE 9

Miscellaneous

        9.1    Survival.     The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.9(c), Section 6.11 and this Article 9).

        9.2    Expenses.     Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Proxy Statement for the approval of the Merger and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.

        9.3    Notices.     All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.

    If to the Company, to:

    Bridgeview Bancorp, Inc.
    7940 South Harlem Avenue
    Bridgeview, IL 60455
    Attention: Peter J. Haleas
    Facsimile: (847) 674-6207
    E-mail: Peter.Haleas@bridgeviewbank.com

    with a copy to:

    Vedder Price P.C.
    222 North LaSalle Street
    Chicago, Illinois 60601
    Attention: James M. Kane, Esq.
    Facsimile: (312) 609-7533
    E-mail: jkane@vedderprice.com

    If to Parent, to:

    First Midwest Bancorp, Inc.
    8750 West Bryn Mawr Avenue, Suite 1300
    Chicago, IL 60631
    Attention: Nicholas J. Chulos, Executive Vice President,
                        General Counsel and Corporate Secretary

    Facsimile: (872) 207-7188
    E-mail: nick.chulos@firstmidwest.com

    with a copy to:

    Chapman and Cutler LLP
    111 West Monroe Street
    Chicago, IL 60603
    Attention: John J. Martin, Esq.
    Facsimile: (312) 516-1474
    E-mail: jjmartin@chapman.com

        9.4    Waiver; Amendment.

          (a)   Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof; provided, however, after the approval of this Agreement and the transactions contemplated hereby, including the Merger, by all requisite votes of the holders of Company Common Stock, no waiver of any term, provision or condition hereof shall be made which by Law requires further approval of the stockholders of the Company unless such further approval is obtained. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by Law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

          (b)   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Subject to the foregoing this Agreement may be amended by the parties hereto by action taken by the board of directors of Parent and the board of directors of the Company at any time before or after the approval of this Agreement and the transactions contemplated thereby, including the Merger, by all requisite votes of the holders of Company Common Stock; provided, however, no amendment shall be made after the receipt of such approval which by Law requires further approval of the stockholders of the Company unless such further approval is obtained; provided, further, Parent and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

        9.5    Alternative Structure.     Notwithstanding anything to the contrary in this Agreement, before the Effective Time, Parent may by notice to the Company at least five (5) business days prior to the approval of this Agreement and the transactions contemplated thereby, including the Merger, by all requisite votes of the holders of Company Common Stock, revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind or amount of consideration to be delivered to stockholders of the Company, (b) such revision does not adversely affect the tax consequences to the stockholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.

        9.6    Governing Law.     This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

        9.7    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Entire Understanding; No Third Party Beneficiaries.     This Agreement, the other agreements and documents contemplated hereby or executed contemporaneous herewith and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.

        9.9    Counterparts.     This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        9.10    Severability.     Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

        9.11    Subsidiary and Affiliate Action.     Wherever a party has an obligation under this Agreement to "cause" a Subsidiary or Affiliate of such party or any such Subsidiary's or Affiliate's officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary's or Affiliate's officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Parent and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary's officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Parent or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent or the Company, respectively.

        9.12    Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

        9.13    Assignment.     No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Parent may assign all of its rights and obligations under this Agreement to any of its Affiliates (each, a "Permitted Assignee") upon not less than five (5) days' prior written notice to the Company, provided that upon such assignment Parent shall nevertheless remain liable for all terms, covenants, obligations and conditions of Parent set forth in this Agreement. Contemporaneously with such assignment, the Permitted Assignee shall execute a counterpart of this Agreement and a certificate containing the representations and warranties set forth in Section 5.3, conformed to be applicable to such Permitted Assignee.

*        *        *

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST MIDWEST BANCORP, INC.
By:	/s/ MICHAEL L. SCUDDER
	Name:	Michael L. Scudder
	Title:	Chairman of the Board, President and Chief Executive Officer
BRIDGEVIEW BANCORP, INC.
By:	/s/ WILLIAM L. CONAGHAN
	Name:	William L. Conaghan
	Title:	CEO and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

LIST OF PARTIES ENTERING INTO THE COMMON VOTING AGREEMENT

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Annex 1-B

FORM OF COMMON VOTING AGREEMENT

                                    , 2018

First Midwest Bancorp., Inc.
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, IL 60631

Ladies and Gentlemen:

        The undersigned, being a stockholder of Bridgeview Bancorp, Inc., a Delaware corporation (the "Company"), hereby acknowledges that the Company and First Midwest Bancorp, Inc., a Delaware corporation ("Parent"), are concurrently entering into an Agreement and Plan of Merger, dated as of an even date herewith (as amended or modified from time to time, the "Merger Agreement"), pursuant to which the Company will be merged with and into Parent (the "Merger"). A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.

        The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent's willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

        1.    Owned Shares.     The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Company Common Stock, Company Series A Non-Voting Common Stock and Company Nonvoting Common Stock set forth on the signature page hereof (the "Owned Shares"). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.

        2.    Agreement to Vote Owned Shares.     The undersigned agrees that at the Company Meeting or any other meeting or action of the stockholders of the Company, including a written consent solicitation, the undersigned will (a) vote all of the Owned Shares (or otherwise provide a proxy or consent) in favor of, and will otherwise support, approval, and will not initiate any proxy solicitation or undertake any other efforts not to support approval, of the Merger Agreement, the Stock Conversion Proposal, Company Shareholder Matters, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement, and (b) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the parties acknowledge that this agreement is entered into by the undersigned solely in his or her capacity as legal title holder of the Owned Shares and that nothing in this agreement shall prevent the undersigned from discharging his or her fiduciary duties as a member of the Company Board or as an officer of the Company.

        3.    Transfer of Owned Shares.

          (a)   The undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld) (i) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares or the voting rights thereunder (each, a "Transfer"), unless it receives (A) an irrevocable proxy, in form and substance identical to the provisions of Section 2 hereof, to vote such Owned Shares with respect to the Merger Agreement and the

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  Merger and otherwise, and the undersigned will vote such proxy as provided in Section 2 hereof and (B) an agreement identical in all material respects to this letter agreement executed by the transferee of the Owned Shares, and (ii) take any action or omit to take any action that would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement.

          (b)   [APPLICABLE TO CERTAIN PARTIES. Except as permitted in Section 3(a), from the date hereof until the thirtieth (30th) day following the Closing Date, the undersigned agrees that the undersigned and its Affiliates will not, without the prior written consent of Parent, directly or indirectly, Transfer any Owned Shares or any share of Parent Common Stock received by the undersigned or its Affiliates in connection with the Merger or otherwise owned by the undersigned or its Affiliates. The restrictions set forth in this Section 3(b) shall not apply to Transfers of Parent Common Stock to any wholly owned subsidiary or controlled Affiliate of the undersigned; provided, further, that in the event that any such transferee ceases to be a wholly owned subsidiary or controlled Affiliate of the undersigned, then such transferee shall immediately Transfer its Parent Common Stock to the undersigned or another wholly owned subsidiary or controlled Affiliate of the undersigned.]

          (c)   [APPLICABLE TO CERTAIN PARTIES] The undersigned agrees that the undersigned and its controlled Affiliates will not otherwise, at any time, directly or indirectly, without the prior written consent of Parent, Transfer any shares of subject Parent Common Stock, except as follows: (1) after the thirty day period following the Closing Date referenced in Section 3(a) above until the sixtieth (60th) day following the Closing Date in brokerage transactions on any given day in an amount less than or equal to ten percent (10%) of the average daily trading volume of Parent Common Stock for the 20 trading day period immediately preceding the date of such Transfer; (2) on or after the sixty-first day following the Closing Date in brokerage transactions on any given day in an amount less than or equal to twenty percent (20%) of the average daily trading volume of Parent Common Stock for the 20-trading day period immediately preceding the date of such Transfer; or (3) through a block trade; provided, however, that before effecting such a block trade, the undersigned has provided at least forty-eight (48) hours prior written notice of such proposed block trade to Parent. The restrictions set forth in this Section 3(c) shall not apply to Transfers of Parent Common Stock to any wholly owned Subsidiary or controlled Affiliate of the undersigned; provided, that the undersigned and the proposed transferee comply with the requirements set forth in this agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer; provided, further, that in the event that any such transferee ceases to be a wholly owned Subsidiary or controlled Affiliate of the undersigned, then such transferee shall immediately Transfer its Parent Common Stock to the undersigned or another wholly owned Subsidiary or controlled Affiliate of the undersigned. Notwithstanding the foregoing, nothing in this Section 3 shall prevent the undersigned from entering into any contract, derivative, financial instrument or other hedging arrangement for the purpose of minimizing the financial risk associated with the undersigned's ownership of the Owned Shares, provided that such contract, derivative, instrument or other hedging arrangement does not require or otherwise provide for the Transfer of the Owned Shares to a third party.

        4.    Further Assurances.     The undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof.

        5.    No Solicitation.     The undersigned agrees that the undersigned shall not, and the undersigned shall direct and use its reasonable best efforts to cause the undersigned's agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the

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undersigned) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

        6.     [APPLICABLE TO CERTAIN PARTIES Standstill.

          (a)   Subject to Section 6(b), during the Standstill Period, without the prior written consent of Parent, the undersigned shall not, and shall not permit its Affiliates to: (1) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any equity securities of Parent; (2) form, join or in any way participate in, or enter into any agreement arrangement or understanding with, a "group" (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any equity or equity-linked or voting securities of Parent; (3) commence any tender or exchange offer for any equity securities of Parent or rights as to any securities of Parent (other than pursuant to any stock split or stock dividend or similar corporate action affecting all shareholder on a pro rata basis); (4) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of Parent or its Significant Subsidiaries or any acquisition transaction for all or part of the assets of Parent or its Significant Subsidiaries or any of their respective business or any recapitalization, restructuring, change in control or similar extraordinary transaction involving Parent or its Significant Subsidiaries; (5) call or seek to call a meeting of the stockholders of Parent or initiate any stockholder proposal for action by stockholders of Parent; (6) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (7) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (8) request that Parent amend, waive or otherwise consent to any action inconsistent with any provision of this Section 6; (9) nominate, seek to nominate or propose any person for election to the Board of Directors of Parent; (10) seek to amend the Restated Certificate of Incorporation of Parent or the Amended and Restated By-Laws of Parent; (11) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (12) expressly take an initiative with respect to Parent which could require Parent to make a public announcement regarding (A) such initiative or (B) any of the foregoing activities.

          (b)   Notwithstanding Section 6(a), the parties agree that Section 6(a) shall not prevent or limit the undersigned or any of its Affiliates from engaging in any activities (1) specifically permitted pursuant to the last sentence of Section 3(c) hereof or (2) on behalf of its clients in connection with brokerage, custodial, discretionary and other money and asset management, mutual and other similar fund or research business; provided, that the purpose of the undersigned or its Affiliates is not to avoid the provisions of Section 6.

          (c)   For purposes of this Section 6, "Standstill Period" shall mean the period commencing on the Closing Date and terminating on [APPLICABLE TO CERTAIN PARTIES][the first day on which the outstanding shares of Parent Common Stock beneficially owned by the undersigned and all of its Affiliates then held is less than twenty percent (20%) of the number of outstanding shares of Parent Common Stock that were beneficially owned by the undersigned and all of its Affiliates at the Effective Time.][APPLICABLE TO CERTAIN PARTIES][the fifteen (15) month anniversary of the Closing Date.]

        7.    Waiver of Claims.     The undersigned irrevocably agrees to waive and does hereby waive any and all claims (whether past, present or future, and at Law, at equity, through arbitration or otherwise)

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against the Company, Parent, their respective affiliates and each of their respective officers, employees and directors to the extent arising as a result of the undersigned's ownership of shares in the Company, including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Merger, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive the consideration provided for in the Merger Agreement upon consummation of the Merger. To avoid doubt, the waiver contained in this Section 6 shall be absolute and perpetual unless and until such time as this agreement is terminated pursuant to Section 8 below. [APPLICABLE TO CERTAIN PARTIES] [In addition to the foregoing, the undersigned hereby agrees to and accepts the Stock Conversion Proposal and agrees in consideration thereof to waive, release, forego and not to exercise any rights provided to the undersigned in Section 4.2 of the Company's Certificate of Incorporation, as amended, in connection with any merger, consolidation, reclassification, sale of assets or conversion or exchange of Company Common Stock, including but not limited to under Section 4.2(a), Section 4.2(e) and Section 4.2(f) thereof.]

        8.    Specific Performance.     The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to seek an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at Law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

        9.    Termination of this Agreement.     This Agreement will terminate automatically upon the earliest to occur of: (a) the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 8.1 of the Merger Agreement; (b) the Company Board submitting the Merger Agreement to the Company's stockholders without a recommendation for approval in accordance with Section 6.2 of the Merger Agreement; and (c) the eight-month anniversary of the Closing Date. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

        10.    Certain Representations and Warranties.     The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery does not and will not violate, or require any consent, approval, or notice under any Law or result in the breach of any contract; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines).

        11.    Appraisal Rights.     To the extent permitted by applicable Law, the undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that the undersigned may have with respect to the Owned Shares under applicable Law.

        12.    Governing Law.     This agreement is governed by, and will be interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

        13.    Counterparts.     This agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or e-mail (or any other electronic means such as ".pdf" or ".tiff" files),

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each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        14.    Severability.     Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

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        The undersigned has executed and delivered this agreement as of the day and year first above written.

Very truly yours,

Name:
Number and Type of Owned Shares:
ACCEPTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:
FIRST MIDWEST BANCORP, INC.
By:
Name:
Title:

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LIST OF PARTIES ENTERING INTO RESTRICTIVE COVENANT AGREEMENTS

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Annex 2-B

FORM OF RESTRICTIVE COVENANT AGREEMENT

FORM OF CONFIDENTIALITY,
NON-SOLICITATION AND NON-COMPETITION AGREEMENT

        CONFIDENTIALITY, NON-SOLICITATION [AND NON-COMPETITION] AGREEMENT (the "Agreement") dated as of                , 2018, between Bridgeview Bancorp, Inc., a Delaware corporation (the "Company"), First Midwest Bancorp, Inc., a Delaware corporation ("Parent"), and                (the "Covenantor"). Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

        WHEREAS, Covenantor is currently an executive officer or member of the Board of Directors of the Company and/or Bridgeview Bank Group, a wholly-owned subsidiary of the Company ("Company Bank Sub"), and owns (of record or beneficially) the number of shares of Company Common Stock set forth on the signature page hereof ("Owned Shares");

        WHEREAS, Parent and the Company are entering into an Agreement and Plan of Merger on the date hereof (the "Merger Agreement"), upon the terms and subject to the conditions of which the parties intend to effect a strategic business combination pursuant to which the Company will merge with and into Parent, with Parent as the surviving entity (the "Merger"), and the Company will cause Company Bank Sub to merge with and into First Midwest Bank, a wholly-owned subsidiary of Parent (the "Parent Bank Sub");

        WHEREAS, Covenantor agrees to enter into this Agreement containing covenants that the parties acknowledge and agree are essential to the sale or transfer of the Company's business to Parent as a result of consummation of the Merger and for other good and valuable consideration, the receipt of which is hereby acknowledged; and

        WHEREAS, Covenantor, Company and Parent acknowledge and agree that the post-Merger covenants contained herein are reasonable and necessary to protect the goodwill of the Company and Company Bank Sub that is being acquired by Parent in the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

        1.    Effectiveness; Effect on Prior Agreements.     This Agreement shall be effective as of the date hereof. Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with the provisions thereof, this Agreement shall be null and void.

        2.    Confidential Information.     (a) Covenantor agrees to keep secret and confidential all documents, materials and information about or relating to the Company, Company Bank Sub, any of their respective subsidiaries or any of their respective businesses, including, without limitation, information about customers or prospective customers, business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, or corporate affairs of which Covenantor may have become aware, whether or not relating to or arising out of Covenantor's specific duties and all other documents, materials and information that should reasonably be considered confidential under any circumstance ("Confidential Information"), and Covenantor shall not disclose or make known any such Confidential Information or anything relating thereto to any person or entity except (i) in connection with the ordinary course of the Company and/or its subsidiaries' business prior to the Effective Time, consistent with past practices, (ii) officers, directors, employees, agents and advisors of Parent and its subsidiaries and (iii) to such other persons or entities as may be authorized by Parent or to the extent required by Law. Confidential Information is limited to information that is not generally known to the Company's competitors, that has not been voluntarily disclosed to the public by the Company, and that is not otherwise lawfully in the public domain.

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          (b)   Upon Covenantor ceasing to be an executive officer or member of the Board of Directors of the Company and/or Company Bank Sub for any reason, Covenantor shall immediately return to Parent and its Subsidiaries any and all Confidential Information in Covenantor's possession or under Covenantor's control, including, without limitation, all reports, analyses, summaries, notes, or other documents or work papers, containing or based upon any Confidential Information, whether prepared by Parent or any of its subsidiaries or the Company or any of its subsidiaries, Covenantor or any other person or entity.

          (c)   Should any person or entity request in any manner that Covenantor disclose any Confidential Information, Covenantor shall immediately notify Parent of such request and the content of all communications and discussions relating thereto unless otherwise prohibited by Law.

          (d)   Covenantor is hereby notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Covenantor's attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

        3.    [Covenant not to Compete;] Non-Solicitation of Employees and Customers.     [APPLICABLE TO CERTAIN PARTIES][(a) Covenantor agrees that for a two (2) year period immediately following the effective time of the Merger as provided by the Merger Agreement (the "Effective Time"), Covenantor will:][APPLICABLE TO CERTAIN PARTIES][(a) Covenantor agrees that for an eighteen (18) month period immediately following the effective time of the Merger as provided by the Merger Agreement (the "Effective Time"), Covenantor will:] [APPLICABLE TO CERTAIN PARTIES][(a) Covenantor agrees that for a twelve (12) month period immediately following the effective time of the Merger as provided by the Merger Agreement (the "Effective Time"), Covenantor will:] [APPLICABLE TO CERTAIN PARTIES][(a) Covenantor agrees that for a six (6) month period immediately following the effective time of the Merger as provided by the Merger Agreement (the "Effective Time"), Covenantor will:]

            (1)   [APPLICABLE TO CERTAIN PARTIES][not, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, operate, join, be employed by, control or otherwise carry on, participate in the ownership, management, operation or control of, or engage in, any business offering the same or substantially similar lending, deposit taking or other banking products or services, including without limitation, all trust, fiduciary or agency services provided by Company Bank Sub, as those offered or sold by the Company or Company Bank Sub, or any of their respective subsidiaries, immediately prior to the Effective Time but excluding the Company Bank Sub's residential mortgage lending business, products and services (a "Competing Business"), in any county within the State of Illinois where the Company or the Company Bank Sub has banking facilities or within which it conducts business immediately prior to the Effective Time of the Merger (for purposes of the foregoing, a Competing Business shall include any organizational activities with respect to a business that would be a Competing Business once such business is organized and operating); provided, however that Covenantor shall not be prohibited from owning passively less than five percent (5%) of the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national stock exchange, whether or not such corporation is a Competing Business; provided, further, that Covenantor shall not be prohibited from

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    engaging in any business (other than the Competing Business) in which Covenantor otherwise engages, or may engage, as of, or following, the date hereof.]

            (2)   inform any Competing Business which seeks to engage the services of Covenantor that Covenantor is bound by this Section 3 and the other terms of this Agreement;

            (3)   not solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of the Company or Company Bank Sub, whether or not such person would commit a breach of any employment agreement by reason of leaving service, to terminate such employee's employment relationship with the Company or Company Bank Sub (or Parent or Parent Bank Sub following the Merger); and

            (4)   not, (x) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer of the Company or Company Bank Sub (each, a "Restricted Customer"); or (y) interfere with or damage (or attempt to interfere with or damage) any relationship between Parent, Parent Bank Sub or any affiliates thereof and any such Restricted Customer. For purposes of the non-solicitation restriction contained in Section 3(a)(4)(x) and (y), "Restricted Customer" also includes any individual or entity specifically identified by the Company by written notice to Covenantor at the time of the Merger as a prospective customer of the Company, and with whom Covenantor had contact on behalf of the Company in an attempt to conduct Company business, or about whom Covenantor received Confidential Information. For purposes of clarity, the termination of Covenantor's employment with Parent, if applicable, shall not by itself be treated as a violation of Section 3(a)(4)(y).

          (b)   Covenantor understands and agrees that money damages are an inadequate remedy for any breach or attempted or threatened breach of this Section 3 by Covenantor and that Company and Parent and their respective Subsidiaries shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Covenantor hereby consents to the granting of an injunction (temporary or otherwise) against Covenantor or to the entering of any other court order against Covenantor prohibiting and enjoining Covenantor from violating, or directing Covenantor to comply with, any provision of this Section 3. Covenantor also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to Company, Company Bank Sub, Parent and/or any Subsidiaries or affiliates thereof against Covenantor for such breaches or threatened or attempted breaches. If Covenantor breaches any provision herein, and is not immediately or preliminarily enjoined from such breach, then, upon a court of competent jurisdiction finding such provision enforceable, the time periods relating to the restrictions above shall be tolled during the period of breach and pendency of the lawsuit until all appeal periods have expired.

        4.    Entire Agreement; Modification.     This Agreement contains the entire agreement between Covenantor, Parent and the Company with respect to the subject matter hereof and it is the complete, final and exclusive embodiment of the agreement with regard to this subject matter hereof, provided, however, that this Agreement shall not supersede or otherwise effect any agreement or understanding between the Company or any of its Subsidiaries on the one hand and Covenantor on the other hand that includes any confidentiality, restrictive covenant or other provisions concerning the subject matter hereof on the part of Covenantor. This Agreement is being entered into by Covenantor without reliance on any promise or representation other than those expressly contained herein, and this Agreement cannot be amended except in writing signed by all parties hereto.

        In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one

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or more of the provisions contained in this Agreement shall for any reason be held to be overly broad as to duration, geographical scope, activity or subject, this Agreement shall be construed by limiting and reducing such overly broad provision, so as to be enforceable to the extent compatible with the applicable Law as it shall then appear.

        5.    Notices.     For the purposes of this Agreement, notices, demands, and all other communications shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, and if to the Covenantor, delivered to the last address on file with the Company, and if to the Company, to its main offices located at 7940 South Harlem Avenue, Bridgeview, IL 60455, and if to Parent, to its main offices located at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, IL 60631 or to such other address as any such party may have furnished to the others, in writing, in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6.    Waiver.     If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        7.    Assignment.     This Agreement and any rights or obligations hereunder may be assigned by Parent to any Subsidiary of Parent or any successor in interest to Parent's or any of its Subsidiaries' businesses. This Agreement may not be assigned by Covenantor.

        8.    Headings.     The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        9.    Governing Law.     This Agreement shall be governed by the Laws of the State of Illinois without reference to the choice of Law principles thereof. Any claim, lawsuit or dispute involving the interpretation or enforcement of this Agreement must be held in a court of competent jurisdiction located in Cook County, Illinois. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located in Cook County, Illinois, agrees that process may be served upon term in any manner authorized by the Laws of such jurisdiction and waives and covenants not to assist or plead any objection which they might otherwise have to such jurisdiction and such process.

        10.    Counterparts.     This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

*        *        *

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        IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date first set forth above.

BRIDGEVIEW BANCORP, INC.
By:
Name:
Title:
FIRST MIDWEST BANCORP, INC.
By:
Name:
Title:
[COVENANTOR]
Name:
Number of Owned Shares:

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Annex 3

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
BRIDGEVIEW BANK GROUP
WITH AND INTO
FIRST MIDWEST BANK

        This Agreement and Plan of Merger (this "Agreement") dated as of                , 2018, adopted and made by and between Bridgeview Bank Group ("Company Bank Sub"), an Illinois state-chartered bank having its main office at 7940 South Harlem Avenue, Bridgeview, IL 60455, and First Midwest Bank ("Parent Bank Sub"), an Illinois state-chartered bank having its main office at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, IL 60631.

WITNESSETH:

        WHEREAS, Company Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 60,000 shares of common stock, with a par value of $10.00 each, and all of the issued and outstanding shares of which are owned as of the date hereof directly by Bridgeview Bancorp, Inc., a Delaware corporation (the "Company");

        WHEREAS, Parent Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 4,000,000 shares of common stock, with a par value of $10.00 each, and all of the issued and outstanding shares of which are owned as of the date hereof by First Midwest Bancorp, Inc., a Delaware corporation ("Parent");

        WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger dated as of an even date herewith (the "Merger Agreement"), pursuant to which the Company will merge with and into Parent, with Parent as the surviving entity (the "Holding Company Merger");

        WHEREAS, the Merger Agreement contemplates that, following the Holding Company Merger, Company Bank Sub will merge with and into Parent Bank Sub, with Parent Bank Sub as the surviving entity; and

        WHEREAS, the respective Boards of Directors of Company Bank Sub and Parent Bank Sub deem the merger of Company Bank Sub with and into Parent Bank Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, and the Boards of Directors of Company Bank Sub and Parent Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers;

        WHEREAS, the parties have previously reviewed financial statements which set forth the Tier 1 Capital of Parent Bank Sub and Company Bank Sub as of September 30, 2018 and the projected assets, liabilities, income and Tier 1 Capital of the Surviving Bank (as defined hereinafter) following the Effective Date (as defined hereinafter), a copy of which is attached to this Agreement as Annex 1;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
Bank Merger

        Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), at the time designated by Parent Bank Sub following effectiveness of the Holding Company Merger, Company Bank Sub shall be merged with and into Parent Bank Sub pursuant to the provisions

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of, and with the effect provided in, the Illinois Banking Act 205 ILCS 5/1 et seq. (the "Banking Act") (said transaction being hereinafter referred to as the "Bank Merger"). On the Effective Date, the separate existence of Company Bank Sub shall cease, and Parent Bank Sub, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all of the liabilities of Company Bank Sub existing at the Effective Date (Parent Bank Sub being hereinafter sometimes referred to as the "Surviving Bank"). The business of the Surviving Bank shall be that of an Illinois state-chartered bank and shall be conducted at its main office and its legally established branches.

ARTICLE II
Charter and By-Laws

        The Charter and By-Laws of Parent Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable laws, rules or regulations.

ARTICLE III
Board of Directors

        On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank Sub immediately prior to the Effective Date.

ARTICLE IV
Capital

        The shares of capital stock of Parent Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

        The shares of capital stock of Company Bank Sub held by Parent immediately after the Holding Company Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE V
Effective Date of the Bank Merger

        The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Illinois Department of Financial and Professional Regulation (the "Department") with respect thereto or, at such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the "Effective Date"). Notwithstanding the foregoing, the consummation and effectiveness of the Holding Company Merger shall be a condition precedent to the effectiveness of the Bank Merger.

ARTICLE VI
Main Office

        The main office of the Surviving Bank shall be 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, IL 60631.

ARTICLE VII
Approvals and Fees

        This Agreement is subject to approval by the Department. Regardless of whether approval by the Department is granted, Parent Bank Sub and Company Bank Sub agree to pay the Department's

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expenses of examination. This Agreement is also subject to approval by the shareholders of Parent Bank Sub and Company Bank Sub and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the shareholders of Company Bank Sub and Parent Bank Sub in accordance with Section 23 of the Banking Act.

ARTICLE VIII
Further Assurances

        If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IX
Termination

        Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Holding Company Merger.

ARTICLE X
Dissenting Shareholders

        Pursuant to the unanimous ratification and confirmation of this Agreement by the shareholders of Company Bank Sub and Parent Bank Sub, the rights of dissenting shareholders provided by the banking laws of the State of Illinois, including 205 ILCS 5/29, shall not apply.

ARTICLE XI
Amendments

        Before the Effective Date, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable laws, rules or regulations.

ARTICLE XII
Governing Law

        This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

ARTICLE XIII
Counterparts

        This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

*        *        *

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	BRIDGEVIEW BANK GROUP

Name:	Name:
Title:	Title:
ATTEST:	FIRST MIDWEST BANK

Name:	Name:
Title:	Title:

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Annex 1: Pro Forma Financial Statements

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Annex 4

FORM OF OPINION OF COMPANY COUNSEL

It is our opinion that:

        (1)   The Company is a validly existing corporation in good standing under the Laws of the State of Delaware.

        (2)   The authorized capital stock of the Company consists of 23,000,000 shares of common stock, $0.10 par value per share ("Company Voting Common Stock"), 500,000 shares of non-voting common stock, $0.10 par value per share ("Company Nonvoting Common Stock"), 7,000,000 shares of Series A non-voting common stock, $0.10 par value per share ("Company Series A Non-Voting Common Stock"), 40,000 shares of preferred stock, $0.01 par value per share ("Company Preferred Stock"). The Company has outstanding 10,409,213 shares of Company Voting Common Stock, 283,366 shares of Company Nonvoting Common Stock, 6,279,970 shares of Company Series A Non-Voting Common Stock and zero (0) shares of Company Preferred Stock. All of the Company's outstanding shares of Company Voting Common Stock, Company Nonvoting Common Stock and Company Series A Non-Voting Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive rights.

        (3)   The Company has duly executed and delivered the Merger Agreement and the Merger Agreement and the performance by the Company of its agreements under the Merger Agreement have been duly authorized by all requisite corporate action on the part of Company, including without limitation, the approval by the requisite votes of the stockholders consisting of the affirmative vote of the holders of a majority of the outstanding shares of Company Voting Common Stock approving the Merger Agreement and the transactions contemplated hereby and the approval of the Stock Conversion Proposal by the requisite votes of the stockholders consisting of the affirmative vote of the holders of a majority of the outstanding shares of Company Series A Non-Voting Common Stock.

        (4)   The Merger Agreement is a legally binding obligation on the part of the Company and is enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency, reorganization or similar laws affecting conditions generally and to general principals of equity.

        (5)   The execution and delivery by the Company of the Merger Agreement do not, the performance by the Company of its obligations thereunder will not, and the conversion of the Company Common Stock, including the Restricted Company Common Stock, and the cancellation of the Company Common Stock Options contemplated by the Merger Agreement does not, result in a violation of the Constituent Documents of the Company, Delaware law or, solely with respect to the contemplated conversion of the Restricted Company Common Stock and the contemplated cancellation of the Company Stock Options, the Company Equity Plan.

        (6)   The Merger Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby are exempt from and otherwise not effected by the provisions of the Takeover Laws.

        (7)   No approval, authorization or other action by, or filing with, any Governmental Authority is required on or before the date hereof in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated thereby except those that have already been made or obtained, as applicable, and that are in full force and effect.

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Appendix B

December 6, 2018

Board of Directors
Bridgeview Bancorp, Inc.
7940 South Harlem Avenue
Bridgeview, IL 60455

Ladies and Gentlemen:

        Bridgeview Bancorp, Inc. ("Company") and First Midwest Bancorp, Inc. ("Parent") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company will merge with and into Parent with Parent as the surviving corporation in the merger (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive: (i) a fixed exchange ratio of 0.2767 (the "Exchange Ratio") fully paid and non-assessable shares of Parent Common Stock (the "Per Share Stock Consideration"), plus (ii) a fixed amount of cash equal to One Dollar and Seventy-Nine Cents ($1.79), subject to adjustment as provided for in the Agreement (the "Cash Exchange Amount"). The Per Share Stock Consideration and the Cash Exchange Amount are collectively referred to herein as the "Per Common Share Consideration." Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Common Share Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 4, 2018; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2023, as provided by the senior management of Company; (v) publicly available mean analyst earnings per share and dividends per share estimates for Parent for the years ending December 31, 2018, December 31, 2019 and December 31, 2020, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for Parent the years thereafter, as reviewed with the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as reviewed with the senior management of Parent (collectively, the "Pro Forma Assumptions"); (vii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock market information for Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2023, as provided by the senior management of Company. In addition, Sandler O'Neill used publicly available mean analyst earnings per share and dividends per share estimates for Parent for the years ending December 31, 2018, December 31, 2019 and December 31, 2020, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for Parent the years thereafter, as reviewed with the senior management of Parent. Sandler O'Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as reviewed with the senior management of Parent. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent or the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as Company's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.

        In the two years preceding the date of this opinion, Sandler O'Neill has not provided any other investment banking services to Company. In the two years preceding the date hereof, Sandler O'Neill has provided certain investment banking services to Parent. Most recently, Sandler O'Neill acted as financial advisor to Parent in connection with Parent's acquisition of Northern States Financial Corporation, which transaction closed in October 2018, and financial advisor to Parent in connection with Parent's acquisition of Standard Bancshares, Inc., which transaction closed in January 2017. In addition, Sandler O'Neill acted as book manager in connection with Parent's offer and sale of subordinated debt in September 2016. As we have previously advised you, we may provide, and receive compensation for, investment banking services to Parent in the future, including during the pendency of the Merger. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Parent and its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Common Share Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Common Share Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

APPENDIX C

Delaware General Corporation Law

§ 262 Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        First Midwest Bancorp, Inc. ("First Midwest") is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Article Sixth of First Midwest's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of First Midwest shall be liable to First Midwest or its stockholders for monetary damages arising from a breach of a fiduciary duty owed to First Midwest or its stockholders.

        Article 6 of First Midwest's Amended and Restated By-laws provides that, to the extent permitted by the DGCL, First Midwest shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of First Midwest or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of First Midwest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of First Midwest, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to First Midwest unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of First Midwest has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Any indemnification (unless ordered by a court) shall be made by First Midwest only upon a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by First Midwest) in a written opinion, or (4) by the stockholders.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145. Each of the directors and officers of First Midwest are covered by insurance policies maintained and held in effect by First Midwest against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	†Agreement and Plan of Merger, dated as of December 6, 2018, between First Midwest Bancorp, Inc. and Bridgeview Bancorp, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 27, 2009).
3.2
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to First Midwest Bancorp, Inc.'s Quarterly Report on Form 10-Q filed on August 4, 2014).
3.3
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed May 23, 2017).
3.4	First Midwest Bancorp, Inc.'s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed on May 24, 2016).
4.1
Form of First Midwest Bancorp, Inc.'s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the First Midwest Bancorp, Inc.'s Registration Statement on Form S-3 (file no. 333-213587) filed on September 12, 2016).
5.1	Opinion and consent of Chapman and Cutler LLP as to the validity of the securities being registered.*
8.1	Opinion of Chapman and Cutler LLP regarding the federal income tax consequences of the merger.*
8.2	Opinion of Vedder Price. P.C. regarding the federal income tax consequences of the merger.*

Exhibit	Description
21.1	Subsidiaries of First Midwest Bancorp, Inc. (incorporated by reference to Exhibit 21 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018).
23.1	Consent of Chapman and Cutler LLP (included in Exhibit 5.1).*
23.2	Consent of Chapman and Cutler LLP (included in Exhibit 8.1).*
23.3	Consent of Vedder Price P.C. (included in Exhibit 8.2).*
23.4	Consent of Ernst & Young LLP.
23.5	Consent of Plante & Moran, PLLC.
24.1	Powers of Attorney.*
99.1	Consent of Sandler O'Neill & Partners, L.P.*
99.2	Form of Proxy to be used by Bridgeview Bancorp, Inc.*
99.3
Form of Voting Agreement by and between First Midwest Bancorp, Inc. and certain Bridgeview Bancorp, Inc. stockholders dated as of December 6, 2018 (included as Annex 1-B to Appendix A to the proxy statement/prospectus contained in this Registration Statement).

†
Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and First Midwest agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

*
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 4, 2019.

FIRST MIDWEST BANCORP, INC.
By:	/s/ MICHAEL L. SCUDDER Michael L. Scudder Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY

/s/ MICHAEL L. SCUDDER Michael L. Scudder	Chairman of the Board and Chief Executive Officer
/s/ PATRICK S. BARRETT Patrick S. Barrett	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
/s/ BARBARA A. BOIGEGRAIN* Barbara A. Boigegrain	Director
/s/ THOMAS L. BROWN* Thomas L. Brown	Director
/s/ BROTHER JAMES GAFFNEY, FSC* Brother James Gaffney, FSC	Director
/s/ PHUPINDER S. GILL* Phupinder S. Gill	Director
/s/ KATHRYN J. HAYLEY* Kathryn J. Hayley	Director

SIGNATURE		CAPACITY

/s/ PETER J. HENSELER* Peter J. Henseler		Director
/s/ FRANK B. MODRUSON* Frank B. Modruson		Director
/s/ ELLEN A. RUDNICK* Ellen A. Rudnick		Director
/s/ MARK G. SANDER Mark G. Sander		Director
/s/ MICHAEL J. SMALL* Michael J. Small		Director
/s/ STEPHEN C. VAN ARSDELL* Stephen C. Van Arsdell		Director
/s/ J. STEPHEN VANDERWOUDE* J. Stephen Vanderwoude		Director
*By	/s/ NICHOLAS J. CHULOS Nicholas J. Chulos, Attorney-in-Fact	Executive Vice President, General Counsel and Corporate Secretary

Date: April 4, 2019

EXHIBIT INDEX

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of December 6, 2018, between First Midwest Bancorp, Inc. and Bridgeview Bancorp, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1		First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 27, 2009).
3.2
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to First Midwest Bancorp, Inc.'s Quarterly Report on Form 10-Q filed on August 4, 2014).
3.3
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed May 23, 2017).
3.4		First Midwest Bancorp, Inc.'s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed on May 24, 2016).
4.1
Form of First Midwest Bancorp, Inc.'s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the First Midwest Bancorp, Inc.'s Registration Statement on Form S-3 (file no. 333-213587) filed on September 12, 2016).
5.1		Opinion and consent of Chapman and Cutler LLP as to the validity of the securities being registered.*
8.1		Opinion of Chapman and Cutler LLP regarding the federal income tax consequences of the merger.*
8.2		Opinion of Vedder Price. P.C. regarding the federal income tax consequences of the merger.*
21.1		Subsidiaries of First Midwest Bancorp, Inc. (incorporated by reference to Exhibit 21 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018).
23.1		Consent of Chapman and Cutler LLP (included in Exhibit 5.1).*
23.2		Consent of Chapman and Cutler LLP (included in Exhibit 8.1).*
23.3		Consent of Vedder Price P.C. (included in Exhibit 8.2).*
23.4		Consent of Ernst & Young LLP.
23.5		Consent of Plante & Moran, PLLC.
24.1		Powers of Attorney.*
99.1		Consent of Sandler O'Neill & Partners, L.P.*
99.2		Form of Proxy to be used by Bridgeview Bancorp, Inc.*
99.3
Form of Voting Agreement by and between First Midwest Bancorp, Inc. and certain Bridgeview Bancorp, Inc. stockholders dated as of December 6, 2018 (included as Annex 1-B to Appendix A to the proxy statement/prospectus contained in this Registration Statement).

†
Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and First Midwest agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

*
Previously filed.